    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997


                                                      REGISTRATION NO. 333-34265
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                AMERIPATH, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           8099                          65-0642485
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                          7289 GARDEN ROAD, SUITE 200
                          RIVIERA BEACH, FLORIDA 33404
                                 (561) 845-1850
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                             ---------------------

                                  JAMES C. NEW
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                AMERIPATH, INC.
                          7289 GARDEN ROAD, SUITE 200
                          RIVIERA BEACH, FLORIDA 33404
                                 (561) 845-1850
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                          COPIES OF COMMUNICATIONS TO:

          DANIEL H. ARONSON, ESQ.                      J. VAUGHAN CURTIS, ESQ.
         GREENBERG TRAURIG HOFFMAN                        ALSTON & BIRD LLP
       LIPOFF ROSEN & QUENTEL, P.A.                      ONE ATLANTIC CENTER
   515 E. LAS OLAS BOULEVARD, SUITE 1500             1201 WEST PEACHTREE STREET
      FORT LAUDERDALE, FLORIDA 33301                      ATLANTA, GA 30309
              (954) 765-0500                               (404) 881-7000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1997

PROSPECTUS
         , 1997
                                5,000,000 SHARES

                                AMERIPATH (LOGO)
                                  COMMON STOCK
                            ------------------------

     All of the 5,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby are being sold by the Company. An additional 539,770 shares may be sold by certain stockholders of the Company (the "Selling Stockholders"), and an additional 210,230 shares may be sold by the Company, if the Underwriters exercise their over-allotment option in full. See "Principal Stockholders" and "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The net proceeds received by the Company will be used to repay indebtedness, including amounts due to stockholders. See "Use of Proceeds." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.
                             ---------------------

     The Company has applied to have the shares of Common Stock approved for quotation on the Nasdaq National Market under the symbol "PATH."
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


--------------------------------------------------------------------------------------------

                                                   PRICE       UNDERWRITING       PROCEEDS
                                                   TO THE      DISCOUNTS AND       TO THE
                                                   PUBLIC     COMMISSIONS(1)     COMPANY(2)

--------------------------------------------------------------------------------------------
Per Share.......................................  $               $                $
Total(3)........................................  $               $                $
--------------------------------------------------------------------------------------------

------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $2.1 million.
(3) The Company and the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 750,000 additional shares of Common Stock, at the price to the public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to the public, underwriting discounts and commissions, proceeds to the Company and proceeds to the Selling
    Stockholders, will be $          , $          , $          and $          ,
    respectively. See "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about             , 1997.

DONALDSON, LUFKIN & JENRETTE
   SECURITIES CORPORATION

                    MORGAN STANLEY DEAN WITTER

                                                 SMITH BARNEY INC.

                                                          PIPER JAFFRAY INC.

MAP AND IFC

[Map of the United States showing the locations of Ameripath's operations, in Florida, Ohio, Kentucky, Alabama, Texas, Mississippi and Indiana, including summary information regarding the Company as of September 26, 1997: 15 Practices in Seven States; 72 Hospital Contracts; 14 Outpatient Laboratories; 127 Pathologists; 951 Employees]


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and related Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. AmeriPath, Inc. is structured and operates as a holding company ("AmPath"), with AmPath currently as the parent of seven wholly-owned subsidiaries, one of which is located in each state in which the Company operates. Four wholly-owned subsidiaries (the "Direct Subsidiaries") own and operate ten practices in Florida, Kentucky, Mississippi and Alabama, which subsidiaries directly own the laboratory facilities, testing equipment and other assets, and which subsidiaries directly employ 84 pathologists as well as technical and other personnel, utilized in such practices. Three wholly-owned subsidiaries (the "PA Contractor Subsidiaries" and, together with the Direct Subsidiaries, the "Subsidiaries") are parties to long-term management agreements with five separately organized professional associations, companies or corporations (collectively, the "PA Contractors") in Ohio, Indiana and Texas. The PA Contractors directly employ 42 pathologists and directly contract with payors and providers, while the PA Contractor Subsidiaries directly employ all technical and non-medical personnel, and directly own the laboratory facilities, testing equipment and other assets, utilized in such practices. Unless the context otherwise requires, references to: (a) the Company or AmeriPath include AmPath, its predecessors and the Subsidiaries; (b) Affiliated Physicians mean physicians employed by the Direct Subsidiaries or the PA Contractors; and (c) the Practices mean the 15 physician practices, ten of which are owned and operated by the Direct Subsidiaries and five of which are managed by the PA Contractor Subsidiaries, with medical services provided by the Affiliated Physicians employed by the PA Contractors.



     AmeriPath believes it is the leading physician practice management company focused on anatomic pathology services, based on an analysis of geographic breadth, number of physicians, number of hospital contracts, number of practices and net revenue. The Company owns or is affiliated with 15 Practices located in seven states which employed, as of September 26, 1997, a total of 127 pathologists. The pathologists provide medical services in 14 outpatient pathology laboratories owned and operated by the Company and in inpatient laboratories for 72 hospitals and 24 outpatient surgery centers. Of these pathologists, 126 are board certified, one is board eligible and 61 are also board certified in a subspecialty of anatomic pathology, including dermatopathology (diseases of the skin), hematopathology (diseases of the blood) and cytopathology (diseases of the cells). See "The Company."


     The Company manages and controls all of the non-medical functions of the Practices, including: (i) recruiting, training, employing and managing the technical and support staff of the Practices; (ii) developing, equipping and staffing laboratory facilities; (iii) establishing and maintaining courier services to transport specimens; (iv) negotiating and maintaining contracts with hospitals, national clinical laboratories and managed care organizations and other payors; (v) providing financial reporting and administration, clerical, purchasing, payroll, billing and collection, information systems, sales and marketing, risk management, employee benefits, legal, tax and accounting services to the Practices; (vi) complying with applicable laws and regulations; and (vii) with respect to the Company's ownership and operation of anatomic pathology laboratories, providing slide preparation and other technical services. The Company is not licensed to practice medicine. The practice of medicine is conducted solely by Affiliated Physicians employed by either the Direct Subsidiaries or the PA Contractors.

     The practice of pathology involves the diagnosis of diseases through examination of tissues and cells and the chemical testing and analysis of body fluids, such as blood and urine. Clinical pathology involves an interpretation of standardized laboratory test results, a process which is frequently automated, while anatomic pathology typically requires the involvement of a pathologist in making a specific diagnosis. Anatomic pathologists do not treat patients but rather assist physicians by establishing a definitive diagnosis. In addition, anatomic pathologists may consult with attending physicians regarding treatment plans. In these capacities, the anatomic pathologist serves as the "physician's physician," creating what is often a long-term relationship. Based on information published by the American Medical Association, there are approximately 14,000 practicing pathologists in the United States. According to the American Society of Dermatopathology, in 1994, approximately 900 practicing pathologists specialized in dermatopathology. The Company expects the provision of anatomic pathology services to continue to grow primarily due to the aging of the United States population, increased incidence of cancer and medical advancements that allow for earlier diagnosis and treatment of diseases.

     During 1996, the Company acquired or affiliated with 11 anatomic pathology Practices (the "1996 Acquisitions") in five states: six practices in Florida, two practices in Ohio and one practice in each of Alabama, Kentucky and Texas. During 1997, the Company acquired or affiliated with three additional anatomic pathology practices (the "1997 Acquisitions"): one in a state where the Company currently operates (Texas) and two in additional states (Indiana and Mississippi).


     The Company provides physician practice management services and the Affiliated Physicians provide medical services in the Company's outpatient laboratories and in inpatient laboratories owned by hospitals. As of September 26, 1997, 11 Practices had exclusive contracts with a total of 72 hospitals to manage their inpatient laboratories and provide professional pathology services. Six of these 11 Practices also have established outpatient laboratories that focus on outpatient services. Generally, under a hospital contract the Practice provides the medical director for the hospital's laboratory who is responsible for certain supervisory responsibilities with respect to the laboratory's operations. Through their relationships with the medical staff of the hospitals and the local medical community, inpatient based Practices also provide anatomic pathology services to office-based physicians, thereby capitalizing on the trend toward more procedures being performed in an outpatient setting. Four of the Practices (three of which are PA Contractors) operate exclusively in outpatient laboratories and provide services to attending physicians, national clinical laboratories and managed care organizations. The outpatient pathology services provided by the Practices are focused primarily on dermatopathology, which relates to the examination of skin biopsies.


     The Company's objective is to enhance its position as the leading provider of physician practice management services to anatomic pathology practices through the following strategies:

     - Focus on Anatomic Pathology. The Company believes that its focus on providing management services to anatomic pathology practices provides it with a competitive advantage in the acquisition of such practices. As a result of this focus, Affiliated Physicians are able to form an internal network for consultations and to offer specialized services to their clients. The Company believes that this focus allows it to develop expertise in managing both inpatient and outpatient pathology practices.

     - Acquire Leading Practices. The Company expects to increase its presence in existing markets and enter into new markets through acquisitions of, affiliations with and strategic minority investments in leading practices. The Company intends to continue to source acquisitions and affiliations by capitalizing on the professional reputations of the Practices and the Affiliated Physicians, the Company's management experience and the benefits of being part of a public company, including increased resources and improved access to capital.

     - Expand Sales and Marketing Efforts. The Company focuses on generating internal growth for the Practices by augmenting their existing physician and contractual relationships with a professional sales and marketing program. Since specimens can be transported, the Company's sales and marketing efforts focus on expanding the geographic scope of the Practices. The Company is seeking to extend existing local contracts with national clinical laboratories that subcontract for anatomic pathology services to include multiple Practices that cover a broader geographic area. The Company believes that its regional business model can offer national clinical laboratories and managed care organizations a convenient single source for anatomic pathology services.

     - Increase Contracts with Hospitals. The Company seeks to gain access to additional exclusive hospital contracts through the acquisition of or affiliation with anatomic pathology practices that have such contracts, as well as through expansion of existing relationships between the Practices and multi-hospital systems. The Company believes that multi-hospital systems will benefit from contracting with a single provider of pathology services in a geographic region. The Company believes that providing inpatient laboratory services to multiple hospitals within a geographic area facilitates the development of a successful outpatient services operation by creating market presence, economies of scale and important physician relationships.

     - Achieve Operational Efficiencies. The Company intends to achieve operational efficiencies by centralizing certain functions, enhancing Practice efficiency and utilizing its size to negotiate discounts on equipment, supplies, insurance and services. While the Company has integrated certain aspects of the billing, sales and marketing, accounting and other functions of the Practices, the Company intends to further integrate the operations of the Practices. The Company also plans to introduce "bench-marking" programs to enhance the efficiency of the Practices.


     Through the implementation of these strategies, the Company intends to develop integrated networks of anatomic pathology practices on a regional basis. The Company has developed a regional business model in Florida, where it owns and manages seven anatomic pathology practices that extend from Miami to Orlando and from Fort Myers to Tampa. Together, as of September 26, 1997, these Practices employed 68 Affiliated Physicians and provided medical services in seven outpatient pathology laboratories and in inpatient laboratories for 29 hospitals and 15 outpatient surgery centers. The Company intends to leverage its size and geographic coverage to expand contracts with national clinical laboratories and managed care organizations from a local to a regional basis. The Company's contract with a national clinical laboratory for the exclusive provision of anatomic pathology services in five Florida counties was expanded in November 1996 to include 59 of Florida's 67 counties. The Company has centralized its marketing efforts to managed care organizations, multi-hospital systems and national clinical laboratories. The Company recently installed a management information system that is designed to expand and enhance the financial reporting capabilities of the Practices.


     Effective January 1, 1994, American Laboratory Associates, Inc., a predecessor of the Company ("ALA"), acquired (the "1994 Acquisition") the net assets of E.G. Poulos, M.D., M.J. Demaray, M.D., and A.P. Kowalczyk, M.D., P.A. ("PDK"), a reference laboratory providing pathology services, principally dermatopathology, and entered into related financing transactions. The 1994 Acquisition is further described in this Summary in Footnote 2 to Summary Consolidated Financial Information as well as in "The Company," "Certain Transactions -- 1994 Acquisition" and Note 1 to the Consolidated Financial Statements. In February 1996, ALA became a wholly owned subsidiary of AmPath in a share exchange transaction. This share exchange transaction, as well as the Company's growth and development thereafter, is further described in "The Company" and "Certain Transactions -- 1994 Acquisition."

                                  THE OFFERING

Common Stock Offered by the
Company.............................     5,000,000 shares(1)

Common Stock Outstanding After the
Offering............................     18,356,365 shares(1)

Use of Proceeds.....................     Estimated net proceeds of $63.0 million
                                         to the Company will be used: (i) to
                                         repay the outstanding principal amount
                                         of the Company's 10% junior
                                         subordinated notes due December 31,
                                         2001 (the "Junior Notes"); (ii) to
                                         repay the outstanding principal amount
                                         of the Company's 8% senior subordinated
                                         notes due December 31, 1998 (the
                                         "Senior Notes"); (iii) to pay accrued
                                         and unpaid dividends on the Convertible
                                         Preferred Stock; and (iv) the balance
                                         to repay a portion of the outstanding
                                         indebtedness under the Company's
                                         revolving credit facility (the "Credit
                                         Facility"). See "Use of Proceeds."

Proposed Nasdaq National Market
Symbol..............................     "PATH"
---------------


(1) The number of shares outstanding after this offering and the information set forth in this Prospectus, unless otherwise indicated: (i) reflects a 40 for one stock split effected as of August 1, 1994 and a 1.8 for one stock split effected on January 13, 1997, each by means of a stock dividend; (ii) assumes the conversion of the Company's Series A 6% redeemable cumulative convertible preferred stock (the "Convertible Preferred Stock") into 5,558,607 shares of Common Stock immediately prior to the consummation of this offering; (iii) excludes 2,200,000 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan"), of which options to purchase 1,172,211 shares of Common Stock have been granted as of September 26, 1997 (at a weighted average exercise price of $5.20 per share) (See "Management -- Option Plan"); and
    (iv) excludes 180,000 shares of Common Stock reserved for issuance under the Company's 1996 Director Stock Option Plan (the "Director Option Plan"), of which options to purchase 5,000 shares have been granted as of September 26, 1997 to a director of AmPath (at an exercise price of $10.00 per share). See "Management -- Director Option Plan."

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                      YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
                                   -------------------------------------------------------------   ------------------------------
                                                                                      PRO FORMA                        PRO FORMA
                                                                                     AS ADJUSTED            ACTUAL    AS ADJUSTED
                                    1992      1993     1994(2)    1995      1996       1996(3)      1996     1997       1997(4)
                                   -------   -------   -------   -------   -------   -----------   ------   -------   -----------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net revenue....................  $11,443   $13,419   $14,461   $16,024   $42,558    $122,066     $9,690   $44,844     $64,280
  Operating costs:
    Cost of services.............    8,791    10,803     7,026     8,517    20,106      53,341      4,708    20,313      27,362
    Selling, general and
      administrative expense.....    1,696     1,634     2,287     2,644     8,483      19,075      1,822     8,564      10,279
    Provision for doubtful
      accounts...................      787       953     1,003     1,161     3,576      11,089        645     4,116       5,904
    Amortization expense.........       --        --       678       678     1,958       7,617        304     2,410       3,761
    Loss on cessation of clinical
      lab operations(5)..........       --        --        --        --       910         910        910        --          --
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
        Total....................   11,274    13,390    10,994    13,000    35,033      92,032      8,389    35,403      47,306
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
  Income from operations.........      169        29     3,467     3,024     7,525      30,034      1,301     9,441      16,974
  Interest expense...............      (62)      (48)   (1,584)   (1,504)   (3,540)     (7,766)      (767)   (4,057)     (3,910)
  Nonrecurring charge(6).........       --        --        --        --        --          --         --    (1,289)     (1,289)
  Other income (expense), net....       10         9       (46)      (46)     (431)       (318)      (201)      (57)        (26)
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
  Income (loss) before income
    taxes........................      117       (10)    1,837     1,474     3,554      21,950        333     4,038      11,749
  Provision for income
    taxes(7).....................       --        --       692       572     1,528       9,523        127     1,736       5,008
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
  Net income (loss)..............  $   117   $   (10)  $ 1,145   $   902   $ 2,026    $ 12,427     $  206   $ 2,302     $ 6,741
                                   =======   =======   =======   =======   =======    ========     ======   =======     =======
  Pro forma data(8):
    Pro forma net income per
      share......................                                          $  0.22    $   0.65              $  0.19     $  0.35
                                                                           =======    ========              =======     =======
    Pro forma weighted average
      shares outstanding.........                                            9,378      19,094               12,066      19,094
                                                                           =======    ========              =======     =======
OPERATING DATA(9):
  Pathologists...................        5         5         6         6        81                     12        75         115
  Hospital contracts.............       --        --        --        --        46                      3        47          71
  Outpatient laboratories........        1         1         1         1        12                      1        12          14


                                                                             JUNE 30, 1997
                                                              -------------------------------------------
                                                                              PRO            PRO FORMA
                                                               ACTUAL      FORMA(10)      AS ADJUSTED(11)
                                                              --------    ------------    ---------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  1,035      $  1,429         $  1,429
  Total assets..............................................   161,331       256,818          255,118
  Long term debt, including current portion.................    97,246       156,109           94,309
  Redeemable equity securities(12)..........................    18,616        18,616               --
  Stockholders' equity......................................    15,627        34,855          113,571


                                                   (footnotes on following page)

 (1) The summary consolidated financial data for the years ended December 31, 1992 and 1993 are that of PDK prior to the 1994 Acquisition. The summary consolidated financial data for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 are for AmeriPath, Inc. and its Subsidiaries after the 1994 Acquisition which was effective January 1, 1994. See "The Company."
 (2) In connection with the 1994 Acquisition, ALA was capitalized through the issuance of 1,425,600 shares of common stock to Drs. Poulos, Demaray and Kowalczyk (the "PDK shareholders"), in exchange for an aggregate of $1.0 million in cash, and ALA issued to Summit Ventures III, L.P., Summit Subordinated Debt Fund, L.P. and Summit Investors II, L.P. (collectively, "Summit") and Schroder Incorporated, Schroder Ventures Limited Partnership and Schroder Ventures U.S. Trust (collectively, "Schroder") an aggregate of
     (i) 3,208,120 shares of the Convertible Preferred Stock for $5.5 million, and (ii) $7.5 million of Junior Notes. In the 1994 Acquisition, ALA acquired the net assets of PDK for: (i) approximately $20.5 million in cash, funded by the Summit and Schroder investment and financed partially by borrowings of $7.5 million under a line of credit; (ii) the issuance of $3.5 million of Senior Notes; and (iii) the issuance of 8% non-negotiable subordinated contingent notes (the "ALA Contingent Notes") in the maximum principal amount of $2.5 million. The 1994 Acquisition was accounted for using the purchase method of accounting. Cost of services includes $3.1 million and $4.4 million in 1992 and 1993, respectively, representing compensation paid to PDK shareholders in excess of the compensation of such shareholders following the 1994 Acquisition. Net income for the years ended December 31, 1994, 1995 and 1996 does not reflect dividends payable on the Convertible Preferred Stock. See "The Company," "Certain
     Transactions -- 1994 Acquisition" and Note 1 to the Consolidated Financial Statements.
 (3) Gives effect to the 1996 Acquisitions, the 1997 Acquisitions and the sale of the shares offered by the Company hereby, at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if all of such transactions had been effected on January 1, 1996. The 1996 Acquisitions were financed in part by borrowings of $78.6 million under the Credit Facility, the issuance of $4.5 million of the Company's 7% and 8% subordinated notes and the issuance of 3,870,741 shares of Common Stock. The 1997 Acquisitions were financed in part by borrowings of $58.9 million under the Credit Facility and resulted in the issuance of 1,910,808 shares of Common Stock.
 (4) Gives effect to the 1997 Acquisitions and the sale of the shares offered by the Company hereby, at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if all of such transactions had been effected on January 1, 1997.
 (5) In connection with closing ALA's clinical operations in May 1996, the Company recorded a non-recurring charge to operations aggregating $910,000, which included severance payments, write-downs of property, equipment and other assets to estimated realizable values, and the write-off of the unamortized balances of intangible assets associated with the clinical operations. See Note 17 to the Consolidated Financial Statements.
 (6) In the six months ended June 30, 1997, the Company recorded a nonrecurring charge of $1.3 million, primarily professional fees and printing costs, as a result of the postponement of the Company's planned initial public offering of Common Stock.
 (7) Prior to the 1994 Acquisition, PDK elected to be taxed as a Subchapter S corporation for federal income tax purposes and, accordingly, the consolidated statements of operations in 1992 and 1993 do not include a provision for income taxes.
 (8) For all periods presented, pro forma net income per share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding, including: (i) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; (ii) Common Stock issued by the Company during the 12 months immediately preceding the date of this Prospectus; and (iii) shares of Common Stock issuable pursuant to outstanding options, using the treasury stock method and an assumed initial public offering price of $14.00 per share.
 (9) Operating data is measured as of the end of the period indicated.
(10) Gives effect to the 1997 Acquisitions as if all of such transactions had been effected on June 30, 1997.

(11) As adjusted to reflect the conversion of the Convertible Preferred Stock, the termination of the contingent obligation to repurchase 1,493,520 shares of Common Stock (the "Redeemable Common Stock") as a result of the consummation of this offering and the sale of the shares offered hereby at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if all of such transactions had been effected on June 30, 1997.

(12) Actual and pro forma amounts include Convertible Preferred Stock of $5.2 million plus accrued and unpaid dividends of $1.2 million at June 30, 1997 and $12.2 million of Redeemable Common Stock.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby.


     Reliance upon Government Programs. The Company derived 57.0%, 39.0% and approximately 35.5% of collections for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively, and approximately 28.6% for the six months ended June 30, 1997 on a pro forma basis giving effect to the 1997 Acquisitions, from payments made by government sponsored healthcare programs (principally Medicare and Medicaid). The recently enacted balanced budget legislation includes revisions to existing payment rates for health care services, including services performed by the Company. Although the payment rates for most of the services provided by the Company have not been reduced under such legislation, there can be no assurance that payment rates for such services will not be reduced by future legislation or by the Department of Health and Human Services pursuant to authority granted to it under the balanced budget legislation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction." The newly adopted legislation also provides for an increase in state discretion over the funding of Medicaid. Increased state discretion in Medicaid funding, coupled with the fact that such expenditures comprise a substantial and growing share of state budgets, could lead to significant reductions in reimbursement. Since these programs generally reimburse on a fee schedule basis, rather than a charge-related basis, the Company generally cannot increase net revenue by increasing the amount charged for services provided. In addition, cost increases may not be able to be recovered from government payors. Some states have recently enacted legislation to require that all Medicaid patients be treated by health maintenance organizations ("HMOs"), and similar legislation may be enacted in other states, which could result in the redirection of certain patients away from the Practices or reduce reimbursement for services provided for patients. Funds received under these programs are subject to audit with respect to the proper billing for laboratory and physician services and, accordingly, retroactive adjustments of revenue and penalties from these programs may occur. Government sponsored healthcare program changes which result in the inability to recover cost increases through price increases or otherwise, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation."


     Risks Relating to Acquisition Strategy. The Company's strategy includes growth through acquisitions of, affiliations with, and minority investments in practices that provide anatomic pathology services. The 1996 Acquisitions and the 1997 Acquisitions were the Company's first actions in implementing this strategy as well as its first purchases of pathology practices. In implementing its strategy, the Company will compete with other potential acquirors, some of which may have greater financial resources than the Company. Competition for acquisitions may intensify due to ongoing consolidation in the healthcare industry, which may increase the costs of capitalizing on acquisition opportunities. Several companies, both publicly traded and privately held, which may have greater resources than the Company are pursuing the acquisition of practices. In addition, companies in other healthcare segments, such as hospitals and managed care organizations, many of which have greater financial and other resources than the Company, may pursue the acquisition of practices. Particularly in an environment of reduced reimbursement rates, there can be no assurance that new competitors will not enter the market, that the Company will be able to identify and complete future acquisitions or that competitors will not make it more difficult for the Company to complete acquisitions on favorable terms. In pursuing its strategy, the Company intends to expand in areas where the Practices currently operate as well as in new markets. Although the Company believes that it is in compliance with applicable anti-trust laws, there can be no assurance that governmental authorities would not view the Company as being dominant in a particular market and, therefore, prevent the Company from making certain acquisitions or affiliations or cause the Company to divest itself of any particular practice. Acquisitions and affiliations involve numerous short and long term risks, including diversion of management's attention, failure to retain key personnel and contracts of the acquired practices, government investigations of the activities of practices prior to being acquired, inability to integrate businesses without material disruption, amortization of acquired intangible assets and the effects of contingent purchase price payments and one-time acquisition expenses. There can be no assurance that the Company's recent acquisitions or any future acquisition or affiliation will be successfully integrated into the Company's operations or that practices, once acquired by or affiliated with the Company, will grow. Consummation of acquisitions or affiliations could result in the incurrence or assumption by the Company of additional liabilities, including contingent liabilities, or the issuance of additional equity. The issuance of shares of Common Stock to make acquisitions or affiliations may result in dilution to the Company's stockholders. To achieve its growth through acquisitions strategy, the Company will need to obtain additional funding. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of funds may require the Company to delay or eliminate all or some of its acquisition plans. There can be no assurance that the Company will be able to implement its acquisition strategy, or that this strategy will ultimately be successful. See "Use of Proceeds," and "Business -- Business Strategy."


     Recent Government Investigations of Hospitals and Hospital
Laboratories. Significant media and public attention has recently been focused on the health care industry due to ongoing federal and state investigations reportedly related to certain referral and billing practices, laboratory and home healthcare services and physician ownership and joint ventures involving hospitals. Most notably, Columbia/HCA Healthcare Corporation ("Columbia") is under investigation with respect to such practices. The Company operates laboratories on behalf of and has numerous contractual arrangements with hospitals, including, as of September 26, 1997, 25 pathology services contracts with Columbia. The government's investigation of Columbia could result in a governmental investigation of one or more of the Company's operations which have arrangements with Columbia. In addition, the Office of the Inspector General and the Department of Justice have initiated hospital laboratory billing review projects in certain states and are expected to extend such projects to additional states, including states in which the Company operates hospital laboratories. These projects increase the likelihood of governmental investigations of hospital laboratories operated by the Company. Although the Company monitors its billing practices and hospital arrangements to ensure compliance with prevailing industry practices under applicable laws, such laws are complex and constantly evolving and there can be no assurance that governmental investigators will not take positions that are inconsistent with industry practices, including the Company's practices. The government's investigation of Columbia may have other effects which could adversely affect the Company, including the termination or amendment of one or more of the Company's contracts with Columbia or the sale of hospitals potentially disrupting the performance of services under such contracts. The investigation of Columbia or other hospital operators with whom the Company does business could also result in adverse publicity concerning the Company, which could limit the Company's ability to acquire or affiliate with additional practices or to obtain new or expanded hospital contracts, or could result in termination or non-renewal of the Company's existing hospital contracts. In addition, in certain instances indemnity insurers and other non-governmental payors have sought repayment from providers, including laboratories, for alleged overpayments.


     Risks Relating to Growth. In addition to acquisitions of and affiliations with practices, the Company intends to continue to grow through internal expansion. The Company derives its net revenue from the net revenue of the Practices. The Company's growth strategy requires: (i) capital investment; (ii) compliance with present or future laws and regulations that may differ from those to which the Company is currently subject; (iii) further development of the Company's corporate management and operational, financial and accounting resources to accommodate and manage growth; and (iv) the ability to expand the Affiliated Physician and employee base and to train, motivate and manage employees of the Subsidiaries. Failure to meet these requirements could limit the Company's growth potential and may have a material adverse effect on the Company's financial condition and results of operations. The Company is in the process of integrating the marketing activities, courier networks, management information systems and other operational aspects of the Practices and of implementing consistent billing systems, accounting policies and internal control procedures in the Practices. Delays in completing, or the inability to successfully complete, such process could have a material adverse effect on the Company's financial condition and results of operations. Although the Company is taking steps to manage rapid growth, there can be no assurance that the Company will be able to do so efficiently or that the Company's growth rate will continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Physician, PA Contractor and Other Contractual Relationships" and "Business -- Government Regulation."

     Dependence on Pathologists. The Company's business is dependent upon the Practices' recruiting and retaining pathologists, particularly those with subspecialities, such as dermatopathology. While the Practices have been able to recruit and retain the Affiliated Physicians, no assurance can be given that the Company or the Practices will be able to continue to do so on terms similar to its current arrangements. The relationship between the pathologists and their respective local medical communities is important to the profitability of the Practices. In the event that a number of Affiliated Physicians were to terminate their relationships with the Direct Subsidiaries or the PA Contractors or become unable or unwilling to continue their employment, or in the event non-compete agreements with a number of Affiliated Physicians were terminated or determined to be invalid or unenforceable, the Company's business could be materially adversely affected. See "Business -- Physician, PA Contractor and Other Contractual Relationships" and "Business -- Affiliation Structure."


     Assumption of Liabilities of Acquired Practices. The Company has acquired and affiliated with and will continue to acquire and affiliate with practices with prior operating histories. The Company has from time to time identified certain past practices of acquired physician groups that do not conform to the Company's standards. Although the Company institutes certain policies and procedures designed to conform such practices to its standards following closing of acquisitions, there can be no assurance that the Company will not become liable for the past operations, including billing and reimbursement practices which may be later asserted to be improper, of such acquired or affiliated practices. Although the Company performs certain due diligence investigations with respect to potential liabilities of acquired and affiliated practices and obtains indemnification with respect to certain liabilities from the sellers of such practices, there can be no assurance that any liabilities for which the Company becomes responsible will not be material or will not exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties.


     Payment and Reimbursement Risks. Virtually all of the Company's net revenue in 1995, 1996, the six months ended June 30, 1997 and on a pro forma basis giving effect to the 1997 Acquisitions for the six months ended June 30, 1997 was derived from the Practices' charging for services on a fee-for-service basis. Accordingly, the Company assumes the financial risk related to collection, including the potential uncollectability of accounts, long collection cycles for accounts receivable and delays attendant to reimbursement by third party payors, such as governmental programs, private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors may require the Company to borrow funds to meet its current obligations or may otherwise have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Government Regulation."


     Cancellation or Non-renewal of Hospital Contracts; Dependence on Hospital Contracts. Hospital contracts maintained by the Direct Subsidiaries generally have terms of one to five years and are cancelable by the hospital upon notice of 30 to 180 days. No assurance can be given that such contracts with hospitals will not be canceled or will be renewed in the future. Loss of any particular hospital contract would result in a loss of net revenue to the Practice, and therefore to the Company, from that contract as well as from outpatient net revenue that may be derived from the relationship with a hospital and its medical staff. In addition, consolidation in the hospital industry may result in fewer hospitals or fewer laboratories as hospitals move to combine their operations. At September 26, 1997, the Practices had 72 hospital contracts, 25 of which were with hospitals owned by Columbia. For the year ended December 31, 1996, the six months ended June 30, 1997 and on a pro forma basis giving effect to the 1997 Acquisitions for the six months ended June 30, 1997, 19.0%, 22.0% and approximately 23.7%, respectively, of net revenue was generated directly from contracts with hospitals owned by Columbia. Columbia has recently been the subject of federal and state regulatory investigations. There can be no assurance that an outcome adverse to Columbia would not have a material adverse effect on the Company's relationship with Columbia or on the Company's results of operations. If hospital contracts are canceled, not renewed or not replaced with other contracts on at least as favorable terms, the Company's financial condition and results of operations would be materially adversely affected. See "Business -- Physician, PA Contractor and Other Contractual Relationships."


     Unpaid Contingent Acquisition Consideration. In connection with the 1996 Acquisitions and the 1997 Acquisitions, the Company has agreed to pay to sellers of 13 Practices additional consideration in the form of debt obligations (the "Contingent Notes"), payment of which is contingent upon the Practice achieving certain specified profitability criteria over periods ranging from three to five years from the date of acquisition. The principal amount and accrued interest of Contingent Notes to be paid cannot be determined until the contingency periods terminate and achievement of the profitability criteria is determined. For the six months ended June 30, 1997, the Company paid an aggregate of $1.4 million pursuant to the Contingent Notes. If the maximum criteria for the contingency payments with respect to each 1996 Acquisition and each 1997 Acquisition were achieved, the Company would be obligated to make payments, including principal and interest, of approximately $98.6 million between June 30, 1997 and September 30, 2002. Lesser amounts of cash would be paid if the maximum financial criteria are not met. Payments pursuant to the Contingent Notes will result in an increase in the purchase price for such Practice and additional goodwill attributable to such Practice. Although the Company believes that it will be able to make such cash payments from internally generated funds or proceeds of future borrowings, there can be no assurance that the Company will be able to do so. The Contingent Notes are payable annually only if the Practice attains its specified profitability criteria. To the extent profitability goals are met, the incremental cash generated from a Practice's operations should exceed the cash required to satisfy the Company's contingent obligations with respect to that Practice in any one year in which a payment is to be made. Since the profitability criteria are calculated on a cumulative basis over the period of the Contingent Notes, the performance of a Practice in one year may affect the payment of the Contingent Notes in another year. In the event the profitability criteria for a Practice are not met in a particular year, the shortfall in that year may be satisfied by excess profitability in a later year, in which event a payment would be made in that later year. To the extent that the maximum profitability criteria are exceeded in any particular year, the amount of the excess will be carried backward to a prior year when the profitability criteria were not satisfied or forward to a subsequent year in determining whether the profitability criteria for such year have been met. This cumulative effect may cause contingent payments to be made with respect to a year in which profitability criteria would not have been met if such year were evaluated separately, and could cause contingent payments with respect to multiple years to become due in a single or later year. Payments of Contingent Notes will affect the Company's earnings per share and may cause volatility in the market price of the Common Stock. The Company expects to continue to use Contingent Notes as partial consideration for acquisitions and affiliations. While the Company believes that the Contingent Notes do not violate federal or state "anti-kickback" or "self-referral" statutes, there can be no assurance that such arrangements will not be challenged by regulatory authorities seeking to enforce such laws. See "Business -- Government Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 3 to the Consolidated Financial Statements.


     Risks Related to Intangible Assets. The Company's acquisitions have resulted in significant increases in net identifiable intangible assets and goodwill. Net identifiable intangible assets, which include hospital contracts, physician client lists, a management service agreement and laboratory contracts acquired in the acquisitions were approximately $74.1 million, $72.5 million and $119.5 million at December 31, 1996, June 30, 1997, and on a pro forma basis, after giving effect to the 1997 Acquisitions, at June 30, 1997, respectively, representing approximately 46.9%, 45.0%, and 46.5%, respectively, of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from 10 to 40 years, or a weighted average of 27.6 years as of June 30, 1997. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $57.4 million, $60.1 million and $101.5 million, at December 31, 1996, June 30, 1997, and on a pro forma basis, after giving effect to the 1997 Acquisitions, at June 30, 1997, respectively, representing approximately 36.4%, 37.3% and 39.5%, respectively, of the Company's total assets. The Company amortizes goodwill on a straight line basis over periods ranging from 15 to 35 years, or a weighted average of 33.8 years as of June 30, 1997. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation, based on undiscounted cash flows, to determine whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Although at June 30, 1997 the unamortized balance of intangible assets is not considered to be impaired, any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's financial condition and results of operations. See Notes 2 and 6 to the Consolidated Financial Statements.


     Possible Reform of Healthcare Industry. Federal and state governments have recently focused significant attention on healthcare reform. It is not possible to predict which, if any, proposal that has been or will be considered will be adopted. There can be no assurance that the healthcare regulatory environment will not change so as to restrict the existing operations of, impose additional requirements on or limit the expansion of the Company and the PA Contractors. Costs of compliance with changes in government regulations may not be subject to recovery by the Company through price increases. Some of the proposals under consideration, or others which may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation."

     Competition. The healthcare industry generally, and physician practice management specifically, is highly competitive and has been subject to continual changes in the method in which healthcare services are provided and the manner in which healthcare providers are selected and compensated. The Company believes that private and public reforms in the healthcare industry emphasizing cost containment and accountability have resulted in increased competition and will result in an increasing shift by hospital and related medical facilities from individual or small practices to large practices and physician practice management companies. The Company competes with other physician practice management companies that are focused on owning or providing management services to anatomic pathology practices. In addition, the Practices compete in local markets with other anatomic pathology practices, national clinical laboratories, hospitals and clinics which provide anatomic pathology medical services. The Company competes with several other companies for the acquisition of or affiliation with anatomic pathology practices. In addition, companies in other healthcare industry segments, such as hospitals, HMOs and large physician practices, many of which have financial and other resources greater than those of the Company, may become competitors in acquiring, or providing physician practice management services to, anatomic pathology practices. There can be no assurance that the Company will be able to compete effectively or that additional competitors will not enter the Company's markets or make it more difficult for the Company to acquire or affiliate with practices on favorable terms. See "Business -- Competition."

     Growth of Managed Care. The number of individuals covered under managed care contracts or other similar arrangements has grown over the past several years and may continue to grow in the future. Entities providing managed care coverage have been successful in reducing payments for medical services in numerous ways, including entering into arrangements under which payments to a service provider are capitated, limiting testing to specified procedures, denying payment for specified services unless prior authorization for such services has been obtained and refusing to increase fees for specified services. The continued growth of the managed care industry and its continued success in reducing payments to medical service providers could have a material adverse effect on the Company's financial condition and results of operation. See "Business -- Government Regulation."

     State Laws Regarding Prohibition of Corporate Practice of Medicine. The laws of many states prohibit business corporations, such as AmPath and its Subsidiaries, from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as fee splitting with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Expansion into certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with practices. Wherever permissible, AmPath has established, and will continue to establish, wholly-owned subsidiaries incorporated in the respective state that will own, control and operate practices and employ pathologists in that state. In states with laws that prohibit such structure, AmPath establishes affiliations and related arrangements that achieve the substance of such ownership, control and operation, to the maximum extent practicable in accordance with applicable state law, including the use of long-term management agreements with professional associations and corporations. The Company currently provides physician practice management services to 15 Practices in seven states, including Florida, Alabama, Indiana, Kentucky, Mississippi, Ohio and Texas. In Florida, Alabama, Kentucky and Mississippi, states that do not prohibit business corporations from directly employing physicians, Direct Subsidiaries employ physicians to provide medical services. In Indiana, Ohio and Texas, AmeriPath's wholly owned subsidiaries (i.e., the PA Contractor Subsidiaries) have long-term management agreements with controlled entities (i.e., the PA Contractors) which, in turn, employ physicians to provide medical services. In Texas, AmPath is the sole member of a controlled non-profit corporate subsidiary that employs the Affiliated Physicians of one of the Company's Dallas-based Practices and is the sole member of another controlled non-profit corporate subsidiary that, effective on or before October 10, 1997, will employ the Affiliated Physicians of the Company's other Dallas-based Practice. In Ohio and Indiana, the entities employing physicians are owned by a trust of which AmPath is the sole beneficiary. In Texas, Ohio and Indiana, a wholly-owned subsidiary performs only laboratory, technical and non-medical administrative services and does not exercise influence or control over the practice of medicine by physicians nor does the subsidiary practice medicine or represent such to the public or to clients. Although the Company believes, based upon the advice of counsel, that it is in compliance with applicable state laws and regulations relating to the corporate practice of medicine, there can be no assurance that regulatory authorities or other parties will not assert that AmPath or a Subsidiary is engaged in the unlawful corporate practice of medicine in such states or that the management and administration fees paid to the Company by the PA Contractors constitute unlawful fee splitting or the unlawful corporate practice of medicine. If such a claim were successfully asserted, the Company and the Affiliated Physicians could be subject to civil and criminal penalties and the Company or the PA Contractor Subsidiaries could be required to restructure their contractual arrangements. Such penalties or the inability of the Company or the PA Contractor Subsidiaries to successfully restructure their relationships to comply with such laws could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Affiliation Structure" and
"Business -- Physician, PA Contractor and Other Contractual Relationships."



     Effect of Government Regulation. The business of the Company and the PA Contractors is subject to extensive and increasing regulation by federal and state governments. Laws and regulations governing the Company's activities include anti-kickback and self-referral laws, fraud and abuse statutes and licensing requirements. These laws and regulations are enforced by various federal and state regulatory agencies, including the Office of the Inspector General ("OIG") of the Department of Health and Human Services ("HHS"). The Health Insurance Portability and Accountability Act of 1996 and Operation Restore Trust, initiated in 1995, have strengthened the powers of the OIG and increased the funding for Medicare and Medicaid audits and investigations. As a result, the OIG is currently expanding the scope of its healthcare audits and investigations. Federal and state audits and inspections, whether on a scheduled or unannounced basis, are conducted from time to time at the Company's facilities. An inspection was conducted in April 1997 at ALA's laboratory facility by representatives of federal and state agencies under Operation Restore Trust. A report to the Department of Justice with respect to this inspection was expected prior to October 1, 1997. The Company has received a preliminary report from the Agency for Health Care Administration ("AHCA") relating to Medicaid which cites limited alleged non-compliances the effects of which are immaterial to the Company's operations as a whole. The Company has not received a report from the agency representing Medicare, and there can be no assurance that the findings of such a report relating to Medicare will not have an adverse effect on the Company. Further, federal and certain state laws provide individuals (so-called "whistle-blowers") with a right to bring claims on behalf of federal and state government agencies, and with a significant economic incentive to the whistle-blower in the event a claim produces monetary recovery. These actions are becoming increasingly prevalent in the healthcare industry, and have resulted in increased scrutiny of, and enforcement actions against, healthcare providers. Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce: (i) the referral of an individual for a service for which payment may be made by Medicare and Medicaid or certain other federal healthcare programs; or
(ii) the purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs. Violations of federal anti-kickback rules are punishable by monetary fines, civil and criminal penalties and exclusion from participation in Medicare and Medicaid programs. The Practices rely upon referrals of patient tissue samples and specimens from physicians. Subject to certain exceptions, laws known as "Stark I" and "Stark II" prohibit Medicare or Medicaid payments for certain services furnished by an entity pursuant to referrals by a physician who has a financial relationship with the entity through ownership, investment or a compensation arrangement. This prohibition is broad and extends to immediate family members of the physician and to the other physicians in a group practice. See
"Business -- Government Regulation." Possible sanctions against the Company, the PA Contractors and the Affiliated Physicians for violation of these laws include civil monetary penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. The Company will notify physicians of the restrictions on referrals by physicians who own capital stock of the Company and will seek a certification of compliance from all physicians who refer tests to the Practices. Each of the states in which the Subsidiaries and the PA Contractors currently do business, except Alabama and Mississippi, has similar anti-kickback, anti-fee splitting and/or self-referral laws, some of which apply to all payors. These laws impose substantial penalties for violations. Certain of these laws contain exceptions for relationships with pathologists and group practices. Many of the Affiliated Physicians have a financial interest in the Company as a result of the acquisition of their respective practices and as a result of the grant of stock options. These interests include Contingent Notes and Common Stock which have been used by AmPath to purchase at fair market value the assets or stock of the Practices. While the Company believes that the current operations and transactions of the Company and the PA Contractors comply with existing laws and regulations, the federal and state self-referral and fraud and abuse laws and regulations are broadly written, and the possibility exists that such current operations or transactions may be deemed to violate the federal or state fraud and abuse or self-referral prohibitions. Further, there can be no assurance that physicians who own capital stock of the Company will not violate these laws or that the Company will have knowledge of the identity of all beneficial owners of its capital stock. In connection with the 1996 Acquisitions and the 1997 Acquisitions, the Company reviewed the Practices' compliance with federal and state healthcare laws and regulations and revised certain policies and procedures with respect to certain of the Practices. While the Company believes that the operations of the Practices prior to their acquisition were generally in compliance with such laws and regulations, there can be no assurance that such operations, if reviewed, would be found to be in full compliance with such laws and regulations, as such laws may be ultimately interpreted. A violation of such laws and regulations by a Practice prior to its acquisition could result in civil and criminal penalties, exclusion from participation in Medicare and Medicaid programs and/or loss of a physician's license to practice medicine. To the extent the Practices were found not to be in compliance with such laws and regulations, the Company's financial condition and results of operations could be materially adversely affected. The relationships, including fee payments, among the PA Contractors, hospital clients and physicians have not been examined by federal or state authorities under these laws and regulations. The Medicare and Medicaid fraud and abuse provisions apply to laboratories participating in such programs. These provisions include prohibitions of improper and unnecessary billing for tests under these programs. Penalties for violations of these federal laws include exclusion from participation in Medicare and Medicaid programs, asset forfeitures and civil and criminal penalties. Although the Company believes that the Company and the PA Contractors are in compliance with these laws and regulations, there can be no assurance that federal or state regulatory authorities will not challenge the past, current or future activities of the Company or the PA Contractors under these laws. See "Business -- Government Regulation."

     The Company is subject to various federal, state and local statutes and ordinances regulating the generation, storage, treatment and disposal of medical specimens, infectious and hazardous waste and radioactive materials. If any environmental regulatory agency finds the Company's facilities to be in violation of such laws, penalties and fines may be imposed for each day of violation and the affected facility could be forced to cease operations, which, in turn, could have a material adverse effect on the Company's financial condition and results of operations.

     Professional Liability and Insurance. The business of the Company and the PA Contractors entails an inherent risk of claims of liability for acts of Affiliated Physicians and laboratory personnel. The Company, the PA Contractors and the Affiliated Physicians periodically become involved as defendants in medical malpractice lawsuits, some of which are currently ongoing, and are subject to the attendant risk of substantial damage awards. See
"Business -- Legal Proceedings." Certain of the Practices' contracts with hospitals require the Practices to indemnify certain parties for losses resulting from the negligence of Affiliated Physicians. The Company maintains malpractice insurance coverage for the Affiliated Physicians, including coverage for prior acts, with per physician primary limits of $1.0 million per occurrence and $5.0 million in the annual aggregate, as well as surplus coverage shared with the Company for up to $16.0 million per occurrence and $20.0 million in the aggregate. While the Company believes it has adequate professional liability insurance coverage for itself, the PA Contractors and each Affiliated Physician, there can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. In addition, the Company's insurance does not cover all potential liabilities, including liabilities arising from governmental fines and penalties, indemnification agreements and certain other uninsurable losses. See
"Business -- Insurance." A malpractice claim asserted against the Company, a PA Contractor or an Affiliated Physician could, in the event of an adverse outcome exceeding the limits of available insurance coverage, have a material adverse effect on the Company's financial condition and results of operations.

     Dependence on Key Personnel. The success of the Company is dependent upon the efforts and abilities of its key management personnel, particularly the President and Chief Executive Officer, James C. New, and Executive Vice President and Chief Financial Officer, Robert P. Wynn. The loss of service of one or both of these persons could have a material adverse effect on the Company's financial condition and results of operations. See
"Management -- Employment Agreements."


     Control by Current Stockholders. Upon completion of this offering, Summit will beneficially own an aggregate of approximately 29.1% of the outstanding shares of Common Stock and the Company's Chief Executive Officer, Chief Financial Officer and Affiliated Physicians will beneficially own an aggregate of approximately 42.5% of the outstanding shares of Common Stock. Accordingly, Summit, such executive officers and Affiliated Physicians will be able, if acting together, to elect all of the Company's directors, to determine the outcome of all corporate actions requiring approval of the Board of Directors or stockholders and to control the business affairs and policies of the Company. Such control may also have the effect of delaying or preventing a change in control of the Company and consequently may adversely affect the market price of the Common Stock. See "Management" and "Principal and Selling Stockholders."


     No Prior Market; Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation among the Company and the representatives of the Underwriters. See "Underwriting." There has been significant volatility in the market price of securities of healthcare companies that often has been unrelated to the operating performance of such companies. The Company believes that various factors, such as legislative and regulatory developments, quarterly variations in the actual or anticipated results of operations of the Company, lower revenues or earnings than those anticipated by securities analysts, the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.


     Immediate and Substantial Dilution. The purchasers of the Shares will experience immediate and substantial dilution in net tangible book value per share of Common Stock of approximately $18.12. See "Dilution."


     Shares Eligible for Future Sale. After consummation of this offering, 13,356,365 shares, representing 72.8% of the outstanding shares of Common Stock, will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Of such shares, 6,678,609 shares are subject to registration rights and all shares are subject to lock-up agreements for a period of 180 days following the date of this Prospectus. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. See "Dilution," "Shares Eligible for Future Sale" and "Underwriting."

     Anti-Takeover Provisions; Possible Issuance of Preferred Stock. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws") may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions of the Certificate of Incorporation and Bylaws: (i) divide the Company's Board of Directors into three classes, each of which will serve for different three-year periods; (ii) provide that the stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders; (iii) provide that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, a majority of the entire Board of Directors or the Chief Executive Officer; and
(iv) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at annual stockholders' meetings. Such provisions cannot be amended without the affirmative vote of at least 80% of the combined voting power of the outstanding shares of capital stock. The Certificate of Incorporation also authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of the Company's authorized preferred stock (the "Preferred Stock") and to fix the number of shares and the designation of any such series, without any vote or action by stockholders. Thus, the Board of Directors can authorize and issue shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Common Stock. Further, certain provisions of the Delaware General Corporation Law ("DGCL") may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock -- Anti-takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

                                  THE COMPANY


     AmeriPath believes it is the leading physician practice management company focused on anatomic pathology services, based on an analysis of geographic breadth, number of physicians, number of hospital contracts, number of practices and net revenue. The Company owns or is affiliated with 15 Practices located in seven states which employed, as of September 26, 1997, a total of 127 pathologists. The pathologists provide medical services in 14 outpatient laboratories owned and operated by the Company and in inpatient laboratories for 72 hospitals and 24 outpatient surgery centers. Of these pathologists, 126 are board certified, one is board eligible and 61 are also board certified in a subspecialty of anatomic pathology, including dermatopathology (diseases of the skin), hematopathology (diseases of the blood) and cytopathology (diseases of the cells).


     As a result of the 1994 Acquisition and the investment by Summit and Schroder, ALA, the Company's predecessor, acquired the net assets of PDK, a reference laboratory providing pathology services, formed in 1982 in Fort Lauderdale, Florida. In February 1996, AmPath was formed as a holding company and ALA became a wholly-owned subsidiary of AmPath in a share exchange transaction (the "Share Exchange"). Also, in the first quarter of 1996, the Company acquired the practice of Demaray and Poulos, P.A. ("D&P"), an inpatient practice based in Fort Lauderdale, Florida, that provides pathology services to three hospitals. The acquisition of D&P expanded the Company's presence in Broward County, Florida. See "Certain Transactions -- 1994 Acquisition."

     The Company's principal executive offices are located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404 and its telephone number is (561) 845-1850.

1996 ACQUISITIONS

     In January 1996, with the appointment of James C. New as the Company's President and Chief Executive Officer, the Company accelerated its acquisition program. Beginning June 1996, the Company acquired or affiliated with ten anatomic pathology practices in five states by the end of the year: five practices in Florida, one practice in Alabama, one practice in Kentucky, two practices in Ohio and one practice in Texas. The Company believes that the 1996 Acquisitions, which include the ten Practices referred to above as well as D&P, established the Company -- in terms of geographic breadth, number of physicians, number of hospital contracts, number of practices and net revenue -- as the leading physician practice management company focused on anatomic pathology. Since the 1996 Acquisitions, the Company has integrated certain aspects of the billing, sales and marketing, accounting and certain other functions of the Practices. Integration of such functions has resulted in certain cost efficiencies and more effective marketing efforts. The Company is consolidating the financial reporting systems of and implementing uniform internal control procedures for the acquired Practices.


     In acquiring or affiliating with an anatomic pathology practice, the Company generally (to the extent permitted by applicable state law): (i) purchases all of the assets of that practice, including its fixed assets (including laboratory facilities and testing equipment), customer lists, contract rights, accounts receivable and goodwill and other identifiable intangibles; and (ii) through a wholly-owned subsidiary, (a) directly employs all technical and other personnel utilized in such practice and (b) except in Ohio and Texas (where the PA Contractor employs the physicians), directly employs the pathologists who conduct the practice of medicine. The 1996 Acquisitions in Ohio and Texas were effected (in addition to the foregoing) through (i) long-term management agreements between the PA Contractor Subsidiaries and each PA Contractor in such states, and (ii) in the case of the two Practices in Ohio, contribution of the stock of each PA Contractor organized in Ohio to trusts, of which AmeriPath is the sole beneficiary, and, in the case of the Practice in Texas, an agreement by the Affiliated Physician who owned all of the stock in the Texas PA Contractor to transfer such business to a corporation controlled by AmeriPath (without further consideration to or action on the part of such Affiliated Physician), which transfer will take place on or before October 10, 1997. The 1996 Acquisitions were funded with various combinations of cash, Common Stock, debt and Contingent Notes. The aggregate non-contingent purchase price paid for the 1996 Acquisitions was approximately $108.0 million. For additional information regarding the consideration paid in the 1996 Acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1996 Acquisitions" and Note 3 to the Consolidated Financial Statements. All references below to numbers of facilities, contracts and employees, including pathologists, are as of September 26, 1997.


  FLORIDA

     Since June 1996, AmeriPath completed five acquisitions in Florida which, together with the prior acquisitions of PDK and D&P, established the Company as the leading provider of anatomic pathology services in Florida and established the Company's model for growth.


     Derrick and Associates Pathology, Inc. ("Derrick") was acquired in June 1996. Based in Orlando and founded in 1975, Derrick employs 262 people, including 29 pathologists, and provides a broad range of pathology subspecialties, including dermatopathology and cytopathology. Derrick's physicians provide anatomic pathology services for 14 hospitals and 14 outpatient surgery centers throughout Central and Southern Florida and Derrick operates one of the largest outpatient anatomic pathology laboratories in Florida. The acquisition of Derrick established the Company's presence in Central Florida.



     Amazon and Rosen, M.D., Inc. d/b/a Florida Pathology Associates ("FPA") was also acquired in June 1996. Based in Miami and founded in 1988, FPA employs 14 people, including two pathologists, and operates the pathology laboratory in the Columbia Miami Heart Institute, a Columbia hospital. The acquisition of FPA established the Company's presence in Dade County.



     Volusia Pathology Group, M.D., Inc. ("Volusia") was acquired in October 1996. Based in Ormond Beach and founded in 1970, Volusia employs 34 people, including seven pathologists. Volusia's operations are primarily hospital based, with contracts with three hospitals in the Daytona area. Volusia also operates an outpatient anatomic pathology laboratory.



     Drs. Seidenstein, Levine & Associates, Inc. ("Seidenstein") was also acquired in October 1996. Based in Ft. Myers and founded in 1983, Seidenstein employs 48 people, including ten pathologists who provide anatomic pathology services for five hospitals and three outpatient surgery centers owned by Columbia. Seidenstein also manages an outpatient anatomic pathology laboratory and an outpatient clinical laboratory owned by Columbia.



     Gulf Coast Pathology Associates, Inc. ("Gulf Coast") was acquired in November 1996. Based in Cape Coral and founded in 1986, Gulf Coast employs 30 people, including five pathologists, and has contracts with three hospitals and four outpatient surgery centers. Gulf Coast also operates two outpatient clinical laboratories, which laboratories the Company intends to sell. Together with the acquisition of Seidenstein, Gulf Coast established the Company's presence, and provides the Company strategic, marketing and other operational synergies, on the West Coast of Florida.


  ALABAMA


     SkinPath, P.C. ("SkinPath") was acquired in August 1996. Based in Birmingham and founded in 1995, SkinPath employs 27 people, including two pathologists, and operates an outpatient dermatopathology laboratory. SkinPath represented the Company's first entry into a market outside Florida and established its presence in Alabama.


  KENTUCKY


     Pathology Associates, P.S.C. and Technical Pathology Services,
Inc. (collectively, "Pathology Associates") was acquired in August 1996. Based in Lexington and founded in 1988, Pathology Associates employs 62 people, including nine pathologists. Pathology Associates operates two outpatient cytology laboratories and an outpatient histology laboratory and has contracts with 18 hospitals. The acquisition of Pathology Associates represented the Company's initial acquisition in the Midwest and established the Company's presence in Kentucky.


  OHIO


     Beno Michel, M.D., Inc. d/b/a Cutaneous Pathology & Immunofluorescense Laboratory ("CPI") became affiliated with the Company in October 1996. Based in Cleveland and founded in 1976, CPI employs

27 people, including three pathologists who each specialize in dermatopathology. CPI operates an outpatient dermatopathology laboratory and a dermatology practice.



     David R. Barron, M.D., Inc. d/b/a Richfield Laboratory of Dermatopathology ("Richfield Labs") also became affiliated with the Company in October 1996. Richfield Labs, founded in 1968, employs 42 people, including three pathologists, and operates the largest outpatient dermatopathology laboratory in Cincinnati. Together with CPI, Richfield Labs established the Company's presence in Ohio.


     Under separate long-term management agreements between a PA Contractor Subsidiary and each Ohio PA Contractor, the Company has control over all non-medical functions of the PA Contractors, including all administrative, management, billing and support functions. The PA Contractors and the physicians they employ have control over all functions relating to the provision of medical services. The PA Contractor Subsidiary receives a management fee from each Ohio PA Contractor equal to the net revenue (less practice expenses) of the pathology practice. The Company does not receive the net revenue from the dermatology practice of CPI, which net revenue is paid to the Affiliated Physicians in this Practice as compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1996 Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Practices."

  TEXAS


     Freeman-Cockerell Laboratories, Inc. ("Freeman") was acquired, and Clay J. Cockerell, M.D., P.A. became affiliated with the Company through a long-term management service agreement, in October 1996. Based in Dallas and founded in 1994 as a successor to a practice originally founded in 1977, Freeman (i.e., the Company's PA Contractor Subsidiary now known as AmeriPath Texas, Inc.) employs 58 people associated with this Practice and Clay J. Cockerell, M.D., P.A. (i.e., currently the Company's PA Contractor with respect to this Practice), also based in Dallas, employs two pathologists who operate an outpatient dermatopathology laboratory. The acquisition of Freeman and the affiliation with Clay J. Cockerell, M.D., P.A. established the Company's presence in Texas. Effective on or before October 10, 1997, the business of Clay J. Cockerell, M.D., P.A., including the management service agreement, will be transferred to a non-profit corporation of which AmPath will be the sole member, and such non-profit corporation will become the Company's PA Contractor with respect to this Practice.

1997 ACQUISITIONS


     To date in 1997, the Company has acquired or affiliated with three additional anatomic pathology practices (the "1997 Acquisitions") in three states (one in each of Texas, Indiana and Mississippi). The Company believes that the 1997 Acquisitions enhance the Company's market position and further implement the Company's strategies. See "Risk Factors -- Risks Relating to Acquisition Strategy." All references below to numbers of facilities, contracts and employees, including pathologists, are as of September 26, 1997.


  TEXAS


     Unipath Ltd. and related companies ("Unipath") became affiliated with the Company in September 1997. Based in Dallas, Unipath was formed in June 1995 in order to consolidate the administrative and technical support functions of three independent inpatient pathology practices. Unipath operates an outpatient pathology laboratory and employs 122 people, including 21 pathologists who provide pathology services for ten hospitals and three outpatient surgery centers. The Company believes that Unipath is the largest anatomic pathology practice in Dallas and, taken together with the Company's existing Texas Practice, represents the largest anatomic pathology practice in Texas.


  INDIANA


     CoLab Incorporated Professional Corporation and related companies ("CoLab") became affiliated with the Company in September 1997. Based in Indianapolis, CoLab was formed in November 1994 and began operations in January 1996 following the combination of two outpatient pathology practices. CoLab employs 17 people, including 13 pathologists who provide pathology services for eight hospitals. CoLab is also a provider of anatomic pathology services to a joint venture comprised of CoLab, two hospital healthcare systems and SmithKline. The affiliation with CoLab is the Company's first entry into the Indiana market. The Company believes that CoLab is the largest anatomic pathology practice in Indiana.


  MISSISSIPPI


     Sturgis, Henderson & Proctor Pathology Laboratory, P.A. ("Sturgis") was acquired by the Company in September 1997. Based in Jackson and founded in 1971, Sturgis operates an outpatient pathology laboratory and employs 17 people, including five pathologists who provide anatomic pathology services for six hospitals. The acquisition of Sturgis is the Company's first entry into the Mississippi market.

                                     DILUTION

     The net tangible book value (deficit) of the Company at June 30, 1997, was approximately $(98.6) million, or $(22.46) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of total assets of the Company, less: (i) goodwill and identifiable intangible assets; (ii) total liabilities (not including the deferred income tax liability recorded in accordance with SFAS 109, Accounting for Income Taxes, for differences between the assigned values and the tax bases of the identifiable intangible assets recognized in purchase business combinations); and (iii) Convertible Preferred Stock and Redeemable Common Stock, divided by the number of outstanding shares of Common Stock. The increase in net tangible book value (deficit) per share of $2.03 attributable to the 1997 Acquisitions assumes those transactions were completed as of June 30, 1997. The decrease in net tangible book value (deficit) per share of $14.24 attributable to the conversion of the Convertible Preferred Stock assumes the conversion of 3,088,116 shares of the Convertible Preferred Stock, using a conversion rate of 1.8 for one, into Common Stock immediately prior to the consummation of this offering and the termination of the contingent obligation to repurchase the Redeemable Common Stock as a result of the consummation of this offering. After giving effect to the sale of 5,000,000 shares offered to new investors by the Company hereby at an assumed initial public offering price of $14.00 per share, and the application of estimated net proceeds therefrom, less $1.7 million in previously deferred offering costs, the pro forma net tangible book value (deficit) of the Company at June 30, 1997 would have been approximately $(75.7) million, or $(4.12) per share. This represents an immediate decrease in net tangible book value (deficit) of $20.37 per share to existing stockholders, including $6.13 attributable to the new investors, and an immediate dilution of $18.12 per share to new investors. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............            $ 14.00
Net tangible book value (deficit) per share at June 30,
  1997......................................................  $(22.46)
Pro forma (increase) decrease in net tangible book value
  (deficit)
  per share attributable to:
  1997 Acquisitions.........................................    (2.03)
  Conversion of Convertible Preferred Stock and termination
    of contingent obligation to repurchase the Redeemable
    Common Stock............................................    14.24
  New investors.............................................     6.13
                                                              -------
Pro forma net tangible book value (deficit) per share after
  the offering..............................................              (4.12)
                                                                        -------
Dilution per share to new investors.........................            $ 18.12
                                                                        =======



     The pro forma net tangible book deficit of $(4.12) per share after this offering would be further increased by $1.74, in the event the deferred income tax liabilities related to the 1996 Acquisitions and 1997 Acquisitions were deducted from total assets, resulting in an immediate dilution of $19.86 per share to new investors.


     The following table sets forth, on a pro forma basis, at June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing holders of Common Stock and by new investors purchasing shares of Common Stock offered hereby:

                                             SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                           --------------------    ----------------------      PRICE
                                             NUMBER     PERCENT       AMOUNT      PERCENT    PER SHARE
                                           ----------   -------    ------------   -------    ---------
Existing stockholders(1).................  13,356,365     72.8%    $ 51,889,109     42.6%     $ 3.88
New investors............................   5,000,000     27.2       70,000,000     57.4       14.00
                                           ----------    -----     ------------    -----
         Total...........................  18,356,365    100.0%    $121,889,109    100.0%
                                           ==========    =====     ============    =====

---------------

(1) Includes 5,558,607 shares of Common Stock that will be issued upon conversion of the Convertible Preferred Stock and 1,910,808 shares of Common Stock issued in connection with the 1997 Acquisitions.

     The foregoing tables assume no exercise of outstanding options. At September 26, 1997, there were outstanding options to purchase 1,172,211 shares of Common Stock at a weighted average exercise price of $5.20 per share under the Option Plan and options to purchase 5,000 shares of Common Stock with an exercise price of $10.00 under the Director Option Plan. Options to purchase 265,682 shares were exercisable under the Option Plan at September 26, 1997. See "Management -- Option Plan" and Note 11 to the Consolidated Financial Statements.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of 5,000,000 shares of Common Stock offered by the Company hereby, based upon an assumed initial public offering price of $14.00 per share, are estimated to be approximately $63.0 million (approximately $65.7 million if the Underwriters exercise the over-allotment option in full).

     The Company intends to apply the net proceeds from this offering as follows: (i) approximately $7.5 million to repay the outstanding principal amount of the Junior Notes; (ii) approximately $3.5 million to repay the outstanding principal amount of the Senior Notes; (iii) approximately $1.3 million to pay the accrued and unpaid dividends on the Convertible Preferred Stock; and (iv) to repay approximately $50.7 million ($22.0 million of the term loan and $28.7 million of the revolving loan) of the approximately $83.2 million balance of indebtedness under the Credit Facility outstanding at August 31, 1997, which indebtedness was used almost exclusively for acquisitions. The Credit Facility provides that the net proceeds of the offering be applied pro rata based on the aggregate amounts available under the term loan and revolving loans. The lenders may elect, however, to have the net proceeds applied to the revolving loan. If all of the lenders make such an election, the Company will apply the net proceeds against the revolving loan.

     The Junior Notes, which are held by Summit and Schroder, mature on December 31, 2001, and bear interest at an annual rate of 10%. The Senior Notes, which are held by Drs. Poulos, Demaray and Kowalczyk, mature on December 31, 1998 and bear interest at an annual rate of 8%. See "Certain Transactions."

     The Company currently maintains a $150.0 million Credit Facility for acquisition and working capital purposes with a syndicate of banks (the "Banks") led by BankBoston, N.A., as agent (the "Agent"). The Credit Facility provides for borrowings of up to $150.0 million in the form of: (i) a term loan of $65.0 million; and (ii) a revolving loan of up to $85.0 million that may be used for working capital in an amount limited to 80% of the Company's eligible accounts receivable and to fund acquisitions, which borrowings may be made up to $85.0 million if borrowings are not otherwise used for working capital purposes. The Credit Facility requires the Company to make quarterly payments of an annual commitment fee equal to either 0.5% or 0.375%, based upon the Company's ratio of total debt to cash flow, of the unused portion of the commitment. Commencing July 1, 1998, the term loan requires annual principal payments of $650,000, and all outstanding advances under the term loan are due and payable on June 30, 2004; all outstanding advances under the revolving loan are due and payable on June 30, 2002. The Company has pledged its assets, including the capital stock of its subsidiaries, as collateral. The Credit Facility bears interest at variable interest rates based, at the Company's option, on the Agent's base rate or the Eurodollar rate plus a premium that is adjusted quarterly based upon the Company's ratio of total debt to cash flow. At August 31, 1997, $65.0 million and $18.2 million principal amount were outstanding under the term loan and revolving loan, respectively, of the Credit Facility at annual effective interest rates of 8.6% and 8.3%, respectively. The Credit Facility provides that the Company may reborrow funds under the revolving loan which it has previously borrowed and repaid; the term loan may not be reborrowed. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     In the event the Underwriters exercise their over-allotment option, net proceeds to the Company from such exercise will be applied to further reduce the balance outstanding under the Credit Facility.

                                DIVIDEND POLICY

     Other than the Company's stock dividends declared in connection with (i) the 40 for one stock split effected as of August 1, 1994 and (ii) the 1.8 for one stock split effected as of January 13, 1997, the Company has not declared or paid, nor does it currently intend to declare or pay, any dividends on its Common Stock. The Company intends to retain all earnings for the operation and expansion of its business. The declaration and payment of future dividends will be at the discretion of the Board of Directors, subject to such factors as the Board of Directors may deem relevant, including future earnings, results of operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions. In addition, the Credit Facility prohibits the payment of dividends by the Company without the consent of the majority of the Banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Prior to the 1994 Acquisition, PDK elected to be treated as a Subchapter S corporation under Section 1361(a) of the Internal Revenue Code of 1986, as amended. The aggregate amount of the shareholders' compensation and distributions were $4.2 million in 1992 and $5.5 million in 1993.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of June 30, 1997: (i) on an actual basis; (ii) on a pro forma basis assuming the 1997 Acquisitions were consummated on June 30, 1997; and (iii) on a pro forma basis as adjusted to give effect to the conversion of the Convertible Preferred Stock, the termination of the contingent obligation to repurchase the Redeemable Common Stock as a result of the consummation of this offering and the sale of the Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Data, the Consolidated Financial Statements and related Notes thereto and the other financial information included elsewhere in this Prospectus.



                                                                        JUNE 30, 1997
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Credit Facility:
  Revolving loan............................................  $ 17,308   $ 76,171     $ 47,384
  Term loan.................................................    65,000     65,000       42,987
Senior Notes................................................     3,500      3,500           --
Junior Notes................................................     7,500      7,500           --
Subordinated Notes(1).......................................     3,938      3,938        3,938
Convertible Preferred Stock:
  Series A 6% redeemable cumulative convertible preferred
     stock, $.01 par value, 5,000,000 shares authorized;
     3,088,116, 3,088,116 and -0- issued and outstanding
     actual, pro forma and pro forma as adjusted,
     respectively(2)........................................     6,406      6,406           --
Redeemable Common Stock:
  1,493,520, 1,493,520 and -0- shares issued and outstanding actual, pro forma and pro forma as adjusted,
  respectively..............................................    12,210     12,210           --
Common stockholders' equity:
  Common stock, $.01 par value, 30,000,000 shares
     authorized; 4,390,430, 6,304,238 and 18,356,365 issued
     and outstanding actual, pro forma and pro forma as
     adjusted, respectively(3)..............................        44         63          184
  Additional paid-in capital................................    10,718     29,927      108,522
  Note receivable from officer(4)...........................      (270)      (270)        (270)
  Retained earnings.........................................     5,135      5,135        5,135
                                                              --------   --------     --------
          Total common stockholders' equity.................    15,627     34,855      113,571
                                                              --------   --------     --------
            Total capitalization............................  $131,489   $209,580     $207,880
                                                              ========   ========     ========


---------------

(1) Includes current maturities of $1.6 million for the Company's 7% and 8% subordinated notes with maturities varying from 1997 to 2001 (the "Subordinated Notes").
(2) Prior to the consummation of this offering, the holders of the Convertible Preferred Stock will convert the shares of Convertible Preferred Stock into 5,558,607 shares of Common Stock. See "Principal and Selling Stockholders" and "Certain Transactions -- 1994 Acquisition."

(3) Excludes: (i) 2,200,000 shares of Common Stock reserved for issuance under the Option Plan, of which, as of September 26, 1997, options to purchase 1,172,211 shares of Common Stock have been granted (at a weighted average exercise price of $5.20 per share); and (ii) 180,000 shares of Common Stock reserved for issuance under the Director Option Plan, of which, as of September 26, 1997, options to purchase 5,000 shares of Common Stock have been granted (at an exercise price of $10.00 per share) (See
     "Management -- Option Plan" and "Management -- Director Option Plan").

(4) Represents a loan to the Company's President and Chief Executive Officer in connection with his purchase of Common Stock. See "Certain Transactions."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data set forth below as of and for each of the five years in the period ended December 31, 1996, have been derived from the Company's consolidated financial statements, audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included in this Prospectus and elsewhere in the Registration Statement. The Selected Consolidated Financial Data of the Company for the six months ended June 30, 1996 and 1997, and as of June 30, 1997, have been derived from the unaudited consolidated financial statements of the Company which, in the Company's opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Condensed Consolidated Financial Data, the Consolidated Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus.

                                                                                                              SIX MONTHS
                                                                                                                 ENDED
                                                                   YEAR ENDED DECEMBER 31,(1)                 JUNE 30,(1)
                                                         -----------------------------------------------   -----------------
                                                          1992      1993     1994(2)    1995      1996      1996      1997
                                                         -------   -------   -------   -------   -------   -------   -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenue..........................................  $11,443   $13,419   $14,461   $16,024   $42,558   $ 9,690   $44,844
  Operating costs:
    Cost of services...................................    8,791    10,803     7,026     8,517    20,106     4,708    20,313
    Selling, general and administrative expense........    1,696     1,634     2,287     2,644     8,483     1,822     8,564
    Provision for doubtful accounts....................      787       953     1,003     1,161     3,576       645     4,116
    Amortization expense...............................       --        --       678       678     1,958       304     2,410
    Loss on cessation of clinical lab operations(3)....       --        --        --        --       910       910        --
                                                         -------   -------   -------   -------   -------   -------   -------
        Total..........................................   11,274    13,390    10,994    13,000    35,033     8,389    35,403
                                                         -------   -------   -------   -------   -------   -------   -------
  Income from operations...............................      169        29     3,467     3,024     7,525     1,301     9,441
  Interest expense.....................................      (62)      (48)   (1,584)   (1,504)   (3,540)     (767)   (4,057)
  Non-recurring charge(4)..............................                                                               (1,289)
  Other income (expense), net..........................       10         9       (46)      (46)     (431)     (201)      (57)
                                                         -------   -------   -------   -------   -------   -------   -------
  Income (loss) before income taxes....................      117       (10)    1,837     1,474     3,554       333     4,038
  Provision for income taxes(5)........................       --        --       692       572     1,528       127     1,736
                                                         -------   -------   -------   -------   -------   -------   -------
  Net income (loss)....................................  $   117   $   (10)  $ 1,145   $   902   $ 2,026   $   206   $ 2,302
                                                         =======   =======   =======   =======   =======   =======   =======
  Pro forma data(6):
    Pro forma net income per share.....................                      $  0.14   $  0.11   $  0.22   $  0.03   $  0.19
                                                                             =======   =======   =======   =======   =======
    Pro forma weighted average shares outstanding......                        8,082     8,082     9,378     8,082    12,066
                                                                             =======   =======   =======   =======   =======



                                                                                                               SIX MONTHS
                                                                                                                  ENDED
                                                                             DECEMBER 31,(1)                   JUNE 30,(1)
                                                             -----------------------------------------------   -----------
                                                              1992      1993     1994(2)    1995      1996        1997
                                                             -------   -------   -------   -------   -------   -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents................................  $   113   $   322   $   103   $    58   $ 2,262     $ 1,035
  Total assets.............................................    2,437     2,676    20,836    20,034   157,854     161,331
  Long term debt, including current portion................      752       513    17,005    15,146    97,239      97,246
  Redeemable equity securities(7)..........................       --        --     5,735     6,085    18,427      18,616
  Stockholders' equity (deficit)(2)........................    1,169       913    (2,776)   (2,224)   12,693      15,627


                                                   (footnotes on following page)

(1) The selected consolidated financial data as of and for the years ended December 31, 1992 and 1993 are that of PDK prior to the 1994 Acquisition. The selected consolidated financial data as of and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 are for AmeriPath, Inc. and its Subsidiaries after the 1994 Acquisition. See "The Company."
(2) In connection with the 1994 Acquisition, ALA was capitalized through the issuance of 1,425,600 shares of common stock to the PDK shareholders in exchange for an aggregate of $1.0 million in cash, and ALA issued to Summit and Schroder an aggregate of: (i) 3,208,120 shares of Convertible Preferred Stock for $5.5 million, and (ii) $7.5 million of Junior Notes. In the 1994 Acquisition, ALA acquired the net assets of PDK, for: (i) approximately $20.5 million in cash, funded by the Summit and Schroder investment and financed partially by borrowings of $7.5 million under a line of credit;
    (ii) the issuance of $3.5 million of Senior Notes; and (iii) the issuance of ALA Contingent Notes in the maximum principal amount of $2.5 million. The 1994 Acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on the fair values at the date of acquisition. The shareholders of PDK held approximately 20% of the voting interests and served as the management group of the Company following the acquisition. Accordingly, 20% of the purchase price in excess of the carryover basis of the PDK shareholders, or approximately $4.6 million, was deemed to be a distribution to the PDK shareholders. Such amount was not allocated to the net assets acquired and was charged to additional paid in capital in accordance with Emerging Issues Task Force ("EITF") No. 88-16. Cost of services includes $3.1 million and $4.4 million in 1992 and 1993, respectively, representing compensation paid to PDK's shareholders in excess of the compensation of such shareholders following the 1994 Acquisition. Net income for the years ended December 31, 1994, 1995 and 1996 does not reflect dividends payable on the Convertible Preferred Stock. See "The Company," "Certain Transactions -- 1994 Acquisition" and Note 1 to the Consolidated Financial Statements.
(3) In connection with closing ALA's clinical operations in May 1996, the Company recorded a nonrecurring charge to operations aggregating $910,000, which included severance payments, write-downs of property, equipment and other assets to estimated realizable values, and the write-off of the unamortized balances of intangible assets associated with the clinical operations. See Note 17 to the Consolidated Financial Statements.
(4) In the six months ended June 30, 1997, the Company recorded a nonrecurring charge of $1.3 million, primarily professional fees and printing costs, as a result of the postponement of the Company's planned initial public offering of Common Stock.
(5) Prior to the 1994 Acquisition, PDK elected to be taxed as a Subchapter S corporation for federal income tax purposes and, accordingly, the consolidated statements of operations in 1992 and 1993 do not include a provision for income taxes.
(6) For all periods presented, pro forma net income per share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents, including: (i) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; (ii) Common Stock issued by the Company during the 12 months immediately preceding the date of this Prospectus; and (iii) shares of Common Stock issuable pursuant to the grant of Common Stock options, using the treasury stock method and an assumed initial public offering price of $14.00 per share.

(7) Includes Convertible Preferred Stock of $5.2 million plus accrued and unpaid dividends of $1.2 million at June 30, 1997 and $12.2 million of Redeemable Common Stock.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following Unaudited Pro Forma Consolidated Balance Sheet at June 30, 1997 and the Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 give effect to the 1997 Acquisitions and the consummation of this offering and the application of the estimated net proceeds therefrom, as if all such transactions had occurred at January 1, 1996. In addition, the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 also gives effect to the 1996 Acquisitions as if all such transactions had occurred at January 1, 1996. See "The Company -- 1996 Acquisitions," "The Company -- 1997 Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1996 Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1997 Acquisitions." The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto.

     The Unaudited Pro Forma Consolidated Financial Data has been prepared by the Company based, in part, on the financial statements of the practices included in the 1996 Acquisitions and the 1997 Acquisitions, which financial statements are included elsewhere in the Prospectus, adjusted where necessary to the Company's accounting policies used in the Consolidated Financial Statements. The Unaudited Pro Forma Consolidated Financial Data are not necessarily indicative of the results that would have occurred if such transactions had occurred on January 1, 1996, or which may be realized in the future.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)


                                                                     PRO FORMA                    PRO FORMA
                                                      1997          ACQUISITION     PRO FORMA      OFFERING       PRO FORMA
                                    HISTORICAL   ACQUISITIONS(A)   ADJUSTMENTS(B)     TOTAL     ADJUSTMENTS(C)   AS ADJUSTED
                                    ----------   ---------------   --------------   ---------   --------------   -----------
ASSETS
Current Assets:
  Cash and cash equivalents.......   $  1,035        $1,281           $  (887)      $  1,429       $     --       $  1,429
  Accounts receivable, net........     16,213         6,117                --         22,330             --         22,330
  Inventories.....................        290            --                --            290             --            290
  Other current assets............      1,082            39                --          1,121             --          1,121
                                     --------        ------           -------       --------       --------       --------
        Total current assets......     18,620         7,437              (887)        25,170             --         25,170
Property and equipment, net.......      5,337           533                --          5,870             --          5,870
Goodwill, net.....................     60,134            --            41,414        101,548             --        101,548
Identifiable intangibles, net.....     72,533            --            46,990        119,523             --        119,523
Other.............................      4,707           235              (235)         4,707         (1,700)         3,007
                                     --------        ------           -------       --------       --------       --------
        Total assets..............   $161,331        $8,205           $87,282       $256,818       $ (1,700)      $255,118
                                     ========        ======           =======       ========       ========       ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities:
  Accounts payable and accrued
    expenses......................   $ 10,667        $2,096           $   600       $ 13,363       $     --       $ 13,363
  Current portion of long-term
    debt..........................      1,604            --                --          1,604             --          1,604
  Deferred tax liability..........      1,277           611               339          2,227             --          2,227
                                     --------        ------           -------       --------       --------       --------
        Total current
          liabilities.............     13,548         2,707               939         17,194             --         17,194
                                     --------        ------           -------       --------       --------       --------
Credit Facility:
  Revolving loan..................     17,308            --            58,863         76,171        (28,787)        47,384
  Senior term loan................     65,000            --                --         65,000        (22,013)        42,987
Senior Notes......................      3,500            --                --          3,500         (3,500)            --
Junior Notes......................      7,500            --                --          7,500         (7,500)            --
Subordinated Notes................      2,334            --                --          2,334             --          2,334
Deferred tax liability............     17,898            --            13,750         31,648             --         31,648
                                     --------        ------           -------       --------       --------       --------
        Total long-term
          liabilities.............    113,540            --            72,613        186,153        (61,800)       124,353
                                     --------        ------           -------       --------       --------       --------
Convertible Preferred Stock.......      6,406            --                --          6,406         (6,406)            --
Redeemable Common Stock...........     12,210            --                --         12,210        (12,210)            --
Total common stockholders'
  equity..........................     15,627         5,498            13,730         34,855         78,716        113,571
                                     --------        ------           -------       --------       --------       --------
        Total liabilities and
          stockholders' equity....   $161,331        $8,205           $87,282       $256,818       $ (1,700)      $255,118
                                     ========        ======           =======       ========       ========       ========


   See accompanying notes to unaudited pro forma consolidated financial data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              YEAR ENDED DECEMBER 31, 1996
                             ---------------------------------------------------------------
                                                                                PRO FORMA
                                               1996              1997          ACQUISITION
                             HISTORICAL   ACQUISITIONS(D)   ACQUISITIONS(D)   ADJUSTMENTS(E)
                             ----------   ---------------   ---------------   --------------
Net revenue:
  Patient services.........   $41,516         $44,556           $37,024          $ (4,512)
  Management service
    agreement..............     1,042           -- --                --             2,440
                              -------         -------           -------          --------
        Total..............    42,558          44,556            37,024            (2,072)
                              -------         -------           -------          --------
Operating costs:
  Cost of services.........    20,106          30,377            17,098           (14,240)
  Selling, general and
    administrative
    expense................     8,483           7,872             4,217            (1,497)
  Provision for doubtful
    accounts...............     3,576           4,379             3,134                --
  Amortization expense.....     1,958              --                --             5,659(f)
  Loss on cessation of
    clinical lab
    operations.............       910              --                --                --
                              -------         -------           -------          --------
        Total..............    35,033          42,628            24,449           (10,078)
                              -------         -------           -------          --------
Income from operations.....     7,525           1,928            12,575             8,006
Interest expense...........    (3,540)            (71)               --            (9,426)(g)
Other income (expense),
  net......................      (431)             (9)               --               122(h)
                              -------         -------           -------          --------
Income before income
  taxes....................     3,554           1,848            12,575            (1,298)
Provision for income
  taxes....................     1,528             289               519             5,131(i)
                              -------         -------           -------          --------
Net income.................   $ 2,026         $ 1,559           $12,056          $ (6,429)
                              =======         =======           =======          ========
Supplemental pro forma
  data:
  Pro forma net income per
    share..................   $  0.22
                              =======
  Pro forma weighted
    average shares
    outstanding(k).........     9,378
                              =======

                                  YEAR ENDED DECEMBER 31, 1996
                             --------------------------------------
                                          PRO FORMA
                             PRO FORMA    OFFERING       PRO FORMA
                               TOTAL     ADJUSTMENTS    AS ADJUSTED
                             ---------   -----------    -----------
Net revenue:
  Patient services.........  $118,584      $   --        $118,584
  Management service
    agreement..............     3,482          --           3,482
                             --------      ------        --------
        Total..............   122,066          --         122,066
                             --------      ------        --------
Operating costs:
  Cost of services.........    53,341          --          53,341
  Selling, general and
    administrative
    expense................    19,075          --          19,075
  Provision for doubtful
    accounts...............    11,089          --          11,089
  Amortization expense.....     7,617          --           7,617
  Loss on cessation of
    clinical lab
    operations.............       910          --             910
                             --------      ------        --------
        Total..............    92,032          --          92,032
                             --------      ------        --------
Income from operations.....    30,034          --          30,034
Interest expense...........   (13,037)      5,271(j)       (7,766)
Other income (expense),
  net......................      (318)         --            (318)
                             --------      ------        --------
Income before income
  taxes....................    16,679       5,271          21,950
Provision for income
  taxes....................     7,467       2,056(i)        9,523
                             --------      ------        --------
Net income.................  $  9,212      $3,215        $ 12,427
                             ========      ======        ========
Supplemental pro forma
  data:
  Pro forma net income per
    share..................  $   0.65                    $   0.65
                             ========                    ========
  Pro forma weighted
    average shares
    outstanding(k).........    14,094                      19,094
                             ========                    ========

                                                                     SIX MONTHS ENDED JUNE 30, 1997
                                       ------------------------------------------------------------------------------------------
                                                                        PRO FORMA                     PRO FORMA
                                                         1997          ACQUISITION      PRO FORMA      OFFERING        PRO FORMA
                                       HISTORICAL   ACQUISITIONS(D)   ADJUSTMENTS(E)      TOTAL      ADJUSTMENTS      AS ADJUSTED
                                       ----------   ---------------   --------------    ---------   --------------    -----------
Net revenue:
  Patient services...................   $42,830         $20,079          $   (643)      $ 62,266        $   --         $ 62,266
  Management service agreement.......     2,014              --                --          2,014            --            2,014
                                        -------         -------          --------       --------        ------         --------
        Total........................    44,844          20,079              (643)        64,280            --           64,280
                                        -------         -------          --------       --------        ------         --------
Operating costs:
  Cost of services...................    20,313           9,133            (2,084)        27,362            --           27,362
  Selling, general and administrative
    expense..........................     8,564           2,119              (404)        10,279            --           10,279
  Provision for doubtful accounts....     4,116           1,788                --          5,904            --            5,904
  Amortization expense...............     2,410              --             1,351(f)       3,761            --            3,761
                                        -------         -------          --------       --------        ------         --------
        Total........................    35,403          13,040            (1,137)        47,306            --           47,306
                                        -------         -------          --------       --------        ------         --------
Income from operations...............     9,441           7,039              (494)        16,974            --           16,974
Interest expense.....................    (4,057)             --            (2,527)(g)     (6,584)        2,674(j)        (3,910)
Nonrecurring charge(l)...............    (1,289)             --                --         (1,289)           --           (1,289)
Other income (expense), net..........       (57)             (4)               35(h)         (26)           --              (26)
                                        -------         -------          --------       --------        ------         --------
Income before income taxes...........     4,038           7,035            (1,998)         9,075         2,674           11,749
Provision for income taxes...........     1,736              92             2,137(i)       3,965         1,043(i)         5,008
                                        -------         -------          --------       --------        ------         --------
Net income...........................   $ 2,302         $ 6,943          $ (4,135)      $  5,110        $1,631         $  6,741
                                        =======         =======          ========       ========        ======         ========
Supplemental pro forma data:
  Pro forma net income per share.....   $  0.19                                         $   0.36                       $   0.35
                                        =======                                         ========                       ========
  Pro forma weighted average shares
    outstanding(k)...................    12,066                                           14,094                         19,094
                                        =======                                         ========                       ========

   See accompanying notes to unaudited pro forma consolidated financial data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) Represents the historical balance sheets as of June 30, 1997 of the Practices included in the 1997 Acquisitions as if such transactions had been consummated as of June 30, 1997. The following is a summary of the historical balance sheets of the Practices included in the 1997 Acquisitions (in thousands):


                                                         UNIPATH   COLAB    STURGIS   TOTAL
                        ASSETS                           -------   ------   -------   ------

Current Assets:
    Cash and cash equivalents..........................  $  341    $  887   $   53    $1,281
    Accounts receivable, net...........................   3,531     1,806      780     6,117
    Other current assets...............................      18        21       --        39
                                                         ------    ------   ------    ------
      Total current assets.............................   3,890     2,714      833     7,437
Property and equipment, net............................     424         3      106       533
Other..................................................     100        --      135       235
                                                         ------    ------   ------    ------
      Total assets.....................................  $4,414    $2,717   $1,074    $8,205
                                                         ======    ======   ======    ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses..............  $  724    $1,032   $  340    $2,096
    Deferred tax liability.............................      --       611       --       611
                                                         ------    ------   ------    ------
      Total current liabilities........................     724     1,643      340     2,707
                                                         ------    ------   ------    ------
Total common stockholders' equity......................   3,690     1,074      734     5,498
                                                         ------    ------   ------    ------
      Total liabilities and stockholders' equity.......  $4,414    $2,717   $1,074    $8,205
                                                         ======    ======   ======    ======



(b) Reflects the total estimated costs of $78.7 million for the 1997 Acquisitions consisting of: (i) $58.9 million in cash; (ii) $19.2 million of Common Stock (1,910,808 shares) and (iii) $600,000 of estimated transaction costs. The aggregate purchase price has been allocated, on a preliminary basis, to the net assets acquired based on their estimated fair market value. The allocation of the purchase price is preliminary, while the Company continues to obtain the information to determine the fair value of the assets acquired and liabilities assumed. The estimated identifiable intangible assets relate primarily to hospital contracts acquired in the 1997 Acquisitions. The remaining $41.4 million of the unallocated purchase price has been recorded as goodwill. The Company will perform a final determination and allocation of the purchase price. The following summarizes the pro forma acquisition adjustments, as of June 30, 1997, related to the above transactions, by entity (in thousands):


                                                      UNIPATH    COLAB    STURGIS    TOTAL
                                                      -------   -------   -------   -------
Total estimated cost for the 1997 Acquisitions......  $42,700   $32,741   $ 3,250   $78,691
                                                      -------   -------   -------   -------
Net assets of 1997 Acquisitions.....................    3,690     1,074       734     5,498
Net assets distributable to former owners...........     (100)     (887)     (135)   (1,122)
                                                      -------   -------   -------   -------
Net tangible assets acquired........................    3,590       187       599     4,376
                                                      -------   -------   -------   -------
Net intangible assets acquired......................   39,110    32,554     2,651    74,315
Add deferred tax liability recorded in 1997
  Acquisitions......................................    8,500     5,589        --    14,089
                                                      -------   -------   -------   -------
      Total intangible assets.......................   47,610    38,143     2,651    88,404
Less identifiable intangible assets.................   25,032    20,454     1,504    46,990
                                                      -------   -------   -------   -------
Estimated goodwill..................................  $22,578   $17,689   $ 1,147   $41,414
                                                      =======   =======   =======   =======



     In connection with certain of the 1997 Acquisitions, net assets of $1.1 million included in the historical financial statements of those practices are distributable to the sellers of such practices, in accordance with the acquisition agreements. The net assets distributable to former owners include $887,000 of cash, $100,000 in investments and $135,000 cash surrender value of life insurance. The deferred tax liability of $14,089 recorded in the 1997 Acquisitions represents deferred taxes on identified intangible assets which are not deductible for tax purposes and the estimated deferred tax liability related to the change from the cash to accrual basis for income taxes.

     In connection with the 1997 Acquisitions, the Company has agreed to pay additional purchase price consideration in the form of payments under contingent notes. Payments under such contingent notes, if any, will be recorded as additional purchase price upon the achievement of stipulated levels of cumulative operating earnings for each practice, over a five year period.

(c) Reflects the conversion of the Convertible Preferred Stock, the termination of the contingent obligation to repurchase the Redeemable Common Stock as a result of the consummation of this offering and the sale of the shares offered by the Company hereby, at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if both transactions had occurred on June 30, 1997.



                                                                   (IN THOUSANDS)
                                                                   --------------
     Gross proceeds from this offering...........................     $ 70,000
     Underwriting discounts and commissions......................       (4,900)
     Estimated expenses of this offering.........................       (2,100)
                                                                      --------
              Net proceeds.......................................       63,000
     Repayment of Junior Notes...................................       (7,500)
     Repayment of Senior Notes...................................       (3,500)
     Payment of Convertible Preferred Stock cumulative
       dividends.................................................       (1,200)
     Partial repayment of Credit Facility........................      (50,800)
                                                                      --------
              Net increase in cash and cash equivalents..........     $     --
                                                                      ========



     In addition, the offering adjustments include an adjustment to reduce other assets and additional paid-in capital for previously paid deferred offering costs of $1.7 million.

     The Credit Facility provides that the net proceeds of the offering, after repayment of Junior and Senior Notes and cumulative dividends, must be applied pro rata based on the aggregate amounts available under the term loan and revolving loan. The lenders may elect, however, to have the net proceeds applied solely to the revolving loan. For purposes of the pro forma balance sheet, the partial repayment was applied, pro rata, to the revolving loan ($28.8 million) and term loan ($22.0 million).

(d) For the year ended December 31, 1996, the 1996 Acquisitions column represents the historical results of operations of the Practices included in the 1996 Acquisitions (other than D&P which was acquired effective January 1, 1996) from January 1, 1996 to the date of acquisition. For the year ended December 31, 1996 and the six months ended June 30, 1997, the 1997 Acquisitions column represents the historical results of operations of the Practices included in the 1997 Acquisitions from January 1, 1996. The following is a summary of the historical statements of operations for each of the Practices included in the 1997 Acquisitions.



YEAR ENDED DECEMBER 31, 1996                             UNIPATH    COLAB    STURGIS    TOTAL
----------------------------                             -------   -------   -------   -------

Net revenue:
  Patient services.....................................  $21,894   $11,789   $ 3,341   $37,024
                                                         -------   -------   -------   -------
Operating costs:
  Cost of services.....................................    7,707     7,028     2,363    17,098
  Selling, general and administrative expense..........    1,952     1,967       298     4,217
  Provision for doubtful accounts......................    1,422     1,427       285     3,134
                                                         -------   -------   -------   -------
         Total.........................................   11,081    10,422     2,946    24,449
                                                         -------   -------   -------   -------
Income from operations.................................   10,813     1,367       395    12,575
Provision for income taxes.............................       --       519        --       519
                                                         -------   -------   -------   -------
Income from continuing operations......................  $10,813   $   848   $   395   $12,056
                                                         =======   =======   =======   =======

SIX MONTHS ENDED JUNE 30, 1997

Net revenue:
  Patient services.....................................  $12,715   $ 5,586   $ 1,778   $20,079
                                                         -------   -------   -------   -------
Operating costs:
  Cost of services.....................................    4,255     3,739     1,139     9,133
  Selling, general and administrative expense..........      920     1,078       121     2,119
  Provision for doubtful accounts......................      956       528       304     1,788
                                                         -------   -------   -------   -------
         Total.........................................    6,131     5,345     1,564    13,040
                                                         -------   -------   -------   -------
Income from operations.................................    6,584       241       214     7,039
Other income (expense), net............................       --        --        (4)       (4)
                                                         -------   -------   -------   -------
Income before income taxes.............................    6,584       241       210     7,035
Provision for income taxes.............................       --        92        --        92
                                                         -------   -------   -------   -------
Income from continuing operations......................   $6,584   $   149   $   210   $ 6,943
                                                         =======   =======   =======   =======

     The summary of the historical statements of operations for Unipath above was derived from the June 30, 1996 and 1997 audited financial statements included elsewhere in this Prospectus. The physician partners who owned two of the Unipath entities, which were partnerships at the time of acquisition, did not receive salaries for their services, but received distributions from those partnerships based upon their ownership interests. Accordingly, the historical cost of services did not include the fair value of the costs of the medical services provided by these physicians. The following table summarizes the pro forma adjustments to Unipath's historical statements of operations including: (i) an allocation of compensation for the services of the physicians in accordance with their employment agreements which became effective post acquisition and (ii) a provision for income taxes using a blended state and federal rate of 38%, as if Unipath had been a C-corporation for the periods presented.



                                                                             SIX MONTHS
                                                               YEAR ENDED      ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
Income from continuing operations...........................     $10,813       $6,584
Pro forma additional cost of services.......................       1,248          503
                                                                 -------       ------
Pro forma income from continuing operations before income
  taxes.....................................................       9,565        6,081
Pro forma provision for income taxes........................       3,635        2,310
                                                                 -------       ------
Pro forma net income........................................     $ 5,930       $3,771
                                                                 =======       ======
     The 1997 acquisitions of CoLab and Unipath involved
     affiliations with PA Contractors in Indiana and Texas,
     respectively. In the case of CoLab, all of the common stock of the PA Contractor is held in trust. AmPath is the sole
     beneficiary of the trust and receives all income from the
     trust. The Company, at its sole discretion, is able to
     replace the trustee, withdraw any asset from the trust,
     modify the terms of the trust agreement, or terminate the
     trust, and direct the trustee to distribute the income and any asset from the trust. No assets of the trust can be sold or otherwise disposed of without the Company's consent.
     Additionally, a wholly-owned PA Contractor Subsidiary of the
     Company entered into a 40-year management agreement with
     CoLab, under which such subsidiary provides all management and other non-medical services for CoLab for a fee equal to the practice's net revenue less practice expenses, including physician salaries, which are fixed by employment
     agreements, and related professional expenses. Therefore,
     the Company is entitled to all of the net income of this
     Practice. Based on the provisions of the purchase
     agreements, trust agreements and management agreements,
     consolidation of CoLab will be required to present the
     Company's financial position and results of operations in
     conformity with generally accepted accounting principles
     because the Company has the controlling financial interest in CoLab by means other than direct record ownership of
     voting stock. Accordingly, this acquisition is accounted for as a purchase business combination and is consolidated in
     the Unaudited Pro Forma Consolidated Financial Statements.
     In the case of Unipath, the PA Contractor is a Texas 5.01(a)
     non-profit corporation of which AmPath is the sole member.
     The wholly-owned PA Contractor Subsidiary and such PA
     Contractor entered into a 40-year management service
     agreement under which the PA Contractor Subsidiary provides, on an exclusive basis, the technical laboratory services,
     management and all other non-medical practice services for such PA Contractor. The PA Contractor Subsidiary employs all of the technical employees and owns all of the laboratory
     facilities, testing equipment and other assets used in
     connection with the pathology services performed by the PA
     Contractor's physicians. The PA Contractor's payments to the
     PA Contractor Subsidiary under the management service
     agreement are comprised of the reimbursement of the costs
     and expenses for providing the technical laboratory
     services, a base fee and a performance fee. The
     performance-based fee is determined on an annual basis and is based on the achievement of discretionary performance
     criteria as set forth in the annual operating plan for the
     PA Contractor. Assuming the PA Contractor Subsidiary
     achieves its goals and objectives, such fees result in the
     PA Contractor Subsidiary receiving substantially all net
     revenue less practice expenses of the PA Contractor.
     Practice expenses include physician salaries, which are
     fixed by employment agreement, and related professional
     expenses. Therefore, the Company is the direct beneficiary of substantially all of the net income of the PA Contractor.
     Accordingly, this acquisition is consolidated in the
     Unaudited Pro Forma Consolidated Financial Statements.

In connection with the acquisition of Freeman and affiliation with the associated PA Contractor, a wholly-owned PA Contractor Subsidiary and such PA Contractor have entered into a 40-year management service agreement under which the PA Contractor Subsidiary provides, on an exclusive basis, the technical laboratory services, management and all other non-medical practice services for the PA Contractor. The PA Contractor Subsidiary employs all of the technical employees and owns all of the laboratory facilities, testing equipment and other assets used in connection with the pathology services performed by the PA Contractor's physicians. The PA Contractor's payments to the PA Contractor Subsidiary under this management service agreement are comprised of the reimbursement of the costs and expenses for providing the technical laboratory services, a base fee and a performance fee. The performance- based fee is determined on an annual basis and is based on the achievement of discretionary performance criteria as set forth in the annual operating plan for the PA Contractor. The performance fee and the criteria therefore may vary from year to year based on the goals and objectives of the PA Contractor Subsidiary and may include, among other things, identifying, recruiting and retaining physicians, expanding the business of the PA Contractor and providing the PA Contractor with certain operational efficiencies. Assuming the PA Contractor Subsidiary achieves its goals and objectives, such fees will result in the PA Contractor Subsidiary receiving substantially all net revenue less practice expenses of the PA Contractor. Practice expenses include physician salaries, which are fixed by employment agreement, and related professional expenses. Therefore, the Company is the direct beneficiary of substantially all of the net income of the PA Contractor. For purposes of the Unaudited Pro Forma Consolidated Statement of Operations, the annual base fee is equal to the current base fee of $400,000 and the performance fee assumes that the PA Contractor Subsidiary will achieve all of the goals and objectives relating thereto. The following displays the PA Contractor's pro forma net revenue and practice expenses, and the fees to the PA Contractor Subsidiary for management and other services:




                                                                     DECEMBER 31, 1996
                                                                   ----------------------
                                                                   HISTORICAL   PRO FORMA
                                                                   ----------   ---------
     PA Contractor:
       Net revenue...............................................    $1,143      $3,913
       Practice expenses.........................................       101         431
                                                                     ------      ------
       Management service agreement revenue......................    $1,042      $3,482
                                                                     ======      ======
     Components of management service agreement revenue:
       Reimbursement of expenses and overhead....................    $  878      $2,837
       Base management fee.......................................       100         400
       Performance fee...........................................        64         245
                                                                     ------      ------
              Total..............................................    $1,042      $3,482
                                                                     ======      ======




Effective on or before October 10, 1997, the business of this PA Contractor will be transferred to a Texas 5.01(a) non-profit corporation which the Company organized and of which the Company is the sole member. Members of the board of directors of such non-profit corporation may be appointed by, and may be removed by, the sole member, which is the Company. The Company has direct voting control over such non-profit corporation and will consolidate its operations in the Company's consolidated financial statements for periods following the transfer to the non-profit corporation.

The Company will consolidate any future acquisitions or affiliations in which it acquires the controlling financial interest through the acquisition of direct ownership of voting stock or other appropriate means. For any future affiliations through management service or other agreements in which the Company does not obtain the controlling financial interest, but does have a net profits interest, the Company will separately display management service agreement revenue (at least, until such time that the Company gains a controlling financial interest).

The EITF is addressing accounting and reporting issues relating to physician practice management company affiliations with medical practices in EITF No. 97-2. Any consensus reached in EITF No. 97-2 could affect the presentation in the Company's consolidated financial statements of the assets, liabilities, net revenue or costs related to pathology practices affiliated with the Company and the ability of a physician practice management company to account for business combinations as purchases of assets or poolings-of-interests.

(e) Represents the pro forma acquisition adjustments to net revenue, cost of services and selling, general and administrative expense to: (1) increase compensation expense for the net profits of the dermatology practice of Beno Michel, M.D., Inc. (the "Derm Practice") which are payable to the practicing dermatologists; (2) eliminate certain nonrecurring expenses directly related to the 1996 Acquisitions and 1997 Acquisitions and related transactions, and revenues and direct costs associated with the loss of a lab contract by one of the Practices included in the 1997 Acquisitions ("Other Adjustments"); (3) reduce cost of services to reflect the reduction in physician compensation, including bonuses and other compensation, to the amounts that will be paid to the Affiliated Physicians after the acquisition of the Practices in accordance with their employment agreements ("Physician Compensation"); and (4) reclassify the net revenue and expenses to display the results of operations of the PA Contractor as discussed in Note (d) above ("Management Service Agreement"). The following tables summarize these adjustments for the 1996 Acquisitions, the 1997 Acquisitions and the 1996 and 1997 Acquisitions combined:




                                                                                      MANAGEMENT
                                                                        PHYSICIAN      SERVICE
  YEAR ENDED DECEMBER 31, 1996     DERM PRACTICE   OTHER ADJUSTMENTS   COMPENSATION   AGREEMENT     TOTAL
  ----------------------------     -------------   -----------------   ------------   ----------   --------
1996 ACQUISITIONS
Patient services.................     $    --           $    --          $     --      $ (2,770)   $ (2,770)
Management service agreement.....          --                --                --         2,440       2,440
Cost of services.................         111                --           (10,667)         (330)    (10,886)
Selling, general and
  administrative expense.........          --            (1,039)               --                    (1,039)
1997 ACQUISITIONS
Patient services.................     $    --           $(1,742)         $     --                  $ (1,742)
Cost of services.................          --              (520)           (2,834)                   (3,354)
Selling, general and
  administrative expense.........          --              (458)                                       (458)
1996 AND 1997 ACQUISITIONS -
  COMBINED
Patient services.................     $    --           $(1,742)         $     --      $ (2,770)   $ (4,512)
Management service agreement.....          --                --                --         2,440       2,440
Cost of services.................         111              (520)          (13,501)         (330)    (14,240)
Selling, general and
  administrative expense.........          --            (1,497)               --            --      (1,497)
SIX MONTHS ENDED JUNE 30, 1997

1997 ACQUISITIONS
Patient services.................     $    --           $  (643)         $     --      $     --    $   (643)
Cost of services.................          --              (375)           (1,709)           --      (2,084)
Selling, general and
  administrative expense.........          --              (404)               --            --        (404)

     The following summarizes the pro forma acquisition adjustments for each of the Practices included in the 1997
     Acquisitions:



                                                                   OTHER ADJUSTMENTS
                                                                   -----------------
                                                              PATIENT    COST OF             PHYSICIAN
                     1997 ACQUISITIONS                        SERVICES   SERVICES   SG&A    COMPENSATION
                     -----------------                        --------   --------   -----   ------------
YEAR ENDED DECEMBER 31, 1996

Unipath.....................................................  $(1,742)    $(520)    $ --      $ 1,248
CoLab.......................................................       --        --     (458)      (3,957)
Sturgis.....................................................       --        --       --         (125)
                                                              -------     -----     -----     -------
        Total...............................................  $(1,742)    $(520)    $(458)    $(2,834)
                                                              =======     =====     =====     =======
SIX MONTHS ENDED JUNE 30, 1997

Unipath.....................................................  $  (643)    $(375)      --      $   503
CoLab.......................................................       --        --     (404)      (2,195)
Sturgis.....................................................       --        --       --          (17)
                                                              -------     -----     -----     -------
        Total...............................................  $  (643)    $(375)    $(404)    $(1,709)
                                                              =======     =====     =====     =======
     The following is a summary of the UniPath physician
     compensation adjustment:



                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1996    JUNE 30, 1997
                                                              -----------------   ----------------
Reduction in historical compensation expense................       $  (402)            $ (322)
Increase in compensation related to historical partner
  distributions.............................................         1,650                825
                                                                   -------            -------
        Net increase in UniPath physician compensation......       $ 1,248             $  503
                                                                   =======            =======
(f)  Represents additional amortization expense for both net identifiable intangible assets and goodwill based upon the
     Company's preliminary allocation of purchase price as if the
     1996 Acquisitions and the 1997 Acquisitions all occurred as of January 1, 1996. The net identifiable intangible assets related to the 1996 Acquisitions total approximately $63.4 million and are being amortized over periods ranging from 10 to 40 years. The amortization periods of identifiable
     intangible assets related to the 1996 Acquisitions, except the management service agreement, were estimated by the
     Company based on reports of independent consultants. The
     identifiable intangible asset related to the management
     service agreement is being amortized over 25 years. The net identifiable intangible assets of the 1997 Acquisitions
     relate primarily to hospital contracts and total
     approximately $47.0 million and are being amortized over 35 years. In determining amortization periods, the Company
     considered each Practice's operating history, contract
     renewals, stability of physician client lists and industry statistics. The values were determined using a discounted
     cash flow valuation model. The net goodwill related to the
     1996 Acquisitions is approximately $57.9 million and is
     being amortized over periods ranging from 15 to 35 years.
     The goodwill related to the 1997 Acquisitions is
     approximately $41.4 million and is being amortized over a
     period of 35 years. The amortization periods for goodwill
     were determined by the Company with consideration given to the lives assigned to the identifiable intangible assets,
     the reputation of each Practice, the length of each
     Practice's operating history, and the potential of the
     market in which the acquired Practice is located.
     The following table summarizes the values assigned to each of the identifiable intangible assets and goodwill and the related weighted average amortization periods for the 1996
     Acquisitions and the 1997 Acquisitions:



                                                                                                  WEIGHTED
                                                       1997 ACQUISITIONS                          AVERAGE
                                  1996       -------------------------------------              AMORTIZATION
                              ACQUISITIONS   UNIPATH    COLAB    STURGIS    TOTAL     TOTAL        PERIOD
                              ------------   -------   -------   -------   -------   --------   ------------
Hospital contracts..........    $ 27,737     $25,032   $20,454   $1,504    $46,990   $ 74,727       35.6
Physician client lists......      27,331          --        --       --         --     27,331       18.8
Laboratory contracts........       1,800          --        --       --         --      1,800       10.0
Management service
  agreements................       6,473          --        --       --         --      6,473       25.0
Goodwill....................      57,920      22,578    17,689    1,147     41,414     99,334       34.5
                                --------     -------   -------   ------    -------   --------
                                $121,261     $47,610   $38,143   $2,651    $88,404   $209,665
                                ========     =======   =======   ======    =======   ========

(g) Represents interest expense related to amounts borrowed to finance the 1996 Acquisitions and 1997 Acquisitions as if such borrowings had occurred as of January 1, 1996. The adjustment assumes borrowings of approximately $135.8 million used in the 1996 Acquisitions and 1997
     Acquisitions and related transaction fees at an interest rate of 8.25% and 8.50% for the year ended December 31, 1996 and the six months ended June
     30, 1997, respectively. In addition, the adjustment for the year ended
     December 31, 1996 includes interest expense in connection with the Subordinated Notes.

(h) Represents an adjustment to the amortization of deferred debt issuance costs as if the Credit Facility was in place as of January 1, 1996.

(i) Represents the incremental tax effect of the pro forma acquisition and offering adjustments related to the Practices included in the 1996
     Acquisitions and 1997 Acquisitions and the provision for income taxes related to such Practices, which did not provide for such taxes in their historical financial statements because of the election by such entities to be taxed as Subchapter S corporations for federal income tax purposes.

(j) Reflects a reduction in interest expense in connection with the repayment of certain outstanding debt of the Company with the estimated net proceeds of this offering as described under "Use of Proceeds," as if the transactions had occurred as of January 1, 1996.

(k) Pro forma net income per share is computed based on the weighted average numbers of shares of common stock and common stock equivalents, including (i) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; (ii) Common Stock issued by the Company during the 12 months immediately preceding the date of this Prospectus; and (iii) shares of Common Stock which become issuable pursuant to the grant of Common Stock options, using the treasury stock method and an assumed initial public offering price of $14.00 per share.

(l) In the six months ended June 30, 1997, the Company recorded a nonrecurring charge of $1.3 million, primarily professional fees and printing costs, as a result of the postponement of the Company's planned initial public offering of Common Stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Data, the Consolidated Financial Statements and related Notes thereto and other financial information included elsewhere in this Prospectus.

INTRODUCTION

     Prior to implementing the acquisition program in 1996, the Company's operations consisted principally of providing outpatient anatomic pathology services, primarily dermatopathology, through pathologists employed by the Company. With the 1996 Acquisitions, the Company affiliated with three Practices that provide exclusively outpatient anatomic pathology services and acquired eight Practices that provide both inpatient anatomic pathology services under exclusive contracts with hospitals as well as outpatient anatomic pathology services. With the 1997 Acquisitions, the Company acquired or affiliated with three additional practices, one of which exclusively provides inpatient pathology services and two of which provide both inpatient and outpatient pathology services. The Company intends to pursue other acquisitions of, and affiliations with, inpatient and outpatient anatomic pathology practices. The Company derives its net revenue from the net revenue of the Practices.

     The Practices provide anatomic pathology and related histological services with particular emphasis on dermatopathology (diseases of the skin), hematopathology (diseases of the blood), and cytopathology (diseases of the cells), as well as surgical pathology (diagnostic services in connection with surgical procedures).

     Outpatient pathology services are performed in free-standing, independent pathology laboratories owned and operated by the Company or in hospital-owned laboratories operated by the Company. Services performed are billed to patients, Medicare, Medicaid, other third party payors, national clinical laboratories and attending physicians on a fee-for-service basis, which cover both the professional and technical components of such services.


     The Company currently derives management service agreement revenue from a management service agreement between its PA Contractor Subsidiary in Texas and Clay J. Cockerell, M.D., P.A., one of the Company's two PA Contractors in Texas. Effective on or before October 10, 1997, such PA Contractor will transfer its business to a Texas 5.01(a) non-profit corporation, which the Company organized and of which the Company is the sole member. Members of the board of directors of such 5.01(a) corporation are appointed by, and can be removed by, the sole member, which is the Company. The Company has direct voting control over such 5.01(a) corporation and will consolidate its operations in the Company's consolidated financial statements for periods following the transfer to such 5.01(a) non-profit corporation. The Company will consolidate any future acquisitions or affiliations in which it acquires the controlling financial interest through the acquisition of direct ownership of voting stock or other appropriate means. For any future affiliations with practices in other states that prohibit the corporate practice of medicine and in which the Company affiliates through management service or other agreements and in which the Company does not obtain the controlling financial interest, but does have a net profits interest, the Company will separately display management service agreement revenue (at least, until such time that the Company gains a controlling financial interest). See Note 3 to the Consolidated Financial Statements.


     Inpatient pathology services are performed pursuant to exclusive contractual arrangements with hospitals. Net revenue for inpatient pathology services is dependent in large part on the level of inpatient admissions at the hospitals. Generally, such arrangements provide that a pathologist will provide diagnostic pathology services for the hospital's staff physicians and serve as the medical director of the hospital's laboratory with responsibility for the clinical laboratory and histology departments, as well as the hospital's blood bank and microbiology services. Generally, the Company and the PA Contractors bill patients, Medicare, Medicaid and other third party payors for the professional component of the services provided by the pathologists on a fee-for-service basis. In certain cases, the Practices are paid an annual fee for an Affiliated Physician to serve as the medical director of the laboratory.

     The Company and the PA Contractors typically bill government programs (principally Medicare and Medicaid), indemnity insurance companies, managed care organizations, national clinical laboratories, physicians and patients. Net revenue differs from amounts billed for services due to: (i) Medicare and Medicaid reimbursements at annually established rates; (ii) payments from managed care organizations at discounted fee-for-service rates; (iii) negotiated reimbursement rates with other third party payors; (iv) rates negotiated under sub-contracts with national clinical laboratories for the provision of anatomic pathology services; and (v) discounted and uncollectible amounts, principally from private pay accounts.

     In recent years, there has been a shift away from traditional indemnity insurance plans to managed care as employers and other payors move their participants into lower cost plans. The Company benefits more from patients covered by Medicare and traditional indemnity insurance than managed care organizations and national clinical laboratories, many of whom contract with managed care organizations to provide anatomic pathology services. The Company and the PA Contractors have contracts with managed care organizations and national clinical laboratories and the Company is attempting to increase the number of such contracts to increase test volume. Since the majority of the Company's operating costs, principally physician and non-physician technical compensation, are fixed, increases in volume resulting from contracts at discounted rates enhance the Company's profitability. Historically, net revenue from capitated contracts has represented an insignificant amount of net revenue. See "Risk Factors -- Reliance upon Government Programs."

     The Company estimates that for the six months ended June 30, 1997, approximately one-third of its net revenue was attributable to government sponsored healthcare programs (principally Medicare and Medicaid). The federal government sets reimbursement rates for services performed for patients covered by Medicare on an annual basis. Medicare reimbursement rates may also impact Medicaid and other reimbursement rates. From 1993 through 1996, Medicare rates for the Company's primary reimbursement code in Florida increased, on average, 4.0% per year. Effective January 1, 1997, the same Medicare reimbursement rate decreased by 5.3% to 6.0% in Florida, where a majority of the Company's net revenue from Medicare is derived. The federal government recently has enacted balanced budget legislation that substantially cuts Medicare expenditures over the next five years. The current cuts do not directly affect the services provided by the Company, but there can be no assurance that future cuts will not have a material adverse effect on the Company's financial condition or results of operations. The Company plans to mitigate the adverse effects of reimbursement reductions on net revenue and earnings through implementation of its strategy, specifically (i) increasing marketing efforts to expand referral sources and (ii) reducing practice costs through implementation of operating and production efficiencies.

     During 1996, the Company ceased the unprofitable operation of a clinical laboratory resulting in a non-recurring charge of $910,000 to operations as the result of severance payments, write-downs of property, equipment and other assets to estimated realizable values, and the write-off of the unamortized balances of intangible assets associated with the clinical operations. The Company also acquired one Practice whose operations include two outpatient clinical laboratories. Many anatomic pathology practices operate clinical pathology laboratories incidental to their businesses. In implementing its acquisition strategy, the Company may acquire other practices that provide outpatient clinical pathology services. The Company believes that operating clinical laboratories will continue to be incidental to its business. See "Business -- Government Regulation."

1996 ACQUISITIONS

     The 1996 Acquisitions were funded with various combinations of cash, Common Stock, debt and Contingent Notes. The aggregate non-contingent purchase price paid for the 1996 Acquisitions was approximately $108.0 million, $78.6 million of which was paid in cash, $4.5 million of which was paid in Subordinated Notes and $24.8 million of which was paid in shares of Common Stock, at a weighted average price of $6.41 per share. The cash portion of the purchase prices was financed with borrowings under the Credit Facility. The Contingent Notes are payable based upon the Practices' achievement of specified profitability objectives over periods ranging from 1996 to 2001. The Contingent Note payments vary in duration of payment and the minimum and maximum amounts to be paid upon the achievement of profitability objectives relating to the Practice. Generally, the amount of the contingent consideration to be paid cannot be determined until the earlier of the termination of the contingency period or until a profitability objective has been met. If the Practices achieve minimum specified profitability objectives, the Company would be obligated to make aggregate contingent payments, including principal and interest, of at least $9.0 million between 1997 and 2001. No amounts would be paid if the minimum profitability objectives are not met. If the Practices achieve the maximum profitability objectives, the Company would make aggregate contingent payments, including principal and interest, of approximately $36.5 million between 1997 and 2001. Since the profitability criteria are calculated on a cumulative basis over the period covered by the Contingent Notes, the performance of a Practice in one year may affect the payment of the Contingent Notes in another year. In the event the profitability criteria for a Practice are not met in a particular year, the shortfall in that year may be satisfied by excess profitability in a later year in which event a payment would be made in that later year. To the extent that the maximum profitability criteria are exceeded in any particular year, the amount of the excess will be carried backward to a prior year when the profitability criteria were not satisfied or forward to a subsequent year in determining whether the profitability criteria for such year have been met. This cumulative effect may cause contingent payments to be made with respect to a year in which profitability criteria would not have been met if such year was evaluated separately, and could cause contingent payments with respect to multiple years to become due in a single or later year. Additional consideration, if any, paid in cash under these contingent arrangements will be accounted for as additional purchase price for the Practice. During the six months ended June 30, 1997, the Company made Contingent Note payments aggregating $1.4 million. The Company believes that the incremental cash generated from operations will be sufficient to satisfy the payment, if any, of the Contingent Note obligations in any one year period. See "Risk Factors -- Unpaid Contingent Acquisition Consideration." Such payments, if any, will result in a corresponding increase in goodwill and the related amount of amortization thereof in periods following the payment.


     In connection with the 1996 Acquisitions, PA Contractor Subsidiaries entered into long-term management agreements with three PA Contractors in Texas and Ohio (the "PA Management Agreements"). Effective on or before October 10, 1997, Clay J. Cockerell, M.D., P.A., one of such PA Contractors, will transfer its business to a non-profit corporation of which AmPath is the sole member. In Ohio, each of the PA Contractors is owned by a trust, of which AmPath is the sole beneficiary. Under the PA Management Agreements, the Company has control over all non-medical functions of the PA Contractors, including all administrative, management, billing and support functions, while the PA Contractors and the physicians they employ have control over all functions relating to the provision of medical services. AmeriPath's PA Contractor Subsidiaries receive a management fee for the services. In Ohio, the fee is equal to the net revenue less practice expenses of the pathology practice. In Texas, the management fee consists of a flat base fee, which is determined on an annual basis according to the operating plan of the Practice, and a performance-based fee. The performance-based fee is determined on an annual basis and is based on the achievement of discretionary performance criteria as set forth in the annual operating plan of the Practice. The performance fee and the criteria therefor may vary from year to year based on the goals and objectives of the PA Contractor Subsidiary and may include, among other things, identifying, recruiting and retaining physicians, expanding the business of the PA Contractor and providing the PA Contractor with certain operational efficiencies. In addition, such PA Contractor reimburses the PA Contractor Subsidiary in Texas for all direct operating and production costs. Pursuant to the PA Management Agreement with such PA Contractor, the PA Contractor Subsidiary in Texas expects to receive a flat base management fee of approximately $400,000 in 1997, which amount excludes the performance fee. The base management fee together with the performance fee are expected by the Company (assuming the Texas PA Contractor Subsidiary meets its targets pursuant to the PA Management Agreement) to approximate the net revenue less practice expenses of the PA Contractor in 1997. Each of the PA Management Agreements has a term of 40 years and is subject to renegotiation at the end of such term. See "Business -- Government Regulation," "Risk Factors -- Effect of Government Regulation" and "Risk
Factors -- Dependence on Pathologists."


     Other than the acquisitions of the assets of PDK and D&P, each of the 1996 Acquisitions involving Practices in Florida, Kentucky and Alabama were structured as the purchase of all of the outstanding capital stock of the acquired Practice. Each of the 1996 Acquisitions involving Practices in Ohio were effected through a long-term management agreement between the Ohio PA Contractor Subsidiaries and each Ohio PA Contractor, and contribution of the stock of each Ohio PA Contractor to a trust, of which AmPath is the sole beneficiary. The 1996 Acquisition involving the Practice in Texas was effected through the purchase of all of the Practice's laboratory facilities and related equipment and other assets, and through a long-term management agreement between the Texas PA Contractor Subsidiary and the practice employing the Affiliated Physician in Texas. See Note (a) to Unaudited Pro Forma Consolidated Financial Data and "Business -- Affiliation Structure." Each of the 1996 Acquisitions was accounted for as a purchase of the underlying net assets.

     The 1996 Acquisitions have resulted in a significant increase in intangible assets. At December 31, 1996, net intangible assets were $131.5 million, including $74.1 million of net identifiable intangible assets and $57.4 million of goodwill principally due to the 1996 Acquisitions. Virtually all of the 1996 Acquisitions' aggregate purchase price of approximately $108.0 million was recorded as either identifiable intangible assets or goodwill. For a discussion of the preliminary allocation of the purchase price in the 1996 Acquisitions, see Note 3 to the Consolidated Financial Statements. Net identifiable intangible assets include hospital contracts, physician client lists, a management service agreement, and laboratory contracts acquired in connection with the 1994 Acquisition and the 1996 Acquisitions and are being amortized on a straight line basis over periods ranging from 10 to 40 years. For the year ended December 31, 1996 and for the six months ended June 30, 1997, amortization of net identifiable intangible assets was $1.3 million and $1.5 million, respectively. Goodwill represents the excess of cost over the fair value of the net assets of the 1994 Acquisition and the 1996 Acquisitions and is being amortized on a straight line basis over periods ranging from 15 to 35 years. For the year ended December 31, 1996, and for the six months ended June 30, 1997, amortization of goodwill was $658,000 and $910,000, respectively. These amortization amounts will increase on an annual basis in the event that the contingent payments are made pursuant to the Contingent Notes. There can be no assurance that the value of the intangible assets will ever be realized by the Company. The Company will evaluate the carrying values attributed to intangible assets on an on-going basis. In the event of an impairment of the values attributed to goodwill or identifiable intangible assets, there would be a charge to earnings that could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Risks Related to Intangible Assets" and Unaudited Pro Forma Consolidated Financial Data.

     To date, the Company has integrated certain aspects of the billing, sales and marketing, accounting, purchasing, insurance and courier functions of the Practices. Integration of such functions has resulted in greater efficiency in negotiating insurance coverage and effective marketing of the Practices to national clinical laboratories. In addition, the Company has taken steps to consolidate the accounting procedures and financial reporting systems of the Practices and is implementing cash management and other fiscal control programs. See "Business -- Regional Business Model" and "Business -- Affiliation Structure."

1997 ACQUISITIONS

     The 1997 Acquisitions were funded with various combinations of cash, Common Stock and Contingent Notes. The aggregate non-contingent consideration paid for the 1997 Acquisitions was approximately $58.9 million in cash and 1,910,808 shares of Common Stock (subject to five-year vesting). The cash portion of the purchase prices was financed with borrowings under the Credit Facility. The Contingent Notes are payable based upon the practices' achievement of specified profitability objectives over periods ranging from 1998 to 2002. The contingent payments have durations of five years and vary in the minimum and maximum amounts to be paid upon the achievement of profitability objectives relating to the Practice. If the Practices achieve minimum specified profitability objectives, the Company would be obligated to make aggregate contingent payments, including principal and interest, of at least $25.7 million between 1998 and 2002. No amounts would be paid if the minimum profitability objectives are not met. If the Practices achieve the maximum profitability objectives, the Company would make aggregate contingent payments, including principal and interest, of approximately $62.1 million between 1998 and 2002. Similar to the 1996 Acquisitions, since the profitability criteria are calculated on a cumulative basis over the period of the Contingent Notes, the performance of a Practice in one year may affect the payment of the Contingent Notes in another year. See "Risk Factors -- Unpaid Contingent Acquisition Consideration" and
"-- 1996 Acquisitions."

     The 1997 Acquisitions in Texas and Indiana involve long-term management agreements, similar in form and substance to the PA Management Agreements in Texas and Ohio, respectively, with the managed PA Contractor entities employing the physicians in such states. With respect to the 1997 Acquisition in Texas, a non-profit corporation of which AmPath is the sole member employs the physicians. In Indiana, a trust of which AmPath is the sole beneficiary is the sole member of a limited liability company that employs the physicians. In Indiana, the management fee is equal to the net revenue less practice expenses of the pathology practice. In Texas, in addition to the reimbursement of expenses, the management fee consists of a flat base fee, which is determined on an annual basis according to the operating plan of the practice, and a performance-based fee. The performance-based fee is determined on an annual basis and is based on the achievement of discretionary performance criteria as set forth in the annual operating plan. The base management fee together with the performance fee are expected by the Company (assuming the performance targets pursuant to the management service agreement are met) to approximate the net revenue less practice expenses. Each of the management agreements has a term of 40 years and is subject to renegotiation at the end of such term. See "Business -- Government Regulation," "Risk Factors -- Effect of Government Regulation," "Risk Factors -- Dependence on Pathologists" and "-- 1996 Acquisitions."

     The 1997 Acquisition in Mississippi was effected through a purchase by AmeriPath of all of the outstanding stock of the Practice, making such Practice a wholly-owned subsidiary of AmPath. Each of the 1997 Acquisitions were accounted for as a purchase of the underlying net assets.

     The 1997 Acquisitions resulted in a significant increase in intangible assets. For a discussion of the preliminary allocation of the purchase price in the 1997 Acquisitions, see Note 3 to the Unaudited Pro Forma Consolidated Financial Data. See "Risk Factors -- Risks Related to Intangible Assets," Unaudited Pro Forma Consolidated Financial Data and "-- 1996 Acquisitions."

PRACTICES


     As of September 26, 1997, the 15 Practices consisted of:



                                                                                                             1996
                                                                                                          PRO FORMA
                                                AFFILIATED         TOTAL       HOSPITAL    OUTPATIENT        NET
     PRACTICE(1)            LOCATION         PHYSICIANS(2)(3)   PERSONNEL(3)   CONTRACTS   LABORATORY     REVENUE(4)
---------------------  -------------------   ----------------   ------------   ---------   ----------   --------------
                                                                                                        (IN THOUSANDS)
American Laboratory    Fort Lauderdale, FL       9                144           --           X             $ 15,813
  Associates
Cutaneous Pathology &  Beachwood, OH             3                 27           --           X                3,979
  Immunofluorescence
  Laboratory
D&P Pathology          Fort Lauderdale, FL       6                  6            3                            2,121
Derrick and            Orlando, FL              29                262           14           X               21,833
  Associates
  Pathology
Florida Pathology      Miami Beach, FL           2                 14            1                            3,559
  Associates
Freeman-Cockerell      Dallas, TX                2                 58           --           X                3,482
  Laboratories
Gulf Coast Pathology   Cape Coral, FL            5                 30            3           X                8,686
  Associates
Pathology Associates   Lexington, KY             9                 62           18           X                5,080
Richfield Laboratory   Cincinnati, OH            3                 42           --           X                6,201
  of Dermatopathology
Seidenstein, Levine &  Fort Myers, FL           10                 48            5                            7,293
  Associates
SkinPath               Birmingham, AL            2                 27            1           X                2,726
Volusia Pathology      Ormond Beach, FL          7                 34            3           X                6,011
  Group
Unipath, Ltd.          Dallas, TX               21                122           10           X               20,152
Colab Incorporated     Indianapolis, IN         13                 17            8                           11,789
  Professional
  Corporation
Sturgis, Henderson &   Jackson, MS               5                 17            6           X                3,341
  Proctor
                                               ---                ---           --                         --------
  Totals                                       126                910           72                         $122,066
                                               ===                ===           ==                         ========


---------------

(1) The Company is not licensed to practice medicine. The practice of medicine is conducted solely by the Affiliated Physicians who are employed by either the Direct Subsidiaries or the PA Contractors.
(2) In the Practices located in Ohio, Indiana and Texas, the Affiliated Physicians are employed directly by the Ohio PA Contractors, the Indiana PA Contractor and the Texas PA Contractors, respectively.

(3) Does not include one physician and 40 other administrative and executive personnel of AmPath. Does include the Affiliated Physicians employed by the Ohio PA Contractors, the Indiana PA Contractor and the Texas PA Contractors.

(4) For the year ended December 31, 1996, giving effect to the 1996 Acquisitions and the 1997 Acquisitions as if all of such acquisitions had been effected on January 1, 1996.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of net revenue (billings net of contractual allowances).

                                                              PERCENTAGE OF NET REVENUE
                                                     -------------------------------------------
                                                           YEAR ENDED           SIX MONTHS ENDED
                                                          DECEMBER 31,              JUNE 30,
                                                     -----------------------    ----------------
                                                     1994     1995     1996      1996      1997
                                                     -----    -----    -----    ------    ------
Net revenue........................................  100.0%   100.0%   100.0%    100.0%    100.0%
Operating costs:
  Cost of services.................................   48.6     53.2     47.2      48.6      45.3
  Selling, general and administrative expense......   15.8     16.5     19.9      18.8      19.1
  Provision for doubtful accounts..................    6.9      7.2      8.4       6.7       9.2
  Amortization expense.............................    4.7      4.2      4.7       3.1       5.4
  Loss on cessation of clinical operations.........     --       --      2.1       9.4        --
                                                     -----    -----    -----     -----     -----
          Total operating costs....................   76.0     81.1     82.3      86.6      79.0
                                                     -----    -----    -----     -----     -----
Income from operations.............................   24.0     18.9     17.7      13.4      21.0
Interest expense...................................  (11.0)    (9.4)    (8.3)     (7.9)     (9.0)
Non recurring charge...............................     --       --       --        --      (2.9)
Other income (expense), net........................   (0.3)    (0.3)    (1.0)     (2.1)     (0.1)
                                                     -----    -----    -----     -----     -----
Income before income taxes.........................   12.7      9.2      8.4       3.4       9.0
Provision for income taxes.........................    4.8      3.6      3.6       1.3       3.9
                                                     -----    -----    -----     -----     -----
Net income.........................................    7.9%     5.6%     4.8%      2.1%      5.1%
                                                     =====    =====    =====     =====     =====

 Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996

     The Company completed the acquisition of 11 Practices in 1996, the results of which are included in the Company's operating results from the date of acquisition. Changes in operations between the six months ended June 30, 1996 and the six months ended June 30, 1997 were primarily due to eight of the 1996 Acquisitions which were completed subsequent to June 30, 1996.


     Net revenue increased by $35.2 million, or 363%, to $44.8 million for the six months ended June 30, 1997 from $9.7 million for the six months ended June 30, 1996. Of this increase, $35.0 million was attributable to the 1996 Acquisitions, and $169,000 to same practice growth. The increase in same practice revenue was comprised of a $304,000 increase in outpatient revenue, which was due to a 3.8% increase in volume which was partially offset by a 5.3% decrease in the Medicare reimbursement for surgical biopsies which became effective on January 1, 1997. Hospital revenues decreased $135,000 primarily due to a decrease in revenue from a managed care contract. References to same practice mean Practices at which the Company provided services for the entire period for which the amount is calculated and the entire prior comparable period.


     Cost of services increased by $15.6 million, or 331%, to $20.3 million for the six months ended June 30, 1997 from $4.7 million for the six months ended June 30, 1996. Of this increase, $16.5 million was attributable to the 1996 Acquisitions and $220,000 to same practice costs, offset by a reduction of $1.1 million attributable to ALA's clinical laboratory operations which ceased operations on May 31, 1996. In connection with closing ALA's clinical operations in 1996, the Company recorded a non-recurring charge to operations during the six months ended June 30, 1996 aggregating $910,000, which included severance payments, write-downs of property, equipment and other assets to estimated realizable values, and the write-off of the unamortized balances of intangible assets associated with the clinical operations.

     Selling, general and administrative expense increased by $6.7 million, or 370%, to $8.6 million for the six months ended June 30, 1997 from $1.8 million for the six months ended June 30, 1996. Of this increase, $3.3 million, or 49.1%, was attributable to the 1996 Acquisitions. The remaining increase was due to increased staffing levels in marketing, billing, human resources and accounting and costs incurred to expand the Company's administrative support infrastructure and complete the conversion to an upgraded billing system.

     Provision for doubtful accounts increased by $3.5 million, or 538%, to $4.1 million for the six months ended June 30, 1997 from $645,000 for the six months ended June 30, 1996. This increase was primarily attributable to the Practices acquired in 1996. The provision for doubtful accounts as a percentage of net revenue was 9.2% and 6.7% for the six months ended June 30, 1997 and 1996, respectively. This increase was primarily attributable to the 1996 Acquisitions, which acquisitions increased the percentage of net revenues from services provided in inpatient laboratories. The provision for doubtful accounts as a percentage of net revenue is higher for inpatient services than for outpatient services due primarily to a larger concentration of indigent and private pay patients, more difficulties gathering complete and accurate billing information and longer billing and collection cycles for inpatient services.


     Amortization expense increased by $2.1 million or 693%, to $2.4 million for the six months ended June 30, 1997 from $304,000 for the six months ended June 30, 1996. This increase is attributable to the amortization of goodwill and net identifiable intangible assets from the 1996 Acquisitions. Amortization expense is expected to increase on an annual basis as a result of identifiable intangible assets and goodwill arising from the 1996 Acquisitions, amortization in connection with the Company's 1997 Acquisitions and future acquisitions, and any contingent payments required to be made pursuant to the Contingent Notes. Additionally, the Company will evaluate the carrying values attributed to identifiable intangible assets and goodwill on an on-going basis. In the event of an impairment of the values attributed to goodwill or identifiable intangible assets, there would be a charge to earnings that could have a material adverse effect on the Company's financial condition and results of operations. See
"-- 1996 Acquisitions."


     During the six months ended June 30, 1997, the Company wrote-off certain deferred offering costs aggregating $1.3 million, primarily professional fees and printing costs, related to the registration statement filed by the Company with the Securities and Exchange Commission that was withdrawn in May 1997.

     Interest expense increased by $3.3 million, or 429%, to $4.1 million for the six months ended June 30, 1997 from $767,000 for the six months ended June 30, 1996. This increase was attributable to indebtedness incurred to finance the 1996 Acquisitions.

     The effective income tax rate was approximately 43% for the six months ended June 30, 1997 as compared to 38% for the six months ended June 30, 1996. The Company anticipates an increase in its effective tax rate due to the non-deductibility of amortization expense relating to intangible assets resulting from certain of the 1996 Acquisitions.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The Company completed the acquisition of 11 Practices in 1996, the results of which are included in the Company's operating results from the date of acquisition. Changes in operations between the year ended December 31, 1995 and the year ended December 31, 1996 were primarily due to these acquisitions.

     Net revenue increased by $26.5 million, or 166%, to $42.6 million for the year ended December 31, 1996 from $16.0 million for the year ended December 31, 1995. Of this increase, $26.7 million was attributable to the 1996 Acquisitions, and $1.1 million to same practice growth, offset by the decline in net revenue of $1.3 million from ALA's clinical laboratory which ceased operations on May 31, 1996. Same practice net revenue increased $1.1 million, or 8.3%, to $14.8 million compared to the same period in 1995, due to an increase in test volume and an increase in the Medicare reimbursement rate for surgical biopsies of 2.6% which became effective on January 1, 1996. References to same practice mean Practices at which the Company provided services for the entire period for which the amount is calculated and the entire prior comparable period.

     Cost of services increased by $11.6 million, or 136%, to $20.1 million for the year ended December 31, 1996 from $8.5 million for the year ended December 31, 1995. Of this increase, $13.0 million was attributable to the 1996 Acquisitions, offset by a decrease of $1.1 million attributable to ALA's clinical laboratory which ceased operations on May 31, 1996. In addition, same practice cost of services decreased by $273,000 for the year ended December 31, 1996 compared to the same period in 1995 due to increased efficiency by the Affiliated Physicians. In connection with closing ALA's clinical operations in 1996, the Company recorded a non-recurring charge to operations aggregating $910,000, which included severance payments, write-downs of property, equipment and other assets to estimated realizable values, and the write-off of the unamortized balances of intangible assets associated with the clinical operations.

     Selling, general and administrative expense increased by $5.8 million, or 221%, to $8.5 million for the year ended December 31, 1996 from $2.6 million for the year ended December 31, 1995. Of this increase, $2.4 million was attributable to the 1996 Acquisitions. The remaining increase was due to the appointment of a Chief Executive Officer, as of January 1, 1996, increased staffing levels in marketing, billing and accounting and costs incurred to expand the Company's administrative support infrastructure and complete the transition to an upgraded billing system.

     Provision for doubtful accounts increased by $2.4 million, or 208%, to $3.6 million for the year ended December 31, 1996 from $1.2 million for the year ended December 31, 1995. The provision for doubtful accounts as a percentage of net revenue was 8.4% and 7.2% for the years ended December 31, 1996 and 1995, respectively. This increase was primarily attributable to the 1996 Acquisitions, which acquisitions increased the percentage of net revenue from services provided in inpatient laboratories. The provision for doubtful accounts as a percentage of net revenue is higher for inpatient services than for outpatient services due primarily to a larger concentration of indigent and private pay patients, more difficulties gathering complete and accurate billing information, and longer billing and collection cycles for inpatient services.

     Amortization expense increased by $1.3 million, or 189%, to $2.0 million for the year ended December 31, 1996 from $700,000 for the year ended December 31, 1995. This increase is attributable to the amortization of goodwill and net identifiable intangible assets from the 1996 Acquisitions. Amortization expense is expected to increase as a result of identifiable intangible assets and goodwill arising from the 1996 Acquisitions and future acquisitions as well as any contingent payments required to be made pursuant to the Contingent Notes. Additionally, the Company will evaluate the carrying values attributed to identifiable intangible assets and goodwill on an on-going basis. In the event of an impairment of the values attributed to goodwill or identifiable intangible assets, there would be a charge to earnings that could have a material adverse effect on the Company's financial condition and results of operations. See
" -- 1996 Acquisitions."

     Interest expense increased by $2.0 million, or 135%, to $3.5 million for the year ended December 31, 1996 from $1.5 million for the year ended December 31, 1995. This increase was attributable to indebtedness incurred to finance the 1996 Acquisitions.

     Other expense, net increased by $385,000 to $431,000 for the year ended December 31, 1996 from $46,000 for the year ended December 31, 1995 due primarily to the write-off of deferred debt issuance costs related to the replacement of a line of credit with the Credit Facility.

     The effective income tax rate was approximately 43% for the year ended December 31, 1996 as compared to 39% for the year ended December 31, 1995. The Company anticipates an increase in its effective tax rate due to the non-deductibility of amortization expense relating to intangible assets resulting from certain of the 1996 Acquisitions.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net revenue increased by $1.6 million, or 11%, to $16.0 million for the year ended December 31, 1995 from $14.5 million for the year ended December 31, 1994. Of this increase, $891,000 was attributable to an increase in outpatient net revenue resulting from volume and price increases implemented for certain services during 1994. The remaining $673,000 was attributable to an increase in net revenue from ALA's clinical laboratory.

     Cost of services increased by $1.5 million, or 21%, to $8.5 million for the year ended December 31, 1995 from $7.0 million for the year ended December 31, 1994. Of this increase, $981,000 was due to the addition of two Affiliated Physicians, additional non-physician personnel and increased variable operating costs for anatomic pathology services and $510,000 was due to increased variable operating costs, additional non-physician personnel and overtime costs and allocation of additional overhead for ALA's clinical laboratory. As a percentage of net revenue, cost of services increased to 53.2% in 1995 from 48.6% in 1994.

     Selling, general and administrative expense increased by $357,000, or 16%, to $2.6 million for the year ended December 31, in 1995, from $2.3 million for the year ended December 31, 1994. This increase was primarily attributable to an increase in marketing costs, including the employment of two additional full-time marketing representatives, and the addition of billing personnel as the Company began a conversion and upgrade of its billing system.

     Provision for doubtful accounts increased by $158,000, or 16%, to $1.2 million for the year ended December 31, 1995 from $1.0 million for the year ended December 31, 1994. This increase was attributable to increases in net revenue. Provision for doubtful accounts, as a percentage of net revenue, increased from 6.9% to 7.2% due to the increase in ALA's clinical laboratory operations which typically have a higher level of doubtful accounts due to smaller per patient billings and a greater concentration of private pay patients.

     Interest expense decreased by $80,000, or 5%, to $1.5 million for the year ended December 31, 1995 from $1.6 million in 1994. This decrease was attributable to a reduction in the amount of outstanding indebtedness and a reduction in interest rates to 8.5% from 9.5% on the line of credit.

     The effective income tax rate was approximately 39% for the year ended December 31, 1995 compared to 38% for the year ended December 31, 1994.

QUARTERLY RESULTS

     The following table presents certain unaudited quarterly financial data for each of the quarters in the years ended December 31, 1995 and 1996 and the quarters ended March 31 and June 30, 1997. This information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements and related Notes thereto. The Company has historically experienced fluctuations in its third quarter results due to seasonal population variations in Florida. The addition of Practices in the Midwest is expected to reduce this seasonal fluctuation. The operating results for any quarter are not necessarily indicative of results for any future period or for the full year.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     1997 CALENDAR
                             1995 CALENDAR QUARTERS             1996 CALENDAR QUARTERS                 QUARTERS
                         -------------------------------   ---------------------------------   -------------------------
                         FIRST   SECOND   THIRD   FOURTH   FIRST   SECOND    THIRD   FOURTH     FIRST        SECOND
                         ------  ------   ------  ------   ------  ------   -------  -------   -------  ----------------
                                                   (IN THOUSANDS)
Net revenue............  $3,929  $4,267   $3,980  $3,848   $4,853  $4,837   $11,150  $21,718   $21,858      $22,986
Operating costs:
  Cost of services.....   2,029   2,191    2,112   2,185    2,485   2,223     5,771    9,627     9,966       10,347
  Selling, general and
    administrative
    expense............     631     663      637     713      924     898     2,020    4,641     4,310        4,254
  Provision for
    doubtful
    accounts...........     290     303      317     251      309     336     1,010    1,921     2,054        2,062
  Amortization
    expense............     170     170      169     169      152     152       510    1,144     1,199        1,211
  Loss on cessation of
    clinical lab
    operations.........      --      --       --      --       --     910        --       --        --           --
                         ------  ------   ------  ------   ------  ------   -------  -------   -------     --------
         Total.........   3,120   3,327    3,235   3,318    3,870   4,519     9,311   17,333    17,529       17,874
                         ------  ------   ------  ------   ------  ------   -------  -------   -------     --------
Income from
  operations...........     809     940      745     530      983     318     1,839    4,385     4,329        5,112
Interest expense.......    (401)   (384)    (366)   (353)    (374)   (393)     (870)  (1,903)   (1,932)      (2,125)
Non-recurring charge...      --      --       --      --       --      --        --       --        --       (1,289)
Other income (expense),
  net..................     (21)     27      (19)    (33)      (2)   (199)       58     (288)       26          (83)
                         ------  ------   ------  ------   ------  ------   -------  -------   -------     --------
Income (loss) before
  income taxes.........     387     583      360     144      607    (274)    1,027    2,194     2,423        1,615
Provision (benefit) for
  income taxes.........     150     226      140      56      232    (105)      392    1,009     1,042          694
                         ------  ------   ------  ------   ------  ------   -------  -------   -------     --------
Net income (loss)......  $  237  $  357   $  220  $   88   $  375  $ (169)  $   635  $ 1,185   $ 1,381      $   921
                         ======  ======   ======  ======   ======  ======   =======  =======   =======     ========

LIQUIDITY AND CAPITAL RESOURCES

     In the 1994 Acquisition, the Company acquired the assets and assumed the liabilities of PDK for consideration consisting of $20.5 million in cash, $3.5 million principal amount of Senior Notes and $2.5 million principal amount of ALA Contingent Notes. In connection with the 1994 Acquisition, the Company issued an aggregate of $5.5 million of Convertible Preferred Stock and issued the Junior Notes in the aggregate principal amount of $7.5 million. ALA also issued an aggregate of 1,425,600 shares of common stock to the owners of PDK for an aggregate purchase price of $1.0 million. In connection with the 1994 Acquisition, the Company also entered into the line of credit and borrowed $7.5 million thereunder. See "Certain Transactions." In April 1996, the ALA Contingent Note obligations were satisfied by the issuance of 194,400 shares of Common Stock.

     Following the 1994 Acquisition, the Company's principal cash requirements have been to fund acquisitions and debt service and provide working capital to support the growth of net revenue. The Company has funded these requirements with cash generated from operations and with borrowings under the line of credit and the Credit Facility. The Company generated cash from operations of $2.3 million for each of the years ended December 31, 1994 and 1995, $551,000 for the year ended December 31, 1996 and $6.1 million for the six months ended June 30, 1997. The decrease in 1996 of approximately $1.8 million was primarily attributable to a decrease in accounts payable and accrued expenses, and the increase for the six months ended June 30, 1997 was primarily due to the 1996 Acquisitions.

     The Credit Facility replaced the line of credit in May 1996 and was amended and restated in June 1997 increasing the amount available from $85 million to $150 million. The Company borrowed $78.6 million under the Credit Facility in connection with the 1996 Acquisitions and an additional $58.9 million to finance, in part, the 1997 Acquisitions. At December 31, 1995, 1996, and at June 30, 1997, the Company had working capital of $1.4 million, $5.3 million and $5.1 million, respectively, including $58,000 and $2.3 million, and $1.0 million, respectively, in cash and cash equivalents. In addition, practices acquired by the Company are typically required to have working capital at closing sufficient to fund one month of operations or one payroll period.

     Accounts receivable are primarily derived from fees due from patients and other third party payors. These receivables are presented in the Consolidated Financial Statements net of allowances for contractual adjustments and doubtful accounts. The provision for uncollectible accounts, which is charged to operations, is based on an evaluation of expected collections, based on an analysis of current and past due accounts, historical collections experience in relation to amounts billed and other relevant information. Contractual adjustments result from the difference between the Company's scheduled rates for services performed and the amount of reimbursement from government and other third party payors for such services. Net accounts receivable increased by $12.6 million to $14.7 million at December 31, 1996 from $2.1 million at December 31, 1995, primarily as a result of the 1996 Acquisitions. Net accounts receivable increased $1.5 million, to $16.2 million at June 30, 1997, primarily due to the increase in revenues during the period. See Note 4 to the Consolidated Financial Statements.


     At June 30, 1997, of the $150.0 million available under the Credit Facility, $65 million and $17.3 million was outstanding under the term loan facility and revolving loan facility, respectively. Since June 30, 1997, the Company borrowed an additional $58.9 million to finance, in part, the 1997 Acquisitions. See "Unaudited Pro Forma Consolidated Financial Data." Borrowings under the Credit Facility bear interest, at the Company's option, at the Agent's base rate (8.5% at June 30, 1997) or the Eurodollar rate plus a premium that are adjusted quarterly based upon the Company's ratio of total debt to cash flow. At June 30, 1997, amounts outstanding under the term loan and revolving loan of the Credit Facility had annual effective interest rates of 9.25% and 8.75%, respectively. The Credit Facility provides for up to $150.0 million through a 7 year term loan of $65.0 million and a revolving credit facility of up to $85.0 million that is available as a working capital line of credit in an amount equal to a maximum of 80% of the Company's eligible accounts receivable, (which at June 30, 1997, amounted to available funds of $10.6 million, of which $1.6 million was outstanding) or a revolving line of credit available to fund acquisitions. Amounts due under the revolving credit facility are due June 2002. Commencing July 1, 1998, the term loan requires annual principal payments of $650,000. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company received advances under the Credit Facility of $89.3 million and $8.4 million, respectively, and repaid $11.8 million and $7.8 million, respectively, primarily from cash provided by operations. Pursuant to the Credit Facility, the Company has pledged its assets, including the stock of the subsidiaries, as security. The Credit Facility also contains covenants which require the Company to maintain certain financial ratios (including minimum net income and operating cash flow to total debt service), limit the amount of additional indebtedness and annual capital expenditures the Company can incur, prohibit the payment of dividends and specify restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain the consent of the Banks for individual acquisitions utilizing bank debt in excess of $10.0 million. At June 30, 1997, the Company was in compliance with the covenants in the Credit Facility. See Note 8 to the Consolidated Financial Statements.


     Historically, the Company's capital expenditures have been primarily for laboratory equipment, management information systems and leasehold improvements. Total capital expenditures were $492,000, $488,000, $996,000 and $2.0 million in 1994, 1995, 1996 and for the six months ended June 30, 1997, respectively. Capital expenditures to date have included $1.0 million related to information systems and $569,000 for equipment and leasehold improvements to expand the Orlando facility to accommodate the expansion of its contract to provide anatomic pathology services with SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline"), a national provider of clinical laboratory services, which commenced in May 1997. The contract provides that the Company will maintain the appropriate manpower staffing levels to handle the estimated workload. In this regard, the Company anticipates additional capital outlays of approximately $250,000 over the amounts expended to date. The Company has been assessing, and will continue to assess, the capabilities of the various information systems acquired in connection with each of its acquisitions, and is in the process of replacing, upgrading and integrating certain of the systems into a single network. See "Business -- Management Information Systems." Priority has been given to enhancements in billing and financial information systems. Planned capital expenditures are expected to be between $1.0 million and $1.5 million during the remainder of 1997.


     The net proceeds of this offering, estimated to be $63.0 million, will be used to repay the outstanding principal amount on the Junior Notes and the Senior Notes, the accrued dividends on the Convertible Preferred Stock and a portion of the outstanding indebtedness under the Credit Facility. See "Use of Proceeds." As a result, after giving effect to this offering and the application of the net proceeds therefrom and the consummation of the 1997 Acquisitions, the Company will have reduced its aggregate indebtedness on a pro forma basis as of June 30, 1997 from $156.1 million to $94.3 million. The Company may reborrow under the revolving loan facility to fund future acquisitions, working capital and for general corporate purposes.


     The Company anticipates that its outstanding indebtedness following the consummation of this offering will be an aggregate of $94.3 million under the Credit Facility and Subordinated Notes. The Company expects to make further borrowings under the revolving loan facility in the short term to fund acquisitions. The Company anticipates that, following consummation of the offering, funds generated by operations and funds available under the Credit Facility will be sufficient to meet working capital requirements and Contingent Note obligations, and to finance capital expenditures and, together with the issuance of shares of Common Stock and Contingent Notes, acquisitions over the next 18 months. Further, in the event payments under the Contingent Notes become due, the Company believes that the incremental cash generated from operations would exceed the cash required to satisfy the Company's payment, if any, of the contingent obligations in any one year period. Such payments, if any, will result in a corresponding increase in goodwill and the related amount of amortization thereof in periods following the payment. Historically, the Practices funded their capital expenditures with cash flows from operations. For the year ended December 31, 1995, capital expenditures of the Practices approximated 2.2% of net revenue. For the year ended December 31, 1996 and the six months ended June 30, 1997, capital expenditures of the Company approximated 2.3% and 4.4%, respectively, of net revenue. The Company is integrating its financial information, billing and collections systems, which may result in an increase in capital expenditures as a percentage of net revenue. The Company believes, however, that such information systems enhancements will result in cost efficiencies that may enable the Company to continue to fund its capital expenditures with cash flows from operations. See "Business -- Management Information Systems." Funds generated from operations and funds available under the Credit Facility, along with the issuance of equity and debt securities, may not be sufficient to implement the Company's growth strategy in the long term. The Company may be required to seek additional financing through increases to the Credit Facility, negotiation of credit facilities with other banks or public or private placements of equity or debt securities. No assurance can be given that the Company will be able to extend or increase the Credit Facility, secure additional bank borrowings or complete additional debt or equity financings on terms favorable to the Company.

                                    BUSINESS

GENERAL


     AmeriPath believes it is the leading physician practice management company focused on anatomic pathology services, based on an analysis of geographic breadth, number of physicians, number of hospital contracts, number of practices and net revenue. The Company owns or is affiliated with 15 Practices located in seven states which employed, as of September 26, 1997, a total of 127 pathologists. The pathologists provide medical services in 14 outpatient pathology laboratories owned and operated by the Company, and in inpatient laboratories for 72 hospitals and 24 outpatient surgery centers. Of these pathologists, 126 are board certified, one is board eligible and 61 are also board certified in a subspecialty of anatomic pathology, including dermatopathology (diseases of the skin), hematopathology (diseases of the blood) and cytopathology (diseases of the cells). See "The Company."



     The Company provides physician practice management services and the Affiliated Physicians provide medical services in the Company's outpatient laboratories and in inpatient laboratories owned by hospitals. As of September 26, 1997, 11 Practices had exclusive contracts with a total of 72 hospitals to manage their inpatient laboratories and provide professional pathology services. Six of these 11 Practices also have established outpatient laboratories that focus upon outpatient referral sources. Generally under a hospital contract, the Practice provides the medical director for the hospital's laboratory, who is responsible for the laboratory's anatomic and clinical operations, as well as the hospital's blood bank and microbiology services. Through their relationships with the medical staff of the hospitals and the local medical community, inpatient based Practices also provide anatomic pathology services to office based physicians. By using an inpatient laboratory to conduct both outpatient and inpatient services, the Practices capitalize on the trend towards more procedures being performed in an outpatient setting. Four of the Practices (three of which are PA Contractors) operate in outpatient laboratories and provide services to attending physicians, national clinical laboratories and managed care organizations. The outpatient pathology services provided by the Practices are focused primarily on dermatopathology, which relates to the examination of skin biopsies.


ANATOMIC PATHOLOGY

     The practice of pathology includes anatomic pathology, which involves the diagnosis of diseases through examination of tissues and cells, and clinical pathology, which involves the chemical testing and analysis of body fluids, such as blood and urine. Clinical pathology involves an interpretation of standardized laboratory test results, a process which is frequently automated, while anatomic pathology typically requires the involvement of a pathologist in making a specific diagnosis. Anatomic pathologists do not treat patients, but rather assist physicians by establishing a definitive diagnosis for many diseases. In addition, anatomic pathologists may consult with attending physicians regarding treatment plans. In these capacities, the anatomic pathologist serves as the "physician's physician," creating what is often a long-term relationship. Attending physicians remove specimens which are then transported to a laboratory, either by courier or by overnight delivery service. Once received at the laboratory, a specimen is processed and mounted onto a slide by a laboratory technician for examination by a pathologist. Since specimens may be transported, samples can be diagnosed by a pathologist from a remote location. Therefore, pathologists are generally not needed "on-site" to make a diagnosis, which enhances utilization of available capacity in outpatient and inpatient laboratories and allows the practice to service a wider geographic area.

     An anatomic pathologist must have an understanding of a broad range of medical specialties. Subspecialties within anatomic pathology include the examination and diagnosis of skin biopsies taken by a dermatologist (dermatopathology), of tissue samples, such as prostate or breast, taken during a surgical procedure (surgical pathology), diagnostic analysis of diseases and disorders in blood, bone marrow and lymph nodes (hematopathology) and interpretation of pap smears, fine needle aspiration, biopsies, washings and brushings and body fluids (cytopathology). While physical examination or radiology procedures may suggest a diagnosis for many diseases, the definitive diagnosis is generally established by the anatomic pathologist.

     Based on information published by the American Medical Association, there are approximately 14,000 practicing pathologists in the United States. According to the American Society of Dermatopathology, in 1994, approximately 900 practicing pathologists specialized in dermatopathology. The Company has targeted outpatient pathology services and inpatient pathology services at hospitals with 400 or fewer beds. Based on a study prepared for the Company, the Company believes that the domestic market as of 1995 for non-hospital pathology services (approximately 3,300 outpatient laboratories) was approximately $2.1 billion and inpatient pathology services at hospitals with 400 or fewer beds was approximately $1.1 billion. The Company expects the provision of anatomic pathology services to grow primarily due to the aging of the United States population, increased incidence of cancer and medical advancements that allow for earlier diagnosis and treatment of diseases. As an example, according to The Journal of the American Academy of Dermatology, the number of new cases of non-melanoma skin cancer diagnosed in 1977 was 480,000 as compared to over 900,000 new cases diagnosed in 1994. Further, estimates published by The American Cancer Society in 1996 indicate that 50% of the U.S. population who live to age 65 or older will develop some form of skin cancer during their lifetimes.

     Most hospitals operate a pathology laboratory to provide urgent anatomic pathology services, as well as more routine testing, for the physicians on staff. Laboratories operated by a hospital or by a single independent pathology practice are limited in the range of specialty services that they can provide and in their available referral sources for utilization of the pathologists, and are often constrained by time and expense associated with administrative functions. Cost containment pressures and medical advancements are expected to decrease the number of tests being performed in hospitals and increase the number of procedures that will be performed by a physician in an outpatient setting. Further, as hospitals consolidate their operations and increase the outsourcing of certain services, the Company expects growth in outpatient pathology services to continue to outpace the growth in inpatient pathology services. As a result of these trends, the Company believes that there will be greater utilization of outpatient pathology laboratories, such as those operated by the Company.

     Cost containment pressures are also causing hospitals to increase their utilization of outside contract management companies to manage specialized functions, improve physician utilization and reduce the hospital's responsibility for certain administrative duties. Physician practice management companies, such as the Company, can provide a hospital with professional management of its pathology laboratory staff, including recruiting and scheduling, as well as the assumption of certain financial risks and administrative duties associated with physician billing and collections, utilization and outcome data and payment of physician malpractice insurance premiums.

     Although the selection of a pathologist is primarily made by individual physicians, a trend is evolving toward decisions being made by managed care organizations and other insurance plans. While the majority of referrals by managed care organizations for outpatient anatomic pathology services are made directly to pathology practices on a local basis, in certain cases managed care organizations contract with national clinical laboratories. Generally, national clinical laboratories subcontract anatomic pathology services to large practices that can provide a comprehensive range of anatomic pathology services. The Company believes that hospitals, managed care organizations and national clinical laboratories will continue to contract for the provision of anatomic pathology services.

     Historically, the anatomic pathology industry has been highly fragmented, with the majority of the services being provided by relatively small practices. The Company estimates that there are over 3,300 pathology practices operating in outpatient laboratories in the United States. There is an evolving trend among pathologists to form larger practices that can provide a broad range of outpatient and inpatient services and enhance the utilization of the pathologists. The Company believes this trend can be attributed to several factors, including cost containment pressures by government and other third-party payors, increased competition and rising costs of operating a medical practice. In addition, given the current trends of increasing outpatient services and outsourcing and consolidation by hospitals, pathologists are seeking to align themselves with larger practices and physician practice management companies that can assist providers in the evolving healthcare environment. Larger practices and physician practice management companies can also offer physicians certain advantages, such as negotiating contracts with hospitals, managed care providers and national clinical laboratories, marketing of professional services, providing continuing education and career advancement opportunities, making available a broad range of specialists with whom to consult, providing access to capital and business experience, establishing and implementing billing and collection procedures and expanding the Practice's geographic coverage area. Each of these factors support the pathologists in the efficient management of the complex and time-consuming, non-medical aspects of their practice.

BUSINESS STRATEGY

     The Company's objective is to enhance its position as the leading provider of physician practice management services to anatomic pathology practices through the following strategies:

          Focus on Anatomic Pathology. The Company believes that its focus on providing management services to anatomic pathology practices provides it with a competitive advantage in the acquisition of such practices. A significant opportunity exists to acquire or affiliate with anatomic pathology practices that are seeking to be acquired or to affiliate with a physician practice management company with experienced management and access to capital. As a result of the Company's focus on providing management services to anatomic pathology practices, Affiliated Physicians are able to form an internal network for consultations and to offer specialized services to their clients. The Company believes that its focus allows it to develop expertise in managing both inpatient and outpatient pathology practices.

          Acquire Leading Practices. The Company expects to increase its presence in existing markets and enter into new markets through acquisitions of, affiliations with and strategic minority investments in leading practices. The Company's acquisition criteria include market demographics, size, profitability, local prominence, payor relationships, fit with other acquisitions and opportunities for growth of the acquired Practice. The Company intends to continue to source acquisitions by capitalizing on the professional reputations of the Practices and the Affiliated Physicians, the Company's management experience and the benefits of being part of a public company, including increased resources and improved access to capital. In existing markets, the Company targets acquisitions that can expand its presence, provide new medical services, such as dermatopathology, and provide operational efficiencies for the Practices in that market. In new markets, the Company seeks to acquire and affiliate with prominent practices to serve as a platform for expansion.

          Expand Sales and Marketing Efforts. The Company focuses on generating internal growth for the Practices by augmenting their existing physician and contractual relationships with a professional sales and marketing program. The Company's marketing program is designed to (i) increase relationships with physicians over a broader geographic region, (ii) expand contracts with national clinical laboratories that subcontract for anatomic pathology services, and (iii) capitalize on existing managed care relationships. Since specimens can be transported, the Company's sales and marketing efforts focus on expanding the geographic scope of the Practices. Four Practices contract with national clinical laboratories to provide outpatient anatomic pathology services. These contracts generally are exclusive to the individual Practice and are limited to the local area. The Company is seeking to extend existing contracts with national clinical laboratories to include multiple Practices that cover a broader geographic region. The Company believes that this regional business model can offer national clinical laboratories and managed care organizations a convenient single source for anatomic pathology services. The Company also intends to apply its regional business model in obtaining managed care contracts.

          Increase Contracts with Hospitals. The Company seeks to gain additional exclusive hospital contracts for the Practices through the acquisition of or affiliation with anatomic pathology practices, as well as through expansion of the Company's existing relationships with multi-hospital systems. The Company believes that multi-hospital systems will benefit from contracting with a single provider of pathology services in a geographic region. The Company believes that providing inpatient laboratory services to multiple hospitals within a geographic area facilitates the development of a successful outpatient services operation by creating market presence, economies of scale and important physician relationships.

          Achieve Operational Efficiencies. The Company believes that the Practices will benefit from the management and administrative support the Company provides. To maximize operational efficiencies, the Company is implementing systems in which a small corporate staff develops policies that are implemented by the Practices locally, on a day-to-day basis. The corporate staff will also provide oversight, centralized reporting and other administrative functions. The Company intends to achieve operational efficiencies by centralizing certain functions, enhancing Practice efficiency and utilizing its size to negotiate discounts on laboratory equipment, other medical supplies and services and health, malpractice, and other insurances. The Company has centralized financial reporting, payroll and benefits administration and regulatory compliance. Prior to their acquisition, the Practices either managed their billing and collections inhouse or outsourced these functions. In September 1996, the Company entered into a contract with Medaphis Physician Services Corporation ("Medaphis") to provide inpatient billing services for four of the Practices. Rates paid to Medaphis under the contract are tied to billing volume handled by Medaphis. In addition, the Company's Fort Lauderdale administrative office has assumed the outpatient billing for three of the Practices. The Company will continue to evaluate billing and collections systems at the Practices and may centralize such functions for other Practices or newly acquired Practices in the future, including the 1997 Acquisitions. The Company plans to introduce "bench-marking" programs to enhance the efficiency of the Practices. In certain markets, the Company intends to develop a regional business model with centralized administrative functions, common marketing plans, and integrated courier systems.

REGIONAL BUSINESS MODEL


     Through the implementation of its strategies, the Company intends to develop integrated networks of anatomic pathology practices on a regional basis. These networks will consist of a number of practices that together: (i) have a substantial market presence; (ii) offer a broad range of services; (iii) have an extensive referral base; and (iv) possess complementary strengths and offer operating efficiencies. The Company has developed its regional business model in Florida. The Company believes that Florida represents an attractive market due to its population demographics, including the growth of the general population and a large population of senior citizens, as well as the Company's familiarity and understanding of the anatomic pathology market in Florida. The Company currently owns, controls and manages anatomic pathology practices in Florida that extend from Miami to Orlando and from Fort Myers to Tampa. Together, as of September 26, 1997, these Practices employed a total of 538 persons, including 68 Affiliated Physicians, had contracts with 29 hospitals and 21 outpatient surgery centers and operated seven outpatient laboratories. In addition, five of the Affiliated Physicians maintain faculty affiliations at medical schools in Florida, including the University of Miami and the University of Florida, which positions enhance their relationships with the medical community in Florida. The Company's contract with SmithKline, a national clinical laboratory, to provide anatomic pathology services, on an exclusive basis, in seven counties in Florida was expanded in November 1996 to include 59 of Florida's 67 counties.


     The Company believes that this regional business model offers short and long term benefits to the Company, attending physicians, third party payors and patients. The Company is integrating the administrative functions, including accounting and payroll, purchasing, billing and collections, and expects such integration to result in enhanced operational efficiencies. The Company has consolidated outpatient billing for three Practices at the Company's Fort Lauderdale administrative office. The Company's courier system for transporting specimens enables the Practices to penetrate areas outside their current markets and enhance the utilization of their laboratory facilities. The Company is also integrating and coordinating the marketing personnel of the Practices to effectively promote the Practices to physicians, hospitals, managed care organizations and national clinical laboratories to enhance the growth of the Company. This marketing effort is based upon promoting the broad geographic coverage and extensive professional services the Company offers. The Company's strategy is to leverage its size to extend contracts with national clinical laboratories to all of the Practices in Florida. The Company intends to market its services under the name "AmeriPath" to develop a branded set of products and services to payors and other clients. The Company plans to integrate the Practices' management information systems into a single system that will expand the financial and clinical reporting capabilities of each of the Practices. The Company believes that implementation of this regional model will increase the revenues of the Practices in the region. The Company plans to apply this regional business model to Practices in other states.

AFFILIATION STRUCTURE

     AmPath is a holding company that currently owns, controls and manages the 15 Practices through seven wholly-owned subsidiaries and long-term management agreements with the five PA Contractors in Texas, Indiana and Ohio (where the Company manages and controls all non-medical functions). Each Practice is either a Subsidiary, a division of a Subsidiary or a PA Contractor. AmPath controls all non-medical functions of the Practices, including financial reporting, human resources, payroll, billing, employee benefits and accounting. In Texas, Indiana and Ohio, the Affiliated Physicians are employed by the PA Contractors. In Florida, Alabama, Mississippi and Kentucky, the Affiliated Physicians are employed by the Direct Subsidiaries, which also own and operate the outpatient laboratories. See " -- Physician, PA Contractor and Other Contractual Relationships."

     In Texas, Indiana and Ohio, states that prohibit the corporate practice of medicine, a PA Contractor Subsidiary of the Company has entered into 40 year management agreements with the Ohio PA Contractors, the Indiana PA Contractor and the Texas PA Contractors. Pursuant to the terms of these management contracts, the Company provides all non-medical administrative support functions to the PA Contractor. See "-- Physician, PA Contractors and Other Contractual Relationships."

     The Board of Directors and management formulate strategies and policies which are implemented locally on a day-to-day basis by each Practice. Each Practice has a Managing Director who reports to the Company's Chief Operating Officer. The Company's executive officers who are physicians, principally the Company's Medical Director, develop and review standards for the Affiliated Physicians and their medical practices. The Chief Operating Officer supervises all employment matters with respect to Affiliated Physicians and staffing decisions at the Practices. The Company coordinates marketing activities, negotiates managed care and national clinical laboratory contracts and creates and supervises the implementation of budgeting, accounting, billing, finance, personnel and administrative policies. The Company has also developed personnel policies and uniform benefit plans for all employees of the Company. The Company is currently consolidating the accounting procedures and financial reporting systems of the Practices and is implementing cash management and other fiscal control programs.


     As of September 26, 1997, the Company employed, or had long-term agreements with PA Contractors who employed, 127 pathologists, 126 of whom are board certified, one of whom is board eligible and 61 of whom have additional subspecialty board certifications in such areas as dermatopathology, hematopathology and cytopathology. The experience and certification of the Affiliated Physicians provide opportunities for immediate consultation in complex cases among the internal network of Affiliated Physicians. Pathology is a specialized field of medicine and is a core requirement in a dermatologist's training. Through teaching at medical institutions, an Affiliated Physician has an opportunity to develop a reputation and following among residents and practicing physicians. Several Affiliated Physicians have teaching positions with a university or an affiliation with another institution for training and continuing medical education of physicians, particularly dermatologists. In addition to salary and bonuses, the Company provides Affiliated Physicians with benefit plans, group health insurance and physician malpractice insurance. See "-- Insurance" and "-- Physician, PA Contractor and Other Contractual Relationships."


     The Company manages and controls all of the non-medical functions of the Practices, including: (i) recruiting, training, employing and managing the technical and support staff of the Practices; (ii) developing, equipping and staffing laboratory facilities; (iii) establishing and maintaining courier services to transport specimens; (iv) negotiating and maintaining contracts with hospitals, national clinical laboratories and managed care organizations and other payors; (v) providing financial reporting and administration, clerical, purchasing, payroll, billing and collection, information systems, sales and marketing, risk management, employee benefits, legal, tax and accounting services to the Practices; (vi) complying with applicable laws and regulations; and (vii) with respect to the Company's ownership and operation of anatomic pathology laboratories, providing slide preparation and other technical services. The Company is not licensed to practice medicine. The practice of medicine is conducted solely by the Affiliated Physicians. All of the Company's outpatient laboratories are certified under the guidelines established by the federal Clinical Laboratory Improvement Act ("CLIA") and applicable state statutes and are managed by the medical director of the laboratory. Five outpatient laboratories are accredited by the College of American Pathology. The Company's quality assurance and quality improvement programs are designed to assure that all laboratories are in compliance with applicable law. Each of the Company's laboratories has a management information system and modern laboratory instrumentation that enables laboratory personnel to track, process, report and archive biopsies and other specimens.

     The Practices contract with hospitals to provide pathology services. The Practices staff each hospital with at least one pathologist who generally serves as the medical director of the laboratory, which facilitates the hospital's compliance with licensing requirements. The Practices are responsible for recruiting, staffing and scheduling the Affiliated Physicians in the hospital's inpatient laboratories. In addition to providing pathology services, the medical director of the laboratory is responsible for (i) the overall management of the laboratory, including quality of care, professional discipline, and utilization review; (ii) serving as a liaison to the hospital administrators and medical staff; and (iii) maintaining professional and public relations in the hospital and the community. Four Practices have both outpatient laboratories and hospital contracts which allow outpatient specimens to be processed and examined in inpatient laboratories, which enhances utilization of Affiliated Physicians in inpatient facilities. In the hospitals, technical personnel are typically employed by the hospital, rather than by the Practices. Four Practices have a centralized histology laboratory which serves the needs of multiple hospitals.

MANAGEMENT INFORMATION SYSTEMS

     The Company believes that the integration of its laboratory information, billing and collections and financial reporting systems will enable it to cost effectively monitor the operations of the Practices, enhance utilization of the Affiliated Physicians, develop practice protocols and archives and provide the Company with a competitive advantage in negotiating national clinical laboratory and managed care contracts. Each of the Company's laboratories has a laboratory information system that enables laboratory personnel to track, process, report and archive biopsies and other specimens. The Company acquired an outpatient billing and collections software program and upgraded its computer hardware in 1995 to increase operating efficiency and storage capacity at its Fort Lauderdale administrative office, and has upgraded the software and hardware in 1997 to handle the integration of out-patient billing for certain of the 1996 Acquisitions. In addition, the Company recently installed a complete general ledger and financial reporting system to handle the accounting for the Practices and facilitate the consolidation of billing and financial information.


     Historically, the Company and some of the Practices have outsourced their inpatient billing and collections functions to Medaphis, a national provider of physician billing services. The Company entered into a new contract with Medaphis in September 1996 to provide inpatient billing services for four of the Practices with rates tied to billing volume. Prior to their acquisition, the Practices either managed their billing and collections in house or outsourced those functions. In the course of acquiring the Practices, the Company analyzed and evaluated each of the billing and collections systems. Based on such evaluations, the Company assumed outpatient billing for three of the Practices at the Company's centralized billing operation at its Fort Lauderdale administrative office and may transfer additional inpatient billing for other Practices to Medaphis. The Company invested $332,000, $526,000 and $1.0 million in information systems in 1995, 1996 and the six months ended June 30, 1997, respectively, and plans to invest an additional amount of approximately $500,000 in the second half of 1997 to further increase the capacity of its centralized outpatient billing system and financial information system at its Fort Lauderdale administrative office and development of a plan for a company-wide laboratory information system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In 1997, the Company expects to complete the integration of its management information system that electronically links the accounting, billing and collection systems of the Practices. While no assurance can be given, the Company intends to complete an integrated management information system that electronically links the laboratory information systems of its existing Practices in 1998.

MARKETING


     The Company's marketing efforts are focused on physicians, hospital and outpatient surgery center administrators, national clinical laboratories and managed care organizations. Prior to being acquired by the Company, the Practices' marketing efforts were primarily based upon the professional reputations and individual efforts of the pathologists. The Company believes that there is an opportunity to capitalize on the professional reputations of the Affiliated Physicians by hiring experienced personnel and applying professional sales and marketing techniques to the Practices. Historically, the Practices marketed outpatient services primarily to dermatologists. The Company intends to increase the Practices' volume of business by also directing its marketing efforts to other medical specialists, including gynecologists, urologists and gastroenterologists. Since specimens may be sent by courier service or overnight delivery, the Company will utilize its sales professionals to expand the potential geographic market for each Practice beyond its local physician community. Several of the Practices currently market their outpatient services to a broad geographic area including neighboring states. The Company intends to augment its 21 person sales force with additional sales personnel. These representatives will report to the Company's Vice President of Sales, who assists in the development of the Company's marketing strategies and is responsible for their implementation.



     As of September 26, 1997, the Practices had contracts with 72 hospitals, 25 of which are owned by Columbia, the country's largest publicly-owned hospital company. The Company plans to dedicate members of its professional sales force to meet the needs of multi-hospital systems with facilities of 400 or fewer beds. The Company believes it can assist multi-hospital systems which currently have numerous contracts for pathology services by serving as a single source provider of pathology services. The Company's marketing effort will be directed toward consolidating the various contracts of multi-hospital systems on a regional basis and thus facilitating more efficient operation of multiple laboratories owned by such systems. See "-- Regional Business Model."



     Four Practices, including two of the PA Contractors, have an aggregate of six contracts with three national clinical laboratories, SmithKline, Quest Diagnostics (formerly known as Corning Clinical Laboratories) and Laboratory Corporation of America Holdings, on a local basis. The Company is directing marketing efforts to national clinical laboratories to expand these contracts on a regional basis to additional Practices as well as to enter into new contracts. In addition, the Company is seeking to secure new contracts and expand existing contracts with managed care organizations for the provision of anatomic pathology services. The Company is prepared to negotiate flexible arrangements for the Practices with managed care organizations, including on a discounted fee-for-service or capitated contract basis. The Company does not believe that contracting directly with managed care organizations will adversely affect the Company's relationships with national clinical laboratories because anatomic pathology services are not part of a national clinical laboratory's core business.


CLIENT AND PAYOR RELATIONSHIPS


     The Practices provide services to a wide variety of healthcare providers and payors including physicians, government programs, indemnity insurance companies, managed care organizations and national clinical laboratories. Physicians who are not affiliated with a hospital or managed care organization are a principal source of the business. Fees for anatomic pathology services rendered to the physicians are billed either to the physicians, the patient, or the patient's third party payor. Hospital contracts grant Practices the exclusive right and responsibility to manage the pathology services at the hospital. In this capacity, the Practices provide pathology services to staff physicians and support personnel and administrative services for the laboratory, as well as an Affiliated Physician who serves as the medical director of the laboratory. Upon initiation, the contracts typically have terms of one to five years. Thereafter, the contracts typically renew for additional terms of one year unless otherwise terminated by either party. Since 47 of the contracts have passed their initial term, they are currently subject to renewal on an annual basis. One of the 25 remaining contracts is subject to renewal prior to June 30, 1998. The contracts typically provide that the hospital may terminate the agreement prior to the expiration of the initial or renewal term. With respect to the hospital contracts, technical laboratory support personnel are typically employed by the hospital, rather than by the Company. The Company is responsible for the training and supervision of technical personnel who are employed by the hospitals. As the medical director of the laboratory, the Affiliated Physician may be responsible for hiring and terminating laboratory personnel. Neither the Company nor any Practice prior to its acquisition has lost a contract in a hospital with ongoing operations.

     The national clinical laboratories that contract with managed care organizations perform clinical laboratory services and generally subcontract anatomic pathology services to large practices. Under these contracts, the practices bill national clinical laboratories on a fee schedule basis. Contracts with national clinical laboratories provide for the exclusive subcontracting of anatomic pathology services for clients of the national clinical laboratories in a defined geographic area. These contracts have terms of one to three years and generally provide for automatic renewal for additional one to three year terms. The Company's relationships with managed care organizations typically provide for the provision of services to their participants on the basis of an agreed upon fee schedule.

PHYSICIAN, PA CONTRACTOR AND OTHER CONTRACTUAL RELATIONSHIPS

     The Company employs pathologists, or contracts with the PA Contractors who employ pathologists, to provide medical services in hospitals and in other inpatient and outpatient laboratories. The employment agreements typically have terms of five years and generally can be terminated at any time upon 60 to 180 days' notice. The Affiliated Physicians generally receive a base salary and a performance bonus. The Affiliated Physicians are required to hold a valid license to practice medicine in the jurisdiction in which the pathologist practices and, with respect to inpatient services, to become a member of the medical staff at the contracting hospital with privileges in pathology. The Company is responsible for billing patients, physicians and third party payors for services rendered by the Affiliated Physicians. Substantially all of the Affiliated Physicians have agreed, for a period of one to two years after termination of employment, not to compete with AmeriPath or the PA Contractor within a defined geographic area and not to solicit Affiliated Physicians, other employees or certain clients of the Company. See "Risk Factors -- Professional Liability and Insurance."


     AmeriPath has management agreements with five PA Contractors in Texas, Indiana and Ohio (the "PA Management Agreements"). In Texas, one PA Contractor is a controlled non-profit corporation, of which the Company is the sole member and, effective on or before October 10, 1997, another PA Contractor will be a controlled non-profit corporation, of which AmPath is the sole member. In Ohio and in Indiana, the PA Contractors are owned by trusts, of which AmPath is the sole beneficiary. Under the PA Management Agreements, the Company has control over all non-medical functions of the PA Contractors, including all administrative, management, billing and support functions. The PA Contractors pay AmeriPath a management fee for its services. In Ohio and in Indiana, the fee is equal to the net revenue of the pathology practice. In Texas, the management fee consists of a flat base fee, which is determined on an annual basis according to the operating plan of the Practice, and a performance-based percentage fee, which may be paid if the performance of the Practice exceeds budgeted targets. The management fee may be adjusted from time to time to reflect industry standards, the range of services provided by the PA Contractor and the level of performance of AmeriPath. Each of the PA Management Agreements has a term of 40 years and is subject to renegotiation at the end of such term. See "Risk Factors -- Effect of Government Regulation" and "Risk
Factors -- Dependence on Pathologists."


     Acquisition Management Services, Inc. ("AMS") has served as the Company's consultant in implementing its acquisition program. AMS has assisted the Company with matters relating to human resources, due diligence, financial analyses, valuations, projections, strategic analyses and negotiation of the 1996 Acquisitions and 1997 Acquisitions. AMS performs its services for the Company on a non-exclusive, independent contractor basis and is indemnified by the Company for actions other than fraud, gross neglect or willful misconduct. Since the Company believes that AMS's services have increased the efficiency of the Company's acquisition process, the Company expects to continue to use AMS's services in the near term.

GOVERNMENT REGULATION

     The business of the Company and the PA Contractors is subject to a variety of governmental and regulatory requirements relating to healthcare matters as well as laws and regulations which relate to business corporations in general. The Company believes that it exercises care in an effort to structure its practices and arrangements with hospitals and physicians to comply with relevant federal and state law and believes that such current arrangements and practices comply with all applicable statutes and regulations. In connection with the 1996 Acquisitions and the 1997 Acquisitions, the Company reviewed the Practices' compliance with federal and state healthcare laws and regulations and revised certain policies and procedures with respect to certain of the Practices. While the Company believes that the operations of the Practices prior to their acquisition were generally in compliance with such laws and regulations, there can be no assurance that the prior operations of the Practices, if reviewed, would be found to be in full compliance with such laws, as such laws may be ultimately interpreted. A violation of such laws by a Practice prior to its acquisition by or affiliation with the Company could result in civil and criminal penalties, exclusion of the Physician, the Practice or the Company from participation in Medicare and Medicaid programs and/or loss of a physician's license to practice medicine. To the extent the Practices were found not to be in compliance with such laws, the Company's financial condition and results of operations could be materially adversely affected. See "Risk Factors -- Assumption of Liabilities of Acquired Practices."


     The Company derived 57.0%, 39.0%, approximately 35.5% and approximately 28.6% of collections for the years ended December 31, 1995 and 1996, for the six months ended June 30, 1997 and on a pro forma basis for the six months ended June 30, 1997, respectively, from payments made by government-sponsored healthcare programs (principally Medicare and Medicaid). The decrease in the percentage of net revenue attributable to government sponsored healthcare programs resulted primarily from the acquisition of Practices outside Florida. These programs are subject to substantial regulation by the federal and state governments. Any change in reimbursement regulations, policies, practices, interpretations or statutes that places limitations on reimbursement amounts or practices could adversely affect the Company's financial condition and results of operations. Increasing budgetary pressures at both the federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government reimbursements for certain medical charges and elimination of coverage for certain individuals under these programs. Recently adopted Federal legislation will result in a reduction of Medicare and Medicaid funding and increases in state discretion over Medicaid funding. Particularly in view of the fact that Medicaid is a substantial and growing portion of state budgets, increases in state discretion could result in payment reductions. Although governmental payment reductions have not materially affected the Company in the past, it is possible that such changes or other changes in the future could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction." In addition, Medicare, Medicaid and other government sponsored healthcare programs are increasingly shifting to managed care. Some states have recently enacted legislation to require that all Medicaid patients be treated by managed care organizations, and similar legislation may be enacted in other states, which could result in reduced payments to the Company for such patients. Funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. The Company expects that there will continue to be proposals to reduce or limit Medicare and Medicaid reimbursements. The Company cannot predict at this time whether or when any of such proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company. There can be no assurance that payments under government sponsored healthcare programs will remain at levels comparable to present levels. See "Risk Factors -- Reliance Upon Government Programs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."


     Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce: (i) the referral of an individual for a service for which payment may be made by Medicare and Medicaid or certain other federal healthcare programs; or (ii) the purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs. Violations of federal anti-kickback rules are punishable by monetary fines, civil and criminal penalties and exclusion from participation in Medicare and Medicaid programs. In addition, absent an applicable exception, federal law prohibits the referral of Medicare or Medicaid patients for designated health services, which include laboratory services, to entities which have specific types of financial relationships with the referring physician. One of the relationships that results in a prohibition of referrals is ownership of certain securities. Although there is an exception in the law for the ownership of certain publicly held securities, the Common Stock does not currently qualify for this exception. Consequently, no physician owning Common Stock will be able to make referrals to the Company. The Company intends to notify referring physicians of this prohibition. Violation of these laws can result in substantial penalties and exclusion from the Medicare and Medicaid programs. Each of the states in which the Company does business, except Alabama and Mississippi, has anti-kickback, anti-fee splitting and/or self-referral laws that are similar to the federal laws, some of which apply to all payors. These laws impose substantial penalties for violations. Certain of these laws contain exceptions for relationships with pathologists and group practices. Although the Company believes that its operations do not violate these federal or state laws, which are commonly known as the "anti-kickback" and "self-referral" statutes, there can be no assurance that its activities will not be challenged by regulatory authorities seeking to enforce these laws or that such enforcement, if sought, would not have a material adverse effect on the Company. See "Risk Factors -- Effect of Government Regulation."

     The Medicare and Medicaid fraud and abuse provisions apply to laboratories participating in such programs. These provisions include prohibitions on improper and unnecessary billing for tests under these programs. Penalties for violations of these federal laws include exclusion from participation in Medicare and Medicaid programs, asset forfeitures and civil and criminal penalties.

     The Company is not licensed to practice medicine. The practice of medicine is conducted solely by the Affiliated Physicians. The manner in which licensed physicians can be organized to perform and bill for medical services is governed by the laws of the state in which medical services are provided and by the medical boards or other entities authorized by such states to oversee the practice of medicine. Business corporations are generally not permitted under state law to exercise control over the medical judgments or decisions of physicians, or engage in certain practices such as fee-splitting with physicians. In states where the Company is not permitted to directly own a medical practice, the Company performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the PA Contractors or the Affiliated Physicians employed by the PA Contractors. Corporate practice of medicine restrictions in Ohio prohibit a business corporation from employing physicians to engage in the practice of medicine, but permit an entity employing physicians to practice medicine to be owned by a trust, provided that the trustee of such trust is a licensed physician. In addition, a business corporation is not prohibited from being the beneficial owner of such trust or from performing administrative, marketing, billing and other non-medical or other services on behalf of the entity employing physicians engaged in the practice of medicine. In Ohio, the Company contracts with two PA Contractors (which are owned by trusts of which AmPath is the sole beneficiary), which in turn employ or contract with physicians to provide necessary physician and medical services. The trustees of each of the trusts that own the stock of the Ohio PA Contractors are physicians licensed to practice medicine in Ohio. Indiana law also prohibits the practice of medicine by non-physician owned entities. In Indiana, the Company uses a structure similar to that used in Ohio, with the Company contracting with a practice entity (owned by a trust of which AmPath is the sole beneficiary), which in turn employs the physicians who provide medical services. The trustee of the Indiana trust is a physician licensed to practice medicine in Indiana.


     In Texas, corporate practice of medicine restrictions generally provide that only certain entities are permitted to employ physicians to engage in the practice of medicine. However, such entities are not prohibited from retaining business corporations to manage other aspects of the business, including administrative, marketing, billing and other non-medical services. In Texas, one of the PA Contractors is a controlled non-profit corporation of which the Company is the sole member and, effective on or before October 10, 1997, another PA Contractor will be a controlled Texas non-profit 5.01(a) corporation of which the Company is the sole member. In these cases, the non-profit corporation owns or will own the medical-related assets and employs or will employ the physicians.


     Florida, Kentucky, Alabama and Mississippi do not have laws prohibiting business corporations from directly employing physicians to practice medicine. Such states, however, have medical practice acts which provide that only licensed physicians may provide medical care. Accordingly, in Florida, Kentucky, Alabama and Mississippi, business corporations may directly employ physicians to engage in the provision of medical services, provided that the physicians have control over the manner in which medical care is provided. The

"Managing Directors" of the Practices located in Florida, Kentucky, Mississippi and Alabama are each physicians licensed to practice medicine in their respective states. Pursuant to their employment agreements with the Subsidiaries, such Managing Directors have exclusive control over the actual provision of medical care at their respective Practices and are responsible for setting policies relating to and monitoring the practice of medicine.

     Based on the advice of the Company's state health care regulatory counsel, Jenkens & Gilchrist, a professional corporation, Bricker & Eckler LLP, Wyatt, Tarrant & Combs, Baker & Daniels and Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., the Company believes that it currently is in compliance with the laws in Texas, Ohio, Kentucky, Indiana, Florida, Mississippi and Alabama, respectively, relating to the corporate practice of medicine.

     There can be no assurance that regulatory authorities or other parties will not assert that the Company is engaged in the corporate practice of medicine. If such a claim were successfully asserted in any jurisdiction, the Company, the PA Contractors and the Affiliated Physicians could be subject to civil and criminal penalties under such jurisdiction's laws and could be required to restructure their contractual arrangements. In addition, expansion of the operations of the Company to other "corporate practice" states will require similar structural and organizational modification of the Company's form of relationship with PA Contractors or hospitals. Such results or the inability to successfully restructure contractual arrangements could have a material adverse effect on the Company's financial condition and results of operations. See "Risk
Factors -- State Laws Regarding Prohibition of Corporate Practice of Medicine."


     In addition to current regulation, state and federal government sponsored initiatives continue to focus significant attention on reforming the healthcare system in the United States. A broad range of healthcare reform measures have been introduced in Congress and in certain state legislatures. The Health Insurance Portability and Accountability Act of 1996 and Operation Restore Trust, initiated in 1995, have strengthened the powers of the OIG and increased the funding for healthcare fraud investigations. As a result, the OIG is currently expanding the scope of its healthcare fraud investigations. Federal and state audits and inspections, whether on a scheduled or unannounced basis, are conducted from time to time at the Company's facilities. An inspection was conducted in April 1997 at ALA's laboratory facility by representatives of federal and state agencies under Operation Restore Trust. A report to the Department of Justice with respect to this inspection was expected prior to October 1, 1997. The Company has received a preliminary report from AHCA relating to Medicaid which cites limited alleged non-compliances the effects of which are immaterial to the Company's operations as a whole. The Company has not received a report from the agency representing Medicare, and there can be no assurance that the findings of such a report relating to Medicare, or other findings in connection with the inspection, will not have an adverse effect on the Company. In addition, significant media and public attention has recently been focused on the health care industry due to ongoing federal and state investigations reportedly related to certain referral and billing practices, laboratory and home healthcare services and physician ownership and joint ventures involving hospitals. Most notably, Columbia is under investigation with respect to such practices. The Company operates laboratories on behalf of and has numerous contractual arrangements with hospitals, including 25 pathology services contracts with Columbia. The government's investigation of Columbia could result in a governmental investigation of one or more of the Company's operations which have arrangements with Columbia. In addition, the Office of the Inspector General and the Department of Justice have initiated hospital laboratory billing review projects in certain states and are expected to extend such projects to additional states, including states in which the Company operates hospital laboratories. These projects increase the likelihood of governmental investigations of hospital laboratories operated by the Company. Although the Company monitors its billing practices and hospital arrangements to ensure compliance with prevailing industry practices under applicable laws, such laws are complex and are constantly evolving and there can be no assurance that governmental investigators will not take positions that are inconsistent with industry practices, including the Company's practices. The government's investigation of Columbia may have other effects which could adversely affect the Company, including the termination or amendment of one or more of the Company's contracts with Columbia or the sale of hospitals potentially disrupting the performance of services under such contracts. The investigation of Columbia or other hospital operators with whom the Company does business could also result in adverse publicity concerning the Company, which could limit the Company's ability to acquire or affiliate with additional practices or to obtain new or expanded hospital contracts, or could result in termination or non-renewal of the Company's existing hospital contracts. See "Risk Factors -- Recent Government Investigations of Hospitals and Hospital Laboratories."

     In addition, federal and certain state laws provide individuals (so-called "whistle-blowers") with a right to bring claims on behalf of federal and state government agencies, and with a significant economic incentive to the whistle-blower in the event a claim produces monetary recovery. These actions are becoming increasingly prevalent in the healthcare industry, and have resulted in increased scrutiny of, and enforcement actions against, healthcare providers.

     There can be no assurance that any proposed or future healthcare legislation or other changes in the administration, interpretation or enforcement of government sponsored healthcare programs will not have an adverse effect on the financial condition and results or operations of the Company. Concern about such proposals has been reflected in the volatility of the stock prices of companies in healthcare and related industries. See "Risk
Factors -- Possible Reform of Healthcare Industry" and "Risk Factors -- No Prior Market; Volatility of Stock Price."

     CLIA extends federal oversight to virtually all laboratories by requiring that laboratories be certified by the government. Many laboratories must also meet governmental quality and personnel standards, undergo proficiency testing and be subject to biennial inspection. Rather than focusing on location, size or type of laboratory, this extended oversight is based on the complexity of the test performed by the laboratory. In 1992, HHS published regulations implementing CLIA. The quality standards and enforcement procedure regulations became effective in 1992. The quality standards regulations divide all tests into three categories (waivered, moderate complexity and high complexity) and establish varying requirements depending upon the complexity of the test performed. A laboratory that performs high complexity tests must meet more stringent requirements than a laboratory that performs only moderate complexity tests, while those that perform only one or more of eight routine "waivered" tests may apply for a waiver from most requirements of CLIA. The Company's outpatient laboratories are certified by CLIA to perform high complexity testing. Generally, the HHS regulations require laboratories that perform high complexity or moderate complexity tests to implement systems that ensure the accurate performance and reporting of tests results, establish quality control systems and have proficiency testing conducted by approved agencies, and biennial inspections. The sanction for failure to comply with these regulations may be suspension, revocation or limitation of a laboratory's CLIA certificate necessary to conduct business, significant fines and criminal penalties. The loss of a license, imposition of a fine or future changes in such federal, state and local laws and regulations (or in the interpretation of current laws and regulations) could have a material adverse effect on the Company's financial condition and results of operations. The Company is also subject to state regulation. CLIA provides that a state may adopt more stringent regulations than federal law. For example, state law may require that laboratory personnel meet certain qualifications, specify certain quality controls, maintain certain records and undergo proficiency testing.

     In addition, the Company is subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. All Company laboratories are operated in accordance with applicable federal and state laws and regulations relating to the generation, storage, treatment and disposal of all laboratory specimens and other biohazardous waste and the Company utilizes licensed vendors for disposal of such specimens. Although the Company believes that it is currently in compliance with such federal, state and local laws, failure to comply could subject the Company to denial of the right to conduct business, fines, criminal penalties or other enforcement actions.

     In addition to its comprehensive regulation of safety in the workplace, the federal Occupational Safety and Health Administration ("OSHA") has established extensive requirements relating to workplace safety for healthcare employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens, such as HIV and the hepatitis B virus. These regulations require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. Regulations of the Department of Transportation, the Public Health Services and the U.S. Postal Service also apply to the transportation of laboratory specimens.

INSURANCE

     The Company's business entails an inherent risk of claims of physician professional liability. Prior to the 1996 Acquisitions, the Practices had coverages ranging from $500,000 to $5.0 million per occurrence, and $1.0 million to $8.0 million in the annual aggregate. In October 1996, the Company consolidated its medical liability coverages with Steadfast Insurance Company (Zurich-American), whereby each of the Affiliated Physicians is insured with primary limits of $1.0 million per occurrence and $5.0 million in the annual aggregate, and share with the Company in surplus coverage of up to $16.0 million per occurrence, and $20.0 million in the aggregate. The policy also provides prior acts coverage for each of the Affiliated Physicians with respect to the Practices prior to the their acquisition by the Company. Pursuant to the terms of the purchase agreements for the 1996 Acquisitions and the 1997 Acquisitions, the Company has certain limited rights of indemnification from the sellers of the Practices. The Company also maintains property and umbrella liability insurance policies. While the Company believes that its insurance is adequate for the Company's business, there can be no assurance that all potential liabilities will be covered by available insurance, that a future successful claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs or on favorable terms. See "Risk Factors -- Assumption of Liabilities of Acquired Practices," "Risk Factors -- Professional Liability and Insurance" and "-- Legal Proceedings."

COMPETITION

     The markets for the services provided by the Company and the Practices consist of: (1) the provision of physician practice management services to anatomic pathology practices; and (2) the provision of anatomic pathology services. The Company competes with other physician practice management companies that are focused on the ownership or management of anatomic pathology practices. Through its Direct Subsidiaries and affiliations with the PA Contractors, the Company competes with anatomic pathology practices, national clinical laboratories, hospitals and clinics which provide anatomic pathology medical services. The Company estimates that there are over 3,300 pathology practices operating in outpatient laboratories in the United States. In addition, competition may result from companies in other healthcare industry segments, such as managers of other hospital-based specialties or large physician group practices, that may enter the Company's markets, some of which have financial and other resources greater than those of the Company. With respect to physician practice management services, the Company believes that the principal competitive factors are sales and marketing, billing, collections and financial reporting, management of physicians, laboratories and related medical services and human resources. To date, the Company has not experienced significant competition in the provision of physician practice management services to anatomic pathology practices. The Practices do, however, experience competition in local markets in which the Practices provide anatomic pathology services. The Company believes that the infrastructure it is building provides a competitive advantage in its markets. The principal competitive factors regarding the provision of anatomic pathology services are professional reputation and skill of the pathologist, the price charged for pathology services, the scope of services offered, the ability to operate laboratories on an efficient basis and geographic coverage. The Company competes with several other companies for the acquisition of or affiliation with anatomic pathology practices. In addition, companies in other healthcare segments, such as hospitals, HMOs and large physician practices, many of which have greater financial and other resources than the Company, may become competitors in acquiring, or providing physician practice management services to, anatomic pathology practices. The Company competes for acquisitions on the basis of the reputation of the Practices, its management experience and its focus on anatomic pathology. There can be no assurance that the Company will not experience more competition in its markets, that new competitors will not enter such markets, or that such competition will not make it more difficult for the Company to acquire or affiliate with practices on favorable terms.

SERVICE MARKS

     The Company has registered the service mark "AmeriPath" and "AmeriPath -- Integrated Pathology Services" with the United States Patent and Trademark Office, and has also filed applications for registration of the Company's name and logo.

EMPLOYEES


     At September 26, 1997, there were a total of 951 persons, including 127 Affiliated Physicians, employed by or affiliated with the Company. Of the Affiliated Physicians, 84 were employed by Subsidiaries of the Company and 42 were employed by PA Contractors. The Company's employees include 348 laboratory technicians, 75 couriers and 401 billing, marketing, transcription and administrative staff, of which 41 personnel are located at the Company's executive offices. None of the Company's employees or prospective employees are subject to collective bargaining agreements. The Company believes that its relations with its employees are good.


PROPERTIES

     The Company leases its executive offices located in Riviera Beach, Florida (approximately 12,000 square feet) and its billing and administrative office in Fort Lauderdale, Florida (approximately 5,000 square feet) and leases 18 other facilities: ten in Florida, one in Alabama, two in Kentucky, two in Ohio, one in Mississippi and two in Texas. See "Certain Transactions." These facilities are used for laboratory operations, administrative and billing and collections operations and storage space. The 18 facilities encompass an aggregate of approximately 125,000 square feet, have an aggregate annual rent of approximately $1.2 million and have lease terms expiring from 1997 to 2006. As laboratory leases are scheduled to expire, the Company will consider whether to extend or renegotiate the existing lease or move the facility to another location within the defined geographic area of the Practice.

LEGAL PROCEEDINGS

     During the ordinary course of business, the Company has become and may in the future be subject to pending and threatened legal actions and proceedings. The Company may have liability with respect to its employees and Affiliated Physicians as well as with respect to hospital employees who are under the supervision of Affiliated Physicians. The majority of the pending legal proceedings involve claims of medical malpractice, particularly cytology, and are generally covered by insurance. Based upon the investigations conducted to date, the Company believes that the outcome of such legal actions and proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial condition, results of operations or liquidity. If liability results from medical malpractice claims, there can be no assurance that the Company's medical malpractice insurance coverage will be adequate to cover liabilities arising out of such proceedings. See "Risk
Factors -- Professional Liability and Insurance."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                 NAME                    AGE          POSITION WITH THE COMPANY
                 ----                    ---          -------------------------
James C. New(1)(2).....................  52    President, Chief Executive Officer and
                                                 Director
Alan Levin, M.D........................  46    Chief Operating Officer and Director
Robert P. Wynn.........................  50    Executive Vice President and Chief
                                                 Financial Officer
Leslie B. Rosen, M.D...................  43    Executive Vice President and Medical
                                                 Director
Annette L. Bell........................  39    Vice President of Sales
Stephen V. Fuller......................  41    Vice President of Human Resources
Thomas S. Roberts(1)(2)(3).............  34    Chairman of the Board
Timothy Kilpatrick, M.D................  41    Director and Managing Director of
                                                 Derrick
C. Arnold Renschler, M.D...............  55    Director
E. Roe Stamps, IV(3)...................  51    Director

---------------

(1) Member of Acquisition Review Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

     Within 60 days following consummation of this offering, the Company's Board of Directors intends to appoint an additional person who is not currently affiliated with the Company as an additional director. Such director will serve on the Compensation Committee and the Audit Committee.

     James C. New has been the President, Chief Executive Officer and a director of AmeriPath since January 1996. Prior to joining AmeriPath, Mr. New served as President and as a director of RehabClinics, Inc., one of the largest outpatient rehabilitation companies in the country, which he formed in 1991. RehabClinics completed its initial public offering in June 1992 and merged with NovaCare, Inc. in February 1994. Mr. New was President of NovaCare, Inc.'s Outpatient Division from 1994 to 1995. Prior to founding RehabClinics, Inc., he served as President of Greater Atlantic Health Service and Physicians Choice of Southeastern Pennsylvania, a start-up HMO. From 1993 through 1996, Mr. New was the Chairman of the Acquisition Committee of the Board of Directors of Pet Practice, Inc. From 1978 to 1985, Mr. New served in various executive positions at Textron, Inc. and Emerson Electric, Inc.

     Alan Levin, M.D. has been Chief Operating Officer since September 1996. He became a director and an Affiliated Physician in June 1996 after the Company acquired Derrick. Prior to that, he served on the Board of Directors of Derrick since 1987, as Treasurer from 1990 to 1994, and President from 1994 until the acquisition of Derrick. Dr. Levin has 14 years experience as a pathologist and is board certified in anatomic and clinical pathology. He served as the medical director of the inpatient pathology laboratory at Columbia Medical Center, Port St. Lucie, Florida from 1983 until 1997, and presently is a member of that hospital's Board of Trustees. Since 1990, he has served as an advisor to Florida's State Agency for Healthcare Administration. Dr. Levin received his B.A. from Emory University and his M.D. from the University of Miami Medical School. He performed his medical oncology internship at Jackson Memorial Hospital and completed his anatomic and clinical pathology residency at Mount Sinai Medical Center in Miami, Florida.

     Robert P. Wynn has served as the Executive Vice President and Chief Financial Officer since February 1996. He served as Vice President and Chief Operating Officer of ALA from August 1993 to 1996. Mr. Wynn was Vice President and Chief Financial Officer of International Magnetic Imaging, Inc. ("IMI"), from May

1991 until August 1993. Prior to joining IMI, Mr. Wynn, a certified public accountant, was an audit partner with Deloitte, Haskins & Sells (predecessor to Deloitte & Touche LLP). Mr. Wynn has over 26 years of experience in finance and accounting. Mr. Wynn received his B.S. in Accounting from King's College in Pennsylvania.

     Leslie B. Rosen, M.D. has been an Executive Vice President and the Medical Director of the Company since June 1997. He became an Affiliated Physician in June 1996 after the Company acquired FPA. He has also been the Managing Director of FPA since September 1988. Prior to the sale of FPA to the Company, Dr. Rosen practiced pathology for over 14 years at various hospitals in South Florida. He also holds teaching positions at various Florida universities. Dr. Rosen is certified in Anatomic and Clinical Pathology as well as in Dermatopathology. Dr. Rosen received his B.A. from Kenyon College and his M.D. from State University of New York Downstate. He completed his residency and fellowship at Mount Sinai Medical Center in Miami Beach, Florida.

     Annette L. Bell has been Vice President of Sales since September 1996. She was Director of Sales and Marketing for ALA from 1990 to 1996 and for AmeriPath since February 1996. From 1987 to 1989, Ms. Bell held various positions with HSN Health Services, Inc., a subsidiary of Home Shopping Network, Inc., including District Sales Manager. Ms. Bell has over 15 years experience in sales and marketing. She attended Purdue University and Pensacola Christian College.

     Stephen V. Fuller has been Vice President of Human Resources since November 1996. From 1993 to 1996, he served as Vice President, Human Resources for Columbia Miami Heart Institute, a 315-bed full service hospital. From 1991 to 1993, Mr. Fuller served as Director, Human Resources for Delray Community Hospital, an acute care trauma hospital with over 200 beds and 1,400 employees. From 1990 to 1991, he served as Vice President, Human Resources for Hialeah Hospital, a 411-bed hospital with 1,250 employees. Mr. Fuller is a Certified Senior Professional in Human Resources with over 15 years experience in healthcare human resources. He received his Bachelor of Science in Personnel Management and Industrial Relations from Auburn University and his Masters of Business Administration from Nova Southeastern University.

     Thomas S. Roberts has been a director of the Company since the Share Exchange in 1996 and was a director of ALA from the 1994 Acquisition to 1996. Mr. Roberts is a General Partner of Summit Partners, a general partnership venture capital firm which is the general partner of various venture capital funds (including Summit Ventures III, L.P. and Summit Investors II, L.P., and Summit Subordinated Debt Fund, L.P., stockholders of the Company). Mr. Roberts has been employed with Summit Partners in various positions since 1989. Mr. Roberts is also a director of AMX Corporation and Intelligroup, Inc., as well as several privately held companies.

     Timothy Kilpatrick, M.D. has been a director of the Company and an Affiliated Physician since June 1996 when the Company acquired Derrick. He has also been Managing Director of Derrick since October 1996. Dr. Kilpatrick was a shareholder and employee of Derrick since 1986. From 1995 until June 1996, Dr. Kilpatrick was Vice President of Derrick and from 1992 until June 1996, Chairman of its Strategic Planning Committee. He has 11 years experience as a pathologist and is board certified in anatomic and clinical pathology, as well as in Dermatopathology. Dr. Kilpatrick received his B.S. from the University of Florida and his M.D. from the University of Florida, College of Medicine. He completed his residency in pathology at Bowman Gray School of Medicine.

     C. Arnold Renschler, M.D. has been a director of the Company since April 1997. Since June 1996, Dr. Renschler has been the President and Chief Executive Officer of Pharmacy Corporation of America, a division of Beverly Enterprises, Inc. From January 1990 to June 1996, he held various positions, including serving as a Director, President and Chief Operating Officer and Chief Clinical Officer, at NovaCare, Inc. Dr. Renschler is certified in pediatric medicine. He received his B.A. from Walla Walla College and his M.D. from Loma Linda University School of Medicine. He completed his internal medicine residency at Georgetown University Hospital is Washington, D.C., and his pediatric residency at Stanford University in Palo Alto, California.

     E. Roe Stamps, IV has been a director of the Company since the Share Exchange in 1996 and was a director of ALA from the 1994 Acquisition to 1996. Mr. Stamps has more than 22 years experience in venture capital investing and is the Managing General Partner of Summit Partners. He has served on the board of numerous private and public companies. Mr. Stamps is currently the Chairman of the Board of Boca Research, Inc. and is a director of Pediatrix Medical Group, Inc.

     After this offering, the Company expects that it will pay each director who is neither an employee nor associated with one of the Company's principal stockholders a $1,000 fee for each meeting of the Board of Directors attended in person by such director, $500 for each meeting of a committee of the Board of Directors attended in person, which meeting is not held in conjunction with a regular Board of Directors meeting, and fees of $500 and $250 for each Board of Directors meeting and committee meeting, respectively attended by telephone conference. The Company expects that outside directors will also be eligible to receive options to purchase shares of Common Stock pursuant to the Director Option Plan. The Company also reimburses all directors for out-of-pocket expenses incurred in connection with the rendering of services as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the Board of Directors established a Compensation Committee to administer the Option Plan consisting of Messrs. Roberts and Stamps. All compensation decisions affecting Mr. New were approved by the Company's directors, exclusive of Mr. New.


     Pursuant to the 1994 Acquisition, 3,084,730 shares of the Convertible Preferred Stock were issued to Summit, with which Messrs. Roberts and Stamps are affiliated, for approximately $5.3 million. Additionally, the Company issued approximately $7.2 million principal amount of Junior Notes to Summit. A financing fee of $190,000 was paid to Summit in connection with these transactions. In connection with the formation of AmPath in February 1996, Summit exchanged its holdings of Junior Notes and Convertible Preferred Stock of ALA for the same number and type of debt and equity securities of the Company. In February 1996, Summit converted 120,004 shares of the Convertible Preferred Stock into 216,007 shares of Common Stock and then sold such shares to Mr. New for consideration of $450,000 pursuant to the terms of Mr. New's employment agreement. The consideration paid approximated the fair value of such shares. Summit will convert its shares of Convertible Preferred Stock into 5,344,816 shares of Common Stock prior to consummation of this offering.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the total compensation paid or accrued by the Company, for services rendered during 1996, to the Company's Chief Executive Officer and certain other officers whose total 1996 salary and bonus exceeded $100,000 (collectively the "Named Officers").

                                                                 ANNUAL COMPENSATION(1)
                                                              -----------------------------
                                                              FISCAL
                NAME AND PRINCIPAL POSITION                    YEAR    SALARY($)   BONUS($)
                ---------------------------                   ------   ---------   --------
James C. New................................................   1996     213,942     158,631
  President and Chief Executive Officer
Alan Levin, M.D.(2).........................................   1996     112,732     100,000
  Chief Operating Officer
Robert P. Wynn..............................................   1996     141,605      50,694
  Executive Vice President and Chief Financial Officer
Annette L. Bell(3)..........................................   1996      64,153      56,559
  Vice President of Sales
Michael J. Demaray, M.D.(4).................................   1996     349,820          --

---------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such columns. The aggregate amount of perquisites and other personal benefits provided to each Named Officer is less than 10% of the total annual salary and bonus of such officer.
(2) Dr. Levin was employed by Derrick during the first six months of 1996. His employment with the Company commenced in June 1996 in connection with the acquisition of Derrick. As of September 1996, Dr. Levin became the Chief Operating Officer of AmPath.
(3) Bonus amounts paid to Ms. Bell include commissions.
(4) During 1996, Dr. Demaray was employed as an Affiliated Physician and was also employed by AmPath as its Executive Vice President and Medical Director. In June 1997, Dr. Demaray resigned from his position with AmPath. Dr. Demaray continues to be employed as an Affiliated Physician.

OPTIONS

     The following table sets forth the options granted to the Named Officers during the year ended December 31, 1996.

                                                                                                 POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED ANNUAL
                            NUMBER OF                                                            RATES OF STOCK PRICE
                            SECURITIES    PERCENT OF TOTAL                                     APPRECIATION FOR OPTION
                            UNDERLYING   OPTIONS GRANTED TO    EXERCISE OR BASE                        TERM(3)
                             OPTIONS     EMPLOYEES IN FISCAL      PRICE PER       EXPIRATION   ------------------------
                            GRANTED(1)          YEAR             SHARE(1),(2)        DATE          5%           10%
                            ----------   -------------------   ----------------   ----------   ----------   -----------
James C. New..............   360,011             49%                $ 1.67          1/1/06     $7,609,857   $12,472,836
Alan Levin, M.D...........    36,000              5%                 10.00         9/26/06        460,963       947,246
Robert P. Wynn............        --             --                     --              --             --            --
Annette L. Bell...........    18,000              2%                 10.00         9/26/06        230,481       473,623
Michael J. Demaray,
  M.D.....................        --             --                     --              --             --            --

---------------

(1) After giving effect to the Company's 1.8 for 1 split of its Common Stock on January 13, 1997.
(2) All options were granted at exercise prices greater than the fair market value of the Common Stock on the date of the grant.
(3) Potential realizable value is based on the difference between the option exercise price and the initial public offering price of the Common Stock (based upon an assumed initial public offering price of $14.00 per share) multiplied by the number of shares of Common Stock underlying the option. These assumed annual rates of appreciation were used in compliance with the rules of the Commission and are not intended to forecast future price appreciation of the Common Stock or to take into account the immediate increase in potential realizable value that will occur. The actual value realized from the options could be higher or lower than the values reported above, depending on the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.

     Year End Option Table. The following table sets forth information regarding exercise of options and the number and value of options held at December 31, 1996 by each of the Named Officers. No options were exercised during 1996 by such executives.

            AGGREGATE UNEXERCISED OPTIONS AND YEAR-END OPTION VALUES

                                                                                   VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT YEAR END(#)           AT YEAR END($)(1)
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                        -----------   -------------   -----------   -------------
James C. New....................................         --        360,011              --     $4,438,933
Alan Levin, M.D.................................         --         36,000              --        144,000
Robert P. Wynn..................................     86,400        129,600      $1,113,696      1,670,544
Annette L. Bell.................................         --         18,000              --         72,000
Michael J. Demaray, M.D.........................         --             --              --             --

---------------

(1) The value of the options is based on the difference between the option exercise price of $1.67, $10.00, $1.11 and $10.00 with respect to Mr. New, Dr. Levin, Mr. Wynn and Ms. Bell, respectively, and the initial public offering price of the Common Stock (based upon an assumed initial public offering price of $14.00) multiplied by the number of shares of Common Stock underlying the option. No market existed for the Common Stock prior to this offering.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Mr. New effective January 1, 1996. The agreement, as amended, provides that Mr. New will receive a base salary of $275,000 per year. Mr. New is eligible to receive an annual bonus equal to 25% of his base salary and up to an additional 25% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance. For the year ended December 31, 1996, the Compensation Committee of the Board of Directors determined that Mr. New exceeded the performance objectives of his employment agreement and awarded a bonus to Mr. New in excess of the percentages specified in such agreement. Upon termination of his employment by the Company for reasons other than disability, death or cause, Mr. New will receive his base salary and benefits for a period of 12 months. In connection with his employment, Mr. New purchased 216,007 shares of Common Stock of the Company from Summit and Schroder, and the Company granted him an option to purchase 360,011 shares of Common Stock.


     In connection with the Share Exchange, the Company assumed ALA's employment agreement with Mr. Wynn. The agreement, as amended, provides that Mr. Wynn shall receive a base salary of $148,000 per year and may receive a discretionary bonus based on his performance. For the year ended December 31, 1996, Mr. Wynn received a bonus equal to 36% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance. Upon termination of his employment without cause, Mr. Wynn shall receive his base salary for a period of 12 months.


     The Company entered into an employment agreement with Dr. Levin as an Affiliated Physician as of June 30, 1996 in connection with the acquisition of Derrick. Effective October 1, 1996, the Company entered into an additional agreement with Dr. Levin pursuant to which Dr. Levin became Chief Operating Officer of AmPath and amended his employment agreement with AmeriPath Florida, Inc., the Florida subsidiary of AmPath. The agreements provide for an annual salary of $255,000, $155,000 of which is paid by AmPath and $100,000 of which is paid by AmeriPath Florida, Inc. Beginning in 1997, Dr. Levin will be eligible to receive a bonus of up to $25,000 per year, subject to achievement of performance objectives of the Company. Upon termination by the Company other than for cause, Dr. Levin will receive his annual salary for one year. In connection with his employment as Chief Operating Officer, the Company granted options to purchase 36,000 shares of Common Stock.

     In addition to their roles as executive officers and directors of the Company, Drs. Levin, Demaray and Kilpatrick, and Leslie B. Rosen, M.D. (AmPath's Executive Vice President and Medical Director), are also Affiliated Physicians and have entered into separate employment agreements with the Company that govern their relationship with the Company as Affiliated Physicians. These agreements have terms of five years and provide for annual base salaries of $255,000, $350,000, $255,000 and $400,000, respectively. Each employ-
ment agreement provides for a covenant not to compete during such Affiliated Physicians' employment with a subsidiary of AmeriPath and thereafter, for a period of two years with respect to Drs. Levin, Kilpatrick and Rosen and 18 months with respect to Dr. Demaray. Dr. Rosen's employment agreement, which expires June 30, 2001, subject to renewal, provides that the Company may terminate his employment only for cause.

     Pursuant to their respective employment agreements, Drs. Levin, Rosen, Demaray and Kilpatrick have agreed to devote their full business time to providing services to the Company. The Company expects that Dr. Levin will devote approximately 80% of his professional time to his responsibilities as Chief Operating Officer, with the balance of his professional time being devoted to his activities as an Affiliated Physician. The Company expects that Dr. Rosen will devote approximately 30% of his professional time to his responsibilities as Vice President and Medical Director, with the balance of his professional time being devoted to his activities as an Affiliated Physician.

     Certain executive officers hold options to purchase Common Stock granted under the Option Plan. Such options may be terminated by the Compensation Committee of the Board of Directors upon: (i) a merger, consolidation or similar corporate transaction in which ownership of more than 50% of the voting power of the Company's voting stock is transferred; or (ii) a sale or other disposition of all or substantially all of the Company's assets.

EMPLOYEE BENEFIT PLAN

     Effective July 1, 1997, the Company consolidated its previous 401(k) retirement plan and other defined contribution plans of the Practices into a new qualified 401(k) retirement plan (the "401(k) Plan"), which covers substantially all eligible employees (as defined in the 401(k) Plan). Under the terms of the 401(k) Plan, employees may contribute up to 15% of their compensation up to $9,500, as defined. Employer contributions of 25% of employee contributions (up to a maximum of $1,000 per employee) are required. During 1994, 1995 and 1996, the Company elected not to make a contribution to the previous plans. The Company expects to make contributions to the 401(k) Plan in 1997.

OPTION PLAN

     Under the Option Plan, 2,200,000 shares of Common Stock are reserved for issuance upon exercise of stock options. The Option Plan is designed to retain and motivate key employees and consultants or advisors who have an opportunity to contribute to the success of the Company. After this offering, the Compensation Committee will administer and interpret the Option Plan and be authorized to grant options thereunder to all eligible employees of and consultants or advisors to the Company, except that no incentive stock options (as defined in Section 422 of the Internal Revenue Code) may be granted to a consultant or advisor who is not also an employee of the Company or a subsidiary.

     The Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the Option Plan on such terms and at such prices as may be determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. Incentive stock options granted under the Option Plan are not transferable other than by will or by the laws of descent and distribution. Nonqualified options granted under the Option Plan may be transferred with the consent of the Compensation Committee, which consent may be given at the time such options are granted. Unless otherwise determined by the Compensation Committee, individuals holding options may exercise such options by delivering cash or Common Stock pursuant to the cashless exercise procedures. The Option Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must: (i) provide for recourse to the optionee; (ii) bear interest at a rate no less than the prime rate of interest of the Company's principal lender; and (iii) be secured by the shares of Common Stock purchased. The Board of Directors and the Compensation Committee have the authority to amend or terminate the Option Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the Option Plan are subject to stockholder approval. Unless terminated sooner, the Option Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no incentive stock options may be granted ten years after the effective date of the Option Plan, which is February 15, 1996.


     As of September 26, 1997, the Company had outstanding options to purchase an aggregate of 1,172,211 shares of Common Stock under the Option Plan at a weighted average exercise price of $5.20 per share, of which options to purchase 265,682 shares of Common Stock were exercisable at September 26, 1997.


DIRECTOR OPTION PLAN

     Under the Director Option Plan, 180,000 shares of Common Stock are reserved for issuance upon exercise of stock options granted thereunder. The purpose of the Director Option Plan is to attract and retain qualified and competent persons to serve as members of the Board of Directors and to provide such directors with additional incentive to contribute to the success of the Company by providing them with an opportunity to have an equity interest in the Company.

     The Board of Directors or a committee thereof administering the Director Option Plan, (the "Administrator") is authorized to grant options ("Director Options") thereunder and to determine the terms and conditions applicable to such Director Options. Directors who are not employees of the Company are eligible to receive Director Options. Directors receive an initial grant of an option to purchase 5,000 shares of Common Stock upon their initial election to the Board of Directors. Each Director Option is exercisable during the period specified in the agreement evidencing the grant of such Director Option, but no option may be exercisable ten years after the day of grant. The Board of Directors and the Administrator have the authority to amend or terminate the Director Option Plan, provided that no such action may impair the rights of the holder of any outstanding option without the consent of such optionholder, and provided further that certain amendments of the Director Option Plan are subject to stockholder approval. Unless terminated sooner, the Director Option Plan will continue in effect until all Director Options granted thereunder have expired or been exercised, provided that no options may be granted ten years after the effective date of the Director Option Plan, which is November 21, 1996.


     As of September 26, 1997, Director Options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share have been granted, none of which are currently exercisable.

                              CERTAIN TRANSACTIONS

1994 ACQUISITION


     Pursuant to the 1994 Acquisition: (i) ALA acquired substantially all of the assets and assumed substantially all of the liabilities of PDK for $20.5 million in cash, $3.5 million principal amount of Senior Notes and $2.5 million principal amount of ALA Contingent Notes; (ii) 3,208,120 shares of the Convertible Preferred Stock were issued to Summit and Schroder for $5.5 million; and (iii) Drs. Demaray, Poulos and Kowalczyk, the owners of PDK, purchased an aggregate of 1,425,600 shares of ALA common stock for an aggregate purchase price of $1.0 million. Prior to the 1994 Acquisition, Drs. Demaray, Poulos and Kowalczyk owned 100% of the then issued and outstanding shares of common stock of ALA. However, after the 1994 Acquisition, the owners of PDK held 19.8% of the voting interest (taking into account the voting rights of the holders of the Convertible Preferred Stock). Additionally, the Company issued an aggregate $7.5 million principal amount of Junior Notes to Summit and Schroder and borrowed $7.5 million under its line of credit to finance a portion of the acquisition of the net assets from PDK. A financing fee of $190,000 was paid to Summit in connection with these transactions. Summit and Schroder will convert their shares of Convertible Preferred Stock into an aggregate of 5,558,607 shares of Common Stock prior to consummation of this offering. The Company has reserved 5,558,607 shares of Common Stock for the conversion of the Convertible Preferred Stock.


     In the 1994 Acquisition, each of Drs. Demaray, Poulos and Kowalczyk received in exchange for the net assets of PDK the following from the Company:
(i) a cash distribution of $6.8 million; (ii) Senior Notes in the principal amounts of $1.2 million; and (iii) ALA Contingent Notes in the principal amounts of $833,000. The ALA Contingent Notes were payable in annual installments of $500,000, plus interest thereon, in years 1994 through 1998, if operating earnings exceeded a specified annual level. If the specified operating earnings levels were not achieved, the amounts payable for that year, including the related accrued interest, were to be canceled. The specified levels of operating earnings for the years ended December 31, 1995 and 1994 were not achieved; therefore, $500,000 of the principal amount of the ALA Contingent Notes for each such year and related accrued interest were canceled. In April 1996, the remaining obligations under the ALA Contingent Notes were canceled in exchange for an aggregate of 194,400 shares of Common Stock (64,800 shares to each of Drs. Demaray, Poulos and Kowalczyk) with an aggregate fair value of $242,000. In connection with the acquisition by the Company of substantially all of the assets of D&P in January 1996 and the termination by the Company of a stock purchase option granted in connection with the 1994 Acquisition, the Company paid $851,684 to each of Drs. Demaray and Poulos.

     In connection with the formation of AmPath in February 1996, each of Summit, Schroder and Drs. Demaray, Poulos and Kowalczyk exchanged their respective holdings of Junior Notes, Senior Notes, Convertible Preferred Stock and common stock of ALA for the same number and type of debt and equity securities of AmPath in the Share Exchange.

     In February 1996, Summit and Schroder converted, in the aggregate, 120,004 shares of the Convertible Preferred Stock to 216,007 shares of Common Stock and then sold such shares to Mr. New for an aggregate consideration of $450,000 pursuant to the terms of Mr. New's employment agreement. The consideration paid approximated the fair value of such shares. In connection with his purchase of 216,007 shares of Common Stock from Summit and Schroder, Mr. New borrowed $270,000 from the Company, payable in full on January 1, 2001, with interest accruing at 8% and payable currently. The loan is secured by a pledge of 126,000 shares of the Common Stock.

1996 ACQUISITIONS

     Pursuant to the acquisition of Derrick, Drs. Levin and Kilpatrick received in exchange for their interests in Derrick the following: (i) with respect to Dr. Levin, cash of $1.1 million, 78,925 shares of Common Stock and a Contingent
Note in the maximum principal amount of $584,615; and (ii) with respect to Dr. Kilpatrick, cash of $1.1 million, 78,925 shares of Common Stock and $584,615 principal amount of Contingent Notes. The Company paid $74,614 and $74,614 to Drs. Levin and Kilpatrick, respectively, in 1997 with respect to Contingent Note payments for operating earnings achieved in 1996.

     Pursuant to the acquisition of FPA, Dr. Rosen received cash of $2.8 million, a Subordinated Note in the principal amount of $800,000, 79,999 shares of Common Stock and a Contingent Note in the maximum principal amount of $1.3 million. During 1997, the Company paid Dr. Rosen $44,008 with respect to the Contingent Note for operating earnings achieved in 1996 and $160,000 pursuant to the Subordinated Note.

1997 ACQUISITIONS

     In connection with the Company's 1997 Acquisition in Texas, the Company leases office space and an outpatient laboratory in Dallas, Texas from an entity owned by certain of the sellers thereof who will continue to be Affiliated Physicians. The lease expires on June 1, 2000 and contains an option to renew for an additional five years, and requires monthly rental payments of $8,656, plus sales taxes, property taxes, insurance, utilities, and maintenance costs. The Company believes that the terms of the lease are comparable to those which would be available from an unaffiliated entity on the basis of an arms-length negotiation.

     In connection with the Company's 1997 Acquisition in Indiana, the sellers of such practice are also shareholders of CoLab Investments, LLC, which holds a 9% interest in Mid-America Clinical Laboratories ("MACL"), a joint venture between Seton Health Corporation of Central Indiana, Community Hospitals of Indiana, SmithKline Beecham Clinical Laboratories, Inc., and CoLab Investments, LLC. MACL was established June 1, 1997 to operate a licensed clinical laboratory for the hospitals. The Indiana Practice provides anatomical and clinical pathology services to MACL for a monthly fee.

AGREEMENTS WITH CERTAIN STOCKHOLDERS

     The Company leases an outpatient laboratory in Fort Lauderdale, Florida from an entity owned by the spouses of Drs. Demaray, Poulos and Kowalczyk. The lease expires on March 31, 1998 and contains options to renew for two additional five-year periods. The lease requires monthly rental payments of $10,973, plus sales taxes, property taxes, insurance, utilities and maintenance costs. Rent paid under this lease was $139,583 in each of 1995 and 1996. The Company believes that the terms of the lease are comparable to those which would be available from an unaffiliated entity on the basis of an arms-length negotiation. Certain of the Company's subsidiaries have entered into other leases with certain of the sellers of the Practices pursuant to the terms of the purchase agreements for certain of the 1996 Acquisitions. Such sellers are Affiliated Physicians who are not executive officers or directors of the Company. The Company believes that such leases are on terms comparable to those which would be available from an unaffiliated entity on the basis of an arms-length negotiation.

     Prior to the acquisition of D&P from Drs. Demaray and Poulos, ALA had entered into certain transactions with D&P. ALA paid D&P a fee for the staffing of three ALA frozen section laboratories. Such fee paid to D&P was $120,300 during the year ended December 31, 1995. The Company also provided certain administrative support services to D&P for which the Company was paid $2,400 for the year ended December 31, 1995.

AGREEMENTS REGARDING DIRECTORS

     Certain of the current directors were elected to the Board of Directors pursuant to the terms of a shareholders' agreement among the Company's stockholders (the "Shareholders' Agreement"). Effective upon the consummation of this offering, the Shareholders' Agreement will terminate and will no longer control the selection of the Board of Directors.

     In connection with the Company's 1997 Acquisition in Texas, AmPath has agreed to nominate one of the sellers of such Practice, designated by such sellers and acceptable to AmPath, to the next available vacancy for inside directors on the board of directors of AmPath.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of September 26, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and Named Officer of the Company; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.



                                                                                PERCENT BENEFICIALLY OWNED
                                                                            ----------------------------------
                                                                               SHARES
                                                                            BENEFICIALLY      PRIOR TO THE
NAME(1)                                                                       OWNED(2)         OFFERING(3)
-------                                                                     ------------   -------------------
Summit(4)...........................................       5,344,816             40.0%            29.1%
Schroder(5).........................................         213,791              1.6              1.2
James C. New(6).....................................         252,007              1.9              1.4
Alan Levin, M.D.(7).................................          86,125            *               *
Leslie B. Rosen, M.D.(8)............................          79,999            *               *
Michael J. Demaray, M.D.(9).........................         540,000              4.0              2.9
Robert P. Wynn(10)..................................         129,600            *               *
Annette L. Bell(11).................................           3,600            *               *
Timothy M. Kilpatrick, M.D.(12).....................          78,925            *               *
Thomas S. Roberts(4)................................       5,344,816             40.0             29.1
C. Arnold Renschler, M.D............................              --               --               --
E. Roe Stamps, IV(4)................................       5,344,816             40.0             29.1
All directors and executive officers as a group
  (11 persons)(4)(6)(10)............................       6,515,072             48.0             35.1


---------------
  * Less than one percent.
 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.
 (2) Based on 13,356,365 shares of Common Stock outstanding prior to this offering and 18,356,365 shares of Common Stock outstanding immediately after this offering. Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), shares of the Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of a convertible security are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. In addition to the information contained in footnotes 4, 5, 6, 7 and 8 below, in the event the over-allotment option is exercised in full, Alexander P. Kowalczyk, M.D. and Evangelos G. Poulos, M.D., both of whom beneficially own less than 5% of the outstanding shares of Common Stock, will each sell 31,590 shares of Common Stock.
 (3) Percentages reflect the conversion by Summit and Schroder of an aggregate of 3,088,116 shares of Convertible Preferred Stock into an aggregate of 5,558,607 shares of Common Stock prior to the consummation of this offering. See "Certain Transactions."
 (4) Includes 2,086,029, 19,823.6 and 863,490.2 shares of Convertible Preferred Stock held by Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P., respectively, each of which is a limited partnership, the general partner of which is Summit Partners, a general partnership. These shares of Convertible Preferred Stock will be converted into 5,344,816 shares of Common Stock prior to the consummation of this offering. Thomas S. Roberts is a director of the Company and is a General Partner of Summit Partners. E. Roe Stamps is a director of the Company and is Managing General Partner of Summit Partners. Mr. Roberts and Mr. Stamps both disclaim beneficial ownership of the shares of Convertible Preferred Stock and Common Stock. The address of Summit and Messrs. Roberts and Stamps is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210-2227. In the event the overallotment option is exercised in full, Summit will sell 360,750 shares of Common Stock and will own 4,984,066 shares of Common Stock, or 27.2%, after the offering.
 (5) Includes 47,509.6, 57,010.8 and 14,252.8 shares of Convertible Preferred Stock held by Schroder Incorporated, Schroder Ventures, L.P., and Schroder Ventures U.S. Trust, respectively. These shares of Convertible Preferred Stock will be converted into 213,791 shares of Common Stock prior to consummation of this offering. The address of Schroder is 1 Beacon Street, Suite 4500, Boston, Massachusetts 02108. In the event the overallotment option is exercised in full, Schroder will sell 14,250 shares of Common Stock and will own 199,541 shares of Common Stock, or 1.1%, after the offering.
 (6) Includes 72,000 shares subject to stock options exercisable within 60 days. Excludes 288,011 shares subject to unexercisable options. In the event the overallotment option is exercised in full, Mr. New will sell 50,000 shares of Common Stock and will beneficially own 202,007 shares of Common Stock, or 1.1%, after the offering.

 (7) Includes 7,200 shares subject to options exercisable within 60 days. Does not include 28,800 shares subject to presently unexercisable stock options.

 (8) Does not include 25,000 shares subject to presently unexercisable stock options.
 (9) Includes 180,000 shares held in trust for the benefit of members of Dr. Demaray's family. Dr. Demaray disclaims beneficial ownership with respect to such shares. In the event the overallotment option is exercised in full, Dr. Demaray will sell 31,590 shares of Common Stock and will beneficially own 508,410 shares of Common Stock, or 2.8%, after the offering. In August 1997, Dr. Demaray resigned from his position as a director of AmPath.

(10) Includes 129,600 shares subject to stock options exercisable within 60 days. Excludes 86,400 shares subject to unexercisable options. In the event the overallotment option is exercised in full, Mr. Wynn will sell 20,000 shares of Common Stock and will own 109,600 shares of Common Stock, or less than 1%, after the offering.

(11) Includes 3,600 shares subject to presently exercisable options. Excludes 14,400 shares subject to presently unexercisable stock options.
(12) Includes 36,000 shares held in trust for the benefit of members of Dr. Kilpatrick's family. Dr. Kilpatrick disclaims beneficial ownership with respect to such shares.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Convertible Preferred Stock, par value $.01 per share. As of September 26, 1997, an aggregate of 7,797,758 shares of Common Stock were outstanding and held of record by 82 stockholders and 3,088,116 shares of Convertible Preferred Stock were outstanding and held of record by Summit and Schroder. Summit and Schroder are expected to convert all of the shares of Convertible Preferred Stock into shares of Common Stock on a 1.8 for one basis prior to the consummation of this offering. Immediately prior to the consummation of this offering and subsequent to the conversion by Summit and Schroder of the shares of Convertible Preferred Stock into Common Stock, the Certificate of Incorporation will be amended to eliminate the designation of Convertible Preferred Stock and return such shares to shares of authorized and undesignated Preferred Stock. Copies of the Certificate of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Since the Common Stock does not have cumulative voting rights, the holders of a majority of the outstanding shares voting for election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. Dividends may be paid to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to stockholders in the event of liquidation or dissolution.

     The holders of Common Stock have no preemptive or conversion rights. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable to further call or assessment.

PREFERRED STOCK

     The Convertible Preferred Stock will be converted by Summit and Schroder into shares of Common Stock on a 1.8 for one basis prior to consummation of this offering. Upon any conversion of the Convertible Preferred Stock, all accumulated and unpaid dividends on the Convertible Preferred Stock, whether or not declared, since the date of issue up to and including the date of conversion thereof will become due and payable. See "Use of Proceeds."

     Although the Company has no present plans to issue shares of Preferred Stock, following consummation of the offering, up to 5,000,000 shares of Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Board of Directors. The Board of Directors, without obtaining stockholder approval, could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of such stock. Preferred Stock may also be used to delay, defer or prevent a takeover attempt with respect to the Company. See "Risk Factors -- Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other attempts to takeover or change control of the Company and, accordingly, may discourage attempts to acquire the Company.

     In addition, certain provisions of the Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

     Classified Board of Directors. The Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate of Incorporation further provides that special meetings of stockholders of the Company be called only by the Chairman of the Board of Directors, a majority of the Board of Directors or the President of the Company.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting or (ii) the close of business on the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude stockholders from bringing matters before the stockholders at an annual meeting or from making nominations for directors at an annual meeting.

     Authorized But Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby discourage or prevent a change of control of the Company.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate requires the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote for the election of directors to amend or repeal any of the Certificate of Incorporation provisions discussed above. Such 80% vote is also required to amend or repeal any of the Bylaws provisions discussed above, although such Bylaws provisions may also be amended or repealed by a majority vote of the entire Board of Directors. Such 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT

     The transfer agent and registrar of the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, may have an adverse impact of such market price.


     Upon consummation of this offering, the Company will have 18,356,365 shares of Common Stock outstanding, based upon the number of shares outstanding as of September 26, 1997. Of these shares, the 5,000,000 shares sold in this offering (5,750,000 shares if the Underwriters' over-allotment is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates").


SALES OF RESTRICTED SHARES


     As of September 26, 1997, there were 13,356,365 outstanding shares of Common Stock (the "Restricted Shares") which are deemed "restricted securities" under Rule 144 and may not be sold unless they are registered under the Securities Act or unless an exemption, such as the exemption provided by Rule 144, is available. All of the Restricted Shares are subject to the lock-up agreements described below (the "Lock-up Agreements"). All of these shares may be eligible for sale in the public market in accordance with Rule 144 under the Securities Act, subject to the terms of the Lock-up Agreements. Certain security holders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 183,564 shares after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned the Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The Commission has proposed additional amendments to Rule 144, including the definition of Affiliate and the holding periods under the rule. The additional proposals have not yet been adopted by the Commission.

OPTIONS


     As of September 26, 1997, options to purchase a total of 1,172,211 shares of Common Stock were outstanding. All of these shares will be subject to the Lock-up Agreements. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Option Plan or the Director Option Plan, with respect to options that were granted, or are to be granted, to employees of the Company. The Company expects to file these registration statements promptly following the consummation of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.


LOCKUP AGREEMENTS

     The Company and holders of 13,356,365 shares of Common Stock outstanding immediately prior to this offering and options to purchase an aggregate of 1,172,211 shares of Common Stock have agreed not to, directly or indirectly, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into Common Stock for a period of 180 days following the date of this Prospectus. See "Underwriting."

REGISTRATION RIGHTS

     Following the consummation of this offering and subject to the Lock-up Agreements, Summit and Schroder will be entitled to require the Company to register under the Securities Act a total of 5,558,607 shares of outstanding Common Stock (the "Registrable Shares"). Under certain circumstances and subject to certain limitations, Summit and Schroder may require the Company, on two occasions, to file a registration statement under the Securities Act with respect to the Registrable Shares and the Company must use all commercially reasonable efforts to effect such registration. In addition, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, Summit and Schroder may be entitled to include the Registrable Shares in such registration, subject to certain limitations on the number of shares to be included in the registration by the underwriter of such offering.

     Following the consummation of this offering and subject to certain limitations, including the Lock-up Agreements, Drs. Demaray, Poulos and Kowalczyk will also have the right, under certain circumstances and subject to certain limitations, to require the Company to register up to an aggregate of 1,620,000 shares of Common Stock under the Securities Act. In addition, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, these persons may be entitled to include their shares in such registration, subject to certain limitations on the number of shares to be included in the registration by the underwriter of such offering. Furthermore, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, the Banks may be entitled to include up to 85,998 shares of Common Stock in such registration, subject to certain limitations, including the Lock-up Agreements, on the number of shares to be included in the registration by the underwriter of such offering.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Piper Jaffray Inc. are serving as representatives (the "Representatives"), have severally agreed to purchase from the Company an aggregate of 5,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Morgan Stanley & Co. Incorporated...........................
Smith Barney Inc............................................
Piper Jaffray Inc...........................................
                                                              ---------
          Total.............................................  5,000,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     Prior to this offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock set forth on the cover page of this Prospectus has been determined by negotiations between the Company and the Representatives. The principal factors considered in determining the initial price to the public include the information set forth in this Prospectus and otherwise available to the Representatives, the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present earnings of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this offering and the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers (who may include the Underwriters) at such prices
less a concession not in excess of $     per share. The Underwriters may allow,
and such dealers may re-allow, discounts not in excess of $     per share to any
other Underwriter and certain other dealers.

     The Company and the Selling Stockholders have granted to the Underwriters an option to purchase up to an aggregate of 750,000 additional shares of Common Stock, at the initial public offering price less the underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at anytime until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot this offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares offered hereby for directors, officers, employees and their relatives and other persons having certain relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Company, its executive officers and directors, the Selling Stockholders, and certain other stockholders of the Company who in the aggregate beneficially own substantially all of the outstanding shares of Common Stock immediately prior to this offering have agreed that, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, they will not, for a period of 180 days after the date of this Prospectus, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or securities are currently owned by such person or are thereafter acquired from the Company) or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, other than (i) the sale to the Underwriters of the shares of Common Stock offered hereby; (ii) the issuance by the Company of shares of Common Stock pursuant to the acquisition of anatomic pathology practices that has been approved by the Board of Directors or by an authorized committee thereof; or (iii) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus or disclosed herein and of which the Underwriters have been advised in writing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Fort Lauderdale, Florida. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, GA.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of AmeriPath, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in this Prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Clay J. Cockerell, M.D., P.A. and Freeman-Cockerell Laboratories, Inc. as of December 31, 1994 and 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, of Pathology Associates P.S.C. and Technical Pathology Services, Inc. as of December 31, 1994 and 1995 and July 31, 1996 and for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, of Unipath Ltd. and Affiliates as of and for the years ended June 30, 1996 and 1997, and of CoLab Incorporated Professional Corporation, MicroDiagnostics, P.C. and Anatomical Pathology Services, P.C. as of December 31, 1996 and June 30, 1997 and for the year ended December 31, 1996 and the six months ended June 30, 1997, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Beno Michel, M.D., Inc., Drs. Seidenstein, Levine & Associates, P.A. and Volusia Pathology Group, M.D., P.A. as of December 31, 1994 and 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, of David R. Barron, M.D., Inc. and Fernandez and Kalemeris, P.A. as of December 31, 1995 and September 30, 1996 and for the year ended December 31, 1995 and the nine months ended September 30, 1996, of SkinPath P.C. as of December 31, 1995 and July 31, 1996 and for the period ended December 31, 1995 and the seven months ended July 31, 1996, of Derrick and Associates Pathology, Inc. and Amazon and Rosen, M.D., P.A. as of December 31, 1994 and 1995 and June 30, 1996 and for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, and of Demaray and Poulos, P.A. as of and for the years ended December 31, 1994 and 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement and incorporated by reference herein. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington office upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission, or accessed through the Commission's Internet address at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
                          THE REGISTRANT
AMERIPATH, INC. AND SUBSIDIARIES
Independent Auditors' Report................................    F-4
Consolidated Balance Sheets as of December 31, 1995 and 1996
  and June 30, 1997 (Unaudited).............................    F-5
Consolidated Statements of Operations for the years ended
  December 31, 1994, 1995 and 1996 and the Six Months Ended
  June 30, 1996 and 1997 (Unaudited)........................    F-6
Consolidated Statements of Convertible Preferred and
  Redeemable Common Stock and Common Stockholders' Equity
  (Deficit) for the years ended December 31, 1994, 1995 and
  1996 and the Six Months Ended June 30, 1997 (Unaudited)...    F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996 and the Six Months Ended
  June 30, 1996 and 1997 (Unaudited)........................    F-8
Notes to Consolidated Financial Statements..................    F-9

                        ACQUIRED BUSINESSES
DEMARAY AND POULOS, P.A.
Independent Auditors' Report................................   F-30
Balance Sheets as of December 31, 1994 and 1995.............   F-31
Statements of Operations and Retained Earnings for the years
  ended December 31, 1994 and 1995..........................   F-32
Statements of Cash Flows for the years ended December 31,
  1994 and 1995.............................................   F-33
Notes to Financial Statements...............................   F-34
AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY
  ASSOCIATES
Independent Auditors' Report................................   F-37
Balance Sheets as of December 31, 1994 and 1995 and June 30,
  1996......................................................   F-38
Statements of Operations and Retained Earnings for the years ended December 31, 1994 and 1995 and the Six Months Ended
  June 30, 1995 (Unaudited) and 1996........................   F-39
Statements of Cash Flows for the years ended December 31,
  1994 and 1995 and the Six Months Ended June 30, 1995
  (Unaudited) and 1996......................................   F-40
Notes to Financial Statements...............................   F-41
DERRICK AND ASSOCIATES PATHOLOGY, INC.
Independent Auditors' Report................................   F-45
Balance Sheets as of December 31, 1994 and 1995 and June 30,
  1996......................................................   F-46
Statements of Operations for the years ended December 31,
  1994 and 1995 and the Six Months Ended June 30, 1995
  (Unaudited) and 1996......................................   F-47
Statements of Shareholders' Equity for the years ended
  December 31, 1994 and 1995 and the Six Months Ended June
  30, 1996..................................................   F-48
Statements of Cash Flows for the years ended December 31,
  1994 and 1995 and the Six Months Ended June 30, 1995
  (Unaudited) and 1996......................................   F-49
Notes to Financial Statements...............................   F-50
SKINPATH, P.C.
Independent Auditors' Report................................   F-56
Balance Sheets as of December 31, 1995 and July 31, 1996....   F-57
Statements of Operations and Retained Earnings for the
  Period from January 5, 1995 (Inception) through December
  31, 1995 and Seven Months Ended July 31, 1996.............   F-58
Statements of Cash Flows for the Period from January 5, 1995
  (Inception) through December 31, 1995 and the Seven Months
  Ended July 31, 1996.......................................   F-59
Notes to Financial Statements...............................   F-60


                                                              PAGE
                                                              -----
PATHOLOGY ASSOCIATES, P.S.C. AND TECHNICAL PATHOLOGY
  SERVICES, INC.
Independent Auditors' Report................................   F-64
Combined Balance Sheets as of December 31, 1994 and 1995 and
  July 31, 1996.............................................   F-65
Combined Statements of Operations for the years ended
  December 31, 1994 and 1995 and the Seven Months Ended July
  31, 1995 (Unaudited) and July 31, 1996....................   F-66
Combined Statements of Stockholders' Equity for the years
  ended December 31, 1994 and 1995 and the Seven Months
  Ended July 31, 1996.......................................   F-67
Combined Statements of Cash Flows for the years ended
  December 31, 1994 and 1995 and the Seven Months Ended July
  31, 1995 (Unaudited) and July 31, 1996....................   F-68
Notes to Combined Financial Statements......................   F-69
VOLUSIA PATHOLOGY GROUP, M.D., P.A.
Independent Auditors' Report................................   F-74
Balance Sheets as of December 31, 1994 and 1995 and
  September 30, 1996........................................   F-75
Statements of Operations for the years ended December 31,
  1994 and 1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................   F-76
Statements of Shareholders' Equity for the years ended
  December 31, 1994 and 1995 and the Nine Months Ended
  September 30, 1996........................................   F-77
Statements of Cash Flows for the years ended December 31,
  1994 and 1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................   F-78
Notes to Financial Statements...............................   F-79
DAVID R. BARRON, M.D., INC. D/B/A RICHFIELD LABORATORY OF
  DERMATOPATHOLOGY
Independent Auditors' Report................................   F-83
Balance Sheets as of December 31, 1995 and September 30,
  1996......................................................   F-84
Statements of Operations for the year ended December 31,
  1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................   F-85
Statements of Stockholders' Equity for the year ended
  December 31, 1995 and the Nine Months Ended September 30,
  1996......................................................   F-86
Statements of Cash Flows for the year ended December 31,
  1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................   F-87
Notes to Financial Statements...............................   F-88
BENO MICHEL, M.D., INC. D/B/A CUTANEOUS PATHOLOGY &
  IMMUNOFLUORESCENSE LABORATORY
Independent Auditors' Report................................   F-91
Balance Sheets as of December 31, 1994 and 1995 and
  September 30, 1996........................................   F-92
Statements of Operations for the years ended December 31,
  1994 and 1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................   F-93
Statements of Stockholders' Equity for the years ended
  December 31, 1994 and 1995 and the Nine Months Ended
  September 30, 1996........................................   F-94
Statements of Cash Flows for the years ended December 31,
  1994 and 1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................   F-95
Notes to Financial Statements...............................   F-96
DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.
Independent Auditors' Report................................   F-99
Balance Sheets as of December 31, 1994 and 1995 and
  September 30, 1996........................................  F-100
Statements of Operations and Retained Earnings for the years ended December 31, 1994 and 1995 and the Nine Months Ended
  September 30, 1995 (Unaudited) and 1996...................  F-101
Statements of Cash Flows for the years ended December 31,
  1994 and 1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................  F-102
Notes to Financial Statements...............................  F-103

                                                              PAGE
                                                              -----
CLAY J. COCKERELL, M.D., P.A. AND FREEMAN-COCKERELL
  LABORATORIES, INC.
Independent Auditors' Report................................  F-107
Combined Balance Sheets as of December 31, 1994 and 1995 and
  September 30, 1996........................................  F-108
Combined Statements of Income and Retained Earnings for the
  years ended December 31, 1994 and 1995 and the Nine Months
  Ended September 30, 1995 (Unaudited) and 1996.............  F-109
Combined Statements of Cash Flows for the years ended
  December 31, 1994 and 1995 and the Nine Months Ended
  September 30, 1995 (Unaudited) and 1996...................  F-110
Notes to Combined Financial Statements......................  F-111
FERNANDEZ AND KALEMERIS, P.A. D/B/A GULF COAST PATHOLOGY
  ASSOCIATES
Independent Auditors' Report................................  F-115
Balance Sheets as of December 31, 1995 and September 30,
  1996......................................................  F-116
Statements of Operations and Retained Earnings for the year
  ended December 31, 1995 and the Nine Months Ended
  September 30, 1995 (Unaudited) and 1996...................  F-117
Statements of Cash Flows for the year ended December 31,
  1995 and the Nine Months Ended September 30, 1995
  (Unaudited) and 1996......................................  F-118
Notes to Financial Statements...............................  F-119
UNIPATH LTD. AND AFFILIATES
Independent Auditors' Report................................  F-123
Combined Balance Sheets as of June 30, 1996 and 1997........  F-124
Combined Statements of Operations for the years ended June
  30, 1996 and 1997.........................................  F-125
Combined Statements of Equity for the years ended June 30,
  1996 and 1997.............................................  F-126
Combined Statements of Cash Flows for the years ended June
  30, 1996 and 1997.........................................  F-127
Notes to Combined Financial Statements......................  F-128
COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C.
  AND ANATOMICAL PATHOLOGY
  SERVICES, P.C.
Independent Auditors' Report................................  F-132
Combined Balance Sheets as of December 31, 1996 and June 30,
  1997......................................................  F-133
Combined Statements of Operations and Retained Earnings for
  the year ended December 31, 1996 and the Six Months Ended
  June 30, 1997.............................................  F-134
Combined Statements of Cash Flows for the year ended
  December 31, 1996 and the Six Months Ended June 30,
  1997......................................................  F-135
Notes to Combined Financial Statements......................  F-136

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AmeriPath, Inc.:


We have audited the accompanying consolidated balance sheets of AmeriPath, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, convertible preferred and redeemable common stock and common stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

March 6, 1997

                        AMERIPATH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                 DECEMBER 31,                      PRO FORMA
                                                              ------------------     JUNE 30,       JUNE 30,
                                                               1995       1996         1997           1997
                                                              -------   --------   ------------   ------------
                                                                                                  (UNAUDITED)
                                                                                   (UNAUDITED)      (NOTE 2)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    58   $  2,262     $  1,035       $  1,035
  Accounts receivable, net..................................    2,114     14,691       16,213         16,213
  Inventories...............................................      162        269          290            290
  Other current assets......................................      130      1,012        1,082          1,082
                                                              -------   --------     --------       --------
        Total current assets................................    2,464     18,234       18,620         18,620
                                                              -------   --------     --------       --------
PROPERTY AND EQUIPMENT, NET.................................    1,460      3,932        5,337          5,337
                                                              -------   --------     --------       --------
OTHER ASSETS:
  Deferred tax asset........................................      912
  Goodwill, net.............................................    3,987     57,385       60,134         60,134
  Identifiable intangibles, net.............................   10,915     74,099       72,533         72,533
  Other.....................................................      296      4,204        4,707          4,707
                                                              -------   --------     --------       --------
        Total other assets..................................   16,110    135,688      137,374        137,374
                                                              -------   --------     --------       --------
        TOTAL ASSETS........................................  $20,034   $157,854     $161,331       $161,331
                                                              =======   ========     ========       ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 1,027   $  9,890     $ 10,667       $ 10,667
  Current portion of long-term debt.........................               1,762        1,604          1,604
  Deferred tax liability....................................               1,307        1,277          1,277
                                                              -------   --------     --------       --------
        Total current liabilities...........................    1,027     12,959       13,548         13,548
LONG-TERM LIABILITIES:
  Revolving loan............................................    4,146     81,652       17,308         17,308
  Senior term loan..........................................                           65,000         65,000
  Senior Notes due to common stockholders...................    3,500      3,500        3,500          3,500
  Junior Notes due to preferred stockholders................    7,500      7,500        7,500          7,500
  Subordinated Notes........................................               2,825        2,334          2,334
  Dividend payable -- Convertible Preferred Stock...........                                           1,206
  Deferred tax liability....................................              18,298       17,898         17,898
                                                              -------   --------     --------       --------
        Total liabilities...................................   16,173    126,734      127,088        128,294
                                                              -------   --------     --------       --------
COMMITMENTS AND CONTINGENCIES (Notes 3, 10 and 13)

CONVERTIBLE PREFERRED STOCK
  Series A 6% Redeemable Cumulative Convertible Preferred
    Stock -- $.01 par value, 5,000 shares authorized; 3,208
    and 3,088 shares issued and outstanding at December 31,
    1995 and 1996 and June 30, 1997, respectively; $6,502
    minimum aggregate liquidation preference at June 30,
    1997....................................................    6,085      6,217        6,406
                                                              -------   --------     --------       --------
REDEEMABLE COMMON STOCK
  1,494 shares issued and outstanding at December 31, 1996
  and June 30, 1997.........................................       --     12,210       12,210         12,210
COMMON STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value, 30,000 shares authorized,
    1,426, 4,299, 4,390 and 9,949 shares issued and
    outstanding at December 31, 1995, 1996 and June 30, 1997
    and pro forma, respectively.............................       14         43           44             99
  Additional paid-in capital................................   (3,605)     9,898       10,718         15,863
  Note receivable from officer..............................                (270)        (270)          (270)
  Retained earnings.........................................    1,367      3,022        5,135          5,135
                                                              -------   --------     --------       --------
        Total common stockholders' equity (deficit).........   (2,224)    12,693       15,627         20,827
                                                              -------   --------     --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $20,034   $157,854     $161,331       $161,331
                                                              =======   ========     ========       ========


          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEARS ENDED              SIX MONTHS ENDED
                                                                      DECEMBER 31,                  JUNE 30,
                                                              -----------------------------    ------------------
                                                               1994       1995       1996       1996       1997
                                                              -------    -------    -------    -------    -------
                                                                                                  (UNAUDITED)
Net revenue:
  Patient services..........................................  $14,461    $16,024    $41,516    $ 9,690    $42,830
  Management service agreement..............................                          1,042         --      2,014
                                                              -------    -------    -------    -------    -------
        Total...............................................   14,461     16,024     42,558      9,690     44,844
                                                              -------    -------    -------    -------    -------
Operating costs:
  Cost of services..........................................    7,026      8,517     20,106      4,708     20,313
  Selling, general and administrative expense...............    2,287      2,644      8,483      1,822      8,564
  Provision for doubtful accounts...........................    1,003      1,161      3,576        645      4,116
  Amortization expense......................................      678        678      1,958        304      2,410
  Loss on cessation of clinical lab operations..............                            910        910         --
                                                              -------    -------    -------    -------    -------
        Total...............................................   10,994     13,000     35,033      8,389     35,403
                                                              -------    -------    -------    -------    -------
Income from operations......................................    3,467      3,024      7,525      1,301      9,441
Interest expense............................................   (1,584)    (1,504)    (3,540)      (767)    (4,057)
Non-recurring charge........................................                                               (1,289)
Other income (expense), net.................................      (46)       (46)      (431)      (201)       (57)
                                                              -------    -------    -------    -------    -------
Income before income taxes..................................    1,837      1,474      3,554        333      4,038
Provision for income taxes..................................      692        572      1,528        127      1,736
                                                              -------    -------    -------    -------    -------
Net income..................................................  $ 1,145    $   902    $ 2,026    $   206    $ 2,302
                                                              =======    =======    =======    =======    =======

Pro forma net income per share information (unaudited):
  Pro forma net income per share............................                        $  0.22               $  0.19
                                                                                    =======               =======
  Pro forma weighted average common and common equivalent
    shares outstanding......................................                          9,378                12,066
                                                                                    =======               =======

          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED AND


                            REDEEMABLE COMMON STOCK

                   AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                    CONVERTIBLE            REDEEMABLE               COMMON
                                  PREFERRED STOCK         COMMON STOCK               STOCK
                                  ---------------   -------------------------   ---------------     ADDITIONAL      RETAINED
                                  SHARES   AMOUNT       SHARES        AMOUNT    SHARES   AMOUNT   PAID-IN CAPITAL   EARNINGS
                                  ------   ------   ---------------   -------   ------   ------   ---------------   --------
  Issuance of common stock......                                                 1,426    $14         $   986
  Issuance of Convertible
    Preferred Stock.............  3,208    $5,500
  Cost of issuance..............              (95)                                                        (17)
  Excess purchase price deemed
    distributed to the PDK
    shareholders................                                                                       (4,574)
  Accrued dividends on
    Convertible Preferred
    Stock.......................              330                                                                    $ (330)
  Net income....................                                                                                      1,145
                                  -----    ------       ------        -------   ------    ---         -------        ------
BALANCES, DECEMBER 31, 1994.....  3,208     5,735                                1,426     14          (3,605)          815
  Accrued dividends on
    Convertible Preferred
    Stock.......................              350                                                                      (350)
  Net income....................                                                                                        902
                                  -----    ------       ------        -------   ------    ---         -------        ------
BALANCES, DECEMBER 31, 1995.....  3,208     6,085                                1,426     14          (3,605)        1,367
  Conversion of Convertible
    Preferred Stock to common
    stock.......................   (120)     (207)                                 216      2             205
  Dividends paid on Convertible
    Preferred Stock converted...              (32)
  Settlement of ALA Contingent
    Notes.......................                                                   194      2             240
  Stock issued in connection
    with 1996 Acquisitions......                         1,494        $12,210    2,377     24          12,595
  Stock issued for loan fees....                                                    86      1             463
  Accrued dividends on
    Convertible Preferred
    Stock.......................              371                                                                      (371)
  Net income....................                                                                                      2,026
                                  -----    ------       ------        -------   ------    ---         -------        ------
BALANCES, DECEMBER 31, 1996.....  3,088     6,217        1,494         12,210    4,299     43           9,898         3,022
  Accrued dividends on
    Convertible Preferred Stock
    (unaudited).................              189                                                                      (189)
  Stock issued in connection
    with the 1996 Acquisitions
    (unaudited).................                                                    91      1             820
  Net income (unaudited)........                                                                                      2,302
                                  -----    ------       ------        -------   ------    ---         -------        ------
BALANCES, JUNE 30, 1997
  (UNAUDITED)...................  3,088    $6,406        1,494        $12,210    4,390    $44         $10,718        $5,135
                                  =====    ======       ======        =======   ======    ===         =======        ======


          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED             SIX MONTHS ENDED
                                                                 DECEMBER 31,                 JUNE 30,
                                                         -----------------------------   -------------------
                                                           1994      1995       1996       1996       1997
                                                         --------   -------   --------   --------   --------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $  1,145   $   902   $  2,026   $    206   $  2,302
  Adjustments to reconcile net income to net cash flows
    provided by operating activities:
    Depreciation and amortization......................     1,265     1,253      3,056        654      3,179
    (Gain) loss on disposal of assets..................       (10)       28        775        746        (29)
    Deferred income taxes..............................       374       243       (950)
    Provision for doubtful accounts....................     1,003     1,161      3,576        645      4,116
    Non-recurring charge...............................                                                1,289
    Changes in assets and liabilities:
      Increase in accounts receivable..................    (1,354)   (1,534)    (3,766)      (346)    (5,639)
      (Increase) decrease in inventories...............       (49)        6       (107)        89        (21)
      (Increase) decrease in other current assets......      (166)       39       (632)        (7)       (70)
      (Increase) decrease in other assets..............       (37)       21     (1,426)      (143)       966
      Increase (decrease) in accounts payable and
         accrued expenses..............................       154       183     (2,001)      (137)        21
                                                         --------   -------   --------   --------   --------
         Net cash flows provided by operating
           activities..................................     2,325     2,302        551      1,707      6,114
                                                         --------   -------   --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................      (492)     (488)      (996)      (313)    (1,983)
  Purchase of subsidiaries, net of cash acquired.......   (20,189)             (73,073)   (21,379)    (1,275)
  Payments of contingent notes.........................                                               (1,444)
                                                         --------   -------   --------   --------   --------
         Net cash flows used in investing activities...   (20,681)     (488)   (74,069)   (21,692)    (4,702)
                                                         --------   -------   --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term credit facility...........     7,493
  Repayments of borrowings under long-term credit
    facility...........................................    (1,488)   (1,859)
  Issuance of common stock.............................     1,000
  Issuance of Convertible Preferred Stock..............     5,500
  Issuance of Junior Notes.............................     7,500
  Debt and stock issuance costs........................      (525)                (250)                 (973)
  Deferred offering costs..............................                           (992)               (1,591)
  Principal payments on long-term debt.................    (1,021)                (240)                 (731)
  Borrowing under senior term loan.....................                                               65,000
  Net borrowings (payments) under revolving loan.......                         77,506     21,224    (64,344)
  Note receivable from officer.........................                           (270)      (270)
  Dividends paid to convertible preferred
    stockholders.......................................                            (32)       (32)
                                                         --------   -------   --------   --------   --------
         Net cash flows provided by (used in) financing
           activities..................................    18,459    (1,859)    75,722     20,922     (2,639)
                                                         --------   -------   --------   --------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......       103       (45)     2,204        937     (1,227)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........                 103         58         58      2,262
                                                         --------   -------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $    103   $    58   $  2,262   $    995   $  1,035
                                                         ========   =======   ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest.............................................  $  1,540   $ 1,504   $  2,856   $    483   $  4,219
  Income taxes.........................................  $    409   $    63   $  2,835   $    274   $  1,983

          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  BUSINESS AND ORGANIZATION

     AmeriPath, Inc. was incorporated in February 1996 to be the leading physician practice management company focused on providing anatomic pathology services. The Company provides physician practice management services to pathologists in both outpatient and hospital inpatient laboratories, with particular focus on dermatopathology (pathology related to diseases of the skin). Unless the context otherwise requires, references to the Company or AmeriPath include AmeriPath, Inc., and subsidiaries, including American Laboratory Associates, Inc. ("ALA").

     Such services are provided under contractual arrangements with hospitals and in free-standing, independent laboratory settings. The contractual arrangements with hospitals vary, but essentially provide that, in exchange for physician representatives of the Company serving as the medical director of a hospital's anatomic and clinical laboratory operations, the Company is able to bill and collect the professional component of the charges for medical services rendered by the Company's health care professionals. In some cases, the Company is also paid an annual fee for providing the medical director for the hospital laboratory. The Company also owns and operates outpatient pathology laboratories, for which it is able to bill patients and third party payors, principally on a fee-for-service basis, covering both the professional and technical components of such services. In addition, the Company contracts directly with national clinical laboratories and managed care organizations, principally on a fee-for-service basis.

     ALA was organized in December 1993 to acquire the net assets of E.G. Poulos, M.D., M.J. Demaray, M.D., and A.P. Kowalczyk, M.D., P.A. ("PDK"), a full service reference laboratory providing clinical laboratory testing and anatomic pathology services, principally dermatopathology. In connection with its capitalization, ALA issued 1,425,600 shares of common stock to the PDK shareholders for $1,000 in cash and 3,208,120 shares of voting Series A 6% Redeemable Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") to Summit Ventures III, L.P., Summit Subordinated Debt Fund, L.P. and Summit Investors II, L.P. (collectively, "Summit") and Schroder Incorporated, Schroder Ventures Limited Partnership and Schroder Ventures U.S. Trust (collectively, "Schroder"), for $5,500 in cash (See
     Note 9). In addition, ALA issued 10% Junior Subordinated Notes due 2001 (the "Junior Notes") in the amount of $7,500 to the purchasers of the Convertible Preferred Stock, and borrowed $7,493 under a line of credit to fund a portion of the acquisition of PDK. The Company also paid a financing fee of $190 to Summit.

     Effective January 1, 1994, ALA acquired the net assets of PDK (the "1994 Acquisition") for approximately $20,511 in cash, the issuance of $3,500 8% Senior Subordinated Notes (the "Senior Notes") due in 1998, and the issuance of 8% Subordinated Contingent Notes (the "ALA Contingent Notes") in the maximum principal amount of $2,500 to the owners of PDK (See Note
     13). The acquisition of the net assets of PDK was accounted for using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on the fair values at the date of acquisition as determined by management based on an independent consultant's report. The PDK shareholders held approximately 20% of the voting interests and served as the management group of the Company following the acquisition. Accordingly, 20% of the purchase price in excess of the carryover basis of the PDK shareholders, or $4,574, was deemed to be a distribution to the PDK shareholders. Such amount was not allocated to the net assets acquired and was charged to additional paid-in capital in accordance with Emerging Issues Task Force No. 88-16. Such excess is shown as "Excess purchase price deemed distributed to the PDK shareholders" in stockholders' equity. In addition to the PDK shareholders, the shareholders of the Company included Summit and Schroder holding approximately 77% and 3%, respectively of the voting interests at the date of the acquisition.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     As a result of the allocation of purchase price, approximately $4,271 was allocated to goodwill as follows:

Purchase price..............................................  $24,011
Less -- Excess purchase price deemed distributed to PDK
  shareholders..............................................   (4,574)
                                                              -------
                                                               19,437
                                                              -------
Net assets acquired:
  Working capital...........................................      402
  Property and equipment, net...............................    1,521
  Identifiable intangible assets............................   11,987
  Long-term debt............................................     (274)
  Deferred income taxes.....................................    1,530
                                                              -------
                                                               15,166
                                                              -------
Goodwill arising from 1994 Acquisition......................  $ 4,271
                                                              =======

     Subsequent to the 1994 Acquisition, and in connection with the formation of the Company in February 1996, the shareholders of ALA and AmeriPath entered into a series of exchange transactions, whereby the equity interests held in ALA were exchanged for identical interests in the Company. The operations of ALA are now conducted through a wholly-owned subsidiary of the Company, AmeriPath Florida, Inc.

     On August 1, 1994, the Company effected a 40 for 1 stock split for its common and preferred stock in the form of a stock dividend. The effect of such stock split is reflected in all common and preferred share amounts.

     On January 13, 1997, the Company effected a 1.8 for 1 stock split for its common stock in the form of a stock dividend. The effect of such stock split is reflected in all common share amounts.

     On April 30, 1997, the authorized shares of common stock were increased to 30,000,000.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AmeriPath, Inc., its wholly-owned subsidiaries, and two companies in which the Company has the controlling financial interest by means other than direct record ownership of voting stock, as discussed in Note 3. All significant intercompany accounts and transactions have been eliminated.

     UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial statements and the related information in these notes as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited. Such interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

     ACCOUNTING ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction.

     The Company's consolidated financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, the Credit Facility and long-term debt. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The Credit Facility bears interest at a variable market rate, and thus has a carrying amount that approximates fair value.

     The fair value of long-term debt is estimated based on discounted cash flows using current interest rates for financial instruments with similar characteristics and maturity. The carrying amount of the Senior Notes and Junior Notes aggregated $11,000 and the fair value at December 31, 1995, 1996 and June 30, 1997 was $10,400, $10,900 and $10,955, respectively.

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less.

     INVENTORIES

     Inventories, consisting of laboratory supplies, are stated at the lower of cost, determined on a first-in-first-out basis, or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Routine maintenance and repairs are charged to expense as incurred, while cost of betterments and renewals are capitalized.

     Depreciation and amortization are calculated on a straight-line basis and accelerated methods, over the estimated useful lives of the respective assets which lives range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the term of the related lease, including renewal options, or the useful life of the asset (20 years).

     INTANGIBLE ASSETS


     Identifiable intangible assets include hospital contracts, physician referral lists, a management service agreement and laboratory contracts acquired in connection with acquisitions. Such assets, except the management service agreement, are recorded at fair value on the date of acquisition as determined by management based on independent consultants' reports and are being amortized over the estimated periods to be benefited, ranging from 10 to 40 years. The management service agreement was assigned a value equal to the excess of the cost over the fair value of the acquired net assets and is being amortized over 25 years.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     Goodwill relates to the excess of cost over the fair value of net assets of the businesses acquired. Amortization is calculated on a straight line basis over periods ranging from 15 to 35 years. The overall business strategy of the Company includes the acquisition and integration of independent pathology practices and related support services. The Company believes that this strategy creates synergies, achieves operating efficiencies and responds to the cost containment objectives of payors, all of which will provide benefits for the foreseeable future.

     Management assesses on an ongoing basis if there has been an impairment in the carrying value of its intangible assets. If the undiscounted future cash flows over the remaining amortization period of the respective intangible asset indicates that the value assigned to the intangible asset may not be recoverable, the carrying value of the respective intangible asset will be reduced. The amount of any such impairment would be determined by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other relevant factors.

     DEFERRED DEBT ISSUANCE COSTS

     The Company incurred costs in connection with bank financing and issuing other debt. These costs have been capitalized and are being amortized on a straight-line basis, which approximates the interest method, over the respective terms of the related debt (2 and 8 years). Such amounts are included in other assets in the consolidated balance sheet.

     REVENUE RECOGNITION

     The Company recognizes revenue at the time services are performed. Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provision for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and the related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated collection levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

     Unbilled receivables, net of allowances, as of December 31, 1996 and June 30, 1997 amounted to approximately $2,202 and $1,778, respectively. Unbilled receivables as of December 31, 1995 were insignificant.

     INCOME TAXES

     The Company's provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes and represent the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of assets and liabilities.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, including identifiable intangible assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets, including identifiable intangible assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Measurement of an impairment loss for such long-lived assets and identifiable intangibles should be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are required to be reported generally at the lower of the carrying amount or fair value less cost to sell. Adoption of the statement in 1996 did not have a material effect on the Company's financial statements.

     In February 1997, SFAS No. 128, "Earnings Per Share," was issued. SFAS No. 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its consolidated financial statements.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131, which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers, requires that a public company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, SFAS No. 131 does not require the reporting of information that is not prepared for internal use if reporting it would be impracticable. SFAS No. 131 also requires that a public company report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its consolidated financial statements.

     PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

     The unaudited pro forma consolidated balance sheet at June 30, 1997 gives effect to the planned conversion of 3,088,116 shares of Convertible Preferred Stock (see Note 18) into common stock as if such conversion had occurred as of June 30, 1997. Prior to the completion of the offering, the holders of all outstanding Convertible Preferred Stock will convert such shares into 5,558,607 shares of common stock of the Company. Accrued dividends of $1,206 as of June 30, 1997 will be payable upon conversion of the Convertible Preferred Stock.

     RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1997 presentation.

3.  ACQUISITIONS

     1996 ACQUISITIONS

    In 1996 the Company completed eleven acquisitions of or affiliations with (the "1996 Acquisitions") anatomic pathology practices (the "Practices"). The consideration given by the Company in the 1996 Acquisitions was a combination of cash, subordinated notes, common stock, contingent notes and/or contingently issuable common stock. In November 1996, pursuant to Stock Rights Surrender and Restricted Stock Grant Agreements, the Company issued 1,833,433 shares of its common stock in exchange for the surrender of all rights to the contingently issuable common stock. Such shares represent purchase price consideration which is not based on or related to future earnings. The shares issued pursuant to such agreements are restricted as to transfer, which restrictions lapse over three to five years, based solely on the passage of time.

    The 1996 Acquisitions have been accounted for using the purchase method of accounting. The aggregate consideration paid, and to be paid, is based on a number of factors, including each Practice's demographics, size, local prominence, position in the marketplace and historical cash flows from operations. Assessment of these and other factors, including uncertainties regarding the health care environment, resulted in the sellers of each of the Practices and the Company being unable to reach agreement on the final purchase price for each of the Practices. The Company agreed to pay a minimum purchase price and to pay additional purchase price consideration to the sellers of the Practices in proportion to their respective ownership interest in each Practice. The additional payments are contingent upon the achievement of stipulated levels of operating earnings (as defined) by each of the Practices over

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    periods of three to five years from the date of acquisition as set forth in the respective agreements, and are not contingent on the continued employment of the sellers of the Practices. The amount of the payments cannot be determined until the achievement of the operating earnings levels during the terms of the respective agreements. If the maximum specified levels of operating earnings for each Practice are achieved, the Company would make aggregate maximum payments, including principal and interest, of $37,720 over the next three to five years. A lesser amount of payments would be made if the maximum levels of operating earnings specified in each acquisition agreement are not met. No amounts would be paid if the minimum level of operating earnings specified in each acquisition agreement is not met. Additional payments, if any, under these agreements, will be accounted for as additional purchase price for the Practices.

    The total consideration paid by the Company in the 1996 Acquisitions included cash of $78,626, subordinated notes in the aggregate principal amount of $4,511 and 3,870,741 shares of common stock (aggregate value of $24,829). The following table presents for each 1996 Acquisition, the date of acquisition or affiliation, the total consideration paid, excluding the contingent payments, if any, the number of shares of Common Stock issued by the Company, and the maximum contingent payments.

                                                                                                    MAXIMUM
                                                                                                   CONTINGENT
                                                                                                    PAYMENTS
                                                   DATE           TOTAL                         ----------------
                                                 ACQUIRED     CONSIDERATION    COMMON STOCK     PERIOD
                                                  IN 1996         PAID        ISSUED (SHARES)   (YEARS)  AMOUNT
                                                -----------   -------------   ---------------   -------  -------
  Demaray and Poulos, P.A.....................   January 1      $  1,679
  Derrick and Associates Pathology, Inc.......    July 1          16,844         1,080,009         5     $ 9,680
  Amazon and Rosen, M.D., P.A.................    July 1           6,333           119,999         5       2,420
  SkinPath, P.C...............................   August 1          5,275           207,000         3         342
  Pathology Associates, P.S.C.................   August 1          6,795           107,399         5         908
  Freeman-Cockerell Laboratories, Inc.........   October 1         4,806            90,000         5       1,271
  Volusia Pathology Group, M.D., P.A..........   October 3         7,344           169,814         5       2,228
  David R. Barron, M.D., Inc..................   October 4        17,700           455,999         5       4,114
  Drs. Seidenstein, Levine & Associates,
    P.A.......................................  October 10        15,657           477,721         5       6,881
  Beno Michel, M.D., Inc......................  October 15         8,833           262,800         3       1,710
  Fernandez & Kalemeris, M.D., P.A............  November 1        16,700           900,000         5       8,166


     The agreements related to five of the acquisitions contain provisions which would require the Company to repurchase the common stock issued in the acquisitions, aggregating 1,493,520 shares, for $8.33 per share if the Company has not completed an initial public offering of its common stock within specified periods ranging from three to five years from the date of acquisition, such common stock is presented in the consolidated financial statements as Redeemable Common Stock.


     In the six months ended June 30, 1997, the Company issued an additional 91,201 shares of common stock, valued at $821, and made other purchase price adjustments of $1,246 in connection with certain post-closing adjustments. Additionally, the Company made payments and accruals of contingent consideration amounting to $1,526 relating to the 1996 Acquisitions.

     The Company does not have technical majority ownership of the common stock of David R. Barron, M.D., Inc. ("Richfield Labs") and Beno Michel, M.D., Inc. ("CPI"). All of the common stock of each of these companies is held in trust. AmeriPath is the sole beneficiary of each trust and receives all income from the trusts. The Company, at its sole discretion, can replace the trustees, withdraw any asset from the trusts, modify the terms of the trust agreements, or terminate the trusts, and direct the trustees to distribute income and any asset from the trusts. No assets of the trusts can be sold or otherwise disposed of without AmeriPath's consent. Additionally, a wholly-owned subsidiary of the Company entered into 40-year management agreements with each of Richfield Labs and CPI, under which such subsidiary

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     provides all management and other non-medical services to Richfield Labs and CPI for a fee equal to the practice's net revenue less practice expenses, including physician salaries, which are fixed by employment agreements, and related professional expenses. Therefore, the Company is entitled to all of the net income of these practices. Based on the provisions of the purchase agreements, trust agreements and management agreements, consolidation of Richfield Labs and CPI is required to present the Company's financial position and results of operations in conformity with generally accepted accounting principles because the Company has the controlling financial interest in Richfield Labs and CPI by means other than direct record ownership of voting stock. Accordingly, these acquisitions are accounted for as purchase business combinations and included in the consolidated financial statements.

     In connection with the acquisition of Freeman-Cockerell Laboratories, Inc., a wholly-owned subsidiary of the Company (the "PA Contractor Subsidiary") and Clay J. Cockerell, M.D., P.A. (the "Texas PA Contractor") have entered into a 40-year management service agreement under which the PA Contractor Subsidiary provides, on an exclusive basis, the technical laboratory services, management and all other non-medical practice services to the Texas PA Contractor. The PA Contractor Subsidiary employs all of the technical employees and owns all of the laboratory facilities, testing equipment and other assets used in connection with the pathology services performed by the Texas PA Contractor's physicians. The Texas PA Contractor's payments to the Company under this management service agreement are comprised of the reimbursement of the costs and expenses for providing services, a base fee and a performance fee based on the achievement of goals and objectives established annually. Assuming the PA Contractor Subsidiary achieves its goals and objectives, such fees will result in the Company receiving substantially all net revenue less practice expenses of the Texas PA Contractor. Practice expenses include physician salaries which are fixed by employment agreement and related professional expenses. Therefore, the Company is the direct beneficiary of substantially all of the net income of the Texas PA Contractor which is reported as management service agreement revenue in the consolidated statement of operations. Although the Texas PA Contractor is not included in the consolidated financial statements, the net revenue and expenses of the Texas PA Contractor are displayed in Note 4.

     Under the terms of the acquisition agreement, the sole shareholder of the Texas PA Contractor is prohibited from selling, assigning or disposing of the common stock of the Texas PA Contractor prior to September 30, 1997, except that at the direction of the Company, without further consideration, such shareholder is required to transfer ownership of the shares of the Texas PA Contractor to, or merge the Texas PA Contractor into, a Texas 5.01(a) non-profit corporation (the "501(a) corporation"). The Company is in the process of forming the 501(a) corporation of which the Company will be the sole member. The formation of the 501(a) corporation is subject to review by Texas regulatory authorities. Members of the board of directors of the 501(a) corporation may be appointed by, and may be removed by, the sole member, which will be the Company. The Company expects to complete the formation of the 501(a) corporation and the transfer of the business of the Texas PA Contractor on or about September 30, 1997. Upon such transfer, the Company will have direct voting control over the 501(a) corporation and, subsequent to such transfer, will consolidate the financial statements of the 501(a) corporation in the Company's consolidated financial statements.

     The allocation of the purchase price is preliminary, while the Company continues to obtain the information to determine the fair value of the assets acquired and liabilities assumed. When the Company obtains final information, management believes that adjustments, if any, will not be material in relation to the Company's consolidated financial statements. Information with respect to the amortization periods for intangible assets is presented in Note 6.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     The accompanying consolidated financial statements include the results of operations of the 1996 Acquisitions from the date acquired through December 31, 1996. The following unaudited pro forma information presents the combined results of the Company's operations and the results of operations of all of the 1996 Acquisitions for the year ended December 31, 1995 and 1996 after giving effect to amortization of goodwill and identifiable intangible assets, interest expense on the long-term debt incurred in connection with the 1996 Acquisitions, and the reduced level of certain specific operating expenses (primarily compensation and related expenses attributable to the former owners) in accordance with the agreements related to the 1996 Acquisitions, as if the acquisitions had been consummated on January 1, 1995. Such unaudited pro forma information is based on the historical financial information of all of the 1996 Acquisitions and does not include operational or other changes which might have been effected by the Company.

     The unaudited pro forma information for the year ended December 31, 1995 and 1996 presented below is for illustrative information purposes only and is not necessarily indicative of results which would have been achieved or results which may be achieved in the future:

                                                                      PRO FORMA
                                                                     DECEMBER 31,
                                                                  ------------------
                                                                   1995       1996
                                                                  -------    -------
    Net revenue.................................................  $83,188    $86,784
                                                                  =======    =======
    Net income..................................................  $ 5,467    $ 5,220
                                                                  =======    =======
    Net income per share........................................  $   .45    $   .43
                                                                  =======    =======

     Common and common equivalent shares used in calculating net income per share include the effects of the planned conversion of the Convertible Preferred Stock as discussed in Note 19.

     1997 ACQUISITIONS

     The Company completed acquisitions of or affiliations with three anatomic pathology practices subsequent to June 30, 1997. The total consideration paid by the Company in connection with these acquisitions included cash of $58,863 and 1,910,808 shares of common stock (aggregate estimated value of $19,229). In addition, the Company agreed to pay additional purchase price consideration in the form of contingent notes. The additional payments are contingent upon the achievement of stipulated levels of cumulative operating earnings (as defined) over a five year period. If the maximum specified levels of cumulative operating earnings for each Practice are achieved, the Company would be required to make aggregate maximum payments, including principal and interest of $62,132 over the next three to five years.

4.  ACCOUNTS RECEIVABLE AND NET REVENUE

     Accounts receivable are recorded at net realizable value. The allowance for contractual and other adjustments are estimated based on the differences between established rates and the amounts the Company expects to collect from third party payors. The allowance for uncollectible accounts is based on historical experience and judgments about future events. Accordingly, the actual amounts experienced could vary significantly from the recorded allowances.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     Accounts receivable consisted of the following:

                                                                    DECEMBER 31,
                                                                  -----------------   JUNE 30,
                                                                   1995      1996       1997
                                                                  -------   -------   --------
    Gross accounts receivable...................................  $ 4,037   $30,841   $ 34,163
    Less: Allowance for contractual and other adjustments.......     (908)   (5,672)    (6,804)
          Allowance for uncollectible accounts..................   (1,015)  (10,478)   (11,146)
                                                                  -------   -------   --------
    Accounts receivable, net....................................  $ 2,114   $14,691   $ 16,213
                                                                  =======   =======   ========

     The Company grants credit without collateral to individual patients, most of whom are insured under third party payor agreements. The estimated mix of receivables from patients and third-party payors are as follows:

                                                             DECEMBER 31,
                                                            --------------    JUNE 30,
                                                            1995     1996       1997
                                                            -----    -----    --------
Government programs.......................................   45.7%    35.2%      36.0%
Third-party payors........................................   27.6     41.9       35.3
Private pay patients......................................   15.3     17.7       20.3
Other.....................................................   11.4      5.2        8.4
                                                            -----    -----      -----
                                                            100.0%   100.0%     100.0%
                                                            =====    =====      =====

     Net patient services revenue consisted of the following:

                                                                                     SIX MONTHS
                                                      YEARS ENDED DECEMBER 31,         ENDED
                                                   ------------------------------     JUNE 30,
                                                    1994       1995        1996         1997
                                                   -------    -------    --------    ----------
Gross revenue....................................  $17,027    $19,121    $ 56,381     $ 59,324
Less contractual and other adjustments...........   (2,566)    (3,097)    (14,865)     (16,494)
                                                   -------    -------    --------     --------
         Net patient services revenue............  $14,461    $16,024    $ 41,516     $ 42,830
                                                   =======    =======    ========     ========


     A significant portion of the Company's net revenue is generated by the hospital-based practices through contracts with 47 hospitals, primarily as a result of the 1996 Acquisitions discussed in Note 3. Columbia Healthcare Corporation owns 20 of these hospitals. For the year ended December 31, 1996 and the six months ended June 30, 1997, approximately 19.0% and 22.0%, respectively of net revenue was generated directly from contracts with hospitals owned by Columbia. Generally, these contracts have remaining terms of less than five years and contain renewal provisions. Some of the contracts contain clauses that allow for termination by either party with relatively short notice. Although the Company, through the Practices, has had relationships with these hospitals for extended periods of time, the termination of one or more of these contracts would have a material adverse effect on the Company's financial position and results of operations.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     The components of management service agreement revenue, and the net revenue and expenses from the date of affiliation (October 1, 1996) to December 31, 1996 and for the six months ended June 30, 1997 of Freeman-Cockerell, the Texas PA, are as follows:

                                                                        JUNE 30,
                                                                1996      1997
                                                               ------   --------
 Texas PA:
   Net revenue...............................................  $1,143    $2,494
   Practice expenses.........................................     101       480
                                                               ------    ------
           Management service agreement revenue..............  $1,042    $2,014
                                                               ======    ======
 Components of management service agreement revenue:
   Reimbursement of expenses and overhead....................  $  878    $1,640
   Base management fee.......................................     100       200
   Performance fee...........................................      64       174
                                                               ------    ------
           Total.............................................  $1,042    $2,014
                                                               ======    ======

5.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                               ESTIMATED       DECEMBER 31,
                                              USEFUL LIFE    -----------------    JUNE 30,
                                                (YEARS)       1995      1996        1997
                                              -----------    ------    -------    --------
Laboratory and data processing..............       5         $1,617    $ 4,993     $5,795
Leasehold improvements......................      20            413      1,038      1,153
Furniture and fixtures......................       7            197      1,006      1,636
Mobile lab units............................       3             42         99         99
Automotive vehicles.........................       3             48        393        537
Construction in progress....................                      7        121         --
                                                             ------    -------     ------
                                                              2,324      7,650      9,220
Less accumulated depreciation...............                   (864)    (3,718)    (3,883)
                                                             ------    -------     ------
Property and equipment, net.................                 $1,460    $ 3,932     $5,337
                                                             ======    =======     ======

     Depreciation expense was $521, $512 and $862 for the years ended December 31, 1994, 1995 and 1996, respectively, and $608 for the six months ended June 30, 1997.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

6.  INTANGIBLE ASSETS

     Intangible assets and the related accumulated amortization and amortization periods are as follows:


                                                                         AMORTIZATION PERIODS
                                                                               (YEARS)
                                         DECEMBER 31,                    --------------------
                                    -----------------------   JUNE 30,              WEIGHTED
                                     1995         1996          1997      RANGE     AVERAGE
                                    -------   -------------   --------   -------   ----------
Hospital contracts................               $29,015      $28,950    35-40       36.5
Physician client lists............  $11,987       38,863       38,863    17-30       22.2
Management service agreement......                 6,429        6,473     25.0       25.0
Laboratory contracts..............                 1,800        1,800      10        10.0
                                    -------      -------      -------
                                     11,987       76,107       76,086
Accumulated amortization..........   (1,072)      (2,008)      (3,553)
                                    -------      -------      -------
Balance, net......................  $10,915      $74,099      $72,533
                                    =======      =======      =======
Goodwill..........................  $ 4,271      $58,264      $61,850    15-35       33.8
Accumulated amortization..........     (284)        (879)      (1,716)
                                    -------      -------      -------
Balance, net......................  $ 3,987      $57,385      $60,134
                                    =======      =======      =======


     The amortization periods for the identifiable intangible assets, except the management service agreement, were determined by the Company based on reports of independent consultants. The amortization period for the identifiable intangible asset related to the management service agreement was determined by reference to the term of the agreement. In determining these lives the Company considered each practice's operating history, contract renewals, stability of physician referral lists and industry statistics.

     The amortization periods for goodwill were determined by the Company with consideration given to the lives assigned to the identifiable intangibles, the reputation of the practice, the length of the practice's operating history, and the potential of the market in which the acquired practice is located.


     The weighted average amortization period for identifiable intangible assets and goodwill, is 30.3 years.


7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------   JUNE 30,
                                                               1995     1996      1997
                                                              ------   ------   --------
Accounts payable............................................  $  287   $  848    $ 1,659
Accrued compensation........................................     432    1,572      3,031
Accrued acquisition costs...................................            1,648      1,685
Accrued interest............................................              683        677
Income taxes payable........................................     175      567        303
Other accrued expenses......................................     133    3,072      2,646
Amounts due to former owners of the 1996 Acquisitions.......            1,500        666
                                                              ------   ------    -------
                                                              $1,027   $9,890    $10,667
                                                              ======   ======    =======

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

8.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                           DECEMBER 31,
                                                        ------------------   JUNE 30,
                                                         1995       1996       1997
                                                        -------    -------   --------
Credit Facility:
  Revolving loan....................................    $ 4,146    $81,652   $17,308
  Senior term loan..................................                          65,000
Senior Notes due to common stockholders, principal
  and any unpaid interest thereon, due and payable
  on December 31, 1998; interest is payable
  currently at the stated rate of 8%................      3,500      3,500     3,500
Junior Notes due to preferred stockholders,
  principal and any unpaid interest thereon, due and
  payable on December 31, 2001; interest is payable
  currently at the stated rate of 10%...............      7,500      7,500     7,500
Subordinated Notes issued and assumed in connection
  with the 1996 Acquisitions, payable in varying
  amounts through 2001, with interest at the rate of
  7% and 8%.........................................                 4,587     3,938
                                                        -------    -------   -------
                                                         15,146     97,239    97,246
Less current portion................................                (1,762)   (1,604)
                                                        -------    -------   -------
Long term debt, net of current portion..............    $15,146    $95,477   $95,642
                                                        =======    =======   =======

     As of June 30, 1997, the maturities of long-term debt were as follows:

Six months ended December 31, 1997..........................  $ 1,036
1998........................................................    5,654
1999........................................................    1,278
2000........................................................    1,051
2001........................................................    8,520
2002........................................................   17,957
Thereafter..................................................   61,750
                                                              -------
Total.......................................................  $97,246
                                                              =======

     On May 29, 1996, the Company replaced its line of credit with a new revolving line of credit (the "Facility") with the BankBoston N.A. (F/K/A First National Bank of Boston), as lender and agent (the "Agent"), under which the Company could borrow up to $40 million for working capital and acquisition purposes. The Facility was amended in October 1996, and the aggregate amount available was increased to $85 million. Outstanding advances under the Facility were due and payable on December 31, 1998. Borrowings under the Facility bear interest at variable rates based, at the Company's option, on the bank's base rate or the Eurodollar rate plus 2.50%. The Facility also required the quarterly payment of an annual commitment fee equal to 0.375% of the unused portion of the commitment until the commitment is terminated. During 1996, the Company issued to the Agent, 85,999 shares of Common Stock in lieu of commitment fees. Such shares have been recorded at the estimated fair market value at the date of the respective credit facility agreement and amendments thereto.

     On June 26, 1997, the Company replaced its line of credit with a new revolving line of credit and term loan agreement (the "Credit Facility") with a syndicate of banks led by the Agent, which provides for borrowings of up to $150 million in the form of: (i) a term loan of $65 million; and a revolving loan of up

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     to $85 million that may be used for working capital, in an amount limited to 80% of the Company's eligible receivables, and to fund acquisitions, if not otherwise used for working capital purposes. Commencing July 1, 1998, the term loan requires annual principal payments of $650 with the balance due and payable on June 30, 2004; all outstanding advances under the revolving loan are due and payable on June 30, 2002. The Credit Facility bears interests at variable interest rates based, at the Company's option, on the Agent's base rate or the Eurodollar rate plus a premium that is adjusted quarterly based on the Company's ratio of total debt to cash flow. At June 30, 1997, $65.0 million and $17.3 million were outstanding under the term loan and revolving loan, respectively, at interest rates of 9.25% and 8.75%, respectively. Interest rates are adjusted quarterly based upon the Company's ratio of total debt to cash flow. The Credit Facility also requires the quarterly payment of an annual commitment fee equal to either 0.5% or 0.375%, based upon the Company's ratio of total debt to cash flow, on the unused portion of the commitment. During 1996, the Company issued to the Agent, 85,998 shares of Common Stock in lieu of commitment fees. Such shares have been recorded at the estimated fair market value at the date of the respective credit facility agreement and amendments thereto.

     The Credit Facility contains covenants which, among other things, require the Company to maintain certain financial operating ratios and impose certain limitations or prohibitions on the Company with respect to the incidence, guaranty or assumption of indebtedness, the payment of dividends, cash distributions, limitations on new debt issuance, sale of assets, leasing commitments and annual capital expenditures, and contains provisions which preclude mergers and acquisitions under certain circumstances and places. All of the Company's assets are pledged as collateral under the agreement. At June 30, 1997, the effective annual interest rate was approximately 9.1%.

     The Company believes that it is in compliance with all of its existing covenants at June 30, 1997.

9.  CONVERTIBLE PREFERRED STOCK

     The Convertible Preferred Stock has an annual dividend rate of 6% of the original purchase price and such dividends are cumulative from the date of original issuance and payable when and as declared by the Company's Board of Directors. In the event of liquidation or dissolution of the Company, the amount distributed for each share is the greater of (i) $1.71 which is subject to adjustment for certain capital transactions, plus unpaid dividends (the "Liquidation Amount") or (ii) such amount as would have been payable had the shares been converted to common stock. The Convertible Preferred Stock is convertible into common stock of the Company at any time, at the option of the holders at a conversion rate of 1.8 shares of common stock for each share, subject to adjustment for certain capital transactions. Upon conversion, all accumulated and unpaid dividends, up to the date of conversion are payable in cash.

     During the year ended December 31, 1996, the Company paid accrued dividends in the amount of $32 with respect to the 120,004 shares of Convertible Preferred Stock that were converted into 216,007 shares of common stock by the holders of the Convertible Preferred Stock in their sale of shares of common stock to the Company's President and Chief Executive Officer (See
     Note 14).

     The preferred stockholders have voting rights equal to the number of shares of common stock into which their shares may be converted. At the election of the holders of at least 51% of the Convertible Preferred Stock, the Company shall redeem, for the Liquidation Amount, all of the Convertible Preferred Stock in 1999, 2000, and 2001. Also, if prior to the earlier of the liquidation, merger, sale or change in control (as defined) of the Company or December 31, 2001, the Company has not consummated a qualified public offering (as defined), the owners of not less than 20% of the Convertible Preferred Stock may require the Company to redeem their stock for fair market value, but not less than the original purchase price. These

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     redemption requirements terminate upon consummation of a qualified public offering. Since the Company believes that it is probable that the preferred shares will not be redeemed, accretion in excess of accumulated dividends has not been recorded.

     The holders of the Convertible Preferred Stock have certain preemptive rights in the event of the issuance of common stock, and certain registration rights with expenses to be borne by the Company. As of June 30, 1997, the Company has reserved 5,558,607 shares of common stock for the conversion of the Convertible Preferred Stock.

10.  LEASE COMMITMENTS

     The Company leases various office and laboratory space, and certain equipment pursuant to operating lease agreements. The following information includes the related party leases discussed in Note 14. Future minimum lease commitments consisted of the following at December 31, 1996:

1997........................................................  $1,204
1998........................................................   1,117
1999........................................................   1,044
2000........................................................     851
2001........................................................     790
Thereafter..................................................   1,541
                                                              ------
                                                              $6,547
                                                              ======

     Rent expense under operating leases for 1994, 1995 and 1996 was $153, $170, and $499 respectively.

11.  OPTION PLAN

     The Company's Stock Option Plan (the "Option Plan") provides for the grant of options to purchase shares of common stock to key employees and others. The plan provides that the option price shall not be less than the fair market value of the shares on the date of the grant. At June 30, 1997, 925,211 shares of common stock are reserved for issuance pursuant to options granted under the Option Plan. All options granted have 10 year terms and vest and become exercisable at the rate of 20% a year, following the date of grant.

     The Company's Director Option Plan provides for the grant of options to purchase shares of common stock to Directors who are not employees of the Company. All options to be granted under the Director Option Plan will have 10 year terms and become exercisable during the period specified in the agreement evidencing the grant of such Director Option. As of June 30, 1997, no options have been granted under the Director Option Plan.

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and the related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options approximates the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates ranging from 5.18% to 6.85%; no volatility factors of the expected market price of the Company's common stock has been included because the Company was a private entity when the options were granted; and a weighted average expected life of the option of 4.1 years. The estimated fair value of the options was immaterial at the dates of grant, and therefore, the Company has not provided pro forma net income or earnings per share information.

     The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in the assumptions can materially affect the fair value estimate, in management's opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

     A summary of the Company's stock option activity, and related information is as follows:

                                                            OPTION PRICE PER SHARE
                                              NUMBER      ---------------------------
                                             OF SHARES     LOW      HIGH     WEIGHTED
                                             ---------    -----    ------    --------
Granted 1994...............................   234,000     $1.11    $ 1.11     $1.11
                                              -------
Outstanding December 31, 1994..............   234,000      1.11      1.11      1.11
Granted in 1995............................    18,000      1.67      1.67      1.67
                                              -------
Outstanding December 31, 1995..............   252,000      1.11      1.67      1.15
Granted in 1996............................   738,011      1.67     10.00      5.28
Cancelled..................................   (19,800)     8.33     10.00      9.85
                                              -------
Outstanding December 31, 1996..............   970,211      1.11     10.00      4.12
Cancelled..................................   (45,000)     8.33      8.33      8.33
                                              -------
Outstanding June 30, 1997..................   925,211     $1.11    $10.00     $3.91
                                              =======

     Options to purchase 187,202 shares are exercisable at June 30, 1997. The weighted-average remaining contractual life of those options outstanding at June 30, 1997 is 8.4 years.

12.  EMPLOYEE BENEFIT PLANS

     The Company established a 401(k) retirement plan (the "401(k) Plan") which covers substantially all eligible employees as defined in the 401(k) Plan. Under the terms of the 401(k) Plan, employees may contribute up to 15% of their compensation, as defined. Employer contributions are discretionary. During the years ended December 31, 1994, 1995 and 1996, the Company elected not to make contributions to the 401(k) Plan.

     In addition, in connection with the 1996 Acquisitions, the Company has assumed the obligations under certain defined contribution plans which cover substantially all eligible employees of the acquired practices. The Company has not made any contributions from the dates of acquisition through December 31, 1996. The Company is in the process of establishing a uniform benefit plan for all employees.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     Effective July 1, 1997, the Company consolidated the previous plans into a new qualified 401(k) retirement plan covering substantially all eligible employees as defined in the 401(k) plan. The new Plan requires employer matching contributions equal to 25% of the employees' contributions up to a maximum of $1,000 per employee.

13.  COMMITMENTS AND CONTINGENCIES

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. The Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the Company's financial position or results of operations.

     ALA Contingent Notes -- In connection with the 1994 Acquisition, the Company issued Subordinated Contingent notes in the amount of $2,500 which have an interest rate of 8% (the "ALA Contingent Notes"). The ALA Contingent Notes are payable in annual installments of $500, plus interest thereon, in years 1994 through 1998, if operating earnings (as defined) exceed a specified annual level. If the specified operating earnings levels are not achieved, the amounts payable for that year, including the related accrued interest, would be canceled. Operating earnings for the years ended December 31, 1994 and 1995 were not achieved, therefore, the ALA Contingent Notes of $500 and related accrued interest for 1995 and 1994 were canceled.

     In April 1996, the Company issued 194,400 shares of its common stock, with a fair value of $242 to redeem and cancel the Company's contingent obligation under the ALA Contingent Notes, which had a remaining principal balance of $1,500. The remaining contingent obligation under the ALA Contingent Notes of $1,500 and related accrued interest of approximately $270 would have become payable in the future only if operating earnings (as defined) of ALA were to have exceeded a specified annual level in 1996, 1997 and 1998. The issuance of shares has been accounted for as an additional cost of the 1994 Acquisition.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored health care programs, principally Medicare and Medicaid, and is subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position and results of operations.

14.  RELATED PARTY TRANSACTIONS

     Operating Leases -- The Company leases its Fort Lauderdale laboratory facilities from an entity beneficially owned by three of the Company's common stockholders. The present term of the lease expires March 31, 1998 and contains options to renew for two additional five-year periods. The lease requires monthly rental payments of $11, plus sales tax, and the Company is also obligated to pay property taxes, insurance, utilities, and maintenance. Lease payments made under the lease were $140, in 1994, 1995 and 1996, and $70 during the six months ended June 30, 1997.

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     Note Receivable from Officer -- In connection with the employment of the Company's President and Chief Executive Officer, the Company provided financing of $270 to facilitate the purchase of 216,007 shares of the Company's issued and outstanding stock from certain holders of the Convertible Preferred Stock. The note is payable in full on January 1, 2001 and bears interest at the rate of 8%, which is payable currently. A portion of the underlying shares purchased (126,000 shares) are pledged as collateral.

15.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1994, 1995 and 1996 consists of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
Current:
  Federal...................................................   $272     $281     $2,133
  State.....................................................     46       48        345
                                                               ----     ----     ------
          Total current provision...........................    318      329      2,478
                                                               ----     ----     ------
Deferred:
  Federal...................................................    319      207       (817)
  State.....................................................     55       36       (133)
                                                               ----     ----     ------
          Total deferred provision (benefit)................    374      243       (950)
                                                               ----     ----     ------
          Total provision for income taxes..................   $692     $572     $1,528
                                                               ====     ====     ======

     The effective tax rate on income before income tax is reconciled to statutory federal income tax rates as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1994      1995      1996
                                                             ----      ----      ----
Statutory federal rate....................................   34.0%     34.0%     34.0%
State income taxes, net of federal income tax benefit.....    3.6       3.7       3.6
Non-deductible items, primarily goodwill..................                        4.6
Other.....................................................     .1       1.1        .8
                                                             ----      ----      ----
Effective rate............................................   37.7%     38.8%     43.0%
                                                             ====      ====      ====

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     The following is a summary of the deferred income tax assets and liabilities as of December 31, 1995 and 1996:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              ------    --------
Deferred tax assets:
  Intangible assets acquired................................  $  741
  Property and equipment....................................      41    $    307
  Allowance for doubtful accounts...........................     142       1,839
  Accrued liabilities.......................................                 401
  Other.....................................................      23          49
                                                              ------    --------
Total deferred tax assets...................................     947       2,596
                                                              ------    --------
Deferred tax liabilities:
  Change from cash to accrual basis by the 1996
     Acquisitions...........................................              (3,547)
  Intangible assets acquired................................             (18,643)
  Other.....................................................     (35)        (11)
                                                              ------    --------
Total deferred tax liabilities..............................     (35)    (22,201)
                                                              ------    --------
          Net deferred tax asset (liability)................  $  912    $(19,605)
                                                              ======    ========

16.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following supplemental information presents the non-cash impact on the balance sheet of assets acquired and liabilities assumed in the 1994 Acquisition and the 1996 Acquisitions consummated during the year ended December 31, 1996. No acquisitions were consummated during the six months ended June 30, 1997:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1994        1996
                                                              -------    --------
Assets acquired.............................................  $21,201    $140,910
Liabilities assumed.........................................   (1,764)    (32,944)
Debt issued.................................................   (3,500)     (4,511)
Excess purchase price deemed distributed to PDK
  shareholders..............................................    4,574
Common stock issued.........................................              (24,829)
                                                              -------    --------
Cash paid...................................................   20,511      78,626
Less cash acquired..........................................     (322)     (5,553)
                                                              -------    --------
          Net cash paid.....................................  $20,189    $ 73,073
                                                              =======    ========

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

17.  LOSS ON CESSATION OF CLINICAL LAB OPERATIONS

     In May 1996, the Company ceased the unprofitable operation of a clinical laboratory resulting in a non-recurring charge of $910 to operations which included severance payments, write-downs of property, equipment and other assets to estimated realizable values, and the write-off of the unamortized balances of intangible assets associated with the clinical operations. The following is a summary of the net revenue and operating costs, including the non-recurring charge, of such clinical laboratory:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1994      1995      1996
                                                           ------    ------    ------
Net revenue..............................................  $1,712    $2,385    $1,046
Operating costs..........................................   2,179     2,814     2,102

18.  NONRECURRING CHARGE

     In May 1997, the Company withdrew its registration statement filed with the Securities and Exchange Commission and postponed the planned initial public offering of common stock. In the six months ended June 30, 1997, the Company recorded a nonrecurring charge of $1,289, primarily professional fees and printing costs, which represented offering costs incurred prior to the postponement that did not have continuing benefit after the postponement.

19.  PRO FORMA NET INCOME PER SHARE INFORMATION (UNAUDITED)

     The Company is planning to issue shares of its common stock in an initial public offering late in 1997. Immediately prior to the offering, the outstanding shares of Convertible Preferred Stock will be converted into 5,558,607 shares of common stock. In view of the planned conversion of the Convertible Preferred Stock, historical net income per share is not presented. Pro forma net income per share is presented giving effect to the conversion of the Convertible Preferred Stock. Pursuant to the requirements of the Securities and Exchange Commission (the "Commission"), common stock issued by the Company during the 12 months immediately preceding the initial filing of the registration statement with the Commission, plus the effects of common stock equivalents relating to the grant of options during the same period using the treasury stock method and an assumed initial public offering price of $14.00 per share, have been included in the calculation of pro forma number of common and common stock equivalents outstanding for both periods presented. Shares issued in the 1996 Acquisitions are included in the weighted average share calculation from the date of acquisition. The following presents the

                        AMERIPATH, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

     calculation of the pro forma weighted average common shares and common equivalent shares outstanding for each period (in thousands):

                                                              DECEMBER 31,   JUNE 30,
                                                                  1996         1997
                                                              ------------   --------
Shares outstanding for all periods presented................     1,426         1,426
Effects of shares subsequently issued:
  Conversion of Convertible Preferred Stock in January
     1996...................................................       216           216
  Settlement of ALA Contingent Notes in April 1996..........       194           194
  1996 Acquisitions.........................................     1,297         3,985
Effects of stock options....................................       686           686
                                                                 -----        ------
                                                                 3,819         6,507
Planned conversion of Convertible Preferred Stock...........     5,559         5,559
                                                                 -----        ------
Pro forma weighted average common and common equivalent
  shares outstanding........................................     9,378        12,066
                                                                 =====        ======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Demaray and Poulos, P.A.:

We have audited the accompanying balance sheets of Demaray and Poulos, P.A. (the "Company") as of December 31, 1994 and 1995 and the related statements of operations and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

September 27, 1996

                            DEMARAY AND POULOS, P.A.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                1994        1995
                                                              --------    --------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,831    $  3,211
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $884,068 and
     $990,282 at December 31, 1994 and 1995,
     respectively)..........................................   478,177     479,746
                                                              --------    --------
          Total current assets..............................   480,008     482,957
PROPERTY AND EQUIPMENT, NET (Note 3)........................     1,961       1,151
OTHER ASSETS:
  Cash surrender value of life insurance....................    87,166
  Other assets..............................................        36
                                                              --------    --------
          TOTAL.............................................  $569,171    $484,108
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 43,216    $ 17,172
  Accrued compensation......................................    24,325      28,016
  Deferred compensation liability (Note 7)..................    87,166
                                                              --------    --------
          Total current liabilities.........................   154,707      45,188
                                                              --------    --------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 200 shares authorized, issued
     and outstanding........................................       200         200
  Retained earnings.........................................   414,264     438,720
                                                              --------    --------
          Total shareholders' equity........................   414,464     438,920
                                                              --------    --------
          TOTAL.............................................  $569,171    $484,108
                                                              ========    ========

                See accompanying notes to financial statements.

                            DEMARAY AND POULOS, P.A.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                 1994         1995
                                                              ----------   ----------
NET REVENUE (Note 4)........................................  $2,936,977   $2,547,908
                                                              ----------   ----------
COSTS OF SERVICES:
  Physician compensation -- owners..........................     654,000      528,000
  Physician compensation -- other...........................   1,142,784    1,157,890
  Consulting -- second opinions.............................     163,447       88,544
  Other.....................................................     222,438      197,296
                                                              ----------   ----------
          Total costs of services...........................   2,182,669    1,971,730
                                                              ----------   ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Administration............................................       9,210       11,575
  Deferred compensation plan................................       9,387       17,447
  Billing service...........................................     226,462      195,257
  Bad debt expense..........................................     426,347      357,566
                                                              ----------   ----------
          Total general and administrative expenses.........     671,406      581,845
                                                              ----------   ----------
OPERATING INCOME (LOSS).....................................      82,902       (5,667)
OTHER INCOME, NET...........................................       5,174       30,123
                                                              ----------   ----------
NET INCOME..................................................      88,076       24,456
RETAINED EARNINGS, BEGINNING OF YEAR........................     326,188      414,264
                                                              ----------   ----------
RETAINED EARNINGS, END OF YEAR..............................  $  414,264   $  438,720
                                                              ==========   ==========

                See accompanying notes to financial statements.

                            DEMARAY AND POULOS, P.A.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                1994        1995
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  88,076   $  24,456
  Adjustments to reconcile net income to net cash flows
     provided by operating activities:
     Depreciation and amortization..........................        590         810
     Changes in assets and liabilities:
       Increase in accounts receivable......................   (145,314)     (1,569)
       Increase (decrease) in accounts payable, accrued
        compensation and deferred compensation liability....     43,173    (109,519)
       Decrease in other assets.............................     14,419      87,202
                                                              ---------   ---------
          Net cash provided by operating activities.........        944       1,380
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (2,331)
                                                              ---------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........     (1,387)      1,380
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      3,218       1,831
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   1,831   $   3,211
                                                              =========   =========

                See accompanying notes to financial statements.

                            DEMARAY AND POULOS, P.A.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

1.  ORGANIZATION AND BUSINESS

     Demaray and Poulos, P.A. (the "Company") is a firm of licensed physicians in Fort Lauderdale, Florida organized in January 1982 as a Florida Professional Association to provide hospital-based pathology services. The Company generates substantially all of its revenue through contracts with three hospitals in South Florida. Two of these hospitals, representing approximately 50% of the Company's revenues, are owned by Columbia Healthcare Corporation. The arrangements with hospitals are contracts whereby the hospitals agree, in exchange for the Company's services, to authorize the Company and its healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's healthcare professionals. These contracts have terms of less than two years and contain clauses that allow termination without cause by either party with sixty days notice. The Company has had relationships with the hospitals for approximately ten years; however, the termination of one or more of these agreements would have a material adverse effect on the Company's financial position and results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 5 to 7 years, using accelerated methods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 amounted to $216,000 and $112,000, respectively.

     Income Taxes -- The Company has elected to be taxed as a Subchapter S corporation for federal income tax purposes. There is no provision for income taxes since those taxes are the responsibility of the individual shareholders.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term maturity.

                            DEMARAY AND POULOS, P.A.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 was as follows:

                                                               1994     1995
                                                              ------   ------
Medical equipment...........................................  $9,856   $9,856
Less accumulated depreciation...............................  (7,895)  (8,705)
                                                              ------   ------
Property and equipment, net.................................  $1,961   $1,151
                                                              ======   ======

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be collected under Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue consists of the following for the years ended December 31, 1994 and 1995:

                                                                 1994         1995
                                                              ----------   ----------
Gross charges at established rates..........................  $5,191,975   $4,863,912
Less allowances for contractual, charity and other
  adjustments...............................................  (2,254,998)  (2,316,004)
                                                              ----------   ----------
          Net revenue.......................................  $2,936,977   $2,547,908
                                                              ==========   ==========

5.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 are as follows:

                                                              1994   1995
                                                              ----   ----
Medicare....................................................   23%    18%
Medicaid....................................................    1      1
Humana managed care.........................................   14     11
Third-party payors, including other managed care............   59     65
Private pay patients........................................    3      5
                                                              ---    ---
                                                              100%   100%
                                                              ===    ===

6.  RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with American Laboratory Associates, Inc., a wholly owned subsidiary of AmeriPath, Inc., a majority of whose common stock is owned by the Company's shareholders. American Laboratory Associates, Inc. operates three "frozen section" laboratories which are staffed by physician employees of the Company. Revenue recognized by the Company under this arrangement amounted to $115,800 and $120,300 during the years ended December 31, 1994 and 1995, respectively. American Laboratory Associates, Inc. also provides certain administrative support services

                            DEMARAY AND POULOS, P.A.

     for which the Company paid $200 per month during the years ended December 31, 1994 and 1995. (See Note 9).

7.  EMPLOYEE BENEFIT PLANS

     401(k) Plan -- The Company established a 401(k) retirement plan (the "Plan"), which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the Plan). Under the terms of the Plan, employees may contribute up to 15% of their compensation, as defined. Employer contributions are discretionary. During the years ended December 31, 1994 and 1995, the Company elected not to make a contribution to the Plan.

     Deferred Compensation Plan -- The Company established a non-qualified deferred compensation plan in 1989. The plan is funded by the purchase of insurance policies owned by the Company on the lives of key employees. Each year deferred compensation expense was recorded for the premiums paid and adjusted by the change in cash surrender value of the policies for the year. Deferred compensation expense was $9,387 and $17,447 for the years ended December 31, 1994 and 1995. In accordance with the plan, the Company was ultimately obligated to transfer ownership of policies to the key employees. During 1995, the plan was terminated and the ownership of the remaining insurance policies was distributed to the employees.

8.  COMMITMENTS AND CONTINGENCIES

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored health care programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the financial position or results of operations of the Company.

9.  SUBSEQUENT EVENT

     Effective January 1, 1996, the Company sold all of its assets and liabilities to a wholly-owned subsidiary of AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Amazon and Rosen, M.D., P.A. d/b/a Florida Pathology Associates:

We have audited the accompanying balance sheets of Amazon and Rosen, M.D., P.A. d/b/a Florida Pathology Associates (the "Company") as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations and retained earnings and of cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

September 27, 1996

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                                 BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                                              DECEMBER   DECEMBER   JUNE 30,
                                                                1994       1995       1996
                                                              --------   --------   --------
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,141   $  2,480   $ 15,541
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $464,381, $660,318
     and $716,992 at December 31, 1994 and 1995 and June 30,
     1996, respectively)....................................   447,298    504,333    500,064
                                                              --------   --------   --------
          Total current assets..............................   448,439    506,813    515,605
                                                              --------   --------   --------
PROPERTY AND EQUIPMENT, NET (Note 3)........................    28,936     20,765     16,612
OTHER ASSETS................................................       757         50         50
                                                              --------   --------   --------
          TOTAL.............................................  $478,132   $527,628   $532,267
                                                              ========   ========   ========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 36,228   $ 33,656   $ 19,817
  Due to shareholders.......................................    21,166     19,056     17,056
  Note payable to bank......................................    35,683      9,372
  Income taxes payable (Note 6).............................               11,404     13,853
  Deferred tax liability (Note 6)...........................   158,475    181,563    185,254
                                                              --------   --------   --------
          Total current liabilities.........................   251,552    255,051    235,980
                                                              --------   --------   --------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 100 shares authorized, issued
     and outstanding........................................       100        100        100
  Additional paid-in capital................................     1,900      1,900      1,900
  Retained earnings.........................................   224,580    270,577    294,287
                                                              --------   --------   --------
          Total shareholders' equity........................   226,580    272,577    296,287
                                                              --------   --------   --------
          TOTAL.............................................  $478,132   $527,628   $532,267
                                                              ========   ========   ========

                See accompanying notes to financial statements.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                                     1994           1995          1995          1996
                                                 ------------   ------------   -----------   ----------
                                                                               (UNAUDITED)
NET REVENUE (Note 4)...........................   $2,390,016     $3,055,092    $1,542,224    $1,781,192
                                                  ----------     ----------    ----------    ----------
COSTS OF SERVICES:
  Physician compensation -- owners.............    1,132,400      1,618,800       766,263       914,500
  Physician compensation -- other..............      314,640        359,776       171,998       182,586
  Other........................................      264,003        306,826       147,810       154,159
                                                  ----------     ----------    ----------    ----------
          Total costs of services..............    1,711,043      2,285,402     1,086,071     1,251,245
                                                  ----------     ----------    ----------    ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Administration...............................       79,492         87,977        45,295        79,065
  Billing service..............................      174,654        221,885       129,939       123,431
  Bad debt expense.............................      160,778        380,260       239,391       286,642
                                                  ----------     ----------    ----------    ----------
          Total general and administrative
            expenses...........................      414,924        690,122       414,625       489,138
                                                  ----------     ----------    ----------    ----------
OPERATING INCOME...............................      264,049         79,568        41,528        40,809
                                                  ----------     ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest expense.............................       (3,535)        (1,711)       (1,103)         (241)
  Other income.................................        3,410          2,632         2,367           686
                                                  ----------     ----------    ----------    ----------
          Total other (expense) income, net....         (125)           921         1,264           445
                                                  ----------     ----------    ----------    ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.......      263,924         80,489        42,792        41,254
PROVISION FOR INCOME TAXES.....................      104,172         34,492        16,090        17,544
                                                  ----------     ----------    ----------    ----------
NET INCOME.....................................      159,752         45,997        26,702        23,710
RETAINED EARNINGS, BEGINNING OF PERIOD.........       64,828        224,580       224,580       270,577
                                                  ----------     ----------    ----------    ----------
RETAINED EARNINGS, END OF PERIOD...............   $  224,580     $  270,577    $  251,282    $  294,287
                                                  ==========     ==========    ==========    ==========

                See accompanying notes to financial statements.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                   DECEMBER 31,   DECEMBER 31,    JUNE 30,     JUNE 30,
                                                       1994           1995          1995         1996
                                                   ------------   ------------   -----------   --------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................   $ 159,752       $ 45,997      $ 26,702     $ 23,710
  Adjustments to reconcile net income to net cash
     flows provided by operating activities:
     Depreciation................................      20,092         19,073        11,246        4,153
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable.............................    (286,407)       (57,035)      (20,999)       4,269
       Increase (decrease) in accounts payable,
          income tax payable and due to
          shareholders...........................      27,404          6,722        (5,463)     (13,390)
       Increase in deferred income tax
          liability..............................     104,172         23,088        11,525        3,691
       (Increase) decrease in other assets.......        (494)           708           707
                                                    ---------       --------      --------     --------
          Net cash provided by operating
            activities...........................      24,519         38,553        23,718       22,433
                                                    ---------       --------      --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment..........                    (10,903)       (5,360)
                                                    ---------       --------      --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt...........     (24,486)       (26,311)      (12,907)      (9,372)
                                                    ---------       --------      --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................          33          1,339         5,451       13,061
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...       1,108          1,141         1,141        2,480
                                                    ---------       --------      --------     --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........   $   1,141       $  2,480      $  6,592     $ 15,541
                                                    =========       ========      ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest....................................   $   3,535       $  1,711      $  1,103     $    241
                                                    =========       ========      ========     ========
     Income Taxes................................   $               $  2,340      $            $  9,771
                                                    =========       ========      ========     ========

                See accompanying notes to financial statements.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

1.  ORGANIZATION AND BUSINESS

     Amazon and Rosen, M.D., P.A. d/b/a Florida Pathology Associates (the "Company") is a firm of licensed physicians in Miami, Florida organized in August 1988 as a Florida Professional Association to provide hospital-based pathology services. The Company generates substantially all of its revenues through a contract with one hospital in South Florida. This contract has a term of five years through September 1999. Under the contract, the hospital agrees, in exchange for the Company's services, to authorize the Company and its healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's healthcare professionals.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 3 to 7 years, using accelerated methods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 and June 30, 1996 amounted to approximately $124,000, $92,000 and $66,000, respectively.

     Income Taxes -- The Company's provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, and represents the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of assets and liabilities.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value due to their short-term maturity.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the six months ended June 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 and June 30, 1996 was as follows:

                                                          DECEMBER   DECEMBER   JUNE 20,
                                                            1994       1995       1996
                                                          --------   --------   --------
Furniture, fixtures and equipment.......................  $95,185    $106,087   $106,087
Less accumulated depreciation...........................  (66,249)    (85,322)   (89,475)
                                                          -------    --------   --------
Property and equipment, net.............................  $28,936    $ 20,765   $ 16,612
                                                          =======    ========   ========

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be collected under Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue consists of the following for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996:

                                                      DECEMBER     DECEMBER     JUNE 30,
                                                        1994         1995         1996
                                                     ----------   ----------   ----------
Gross charges at established rates.................  $2,760,935   $4,243,300   $2,541,450
Less allowances for contractual, charity and other
  adjustments......................................    (550,919)  (1,368,208)    (850,258)
                                                     ----------   ----------   ----------
                                                      2,210,016    2,875,092    1,691,192
Medical director fees..............................     180,000      180,000       90,000
                                                     ----------   ----------   ----------
Net revenue........................................  $2,390,016   $3,055,092   $1,781,192
                                                     ==========   ==========   ==========

5.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                                        DECEMBER    DECEMBER    JUNE 30,
                                                          1994        1995        1996
                                                        --------    --------    --------
Medicare..............................................     54%         48%         48%
Medicaid..............................................      1           2           2
Third-party payors, including managed care............     22          32          33
Private pay patients..................................     23          18          17
                                                          ---         ---         ---
                                                          100%        100%        100%
                                                          ===         ===         ===

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

6.  INCOME TAXES

     The provision for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 consists of the following:

                                                   DECEMBER 31,    DECEMBER 31,    JUNE 30,
                                                       1994            1995          1996
                                                   ------------    ------------    --------
Current:
  Federal........................................                    $10,093       $12,147
  State..........................................                      1,311         1,706
                                                                     -------       -------
                                                                      11,404        13,853
                                                                     -------       -------
Deferred:
  Federal........................................    $ 89,319         19,796         3,165
  State..........................................      14,853          3,292           526
                                                     --------        -------       -------
                                                      104,172         23,088         3,691
                                                     --------        -------       -------
          Total..................................    $104,172        $34,492       $17,544
                                                     ========        =======       =======

     The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                           DECEMBER 31,
                                                           ------------      JUNE 30,
                                                           1994    1995        1996
                                                           ----    ----    -------------
Statutory federal income tax rate........................  34.0%   34.0%       34.0%
State income taxes, net of federal income tax benefit....   3.7%    3.8%        3.6%
Other....................................................   1.8%    5.1%        4.9%
                                                           ----    ----        ----
  Effective tax rate.....................................  39.5%   42.9%       42.5%
                                                           ====    ====        ====

     The significant components of the net deferred income tax liability at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                                   DECEMBER 31,   DECEMBER 31,   JUNE 30,
                                                       1994           1995         1996
                                                   ------------   ------------   ---------
Deferred tax assets (liabilities):
  Allowance for contractuals and bad debts.......   $ 179,135      $ 254,718     $ 276,580
  Tax cash basis items...........................    (337,610)      (436,281)     (461,834)
                                                    ---------      ---------     ---------
                                                    $(158,475)     $(181,563)    $(185,254)
                                                    =========      =========     =========

7.  COMMITMENTS AND CONTINGENCIES

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition,

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the financial position or results of operations of the Company.

8.  SUBSEQUENT EVENT

     Effective July 1, 1996, the Company's shareholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Derrick and Associates Pathology, Inc.:

We have audited the accompanying balance sheets of Derrick and Associates Pathology, Inc. (the "Company") as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Orlando, Florida

October 1, 1996

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                                 BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                                                  DECEMBER 31,
                                                             -----------------------    JUNE 30,
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $1,199,117   $1,105,141   $  723,801
  Investments (Note 3).....................................     757,243      955,817
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $4,822,221,
     $5,053,200, and $5,188,251 at December 31, 1994 and
     1995 and June 30, 1996, respectively).................   4,067,442    4,780,539    4,648,363
  Amounts receivable from shareholders.....................                               196,887
  Prepaid expenses and other current assets................     337,766      264,138      493,521
                                                             ----------   ----------   ----------
          Total current assets.............................   6,361,568    7,105,635    6,062,572
PROPERTY AND EQUIPMENT, NET (Note 4).......................     805,044      880,911    1,056,457
OTHER ASSETS...............................................      82,900       98,200       67,488
                                                             ----------   ----------   ----------
          TOTAL............................................  $7,249,512   $8,084,746   $7,186,517
                                                             ==========   ==========   ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank line of credit (Note 2).............................  $1,750,100   $1,600,100
  Current portion of long-term debt (Note 6)...............                  190,671   $   96,974
  Accounts payable.........................................     190,821      218,164      380,427
  Accrued liabilities (Note 5).............................     354,859      366,884      381,009
  Accrued profit sharing contribution......................     564,357      545,006      200,612
  Deferred income taxes (Note 11)..........................   1,423,000    1,708,000    1,680,000
                                                             ----------   ----------   ----------
          Total current liabilities........................   4,283,137    4,628,825    2,739,022
                                                             ----------   ----------   ----------
LONG-TERM DEBT (Note 6)....................................                  217,440
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY: (Note 8)
  Common stock:
     Class A common stock, $1.00 par value, 2,000 shares
       authorized, 1,300 shares issued and outstanding at
       December 31, 1994, 1,200 shares issued and
       outstanding at December 31, 1995, and 1,300 shares
       issued and outstanding at June 30, 1996.............       1,300        1,200        1,300
     Class B non-voting common stock, $1.00 par value,
       1,000 shares authorized, 30 shares issued and
       outstanding at June 30, 1996........................                                    30
  Additional paid-in capital...............................   1,275,599    1,232,804    2,459,122
  Retained earnings........................................   1,742,130    2,004,477    1,987,043
                                                             ----------   ----------   ----------
                                                              3,019,029    3,238,481    4,447,495
  Less note receivable from shareholder....................     (52,654)
                                                             ----------   ----------   ----------
          Total shareholders' equity.......................   2,966,375    3,238,481    4,447,495
                                                             ----------   ----------   ----------
          TOTAL............................................  $7,249,512   $8,084,746   $7,186,517
                                                             ==========   ==========   ==========

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                         DECEMBER 31,                    JUNE 30,
                                                  --------------------------    --------------------------
                                                     1994           1995           1995           1996
                                                  -----------    -----------    -----------    -----------
                                                                                (UNAUDITED)
NET REVENUE (Note 9):
  Hospital net revenue (net of allowances for
    contractual, charity, and other adjustments
    of $11,042,842, $11,739,344, $5,986,271, and
    $7,554,196 for the years ended December 31,
    1994 and 1995 and the six months ended June
    30, 1995 (unaudited) and 1996,
    respectively)...............................  $11,714,580    $12,654,421    $ 6,352,212    $ 5,914,302
  Histology net revenue (net of allowances for
    contractual, charity, and other adjustments
    of $1,319,158, $1,026,590, $514,088, and
    $516,059 for the years ended December 31,
    1994 and 1995 and the six months ended June
    30, 1995 (unaudited) and 1996,
    respectively)...............................    7,525,119      7,607,769      3,642,315      4,306,770
  Cytology net revenue (net of allowances for
    contractual, charity, and other adjustments
    of $207,122, $71,340, $47,642, and $28,092
    for the years ended December 31, 1994 and
    1995 and the six months ended June 30, 1995
    (unaudited) and 1996, respectively).........    1,366,047      1,320,007        670,741        539,536
  Other.........................................       88,019        124,127        114,157         42,183
                                                  -----------    -----------    -----------    -----------
         Total net revenue......................   20,693,765     21,706,324     10,779,425     10,802,791
                                                  -----------    -----------    -----------    -----------
COSTS AND EXPENSES (Notes 7 and 10):
  Cost of services rendered.....................   15,361,591     13,854,132      7,691,438      7,381,725
  Selling, billing, and administrative
    expenses....................................    3,204,069      3,473,635      1,384,846      1,929,293
  Provision for uncollectible accounts (net of
    recoveries of $553,531, $666,251, $369,816,
    and $270,867 for the years ended December
    31, 1994 and 1995 and the six months ended
    June 30, 1995 (unaudited) and 1996,
    respectively)...............................    2,405,646      3,618,851      1,758,610      1,504,914
  Interest expense..............................       32,081         36,091         34,217         12,493
                                                  -----------    -----------    -----------    -----------
         Total costs and expenses...............   21,003,387     20,982,709     10,869,111     10,828,425
                                                  -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.........................................     (309,622)       723,615        (89,686)       (25,634)
PROVISION (BENEFIT) FOR INCOME TAXES (Note
  11)...........................................     (132,534)       290,000         (4,500)        (8,200)
                                                  -----------    -----------    -----------    -----------
NET INCOME (LOSS)...............................  $  (177,088)   $   433,615    $   (85,186)   $   (17,434)
                                                  ===========    ===========    ===========    ===========

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                                  NOTE
                                                                               RECEIVABLE
                                 CLASS A   CLASS B   ADDITIONAL                   FROM
                                 COMMON    COMMON     PAID-IN      RETAINED    SHAREHOLDER
                                  STOCK     STOCK     CAPITAL      EARNINGS     (NOTE 8)       TOTAL
                                 -------   -------   ----------   ----------   -----------   ----------
JANUARY 1, 1994................  $1,300      $       $1,275,599   $1,919,218    $(107,923)   $3,088,194
  Net loss.....................                                     (177,088)                  (177,088)
  Principal payments received
     on note receivable from
     shareholder...............                                                    55,269        55,269
                                 ------      ---     ----------   ----------    ---------    ----------
DECEMBER 31, 1994..............   1,300               1,275,599    1,742,130      (52,654)    2,966,375
  Net income...................                                      433,615                    433,615
  Issuance of common stock
     (Note 8)..................     100                 193,848                                 193,948
  Repurchase and retirement of
     common stock (Note 8).....    (200)               (236,643)    (171,268)                  (408,111)
  Principal payments received
     on note receivable from
     shareholder...............                                                    52,654        52,654
                                 ------      ---     ----------   ----------    ---------    ----------
DECEMBER 31, 1995..............   1,200               1,232,804    2,004,477                  3,238,481
  Net loss.....................                                      (17,434)                   (17,434)
  Issuance of Class A common
     stock (Note 8)............     100                 193,848                                 193,948
  Issuance of Class B non
     voting common stock (Note
     8)........................               30      1,032,470                               1,032,500
                                 ------      ---     ----------   ----------    ---------    ----------
JUNE 30, 1996..................  $1,300      $30     $2,459,122   $1,987,043    $            $4,447,495
                                 ======      ===     ==========   ==========    =========    ==========

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                                   DECEMBER 31,                 JUNE 30,
                                                              -----------------------   -------------------------
                                                                 1994         1995         1995          1996
                                                              ----------   ----------   -----------   -----------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (177,088)  $  433,615   $  (85,186)   $   (17,434)
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
  Depreciation..............................................     386,255      347,286      162,716        187,039
  Deferred income taxes.....................................       8,000      290,000      (12,500)         3,000
  (Gain) loss on disposition of fixed assets................        (823)      13,906        3,161          9,570
  Amortization of original issue discount...................      (7,374)     (30,707)     (21,053)        (7,864)
  Shareholders' compensation related to stock bonus.........                                              972,500
  (Increase) decrease in:
    Accounts receivable.....................................    (271,512)    (713,097)    (333,383)       132,176
    Amounts receivable from shareholders....................                                             (196,887)
    Prepaid expenses and other current assets...............    (130,343)      68,628       47,792       (229,383)
    Other assets............................................                                                 (288)
  Increase (decrease) in:
    Accounts payable........................................          (7)      27,343      661,218        162,263
    Accrued liabilities.....................................     (98,625)      12,025    1,991,261         14,125
    Accrued profit sharing contribution.....................     545,163      (19,351)    (253,507)      (344,394)
                                                              ----------   ----------   -----------   -----------
        Net cash provided by operating activities...........     253,646      429,648    2,160,519        684,423
                                                              ----------   ----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities held to maturity...................    (749,870)    (942,867)    (508,179)
  Proceeds from redemption of securities held to maturity...                  775,000      510,000        963,681
  Proceeds from sale of equipment...........................       1,425       25,365        7,060          4,580
  Purchases of property and equipment.......................    (216,825)    (462,424)    (306,352)      (376,735)
  Increase in other assets..................................     (13,860)     (15,300)
                                                              ----------   ----------   -----------   -----------
        Net cash provided by (used in) investing
          activities........................................    (979,130)    (620,226)    (297,471)       591,526
                                                              ----------   ----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock..................................                  193,948                     253,948
  Net (payments) proceeds from bank line of credit..........     250,100     (150,000)  (1,750,000)    (1,600,100)
  Note principal payments received from shareholders........      55,269       52,654       32,011
  Payments on long-term debt................................                                             (311,137)
                                                              ----------   ----------   -----------   -----------
        Net cash (used in) provided by financing
          activities........................................     305,369       96,602   (1,717,989)    (1,657,289)
                                                              ----------   ----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH.............................    (420,115)     (93,976)     145,059       (381,340)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............   1,619,232    1,199,117    1,199,117      1,105,141
                                                              ----------   ----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $1,199,117   $1,105,141   $1,344,176    $   723,801
                                                              ==========   ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments (receipts) during the period for:
    Interest................................................  $   13,473   $   24,951   $    7,543    $    22,181
                                                              ==========   ==========   ===========   ===========
    Income taxes............................................  $  139,345   $    4,740   $ (137,395)   $
                                                              ==========   ==========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:

     The Company purchased and retired 200 shares of common stock through the issuance of $408,111 of long-term debt during the year ended December 31, 1995.

     The Company purchased and retired 100 shares of common stock through the issuance of $193,948 of long-term debt during the six months ended June 30, 1995.

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

1.  ORGANIZATION AND BUSINESS

     Derrick and Associates Pathology, Inc. (the "Company") (f/k/a Derrick and Associates Pathology, P.A.) is engaged in providing hospital-based pathology services to various hospitals as well as pathology laboratory services to hospitals, clinics, physicians, and others throughout Central and South Florida. On May 23, 1996, the Company's shareholders executed an agreement to sell their interests in the Company to AmeriPath Florida, Inc. The transaction was completed as of June 26, 1996, with an effective date of July 1, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less at time of purchase to be cash equivalents.

     Investments -- Marketable debt securities are classified as held to maturity, available for sale or trading depending upon the intent and ability of the Company. Held to maturity investments are recorded at amortized cost; trading securities are recorded at fair value with unrealized gains and losses included in earnings; and available for sale securities are recorded at fair value with unrealized gains and losses included as a separate component of shareholders' equity. The Company has classified all of its investments as held to maturity. Accordingly, all such investments have been recorded at amortized cost.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets (ranging from 3 to 10 years) using accelerated methods.

     Bank Line of Credit -- The Company had a $2,500,000 line of credit with a bank which was due on demand, bore interest at the prime rate plus 0.5%. The note was collateralized by accounts receivable and inventory. In May 1996, the line of credit agreement was terminated by the Company and the assets encumbered thereunder were released by the bank.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenue net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 and June 30, 1996 amounted to approximately $859,000, $1,176,000 and $1,288,000, respectively.

     Income Taxes -- Deferred income taxes are provided on elements of income that are recognized for financial accounting purposes in periods different than when such items are recognized for income tax purposes.

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable, accounts payable, and note payable, the carrying amounts approximate fair value.

     Reclassifications -- Certain amounts shown in the 1994 and 1995 financial statements have been reclassified to conform to the June 30, 1996 presentation.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the six months ended June 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  INVESTMENTS

     The amortized cost of securities held to maturity approximates their fair value at December 31, 1994 and 1995. Securities held to maturity consist of the following at December 31, 1994 and 1995:

                                                                    MATURITY   AMORTIZED
                                                             RATE     DATE       COST
                                                             ----   --------   ---------
1994
Bankers Acceptance.........................................  5.25   02/13/95   $198,717
Federal Home Loan Bank note................................  5.60   05/23/95    303,153
Federal Home Loan Bank note................................  5.80   08/14/95    255,373
                                                                               --------
                                                                               $757,243
                                                                               ========
1995
Bankers Acceptance.........................................  5.60   01/08/96   $399,558
Federal Home Loan Bank note................................  6.42   04/24/96    263,620
Bankers Acceptance.........................................  5.20   06/17/96    292,639
                                                                               --------
                                                                               $955,817
                                                                               ========

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 and June 30, 1996 was as follows:

                                                         DECEMBER 31
                                                  -------------------------
                                                     1994          1995       JUNE 30, 1996
                                                  -----------   -----------   -------------
Laboratory and data processing equipment........  $ 1,707,159   $ 1,966,081     $ 2,148,099
Automotive vehicles.............................      260,708       322,624         343,554
Leasehold improvements..........................      157,578       170,258         185,747
Furniture and fixtures..........................      135,599       142,611         145,516
                                                  -----------   -----------     -----------
                                                    2,261,044     2,601,574       2,822,916
Less accumulated depreciation...................   (1,456,000)   (1,720,663)     (1,766,459)
                                                  -----------   -----------     -----------
Property and equipment, net.....................  $   805,044   $   880,911     $ 1,056,457
                                                  ===========   ===========     ===========

5.  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1994 and 1995 and June 30, 1996 were as follows:

                                                             DECEMBER 31
                                                         -------------------   JUNE 30,
                                                           1994       1995       1996
                                                         --------   --------   --------
Payroll................................................  $280,874   $286,171   $280,291
Group insurance........................................    65,000     65,000     71,225
Other..................................................     8,985     15,713     29,493
                                                         --------   --------   --------
                                                         $354,859   $366,884   $381,009
                                                         ========   ========   ========

6.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and June 30, 1996 were as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1995          1996
                                                              -------------   --------
Note payable to a former shareholder in annual instalments
  of $96,974, including interest at 7.19%, matures March
  1997......................................................    $193,948      $ 96,974
Note payable to a former shareholder in annual instalments
  of $40,156, including interest at 5.91%, fully repaid in
  1996......................................................     214,163
                                                                --------      --------
                                                                 408,111        96,974
Less current portion........................................    (190,671)      (96,974)
                                                                --------      --------
Total long-term debt........................................    $217,440      $
                                                                ========      ========

7.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal facility under a noncancelable agreement which expires in December 2002. The lease requires monthly rental payments of $11,571, plus sales taxes, and the Company is also obligated to pay insurance, utilities, and normal maintenance. The rent is subject to an annual increase based upon the consumer price index. The Company also leases other facilities from other unrelated parties. Rent expense was approximately $147,000 and $153,000 for the years ended December 31, 1994 and 1995, respectively, and $85,000 for the six months ended June 30, 1996.

     Future minimum rental payments required for the next five years and thereafter under operating leases, that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 1996 amount to $131,160 per year through December 2002.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians and one other employee. These employment agreements generally provide for certain annual base salaries and renew annually unless written notice is given by either party.

     Stock Purchase Agreement -- The Company was obligated under a Stock Restriction and Purchase Agreement with its stockholders to purchase all of the common stock owned by a shareholder upon his death, disability, normal retirement, or withdrawal from the Company. The purchase price was determined by an annual valuation. In connection with the sale of the Company (see Note 1), these agreements were terminated.

     Professional Liability Insurance Coverage -- The Company maintains professional liability coverage for the Company and its physicians and employees with a commercial insurance company on a claims-made basis. The Company has procedures in place to monitor coverage and incidents of significance. Management believes that an accrual for incurred but not reported claims is not necessary at June 30, 1996.

     Legal Proceedings -- The Company is subject to a number of lawsuits relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse impact on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

8.  SHAREHOLDERS' EQUITY

     At December 31, 1994, the Company had a note receivable from a shareholder totaling $52,654. The note was classified as a reduction in shareholders' equity, bore interest at 8.5% and matured on July 7, 1995.

     During the year ended December 31, 1995, 200 shares of common stock were repurchased by the Company for $408,011. As of December 31, 1995, these shares were canceled and retired. In addition, 100 shares of common stock were issued for $193,948.

     During the six months ended June 30, 1996, the Company issued 100 shares of Class A common stock for $193,948 and 30 shares of Class B non-voting common stock valued at $1,032,500 were issued to six employees for cash consideration of $60,000 with the remainder as a bonus.

9.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjust-

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

     ments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue attributable to SmithKline Beecham PLC was $2,271,652, $2,113,904, and $1,239,676 for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively.

10.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified profit sharing plan (the "Plan") for all of its eligible employees. The Plan includes a 401(k) feature, which allows participants to make pretax contributions and provides for matching and discretionary contributions by the Company. Contributions by the Company for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 totaled approximately $564,000, $545,000, and $201,000, respectively.

11.  INCOME TAXES

     The provision (benefit) for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 consists of the following:

                                                         DECEMBER 31,
                                                     ---------------------   JUNE 30,
                                                       1994         1995       1996
                                                     ---------    --------   --------
Federal income taxes:
  Current..........................................  $(140,534)   $          $(11,200)
  Deferred.........................................      8,000     290,000      3,000
                                                     ---------    --------   --------
          Total provision (benefit) for income
            taxes..................................  $(132,534)   $290,000   $ (8,200)
                                                     =========    ========   ========

     The Company's effective tax (benefit) rate differs from the statutory federal income tax rate for the following reasons:

                                                              DECEMBER 31,
                                                              -------------    JUNE 30,
                                                              1994     1995      1996
                                                              -----    ----    --------
Statutory federal income tax (benefit) rate.................  (34.0)%  34.0%    (34.0)%
State income taxes, net of federal tax benefits.............   (3.6)    3.6      (3.6)
Benefit of net operating loss carryforwards.................                      5.7
Other.......................................................   (5.2)    2.4
                                                              -----    ----     -----
Effective tax (benefit) rate................................  (42.8)%  40.0%    (31.9)%
                                                              =====    ====     =====

     The sources and amounts of deferred income tax assets and liabilities at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                             DECEMBER 31,
                       ---------------------------------------------------------
                                  1994                          1995                      JUNE 30, 1996
                       ---------------------------   ---------------------------   ---------------------------
                       CURRENT ASSETS   NONCURRENT   CURRENT ASSETS   NONCURRENT   CURRENT ASSETS   NONCURRENT
                       (LIABILITIES)      ASSETS     (LIABILITIES)      ASSETS     (LIABILITIES)      ASSETS
                       --------------   ----------   --------------   ----------   --------------   ----------
Use of cash basis of
  accounting for
  income tax
  purposes...........   $(1,443,000)     $            $(1,725,000)     $            $(1,697,000)     $
Net operating loss
  carryforwards and
  tax credits........        20,000       58,000           17,000       53,000           17,000       22,000
                        -----------      -------      -----------      -------      -----------      -------
          Total......   $(1,423,000)     $58,000      $(1,708,000)     $53,000      $(1,680,000)     $22,000
                        ===========      =======      ===========      =======      ===========      =======

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

12.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1994    1995      1996
                                                              ----    ----    --------
Medicare....................................................   18%     15%       21%
Medicaid....................................................   14      11         9
Humana......................................................    8       5         3
Third-party payors and other managed care...................   30      40        40
Private-pay patients........................................   24      23        19
Other.......................................................    6       6         8
                                                              ---     ---       ---
                                                              100%    100%      100%
                                                              ===     ===       ===

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of SkinPath, P.C.:

We have audited the accompanying balance sheets of SkinPath, P.C. (the "Company") as of December 31, 1995 and July 31, 1996, and the related statements of operations and retained earnings and of cash flows for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and July 31, 1996, and the results of its operations and its cash flows for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

October 15, 1996

                                 SKINPATH, P.C.

                                 BALANCE SHEETS
                      DECEMBER 31, 1995 AND JULY 31, 1996

                                                              DECEMBER 31,   JULY 31,
                                                                  1995         1996
                                                              ------------   --------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $257,509     $ 68,676
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $41,762 and
     $122,578 at December 31, 1995 and July 31, 1996,
     respectively)..........................................     230,423      316,196
                                                                --------     --------
          Total current assets..............................     487,932      384,872
  PROPERTY AND EQUIPMENT, NET (Note 3)......................     432,180      433,522
                                                                --------     --------
          TOTAL.............................................    $920,112     $818,394
                                                                ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 41,540     $ 15,552
  Accrued expenses..........................................     208,802       97,394
  Dividends payable.........................................      59,282
  Current portion of long-term debt (Note 4)................     278,818      119,837
                                                                --------     --------
          Total current liabilities.........................     588,442      232,783
                                                                --------     --------
  Long-term debt (Note 4)...................................     136,182      293,001
                                                                --------     --------
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 500 shares authorized, issued
     and outstanding........................................         500          500
  Additional paid in capital................................       4,500        4,500
  Retained earnings.........................................     190,488      287,610
                                                                --------     --------
          Total stockholders' equity........................     195,488      292,610
                                                                --------     --------
          TOTAL.............................................    $920,112     $818,394
                                                                ========     ========

              See accompanying notes to the financial statements.

                                 SKINPATH, P.C.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
     PERIOD FROM JANUARY 5, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
                      THE SEVEN MONTHS ENDED JULY 31, 1996

                                                              DECEMBER 31,    JULY 31,
                                                                  1995          1996
                                                              ------------   ----------
NET REVENUE (Note 5)........................................   $1,846,939    $1,468,475
                                                               ----------    ----------
COST OF SERVICES:
  Physician compensation -- owner...........................      473,376       497,465
  Physician compensation -- other...........................      254,855       308,803
  Other.....................................................      307,097       194,190
                                                               ----------    ----------
          Total cost of services............................    1,035,328     1,000,458
                                                               ----------    ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Marketing.................................................       29,244        43,138
  Administration............................................      132,010       107,226
  Patient accounts..........................................      125,555        78,790
  Bad debt expense..........................................       31,558        76,198
  Depreciation and amortization.............................       38,759        47,613
                                                               ----------    ----------
          Total general and administrative expenses.........      357,126       352,965
                                                               ----------    ----------
OPERATING INCOME............................................      454,485       115,052
INTEREST EXPENSE............................................       23,715        17,930
                                                               ----------    ----------
NET INCOME..................................................      430,770        97,122
DIVIDENDS...................................................      240,282
RETAINED EARNINGS, BEGINNING OF PERIOD......................                    190,488
                                                               ----------    ----------
RETAINED EARNINGS, END OF PERIOD............................   $  190,488    $  287,610
                                                               ==========    ==========

                See accompanying notes to financial statements.

                                 SKINPATH, P.C.

                            STATEMENTS OF CASH FLOWS
     PERIOD FROM JANUARY 5, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
                      THE SEVEN MONTHS ENDED JULY 31, 1996

                                                              DECEMBER 31,    JULY 31,
                                                                  1995          1996
                                                              ------------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    430,770    $  97,122
  Adjustments to reconcile net income to net cash flows
     provided by operating activities:
     Depreciation and amortization..........................        38,759       47,613
     Changes in assets and liabilities:
       Increase in accounts receivable......................      (230,423)     (85,773)
       Increase (decrease) in accounts payable and accrued
        expenses............................................       250,342     (137,395)
                                                              ------------    ---------
          Net cash flows provided by (used in) operating
            activities......................................       489,448      (78,433)
                                                              ------------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................      (470,939)     (48,956)
                                                              ------------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................         5,000
  Borrowings from banks.....................................       655,000      335,000
  Re-payments of amounts borrowed from banks................      (240,000)    (337,162)
  Dividends paid to stockholders............................      (181,000)     (59,282)
                                                              ------------    ---------
          Net cash flows provided by (used in) financing
            activities......................................       239,000      (61,444)
                                                              ------------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................................       257,509     (188,833)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............                    257,509
                                                              ------------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $    257,509    $  68,676
                                                              ============    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $     23,715    $  17,930
                                                              ============    =========

                See accompanying notes to financial statements.

                                 SKINPATH, P.C.

                         NOTES TO FINANCIAL STATEMENTS
     PERIOD FROM JANUARY 5, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
                      THE SEVEN MONTHS ENDED JULY 31, 1996

1.  ORGANIZATION AND BUSINESS

     SkinPath, P.C. (the "Company") is a firm of licensed physicians in Birmingham, Alabama organized in January 1995 as an Alabama Professional Corporation to provide outpatient dermatopathology services. Operations commenced in April 1995. The Company generates substantially all of its revenue from patient referrals from referring dermatologists and other physicians. Approximately 55% and 53% of gross revenues were from referrals by 10 physicians for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, respectively. Approximately, 11% and 9% of gross revenues were from referrals by one physician for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ending July 31, 1996, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 3 to 7 years, using the straight line method. Leasehold improvements are amortized over the term (9 years) of the lease, including renewal periods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustments. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Income Taxes -- The Company has elected Subchapter S corporation status under the Internal Revenue Code. There is no provision for income taxes since those taxes are the responsibility of the individual stockholders.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable to bank approximate fair value due to their short-term maturity.

                                 SKINPATH, P.C.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and July 31, 1996 consists of the following:

                                                              DECEMBER 31,   JULY 31,
                                                                  1995         1996
                                                              ------------   --------
Furniture and fixtures......................................    $ 44,735     $ 49,000
Laboratory and data processing equipment....................     247,042      280,270
Leasehold improvements......................................     179,162      190,624
                                                                --------     --------
                                                                 470,939      519,894
Less Accumulated Depreciation and Amortization..............     (38,759)     (86,372)
                                                                --------     --------
          Property and equipment, net.......................    $432,180     $433,522
                                                                ========     ========

     Depreciation expense was $38,759 and $47,613 for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, respectively.

4.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and July 31, 1996 consists of the following:

                                                              DECEMBER 31,   JULY 31,
                                                                  1995         1996
                                                              ------------   --------
Notes payable to bank.......................................    $415,000     $412,838
Less current portion........................................    (278,818)    (119,837)
                                                                --------     --------
          Long-term debt....................................    $136,182     $293,001
                                                                ========     ========

     During 1995, the Company entered into three loan agreements with a bank. In April 1995, the Company entered into a $240,000 line of credit bearing an interest rate of 8.75% which was repaid December 1995. In December 1995, the Company borrowed $240,000 bearing an interest rate of 7.60%, which was repaid in July 1996. Additionally, in December of 1995 the Company borrowed $175,000 bearing an interest rate of 7.75%. Principal and interest on this loan are due in equal monthly payments for a term of 48 months. This loan was subsequently repaid August 1996. The outstanding loans at December 31, 1995 were secured by all leasehold improvements, fixtures, equipment and accounts receivable.

     During 1996, the Company entered into two loan agreements with a bank. In April 1996, the Company borrowed $75,000 bearing an interest rate of 8.25% which was repaid July 1996. Additionally, in July 1996 the Company borrowed $260,000 bearing an interest rate of 8.75%. Principal and interest on this loan were due in equal monthly installments for a term of 36 months. This loan was repaid in August 1996.

5.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be collected under Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

                                 SKINPATH, P.C.

     Net revenue consists of the following for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996:

                                                              DECEMBER 31,    JULY 31,
                                                                  1995          1996
                                                              ------------   ----------
Gross charges at established rates..........................   $1,923,477    $1,523,710
Less allowances for contractual, charity and other
  adjustments...............................................      (76,538)      (55,235)
                                                               ----------    ----------
          Net revenue.......................................   $1,846,939    $1,468,475
                                                               ==========    ==========

6.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1995 and July 31, 1996 are as follows:

                                                              1995   1996
                                                              ----   ----
Medicare....................................................   36%    15%
Blue Cross..................................................   20     22
Managed Care................................................    8     11
Other third-party payors....................................   17     16
Private pay patients........................................   19     36
                                                              ---    ---
                                                              100%   100%
                                                              ===    ===

7.  RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with J & R Leasing, Inc., a majority of whose common stock is owned by the Company's stockholders. The Company leases certain equipment from J & R Leasing, Inc. The total lease payments for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996 were $8,700 and $13,550, respectively (See Note 9).

8.  EMPLOYEE BENEFIT PLANS

     The Company established the Money Purchase Pension Plan (the "Plan"), a defined contribution plan, which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the Plan). The Company makes annual contributions to the Plan according to a formula as defined in the Plan. Employees are fully vested after 6 years of service. During the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, the Company contributed approximately $52,000 and $47,000, respectively, to the Plan.

                                 SKINPATH, P.C.

9.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases office space, certain equipment and an automobile under agreements expiring at various dates through 2003. Approximate future minimum lease payments for operating leases at ended July 31, 1996 are as follows:

                         12 MONTHS                            FUTURE MINIMUM
                       ENDED JULY 31,                         LEASE PAYMENTS
------------------------------------------------------------  --------------
   1997.....................................................     $ 52,060
   1998.....................................................       44,665
   1999.....................................................       34,800
   2000.....................................................       34,800
   2001.....................................................       40,800
   Thereafter...............................................       81,600
                                                                 --------
          Total.............................................     $288,725
                                                                 ========

     The office lease is for 3 years with two 3 year renewal options. Additionally, the Company has the option to purchase the building for a fixed price until July 1, 1997.

     Rental Expense -- Rental expense was approximately $49,600 and $39,100 for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, respectively. Included in rental expense are amounts paid to related parties (see Note 5 -- Related Party Transactions).

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

10.  SUBSEQUENT EVENT

     Effective August 1, 1996, the Company's stockholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pathology Associates, P.S.C. and Technical Pathology Services, Inc.:

We have audited the accompanying combined balance sheets of Pathology Associates, P.S.C. and Technical Pathology Services, Inc. (collectively, the "Company") as of December 31, 1994, 1995 and July 31, 1996, and the related combined statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994, 1995 and July 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Cincinnati, Ohio

October 2, 1996

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                            COMBINED BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JULY 31, 1996

                                                                  DECEMBER 31,
                                                             -----------------------    JULY 31,
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
                                             ASSETS
CURRENT ASSETS:
  Cash.....................................................  $  207,858   $  159,558   $  413,697
  Marketable securities (Note 3)...........................     237,195      281,921      293,543
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $400,000 (1994)
     and $350,000 (1995 and 1996)..........................     896,927      881,510      826,402
  Income taxes receivable (Note 9).........................      10,920       64,082
  Prepaid expenses and other current assets................      27,416       14,636       54,430
                                                             ----------   ----------   ----------
          Total current assets.............................   1,380,316    1,401,707    1,588,072
PROPERTY AND EQUIPMENT, NET (Note 4).......................     154,790      104,709       84,019
DEFERRED TAX BENEFIT (Note 9)..............................      18,308
OTHER INVESTMENTS..........................................      55,000       55,000       52,000
                                                             ----------   ----------   ----------
          TOTAL............................................  $1,608,414   $1,561,416   $1,724,091
                                                             ==========   ==========   ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.........................................  $   41,882   $   47,567   $   27,385
  Current portion of note payable (Note 5).................                                62,508
  Accrued vacation.........................................      36,202       35,905       40,616
  Income taxes payable (Note 9)............................                                91,515
  Accrued liabilities......................................     106,487       77,896      199,942
  Accrued profit sharing contribution (Note 8).............      35,480       28,246       14,000
  Deferred tax liability (Note 9)..........................     315,712
                                                             ----------   ----------   ----------
          Total current liabilities........................     535,763      189,614      435,966
                                                             ----------   ----------   ----------
NOTE PAYABLE (Note 5)......................................                   65,000
                                                             ----------   ----------   ----------
DEFERRED TAX LIABILITY (Note 9)............................                  296,188      198,588
                                                             ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 6).....................
STOCKHOLDERS' EQUITY (Note 8):
  Common stock (Note 10)...................................      48,327       48,327       48,327
  Treasury stock, at cost (Note 10)........................        (605)        (605)        (605)
  Unrealized gain on marketable securities (Note 3)........       7,512       44,976       56,598
  Retained earnings........................................   1,017,417      917,916      985,217
                                                             ----------   ----------   ----------
          Total stockholders' equity.......................   1,072,651    1,010,614    1,089,537
                                                             ----------   ----------   ----------
          TOTAL............................................  $1,608,414   $1,561,416   $1,724,091
                                                             ==========   ==========   ==========

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE SEVEN MONTHS ENDED JULY 31, 1995 (UNAUDITED) AND 1996

                                                       DECEMBER 31,                 JULY 31,
                                                  -----------------------   ------------------------
                                                     1994         1995         1995          1996
                                                  ----------   ----------   -----------   ----------
                                                                            (UNAUDITED)
NET REVENUE (Note 7):
  Net pathology revenue (net of allowance for
     contractual, charity and other adjustments
     of $1,320,327 (1994), $857,874 (1995) and
     $646,109 (1996))...........................  $4,193,719   $4,084,770   $2,370,833    $2,446,961
  Medical director fees.........................     802,888      849,047      415,988       466,015
                                                  ----------   ----------   ----------    ----------
          Total net revenue.....................   4,996,607    4,933,817    2,786,821     2,912,976
                                                  ----------   ----------   ----------    ----------
COSTS AND EXPENSES (Notes 6, 8):
  Cost of services..............................   1,706,280    1,822,165      997,664       960,068
  Physician compensation -- owner...............     945,000      626,885      286,347       416,827
  Physician compensation -- other...............     882,080    1,004,083      516,807       630,980
  Selling, billing, and administrative
     expenses...................................   1,549,744    1,319,147      712,681       718,991
  Provision for uncollectible accounts (net of
     recoveries of $88,341 (1994), $101,307
     (1995) and $71,765 (1996)..................     156,371      232,403      147,479       127,325
                                                  ----------   ----------   ----------    ----------
          Total costs and expenses..............   5,239,475    5,004,683    2,660,978     2,854,191
                                                  ----------   ----------   ----------    ----------
INCOME (LOSS) FROM OPERATIONS...................    (242,868)     (70,866)     125,843        58,785
                                                  ----------   ----------   ----------    ----------
OTHER INCOME (EXPENSE):
  Interest expense..............................        (647)      (8,342)                    (5,297)
  Investment income.............................     477,805      118,142       25,436         5,072
  Miscellaneous income, net.....................       9,664        1,804        2,612        19,422
                                                  ----------   ----------   ----------    ----------
          Total other income....................     486,822      111,604       28,048        19,197
                                                  ----------   ----------   ----------    ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES.........................................     243,954       40,738      153,891        77,982
PROVISION FOR INCOME TAXES (Note 9).............      37,125       19,239       11,985        10,681
                                                  ----------   ----------   ----------    ----------
          NET INCOME............................  $  206,829   $   21,499   $  141,906    $   67,301
                                                  ==========   ==========   ==========    ==========

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                        SEVEN MONTHS ENDED JULY 31, 1996

                                              COMMON    TREASURY   UNREALIZED
                                               STOCK     STOCK      GAIN ON
                                               (NOTE     (NOTE     MARKETABLE   RETAINED
                                                10)       10)      SECURITIES   EARNINGS      TOTAL
                                              -------   --------   ----------   ---------   ----------
DECEMBER 31, 1993...........................  $48,327    $(605)                 $ 855,588   $  903,310
  Dividends.................................                                      (45,000)     (45,000)
  Unrealized gain...........................                        $ 7,512                      7,512
  Net income................................                                      206,829      206,829
                                              -------    -----      -------     ---------   ----------
DECEMBER 31, 1994...........................   48,327     (605)       7,512     1,017,417    1,072,651
  Dividends.................................                                     (121,000)    (121,000)
  Unrealized gain...........................                         37,464                     37,464
  Net income................................                                       21,499       21,499
                                              -------    -----      -------     ---------   ----------
DECEMBER 31, 1995...........................   48,327     (605)      44,976       917,916    1,010,614
  Unrealized gain...........................                         11,622                     11,622
  Net income................................                                       67,301       67,301
                                              -------    -----      -------     ---------   ----------
JULY 31, 1996...............................  $48,327    $(605)     $56,598     $ 985,217   $1,089,537
                                              =======    =====      =======     =========   ==========

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE SEVEN MONTHS ENDED JULY 31, 1995 (UNAUDITED) AND 1996

                                                    DECEMBER 31,   DECEMBER 31,   JULY 31,   JULY 31,
                                                        1994           1995         1995       1996
                                                    ------------   ------------   --------   --------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $ 206,829      $  21,499     $141,906   $ 67,301
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.................................      63,049         77,194       27,238     28,766
     Deferred income taxes........................       5,143         (1,216)                (97,600)
     (Increase) decrease in:
       Accounts receivable........................       7,342         15,417      182,094     55,108
       Prepaid expenses and other assets..........      20,455        (40,382)      (1,942)    24,288
     Increase (decrease) in:
       Accounts payable...........................       3,477          5,685       15,613    (20,182)
       Accrued liabilities........................     (46,910)       (28,888)     (21,418)   218,272
       Accrued profit sharing contribution........      20,480         (7,234)     (13,982)   (14,246)
                                                     ---------      ---------     --------   --------
          Net cash provided by operating
            activities............................     279,865         42,075      329,509    261,707
                                                     ---------      ---------     --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities..........................    (200,436)        (7,262)
  Proceeds from sale of other investments.........                                              3,000
  Purchases of property and equipment.............     (51,021)       (27,113)                 (8,076)
                                                     ---------      ---------     --------   --------
          Net cash used in investing activities...    (251,457)       (34,375)                 (5,076)
                                                     ---------      ---------     --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable..........                    200,000
  Payments on notes payable.......................     (42,605)      (135,000)                 (2,492)
  Dividends.......................................     (45,000)      (121,000)
                                                     ---------      ---------     --------   --------
          Net cash used in financing activities...     (87,605)       (56,000)                 (2,492)
                                                     ---------      ---------     --------   --------
NET INCREASE (DECREASE) IN CASH...................     (59,197)       (48,300)     329,509    254,139
CASH AT BEGINNING OF PERIOD.......................     267,055        207,858      207,858    159,558
                                                     ---------      ---------     --------   --------
CASH AT END OF PERIOD.............................   $ 207,858      $ 159,558     $537,367   $413,697
                                                     =========      =========     ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments during the period for:
     Interest.....................................   $     647      $   8,342                $  5,297
                                                     =========      =========     ========   ========
     Income taxes (net of refunds received).......   $  95,815      $  72,401                $(38,114)
                                                     =========      =========     ========   ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     A valuation adjustment, increasing the value of marketable securities to market, of $7,512 was established in 1994. This amount represents the unrealized gain on the securities in 1994. This valuation adjustment was increased in 1995 by $37,464 and in 1996 by $11,622.

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                        SEVEN MONTHS ENDED JULY 31, 1996

1.  ORGANIZATION AND BUSINESS

     Pathology Associates, P.S.C. is a professional association of licensed physicians engaged in providing hospital-based pathology services to various hospitals as well as pathology laboratory services to hospitals, clinics, physicians, and others throughout Kentucky. Combined with these statements are the financial statements of Technical Pathology Services, Inc., a company owned and controlled by the majority owner of Pathology Associates, P.S.C. All significant intercompany balances and transactions have been eliminated. Pathology Associates, P.S.C. and Technical Pathology Services, Inc. are collectively referred to as the "Company" throughout these financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Marketable Securities -- Marketable securities are to be classified as held to maturity, available for sale or trading, based upon the intent and ability of the Company to hold such investments. The Company has classified all of its investments as available for sale. Accordingly, they are recorded at fair value with unrealized gains and losses included as a separate component of stockholders' equity. Cost of each investment is determined on the specific identification method. See Note 3.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight line method, generally over 5 years.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash, accounts receivable, accounts payable, and notes payable, the carrying amounts approximate fair value.

     Other Investments -- Other investments consist of units owned in several companies related to the pathology industry which are accounted for at historical cost, as there is not a readily determinable market value for these units.

     Interim Financial Data -- The unaudited combined statements of operations and cash flows for the seven months ended July 31, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's combined results of operations and cash flows. Operating results for the seven month period ended July 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  MARKETABLE SECURITIES

     The cost, market value and unrealized gains (losses) for the securities available for sale at December 31, 1994, 1995 and July 31, 1996 are as follows:

                                                                               UNREALIZED
                                                                     MARKET       GAIN
                         1994                              COST      VALUE       (LOSS)
                         ----                            --------   --------   ----------
Tax Free Mutual Fund...................................  $200,000   $197,360    $(2,640)
Equity securities......................................    29,683     39,835     10,152
                                                         --------   --------    -------
          Total........................................  $229,683   $237,195    $ 7,512
                                                         ========   ========    =======

                         1995
-------------------------------------------------------
Tax Free Mutual Fund...................................  $207,262   $225,270    $18,008
Equity securities......................................    29,683     56,651     26,968
                                                         --------   --------    -------
          Total........................................  $236,945   $281,921    $44,976
                                                         ========   ========    =======
                         1996
-------------------------------------------------------
Tax Free Mutual Fund...................................  $207,262   $237,206    $29,944
Equity securities......................................    29,683     56,337     26,654
                                                         --------   --------    -------
          Total........................................  $236,945   $293,543    $56,598
                                                         ========   ========    =======

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994, 1995 and July 31, 1996 is as follows:

                                                           1994       1995       1996
                                                         --------   --------   --------
Laboratory and data processing equipment...............  $423,195   $438,443   $446,519
Automotive vehicles....................................    21,235     21,235     21,235
Leasehold improvements.................................    32,078     32,078     32,078
Computer software......................................     4,850     12,815     12,815
Furniture and fixtures.................................    34,177     38,077     38,077
                                                         --------   --------   --------
                                                          515,535    542,648    550,724
Less accumulated depreciation..........................  (360,745)  (437,939)  (466,705)
                                                         --------   --------   --------
Property and equipment, net............................  $154,790   $104,709   $ 84,019
                                                         ========   ========   ========

5.  NOTES PAYABLE

     Notes payable at December 31, 1994, 1995 and July 31, 1996 consist of the following:

                                                               1995      1996
                                                              -------   -------
Note payable to a bank, interest due monthly at the bank's
  prime rate of interest (8.25% at July 31, 1996 and 8.5% at
  December 31, 1995), matures September 1996................  $65,000   $62,508
                                                              =======   =======

6.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases office facilities under noncancelable agreements which expire at various dates through January 1999. The leases require monthly rental payments of $5,574, plus sales taxes, and the Company is also obligated to pay insurance, utilities, and normal maintenance. One of the leases has annual rent increases based on the increase in the Consumer Price Index or 5%, whichever is

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     less. The Company also leases two automobiles under noncancelable agreements which expire at various dates through October 1998. Rent paid under these leases amounted to $75,412, $77,600 and $47,446 for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, respectively.

     Future minimum rental payments required for the next five years under these operating leases, that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995 are as follows:
     1996 -- $80,286; 1997 -- $49,630, 1998 -- $33,254; and 1999 -- $2,542.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians and one other employee. These employment agreements generally provide for certain annual base salaries and bonuses.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Legal Proceedings -- The Company is subject to a number of lawsuits relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

7.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     The Company also has contracts with certain laboratories to provide medical director services.

8.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified profit sharing plan (the "Plan") for all of its eligible employees. The Plan includes a 401(k) feature, which allows participants to make pretax contributions and provides for matching and discretionary contributions by the Company. Contributions by the Company for the years

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     ended December 31, 1994 and 1995 and for the seven months ended July 31, 1996 totaled $37,200, $27,800 and $14,000, respectively.

9.  INCOME TAXES

     As of January 1, 1995, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and consequently, is not liable for federal and most state income taxes, but rather, the stockholders' proportionate share of the Company's net income or loss is included in the stockholders taxable income for those jurisdictions. However, at the date of change, there were certain built in gains for which the Company remains liable.

     Deferred tax assets at December 31, 1994 of $18,308 result from temporary differences arising from differing book and tax treatment for one of the Company's other investments. Deferred tax liabilities at December 31, 1994 of $315,712 result from temporary differences as the Company is a cash basis tax payor. As of January 1, 1995, deferred tax assets and liabilities were reassessed as a result of the election to be taxed as a Subchapter S corporation. The remaining deferred tax liability at December 31, 1995 and at July 31, 1996 relates to the built in gains that existed at the date of the election and will be paid out over a ten year period.

     The provision for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996 consists of the following:

                                                            1994      1995       1996
                                                           -------   -------   --------
Federal:
  Current................................................  $27,079   $19,524   $ 97,600
  Deferred...............................................    5,143    (1,216)   (97,600)
State....................................................    4,903       931     10,681
                                                           -------   -------   --------
          Total..........................................  $37,125   $19,239   $ 10,681
                                                           =======   =======   ========

10.  COMMON STOCK

     Common stock of Pathology Associates, P.S.C. consists of two classes of stock; Class A is no par, non-voting stock with 2,000 shares authorized and none outstanding; Class B is no par, voting stock with 5,000 shares authorized, 450 shares issued and outstanding.

     Common stock of Technical Pathology Services, Inc. consists of no par value stock, with 2,000 shares authorized, 1,000 issued and 960 shares outstanding.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994, 1995 and July 31, 1996 are as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Medicare....................................................   13%     12%     14%
Medicaid....................................................   17      15      12
Third-party payors and other managed care...................   67      68      70
Private pay patients........................................    3       5       4
                                                              ---     ---     ---
                                                              100%    100%    100%
                                                              ===     ===     ===

12.  SUBSEQUENT EVENT

     Effective August 1, 1996, the Company's stockholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Volusia Pathology Group, M.D., P.A.:

We have audited the accompanying balance sheets of Volusia Pathology Group, M.D., P.A. (the "Company") as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Orlando, Florida

November 1, 1996

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                                 BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                                 DECEMBER 31,
                                                             ---------------------   SEPTEMBER 30,
                                                               1994        1995          1996
                                                             --------   ----------   -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $124,274   $  272,904     $ 38,458
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $814,752,
     $939,960, and $1,192,323, respectively)...............   576,242      678,924      757,452
  Prepaid expenses and other current assets................    21,082       20,205       24,379
                                                             --------   ----------     --------
          Total current assets.............................   721,598      972,033      820,289
PROPERTY AND EQUIPMENT, NET (Note 3).......................    29,050       28,096       46,388
OTHER ASSETS...............................................     6,995        4,495        4,495
                                                             --------   ----------     --------
          TOTAL............................................  $757,643   $1,004,624     $871,172
                                                             ========   ==========     ========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $ 28,763   $   28,892     $ 26,186
  Accrued liabilities......................................   283,496      420,771      475,612
  Accrued profit sharing contribution......................    48,289       40,005
  Income tax payable.......................................    35,679       92,962       17,692
  Deferred tax liability (Note 8)..........................    92,492       79,023      105,292
                                                             --------   ----------     --------
          Total current liabilities........................   488,719      661,653      624,782
                                                             --------   ----------     --------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
  Class A common stock, voting, $1 par value, 400 shares
     authorized; 244.16 issued.............................       244          244          244
  Class B common stock, nonvoting, $1 par value, 600 shares
     authorized; 555.84 issued.............................       556          556          556
  Retained earnings........................................   268,124      342,171      253,014
                                                             --------   ----------     --------
                                                              268,924      342,971      253,814
  Treasury stock, Class A common stock, voting, 132.16
     shares and Class B common stock, nonvoting, 22.82
     shares................................................                              (7,424)
                                                             --------   ----------     --------
          Total shareholders' equity.......................   268,924      342,971      246,390
                                                             --------   ----------     --------
          TOTAL............................................  $757,643   $1,004,624     $871,172
                                                             ========   ==========     ========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                     DECEMBER 31,
                                                -----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1994         1995          1995            1996
                                                ----------   ----------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE (Note 6):
  Hospital net revenue (net of allowances for
     contractual, charity and other
     adjustments of $1,374,656, $1,471,307,
     $1,135,917 (unaudited) and $958,369,
     respectively)............................  $4,722,295   $4,892,462    $3,675,355      $3,804,589
  Histology net revenue (net of allowances for
     contractual, charity, and other
     adjustments of $229,208, $280,459,
     $216,527 (unaudited) and $193,638,
     respectively)............................     787,387      932,599       690,747         768,713
                                                ----------   ----------    ----------      ----------
          Total net revenue...................   5,509,682    5,825,061     4,366,102       4,573,302
COSTS AND EXPENSES (Notes 5 and 7):
  Physicians' Compensation-Owner..............   3,100,500    3,130,500     2,089,000       2,293,497
  Cost of services rendered...................     829,066      955,271       762,677         865,747
  Selling, billing, and administrative
     expenses.................................     829,663      826,101       626,181         759,766
  Provisions for uncollectible amounts (net of
     recoveries of $40,679, $42,392, $30,238
     (unaudited) and $32,180, respectively)...     709,947      793,876       609,431         792,450
                                                ----------   ----------    ----------      ----------
          Total costs and expenses............   5,469,176    5,705,748     4,087,289       4,711,460
                                                ----------   ----------    ----------      ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.......................................      40,506      119,313       278,813        (138,158)
PROVISION (BENEFIT) FOR INCOME TAXES (Note
  8)..........................................      14,950       45,266       107,081         (49,001)
                                                ----------   ----------    ----------      ----------
NET INCOME (LOSS).............................  $   25,556   $   74,047    $  171,732      $  (89,157)
                                                ==========   ==========    ==========      ==========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                  CLASS A   CLASS B
                                                  COMMON    COMMON    RETAINED   TREASURY
                                                   STOCK     STOCK    EARNINGS    STOCK      TOTAL
                                                  -------   -------   --------   --------   --------
JANUARY 1, 1994.................................    $244      $556    $242,568   $          $243,368
  Net income....................................                        25,556                25,556
                                                    ----      ----    --------   -------    --------
DECEMBER 31, 1994...............................     244       556     268,124               268,924
  Net income....................................                        74,047                74,047
                                                    ----      ----    --------   -------    --------
DECEMBER 31, 1995...............................     244       556     342,171               342,971
  Repurchase of Class B common stock............                                  (1,093)     (1,093)
  Repurchase of Class A common stock............                                  (6,331)     (6,331)
  Net loss......................................                       (89,157)              (89,157)
                                                    ----      ----    --------   -------    --------
SEPTEMBER 30, 1996..............................    $244      $556    $253,014   $(7,424)   $246,390
                                                    ====      ====    ========   =======    ========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                  DECEMBER 31,
                                              ---------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                1994        1995          1995            1996
                                              --------    ---------   -------------   -------------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................  $ 25,556    $  74,047     $171,732        $ (89,157)
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
     Depreciation...........................    11,080        6,744        5,058            6,708
     Deferred income taxes..................   (11,562)     (13,469)      54,392           26,269
     (Increase) decrease in:
       Accounts receivable..................   (75,993)    (102,682)     (58,147)         (78,528)
       Prepaid expenses.....................     5,771          877       (8,127)          (4,174)
     Increase (decrease) in:
       Accounts payable.....................   (26,432)         129       (3,763)          (2,706)
       Accrued liabilities..................   151,911      137,275      (39,980)          54,841
       Accrued profit sharing
          contribution......................   (22,228)      (8,284)     (42,822)         (40,005)
       Income tax payable...................    26,512       57,283       51,237          (75,270)
                                              --------    ---------     --------        ---------
          Net cash provided by (used in)
            operating activities............    84,615      151,920      129,580         (202,022)
                                              --------    ---------     --------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......   (25,333)      (5,790)      (5,790)         (25,000)
  Increase (decrease) in other assets.......    (4,200)       2,500
                                              --------    ---------     --------        ---------
          Net cash used in investing
            activities......................   (29,533)      (3,290)      (5,790)         (25,000)
                                              --------    ---------     --------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of common stock................                                               (7,424)
                                              --------    ---------     --------        ---------
NET INCREASE (DECREASE) IN CASH.............    55,082      148,630      123,790         (234,446)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................    69,192      124,274      124,274          272,904
                                              --------    ---------     --------        ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD....................................  $124,274    $ 272,904     $248,064        $  38,458
                                              ========    =========     ========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- Income taxes paid..........  $           $   1,452     $  1,452        $
                                              ========    =========     ========        =========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Volusia Pathology Group, M.D., P.A. (the "Company") is a professional association of licensed physicians engaged in providing hospital-based pathology services to various hospitals as well as pathology laboratory services to hospitals, clinics, physicians, and others in Volusia County, Florida.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less at time of purchase to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, which range from 5 to 39 years, using accelerated methods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Income Taxes -- Deferred income taxes are provided on elements of income that are recognized for financial accounting purposes in periods different than when such items are recognized for income tax purposes.

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. Concentrations of credit risk with respect to accounts receivable is limited due to the large number and geographic distribution of patients, third-party payors, and clients.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

     The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 and September 30, 1996 are as follows:

                                                     DECEMBER 31,
                                                     -------------   SEPTEMBER 30,
                                                     1994    1995        1996
                                                     -----   -----   -------------
Medicare...........................................   15.2%   11.5%        9.7%
Medicaid...........................................    3.4     2.8         2.7
Third-party payors and other managed care..........   49.7    56.3        54.7
Private pay patients...............................   31.7    29.4        32.9
                                                     -----   -----       -----
                                                     100.0%  100.0%      100.0%
                                                     =====   =====       =====

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable, and accounts payable, the carrying amounts approximate fair value.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 and September 30, 1996 was as follows:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 30,
                                                         1994       1995         1996
                                                       --------   --------   -------------
Laboratory and data processing equipment.............  $126,188   $131,978     $156,978
Automotive vehicles..................................    10,885     10,885       10,885
Leasehold improvements...............................     5,631      5,631        5,631
                                                       --------   --------     --------
                                                        142,704    148,494      173,494
Less accumulated depreciation........................  (113,654)  (120,398)    (127,106)
                                                       --------   --------     --------
Property and equipment, net..........................  $ 29,050   $ 28,096     $ 46,388
                                                       ========   ========     ========

4.  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1994 and 1995 and September 30, 1996 were as follows:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 30,
                                                         1994       1995         1996
                                                       --------   --------   -------------
Accrued compensation.................................  $124,589   $272,731     $ 86,170
Accrued vacation.....................................   158,760    147,794      240,922
Deferred compensation................................                           145,867
Other................................................       147        246        2,653
                                                       --------   --------     --------
                                                       $283,496   $420,771     $475,612
                                                       ========   ========     ========

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

5.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal facility and other equipment under noncancelable agreements which expire on dates ranging from March 1998 to June 2001.

     Future minimum rental payments required for the next five years and thereafter under operating leases, that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1996 are as follows: 1997 -- $60,719; 1998 -- $59,136; 1999 -- $20,384;
     2000 -- $1,467; and 2001 -- $1,221.

     Rent expense was approximately $56,000, $53,000 and $37,000 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians. These employment agreements generally provide for certain annual base salaries and renew annually unless written notice is given by either party.

     In April 1996, the Company entered into an employment agreement obligating the Company to pay approximately $4,400 per month for services through October 1998. As part of the agreement, the Company has pledged 66.08 shares of the Class A voting common stock and 22.82 shares of the Class B nonvoting common stock it owns as collateral for such payments.

     In April 1996, the Company entered into an employment agreement obligating the Company to pay approximately $5,500 per month through April 1998 for services previously rendered. The balance payable as of September 30, 1996 is included in accrued liabilities. As part of the agreement, the Company pledged 66.08 shares of the Class A voting common stock it owns as collateral for such payments.

     Professional Liability Insurance Coverage -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims pending against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

6.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

7.  EMPLOYEE BENEFIT PLAN

     The Company sponsored a qualified profit sharing plan (the "Plan") for all of its eligible employees. The Plan included a 401(k) feature, which allowed participants to make pretax contributions and provided for matching and discretionary contributions by the Company. Contributions by the Company for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 totaled approximately $152,000, $196,000, and $141,000, respectively.

     On September 18, 1996, the Board of Directors elected to terminate the Plan as a result of the Company's pending acquisition by AmeriPath, Inc. In accordance with the terms of the Plan, the account balances of all participating employees became fully vested.

8.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 30,
                                                         1994       1995         1996
                                                       --------   --------   -------------
Federal income taxes:
  Current............................................  $ 26,512   $ 58,735     $(75,270)
  Deferred...........................................   (11,562)   (13,469)      26,269
                                                       --------   --------     --------
          Total provision (benefit) for income
            taxes....................................  $ 14,950   $ 45,266     $(49,001)
                                                       ========   ========     ========

     The Company's effective tax (benefit) rate differs from the statutory federal income tax rate for the following reasons:

                                                             DECEMBER 31,
                                                             -------------   SEPTEMBER 30,
                                                             1994    1995        1996
                                                             -----   -----   -------------
Statutory federal income tax (benefit) rate................   34.0%   34.0%      (34.0)%
State income taxes, net of federal tax benefits............    3.6     3.6        (3.6)
Other......................................................    (.7)     .3         2.1
                                                              ----    ----       -----
          Effective tax (benefit) rate.....................   36.9%   37.9%      (35.5)%
                                                              ====    ====       =====

     The only temporary difference which gives rise to deferred tax liabilities is the use of the accrual basis of accounting for financial statement purposes and the cash basis of accounting for income tax purposes.

9.  SUBSEQUENT EVENT

     On October 3, 1996, the Company was acquired by AmeriPath, Inc. for cash, notes, and common stock aggregating $6,037,000 and other contingent consideration to be determined over the next five years.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of David R. Barron, M.D., Inc.
  d/b/a Richfield Laboratory of Dermatopathology:

We have audited the accompanying balance sheets of David R. Barron, M.D., Inc. d/b/a Richfield Laboratory of Dermatopathology (the "Company") as of December 31, 1995 and September 30, 1996 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and September 30, 1996 and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Cincinnati, Ohio

November 8, 1996

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $1,561,785      $1,788,977
  Accounts receivable (net of allowance for doubtful
     accounts of $232,852 and $194,977).....................    1,350,733       1,009,977
  Prepaid expenses and other current assets.................       28,778          21,490
                                                               ----------      ----------
          Total current assets..............................    2,941,296       2,820,444
PROPERTY AND EQUIPMENT, NET (Note 3)........................      177,960         216,967
                                                               ----------      ----------
          TOTAL.............................................   $3,119,256      $3,037,411
                                                               ==========      ==========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $   50,649      $   12,280
  Accrued payroll taxes.....................................                    1,641,102
  Accrued compensation......................................      198,233          63,099
  Accrued liabilities.......................................       33,540
                                                               ----------      ----------
          Total current liabilities.........................      282,422       1,716,481
                                                               ----------      ----------
COMMITMENTS AND CONTINGENCIES (Note 4)......................

STOCKHOLDERS' EQUITY:
  Common stock (no par value, 500 shares authorized, 50
     shares issued and outstanding).........................        3,970           3,970
  Retained earnings.........................................    2,852,864       1,336,960
                                                               ----------      ----------
                                                                2,856,834       1,340,930
  Less treasury stock.......................................      (20,000)        (20,000)
                                                               ----------      ----------
          Total stockholders' equity........................    2,836,834       1,320,930
                                                               ----------      ----------
          TOTAL.............................................   $3,119,256      $3,037,411
                                                               ==========      ==========

                       See notes to financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                            STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1995 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                           DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                               1995           1995            1996
                                                           ------------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE (Note 5):
  Pathology net revenue..................................   $6,202,016     $4,538,044      $4,396,487
  Other..................................................                                      15,761
                                                            ----------     ----------      ----------
          Total net revenue..............................    6,202,016      4,538,044       4,412,248
                                                            ----------     ----------      ----------
COSTS AND EXPENSES:
  Cost of services rendered..............................    1,307,411        925,379       1,121,118
  Physician compensation -- owners.......................    2,577,307      2,002,445       2,636,000
  Physician compensation -- other........................       42,308         21,154         163,847
  Selling, general and administrative....................      629,373        530,251         579,280
                                                            ----------     ----------      ----------
          Total costs and expenses.......................    4,556,399      3,479,229       4,500,245
                                                            ----------     ----------      ----------
INCOME (LOSS) FROM OPERATIONS............................    1,645,617      1,058,815         (87,997)
Other income.............................................       32,449         28,714           2,140
                                                            ----------     ----------      ----------
          NET INCOME (LOSS)..............................   $1,678,066     $1,087,529      $  (85,857)
                                                            ==========     ==========      ==========

                       See notes to financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                    COMMON   TREASURY    RETAINED
                                                    STOCK     STOCK      EARNINGS        TOTAL
                                                    ------   --------   -----------   -----------
DECEMBER 31, 1994.................................  $3,970   $(20,000)  $ 2,854,117   $ 2,838,087
  Distributions to stockholders...................                       (1,679,319)   (1,679,319)
  Net income......................................                        1,678,066     1,678,066
                                                    ------   --------   -----------   -----------
DECEMBER 31, 1995.................................   3,970    (20,000)    2,852,864     2,836,834
  Distributions to stockholders...................                       (1,430,047)   (1,430,047)
  Net loss........................................                          (85,857)      (85,857)
                                                    ------   --------   -----------   -----------
SEPTEMBER 30, 1996................................  $3,970   $(20,000)  $ 1,336,960   $ 1,320,930
                                                    ======   ========   ===========   ===========

                       See notes to financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                            STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                          DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                              1995           1995            1996
                                                          ------------   -------------   -------------
                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $ 1,678,066     $ 1,087,529     $   (85,857)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities...................
     Depreciation.......................................       53,441          16,109          49,945
     Decrease (increase) in:
       Accounts receivable..............................      (80,234)        (97,062)        340,756
       Prepaid expenses and other assets................        4,328          13,068           7,288
     (Decrease) increase in:
       Accounts payable.................................       29,122           3,848         (38,369)
       Accrued liabilities..............................      (33,229)        (65,142)      1,607,562
       Accrued compensation.............................      137,539       1,615,334        (135,134)
                                                          -----------     -----------     -----------
          Net cash provided by operating activities.....    1,789,033       2,573,684       1,746,191
                                                          -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...................      (54,405)         (4,337)        (88,952)
                                                          -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders.........................   (1,679,319)     (1,479,319)     (1,430,047)
                                                          -----------     -----------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............       55,309       1,090,028         227,192

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........    1,506,476       1,506,476       1,561,785
                                                          -----------     -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $ 1,561,785     $ 2,596,504     $ 1,788,977
                                                          ===========     ===========     ===========

                     See notes to the financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     David R. Barron, M.D., Inc. d/b/a Richfield Laboratory of Dermatopathology (the "Company") is a corporation engaged in providing dermatological pathology services to various hospitals, clinics, physicians, and others throughout the Midwest and Eastern United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less at time of purchase to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using accelerated methods. Estimated useful lives range between 5 and 7 years.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable and accounts payable, the carrying amounts approximate fair value.

     Income Taxes -- The Company elected to be taxed as a Subchapter S corporation for federal income tax purposes. Upon election, the Company is no longer liable for federal and state income taxes, but rather the stockholders' proportionate share of the Company's net income or loss is includable in the stockholders' taxable income for those jurisdictions.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and September 30, 1996 is as follows:

                                                                1995        1996
                                                              --------   ----------
Laboratory and data processing equipment....................  $193,025   $  221,493
Land improvements...........................................     2,057        2,057
Leasehold improvements......................................    13,525       13,525
Furniture and fixtures......................................   144,108      204,592
                                                              --------   ----------
                                                               352,715      441,667
Less accumulated depreciation...............................  (174,755)    (224,700)
                                                              --------   ----------
Property and equipment, net.................................  $177,960   $  216,967
                                                              ========   ==========

4.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal facility from the majority stockholder under a noncancelable agreement which expires in December 2002. The lease requires monthly rental payments of $6,375 and the Company is also obligated to pay insurance, utilities, and normal maintenance. The rent is subject to an annual increase based upon the consumer price index. Rent paid under this lease amounted to approximately $82,000 and $64,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     Future minimum rental payments required for the next five years and thereafter under operating leases, that have initial or remaining noncancelable lease terms in excess of one year are as follows: 1996 -- $19,000; 1997 through 2002 -- $77,000 annually.

     Employment Agreements -- The Company has entered into employment agreements with four of its physicians. These employment agreements generally provide for certain annual base salaries and renew annually.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Legal Proceedings -- The Company is subject to several lawsuits relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue attributable to a major customer was approximately $1,066,000 and $750,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified profit sharing plan for all of its eligible employees. The plan includes a 401(k) feature, which allows participants to make pretax contributions and provides for discretionary contributions by the Company. Contributions by the Company were approximately $60,000 and $55,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

7.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at September 30, 1996 is as follows:

Third-party payors and other managed care...................   38%
Private pay patients........................................   33%
Physicians..................................................   29%

     The December 31, 1995 mix of receivables is not presented herein as it was not readily attainable due to the Company not retaining this information.

8.  SUBSEQUENT EVENT

     Effective October 1, 1996, the Company's stockholders executed an agreement to sell their interests in the Company to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Beno Michel, M.D., Inc.
  d/b/a Cutaneous Pathology & Immunofluorescense Laboratory:

We have audited the accompanying balance sheets of Beno Michel, M.D., Inc. d/b/a Cutaneous Pathology & Immunofluorescense Laboratory (the "Company") as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Cincinnati, Ohio

November 1, 1996

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                                 BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                              -------------------   -------------
                                                                1994       1995         1996
                                                              --------   --------   -------------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $102,517   $ 89,574    $  270,999
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $154,452, $180,906
     and $185,325 at 1994, 1995 and 1996, respectively)
     (Notes 4 and 7)........................................   568,330    740,699       767,513
  Prepaid expenses and other current assets.................     4,496      5,006        13,009
                                                              --------   --------    ----------
          Total current assets..............................   675,343    835,279     1,051,521
PROPERTY AND EQUIPMENT, NET (Note 3)........................   105,636     61,811        27,543
OTHER ASSETS................................................     8,597      8,597         8,597
                                                              --------   --------    ----------
          TOTAL.............................................  $789,576   $905,687    $1,087,661
                                                              --------   --------    ----------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  7,950   $  8,251    $   30,593
  Current portion of long term debt (Note 6)................    16,648
  Accrued compensation......................................    53,630     70,116       113,902
  Other accrued liabilities.................................   135,620     96,872        76,066
  Deferred tax liability (Note 5)...........................   111,179
  Income taxes payable (Note 5).............................     1,500    127,679         4,642
                                                              --------   --------    ----------
          Total current liabilities.........................   326,527    302,918       225,203
                                                              --------   --------    ----------
COMMITMENTS AND CONTINGENCIES (Note 8)......................
STOCKHOLDERS' EQUITY (Note 9):
  Common stock, (no par value, 500 shares authorized, 100
     shares issued and outstanding).........................       500        500           500
  Retained earnings.........................................   462,549    602,269       861,958
                                                              --------   --------    ----------
          Total stockholders' equity........................   463,049    602,769       862,458
                                                              --------   --------    ----------
          TOTAL.............................................  $789,576   $905,687    $1,087,661
                                                              ========   ========    ==========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                            STATEMENTS OF OPERATIONS
                   FOR YEARS ENDED DECEMBER 31, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                      DECEMBER 31,               SEPTEMBER 30,
                                                 -----------------------   --------------------------
                                                    1994         1995          1995           1996
                                                 ----------   ----------   -------------   ----------
                                                                            (UNAUDITED)
NET REVENUE (Note 4):
  Practice net revenue.........................  $  919,391   $1,222,909    $  902,906     $  999,620
  Laboratory net revenue.......................   2,321,272    2,575,105     1,852,390      2,033,002
                                                 ----------   ----------    ----------     ----------
          Total net revenue....................   3,240,663    3,798,014     2,755,296      3,032,622
                                                 ----------   ----------    ----------     ----------
COSTS AND EXPENSES:
  Cost of services rendered....................     584,564      687,082       489,358        618,313
  Physician compensation -- owner..............   1,645,000      960,000       720,000        540,000
  Physician compensation -- other..............     618,577      872,085       611,450        704,886
  Selling, billing and administrative
     expenses..................................     267,284      267,421       211,869        279,000
  Marketing expenses...........................      34,554       37,679        26,804         42,493
  Interest (income) expense, net...............         (69)          72          (211)        12,344
                                                 ----------   ----------    ----------     ----------
          Total costs and expenses.............   3,149,910    2,824,339     2,059,270      2,197,036
                                                 ----------   ----------    ----------     ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.......      90,753      973,675       696,026        835,586
PROVISION FOR INCOME TAXES (Note 5)............      19,552       15,000         9,500         13,000
                                                 ----------   ----------    ----------     ----------
          NET INCOME...........................  $   71,201   $  958,675    $  686,526     $  822,586
                                                 ==========   ==========    ==========     ==========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                              COMMON   RETAINED
                                                              STOCK    EARNINGS      TOTAL
                                                              ------   ---------   ---------
JANUARY 1, 1994.............................................   $500    $ 391,348   $ 391,848
  Net income................................................              71,201      71,201
                                                               ----    ---------   ---------
DECEMBER 31, 1994...........................................    500      462,549     463,049
  Net income................................................             958,675     958,675
  Stockholder distribution..................................            (818,955)   (818,955)
                                                               ----    ---------   ---------
DECEMBER 31, 1995...........................................    500      602,269     602,769
  Net income................................................             822,586     822,586
  Stockholder distribution..................................            (562,897)   (562,897)
                                                               ----    ---------   ---------
SEPTEMBER 30, 1996..........................................   $500    $ 861,958   $ 862,458
                                                               ====    =========   =========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                       DECEMBER 31,                   SEPTEMBER 30,
                                                ---------------------------   -----------------------------
                                                    1994           1995           1995            1996
                                                ------------   ------------   -------------   -------------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................   $  71,201      $ 958,675       $ 686,526       $ 822,586
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation.............................      60,465         57,469          48,596          41,422
     Deferred income taxes....................      18,052       (111,179)
     (Increase) decrease in:
       Accounts receivable....................    (106,188)      (172,369)        (92,684)        (26,814)
       Prepaid expenses and other assets......         132           (510)        (52,230)         (8,003)
     Increase (decrease) in:
       Accounts payable.......................      (5,680)           301           2,023          22,288
       Accrued liabilities and income taxes
          payable.............................      33,454        103,917         (69,208)       (100,003)
                                                 ---------      ---------       ---------       ---------
          Net cash provided by operating
            activities........................      71,436        836,304         523,023         751,476
                                                 ---------      ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........                    (13,644)                         (7,154)
                                                 ---------      ---------       ---------       ---------
          Net cash used in investing
            activities........................                    (13,644)                         (7,154)
                                                 ---------      ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders...............                   (818,955)       (552,740)       (562,897)
  Payments on long term debt..................     (52,347)       (16,648)        (16,648)
                                                 ---------      ---------       ---------       ---------
          Net cash provided by financing
            activities........................     (52,347)      (835,603)       (569,388)       (562,897)
                                                 ---------      ---------       ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................      19,089        (12,943)        (46,365)        181,425
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD......................................      83,428        102,517         102,517          89,574
                                                 ---------      ---------       ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....   $ 102,517      $  89,574       $  56,152       $ 270,999
                                                 =========      =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash payments during the period for:
     Interest.................................   $   2,962      $     283       $               $  13,722
                                                 =========      =========       =========       =========
     Income taxes.............................   $              $               $               $ 111,179
                                                 =========      =========       =========       =========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Beno Michel, M.D., Inc. d/b/a Cutaneous Pathology & Immunofluorescense Laboratory (the "Company"), located in Beachwood, Ohio, a suburb of Cleveland, is a professional association of licensed physicians engaged in the practice of dermatology as well as serving as an independent laboratory specializing in skin pathology and immunofluoresence testing. The dermatology practice serves patients in the greater Cleveland area while the laboratory serves the northern and southern Ohio, Connecticut, Massachusetts and New York state markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and money market accounts to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method, ranging from 4 to 10 years.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable, accounts payable, and notes payable, the carrying amounts approximate fair value

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of net revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustment (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994, 1995 and September 30, 1996 is as follows:

                                                         DECEMBER 31,
                                                     ---------------------   SEPTEMBER 30,
                                                       1994        1995          1996
                                                     ---------   ---------   -------------
Laboratory and data processing equipment...........  $ 215,123   $ 227,162     $ 234,316
Furniture and fixtures.............................     69,674      71,279        71,279
Leasehold improvements.............................     69,582      69,582        69,582
                                                     ---------   ---------     ---------
                                                       354,379     368,023       375,177
Less accumulated depreciation......................   (248,743)   (306,212)     (347,634)
                                                     ---------   ---------     ---------
Property and equipment, net........................  $ 105,636   $  61,811     $  27,543
                                                     =========   =========     =========

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

5.  INCOME TAXES

     As of January 1, 1995 the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and consequently, is not liable for federal and most state income taxes, but rather, the stockholders' proportionate share of the Company's net income or loss is included in the stockholders' taxable income for those jurisdictions. However, at the date of the change, there were certain built-in gains for which the Company remains liable. The remaining tax liability at December 31, 1995 relates to the built in gains that existed at the date of the election and were paid in 1996.

     Deferred tax liabilities at December 31, 1994 of $111,179 result from temporary differences as the Company is a cash basis tax payor. As of January 1, 1995, deferred tax liabilities were reassessed as a result of the election to be taxed as a Subchapter S corporation.

     The provision for income taxes for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 consist of the following:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 30,
                                                        1994       1995          1996
                                                       -------   ---------   -------------
Federal:
  Current..........................................              $ 111,179
  Deferred.........................................    $18,052    (111,179)
Local..............................................      1,500      15,000      $13,000
                                                       -------   ---------      -------
          Total....................................    $19,552   $  15,000      $13,000
                                                       =======   =========      =======

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG TERM DEBT

     At December 31, 1994, the Company had a balance remaining on a note payable to a bank. The note originated in April, 1990 and was payable in monthly installments of $4,167 over 5 years, with interest of 8.5%. The balance of the note was paid in 1995.

7.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The major third-party payors are Medicare, Medicaid, and various commercial insurance companies.

8.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal office facility under a noncancelable agreement which expires in April, 1999. The lease requires monthly rental payments of $8,597, plus sales taxes, and the Company is also obligated to pay insurance, utilities, and normal maintenance. Rent paid under this lease amounted to approximately $77,300, $103,100 and $77,300 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively.

     Future minimum rental payments required under this operating lease are as follows: 1996 -- $103,100; 1997 -- $103,100; 1998 -- $103,100, and
     1999 -- $34,400.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians. These employment agreements generally provide for certain annual base salaries and renew annually unless written notice is given by either party.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Legal Proceedings -- The Company is subject to one lawsuit relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

9.  SUBSEQUENT EVENT

     Effective October 1, 1996, the Company's stockholder executed an agreement to sell its interest in the Company to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Drs. Seidenstein, Levine and Associates, P.A.:

We have audited the accompanying balance sheets of Drs. Seidenstein, Levine and Associates, P.A. (the "Company") as of December 31, 1994 and 1995 and September 30, 1996 and the related statements of operations and retained earnings and of cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

October 19, 1996

                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, P.A.

                                 BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

                                                               DECEMBER 31,
                                                         ------------------------   SEPTEMBER 30,
                                                            1994          1995          1996
                                                         ----------    ----------   -------------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   22,740    $      479    $  439,052
  Investments (Note 3).................................      11,000        11,000        72,875
  Accounts receivable (net of allowance for contractual
     adjustments and doubtful accounts of $2,822,682,
     $2,337,359 and $2,747,338 at December 31, 1994,
     1995, and September 30, 1996, respectively).......   1,458,199     1,329,508     1,321,103
  Prepaid expenses and other assets....................      59,214       110,714       103,573
                                                         ----------    ----------    ----------
          Total current assets.........................   1,551,153     1,451,701     1,936,603
                                                         ----------    ----------    ----------
PROPERTY AND EQUIPMENT, NET (Note 4)...................      40,285       130,789       180,657
                                                         ----------    ----------    ----------
          TOTAL........................................  $1,591,438    $1,582,490    $2,117,260
                                                         ==========    ==========    ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accrued liabilities..................................  $   68,965    $  118,112    $  581,299
  Accrued profit sharing (Note 5)......................     199,195       216,733       191,288
  Income taxes payable (Note 9)........................                                 185,911
  Deferred tax liability (Note 9)......................     429,719       405,000       236,330
                                                         ----------    ----------    ----------
          Total current liabilities....................     697,879       739,845     1,194,828
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value, 100 shares authorized,
     issued and outstanding............................         100           100           100
  Retained earnings....................................     893,459       842,545       860,457
  Unrealized gain on available for sale securities.....                                  61,875
                                                         ----------    ----------    ----------
          Total shareholders' equity...................     893,559       842,645       922,432
                                                         ----------    ----------    ----------
          TOTAL........................................  $1,591,438    $1,582,490    $2,117,260
                                                         ==========    ==========    ==========

                See accompanying notes to financial statements.

                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, P.A.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
           FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                     DECEMBER 31,
                                                -----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1994         1995          1995            1996
                                                ----------   ----------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE -- (Note 6).......................  $5,692,348   $6,181,074    $4,617,160      $5,480,005
                                                ----------   ----------    ----------      ----------
Costs and expenses:
  Cost of services rendered...................   3,920,890    4,476,193     3,031,332       3,425,686
  Selling, billing and administrative
     expenses.................................     991,341    1,410,973       968,967       1,260,481
  Provision for bad debts.....................     407,011      369,541       336,162         758,685
                                                ----------   ----------    ----------      ----------
          Total costs and expenses............   5,319,242    6,256,707     4,336,461       5,444,852
                                                ----------   ----------    ----------      ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.......................................     373,106      (75,633)      280,699          35,153
PROVISION (BENEFIT) FOR INCOME TAXES..........     142,696      (24,719)      169,100          17,241
                                                ----------   ----------    ----------      ----------
NET INCOME (LOSS).............................     230,410      (50,914)      111,599          17,912
RETAINED EARNINGS, BEGINNING OF PERIOD........     663,049      893,459       893,459         842,545
                                                ----------   ----------    ----------      ----------
RETAINED EARNINGS, ENDING OF PERIOD...........  $  893,459   $  842,545    $1,005,058      $  860,457
                                                ==========   ==========    ==========      ==========

                See accompanying notes to financial statements.

                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, P.A.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                        DECEMBER 31,            SEPTEMBER 30,
                                                    ---------------------   ----------------------
                                                      1994        1995         1995         1996
                                                    ---------   ---------   -----------   --------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $ 230,410   $ (50,914)   $111,599     $ 17,912
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization................     20,768      35,787      25,899       36,276
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable..............................   (446,049)    128,691     (39,758)       8,405
       (Increase) decrease in prepaid expenses and
          other assets............................    (10,012)    (51,500)    (28,621)       7,141
       Increase (decrease) in accounts payable,
          accrued liabilities, and accrued
          profit-sharing..........................     64,201      66,685     (41,567)     437,742
       Increase (decrease) in deferred income
          taxes...................................    142,696     (24,719)     80,100     (168,670)
       Increase in income taxes payable...........                             89,000      185,911
                                                    ---------   ---------    --------     --------
          Net cash provided by operating
            activities............................      2,014     104,030     196,652      524,717

CASH FLOWS FROM INVESTING ACTIVITY:
  Acquisition of property and equipment...........     (2,569)   (126,291)    (86,488)     (86,144)
                                                    ---------   ---------    --------     --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.....................................       (555)    (22,261)    110,164      438,573
CASH AND CASH EQUIVALENTS, BEGINNING..............     23,295      22,740      22,740          479
                                                    ---------   ---------    --------     --------
CASH AND CASH EQUIVALENTS, ENDING.................  $  22,740   $     479    $132,904     $439,052
                                                    =========   =========    ========     ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
  Unrealized gain on available for sale
     securities...................................                                        $ 61,875
                                                                                          ========

                See accompanying notes to financial statements.

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Drs. Seidenstein, Levine and Associates, P.A. (the "Company") was incorporated in Florida on January 4, 1984 for the purpose of providing hospital-based pathology, diagnostic, and laboratory services. The Company employs nine pathologists which staff five contracted hospitals and three contracted surgery centers all of which are owned by Columbia Healthcare Corporation ("Columbia"). The Company also provides managing and billing services for the Columbia Hospital Outreach Program. All of the Company's revenue is derived from the agreements with Columbia and its affiliated hospitals, surgery and outreach centers. The contracts with the hospitals and centers vary in length from 1 to 5 years. A number of the contracts also contain cancellation clauses which allow either party to terminate the agreement without cause with a 180-day notification period. Termination of the agreements would have a material adverse effect on the financial position or results of operations of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash and Cash Equivalents -- The Company considers all cash and any highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Investments -- Marketable equity securities are classified as available for sale or trading depending upon the intent and ability of the Company. Trading securities are recorded at fair value with unrealized gains and losses included in earnings; and available for sale securities are recorded at fair value with unrealized gains and losses included as a separate component of shareholders' equity. The Company has classified all of its investments as available for sale. Accordingly, all such investments have been recorded at fair value with unrealized gains and losses included as a separate component of stockholders' equity.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

     Income Taxes -- The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustments. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 and for the nine months ended September 30, 1996 amounted to $75,268, $127,230 and $79,006, respectively.

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value.

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. With respect to accounts receivable, the Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party-payor agreements. Concentrations of credit risk with respect to accounts receivable is limited due to the large number and geographic distribution of patients, third-party payors, and clients.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Companies' results of operations and cash flows. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  INVESTMENTS

     Investments securities consist of one stock that was classified as available for sale for purposes of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The security's cost is $11,000 and did not have a readily determinable market value until 1996. The security's fair value as of September 30, 1996 is $72,875 with a unrealized gain of $61,875 included in shareholders' equity.

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995, and September 30, 1996 of each year consisted of the following:

                                                           1994       1995       1996
                                                         --------   --------   --------
Furniture and fixtures.................................  $119,710   $246,001   $332,145
Less accumulated depreciation..........................   (79,425)  (115,212)  (151,488)
                                                         --------   --------   --------
Property and equipment, net............................  $ 40,285   $130,789   $180,657
                                                         ========   ========   ========

     Depreciation expense totaled $20,766, $35,787 and $36,276 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

5.  EMPLOYEE PROFIT SHARING PLAN

     The Company has a profit sharing plan covering all full-time employees who meet eligibility requirements. Employer contributions are made to the plan at the discretion of the Company's Board of Directors. Contributions of $199,195, $216,733 and $191,288 were made for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

6.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectible amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue consists of the following for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996:

                                                        1994         1995         1996
                                                     ----------   ----------   ----------
Gross charges at established rates.................  $6,507,565   $7,416,632   $6,919,592
Less allowances for contractual, charity and other
  adjustments......................................    (815,217)  (1,235,558)  (1,439,587)
                                                     ----------   ----------   ----------
          Net revenue..............................  $5,692,348   $6,181,074   $5,480,005
                                                     ==========   ==========   ==========

7.  RELATED PARTY TRANSACTIONS

     The Company's shareholders are employed by the Company as physicians and accordingly, receive compensation for their services to the Company. The compensation included in cost of services rendered for these individuals was $2,736,999, $3,099,000 and $2,188,125 for the years ended December 31,
     1994 and 1995, and for the nine months ended September 30, 1996, respectively. Of this amount, $397,125 is included in accounts payable and accrued liabilities as of September 30, 1996.

     The Company leases part of its office facilities from a partnership whose partners are the Company's shareholders. Rent expense for this lease was $55,200 for the years ended December 31, 1994 and 1995 and $41,400 for the nine months ended September 30, 1996, exclusive of any sales taxes.

8.  COMMITMENTS AND CONTINGENCIES

     Lease Commitments -- As discussed in Note 7, the Company leases part of its office facilities from a partnership whose partners consist of the Company's shareholders. The building is located adjacent to the South West Florida Regional Medical Center and is organized as a professional condominium. The Company also leases additional office space in the same professional condominium from an unrelated party. The lease expires February 28, 2003 and requires minimum monthly payments of $1,063. This lease includes a provision allowing the lessee to cancel the lease after December 31, 1996 with 60 days notice. Rent expense was $55,968, $69,775 and $54,021 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

     Contingency -- A former employee of the Company who resigned in May 1996 allegedly violated the terms of the restrictive covenant contained in her employment agreement. The former employee has threatened litigation for wrongful termination if a breach of contract action is pursued. The Company has elected not to contest the breach of contract issue at this time. No accrual for any liabilities that may result from this matter has been included in the accompanying financial statements.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage,

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

                  NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)

     as the amounts, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

9.  INCOME TAXES

     The provision for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 consists of the following:

                                                           1994       1995       1996
                                                         --------   --------   --------
Federal and state income taxes:
  Current..............................................                        $185,911
  Deferred.............................................  $142,696   $(24,719)  (168,670)
                                                         --------   --------   --------
                                                         $142,696   $(24,719)  $ 17,241
                                                         ========   ========   ========

     The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory federal income tax rate...........................  34.0%   34.0%   34.0%
State income taxes, net of federal tax benefits.............   3.7     3.1     7.2
Other.......................................................   0.6    (4.4)    7.8
                                                              ----    ----    ----
Effective tax rate..........................................  38.3%   32.7%   49.0%
                                                              ====    ====    ====

     The sources and amounts of deferred income tax assets and liabilities at December 31, 1994 and 1995 and September 30, 1996 are as follows:

                                                    1994              1995             1996
                                               CURRENT ASSETS    CURRENT ASSETS       CURRENT
                                               (LIABILITIES)     (LIABILITIES)     (LIABILITIES)
                                               --------------    --------------    -------------
Use of cash basis of accounting for income
  tax purposes...............................    $(470,653)        $(415,954)        $(236,330)
Net operating loss carryforward and tax
  credits....................................       40,934            10,954
                                                 ---------         ---------         ---------
          Total..............................    $(429,719)        $(405,000)        $(236,330)
                                                 =========         =========         =========

10.  SUBSEQUENT EVENT

     Effective October 10, 1996, the Company's shareholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
  Stockholders of Clay J. Cockerell, M.D., P.A.
  and Freeman-Cockerell Laboratories, Inc.:

We have audited the accompanying combined balance sheets of Clay J. Cockerell, M.D., P.A. and Freeman-Cockerell Laboratories, Inc. (collectively, the "Companies") as of December 31, 1994 and 1995 and September 30, 1996 and the related combined statements of income and retained earnings and of cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1994 and 1995 and September 30, 1996 and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Dallas, Texas

November 12, 1996

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

                            COMBINED BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                           DECEMBER 31    DECEMBER 31,   SEPTEMBER 30,
                                                               1994           1995           1996
                                                           ------------   ------------   -------------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................    $ 23,503       $190,402      $  288,988
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $180,000,
     $195,000 and $235,000 at December 31, 1994 and 1995
     and September 30, 1996, respectively)...............     340,935        374,879         448,000
  Receivable from stockholder............................     101,161         94,947
  Other current assets...................................       1,017         10,772           6,997
                                                             --------       --------      ----------
          Total current assets...........................     466,616        671,000         743,985
PROPERTY AND EQUIPMENT, NET (Note 3).....................     297,039        214,163         277,535
OTHER ASSETS.............................................       1,693         44,084          44,085
                                                             --------       --------      ----------
          TOTAL..........................................    $765,348       $929,247      $1,065,605
                                                             ========       ========      ==========
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable (Note 4).................................    $580,844       $485,913      $  396,908
  Accounts payable and other.............................      42,607         16,479          99,481
  Accrued payroll and benefits...........................      31,149         37,517          41,292
                                                             --------       --------      ----------
          Total current liabilities......................     654,600        539,909         537,681
COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDER'S EQUITY:
  Clay J. Cockerell, M.D., P.A.:
     Common stock, $1 par value, 10,000 shares
       authorized, 1,000 issued and outstanding..........       1,000          1,000           1,000
  Freeman-Cockerell Laboratories, Inc.:
     Common stock, $.10 par value, 1,000,000 shares
       authorized, 10,000 issued and outstanding.........       1,000          1,000           1,000
  Retained earnings......................................     108,748        387,338         525,924
                                                             --------       --------      ----------
          Total stockholder's equity.....................     110,748        389,338         527,924
                                                             --------       --------      ----------
          TOTAL..........................................    $765,348       $929,247      $1,065,605
                                                             ========       ========      ==========

            See accompanying notes to combined financial statements.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                                                NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                -----------------------   -----------------------------
                                                   1994         1995          1995            1996
                                                ----------   ----------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE...................................  $2,613,165   $3,160,059    $2,388,589      $2,770,000
COST OF SERVICES (Note 7).....................   1,007,226    1,220,086       878,686       1,061,425
                                                ----------   ----------    ----------      ----------
GROSS MARGIN..................................   1,605,939    1,939,973     1,509,903       1,708,575
MARKETING AND ADMINISTRATION:
  Marketing...................................      56,980       64,097        47,941          73,200
  Administration..............................   1,197,236    1,316,070     1,043,258       1,187,529
  Bad debts...................................      85,000       14,925        11,163          40,000
                                                ----------   ----------    ----------      ----------
          Total marketing and administration
            expenses..........................   1,339,216    1,395,092     1,102,362       1,300,729
                                                ----------   ----------    ----------      ----------
OPERATING PROFIT..............................     266,723      544,881       407,541         407,846
INTEREST EXPENSE..............................      69,285       55,841        41,765          22,699
                                                ----------   ----------    ----------      ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES.......................................     197,438      489,040       365,776         385,147
PROVISION FOR CURRENT INCOME TAXES (Note 8)...      23,983       20,799        15,557           4,308
                                                ----------   ----------    ----------      ----------
NET INCOME....................................     173,455      468,241       350,219         380,839
RETAINED EARNINGS (DEFICIT), BEGINNING OF
  PERIOD......................................     (48,744)     108,748       108,748         387,338
DISTRIBUTIONS TO STOCKHOLDER..................     (15,963)    (189,651)     (141,848)       (242,253)
                                                ----------   ----------    ----------      ----------
RETAINED EARNINGS, END OF PERIOD..............  $  108,748   $  387,338    $  317,119      $  525,924
                                                ==========   ==========    ==========      ==========

            See accompanying notes to combined financial statements.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                                           NINE MONTHS     NINE MONTHS
                                               YEAR ENDED DECEMBER 31,        ENDED           ENDED
                                               ------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                  1994          1995          1995            1996
                                               ----------    ----------   -------------   -------------
                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................     $ 173,455     $ 468,241     $ 350,219       $ 380,839
  Adjustments to reconcile net income to
     net cash flows provided by operating
     activities:
     Depreciation..........................       160,626       138,173       103,346          69,737
     Changes in assets and liabilities:
       Accounts receivable.................       (65,362)      (33,944)      (70,231)        (73,121)
       Other current assets................        (5,332)      (52,147)      (12,000)         (3,775)
       Accounts payable and other..........        27,252       (26,128)      146,162          33,619
       Accrued payroll and benefits........                       6,408        50,819          53,158
                                                ---------     ---------     ---------       ---------
          Net cash flows provided by
            operating activities...........       290,639       500,603       568,315         460,457
                                                ---------     ---------     ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment....      (111,530)      (55,338)      (42,856)       (125,560)
                                                ---------     ---------     ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Increase) decrease in receivable from
     Shareholder...........................       (65,114)        6,216        (7,302)         94,947
  Payments on notes payable................       (60,299)      (94,931)      (84,323)        (89,005)
  Issuance of common stock.................         1,000
  Cash distributions to Stockholder........       (15,963)     (189,651)     (141,848)       (242,253)
                                                ---------     ---------     ---------       ---------
          Net cash flows used in financing
            activities.....................      (140,376)     (278,366)     (233,473)       (236,311)
                                                ---------     ---------     ---------       ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..............................        38,733       166,899       291,986          98,586
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD...................................       (15,230)       23,503        23,503         190,402
                                                ---------     ---------     ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...     $  23,503     $ 190,402     $ 315,489       $ 288,988
                                                =========     =========     =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
  INFORMATION:
  Cash paid during the period for:
     Interest..............................     $  69,285     $  55,841     $  42,030       $  22,699
                                                =========     =========     =========       =========
     Income taxes..........................     $  23,982     $  20,799     $  15,557       $   4,308
                                                =========     =========     =========       =========

            See accompanying notes to combined financial statements.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Clay J. Cockerell, M.D., P.A. ("CJC") and Freeman-Cockerell Laboratories, Inc. ("FCL") (collectively "the Companies") were organized in August 1993 and January 1994, respectively. The Companies provide outpatient anatomic pathology services, principally dermatopathology services. The issued and outstanding shares of the Companies are held by Clay J. Cockerell, M.D. (the "Stockholder").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Combination and Basis of Presentation -- The combined financial statements include the accounts of CJC and FCL. All significant intercompany transactions have been eliminated in combination.

     Cash and Cash Equivalents -- The Companies consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment is recorded at cost. Depreciation is provided using accelerated methods for all assets over their estimated lives as follows:

Leasehold improvements......................................  9 years
Furniture and fixtures......................................  7 years
Equipment...................................................  5 years

     Revenue Recognition -- The Companies recognize revenue at the time services are performed. Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provision for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined.

     Income Taxes -- The Stockholder has elected that CJC be taxed as a Subchapter S corporation for federal income tax purposes. As a result, income tax is not imposed at the corporate level and CJC's income or loss is reportable by the Stockholder for federal income tax purposes.

     FCL is taxed as a C corporation under the Internal Revenue Code. Deferred income taxes represent the estimated future tax effects resulting from temporary differences between the financial and tax reporting bases of assets and liabilities of FCL. FCL has no significant temporary differences.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments -- The Companies believe that the carrying amounts of cash, accounts receivable, accounts and notes payable are a reasonable estimate of their fair value.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Companies' results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                       1994           1995           1996
                                                   ------------   ------------   -------------
Leasehold improvements...........................    $ 51,014       $ 59,809       $ 59,809
Furniture and fixtures...........................      55,778         89,280        100,075
Equipment........................................     329,329        342,328        464,642
                                                     --------       --------       --------
                                                      436,121        491,417        624,526
Less accumulated depreciation....................    (139,082)      (277,254)      (346,991)
                                                     --------       --------       --------
Property and equipment, net......................    $297,039       $214,163       $277,535
                                                     ========       ========       ========

4.  NOTES PAYABLE

     Notes payable are summarized as follows:

                                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                       1994           1995           1996
                                                   ------------   ------------   -------------
9.25% Bank note payable, paid in October 1996....    $414,825       $363,792       $312,812
8.75% Bank note payable, paid in October 1996....     166,019        122,121         84,096
                                                     --------       --------       --------
                                                     $580,844       $485,913       $396,908
                                                     ========       ========       ========

5.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Companies lease the office and laboratory facility and certain equipment under leases requiring future minimum rental payments as follows:

1996........................................................    $   26,162
1997........................................................        86,973
1998........................................................        73,549
1999........................................................        64,488
2000........................................................        58,908
2001........................................................        59,552
Thereafter..................................................       105,042
                                                                ----------
          Total.............................................    $  474,674
                                                                ==========

     Lease expense was approximately $64,618, $123,234, and $69,139 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

     Liability Insurance -- CJC is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against CJC or FCL. The Companies have not accrued losses for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be determined at this time. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the Companies' financial position or results of operations.

     Employment Agreement -- The stockholder has a five year employment agreement with CJC, providing for a minimum annual salary of $250,000.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Companies provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Companies' net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Companies' services under these programs could have a material adverse effect on the Companies' financial position or results of operations.

6.  EMPLOYEE BENEFIT PLAN

     The Companies have established a 401(k) retirement plan (the "Plan") which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the Plan). Under the terms of the Plan, employees may contribute up to the maximum percentage allowable of their compensation, as defined. Employer contributions are discretionary. During the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996 the Companies made contributions to the Plan of $0, $0 and $1,000, respectively.

7.  RELATED PARTY TRANSACTIONS

     The Companies utilize the courier services of an affiliate of the stockholder. Total payments to the affiliate approximated $100,000 to $200,000 for each of the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

8.  INCOME TAXES

     The effective tax rates on income before provision for income taxes are reconciled to statutory federal income tax rates as follows:

                                                               YEAR ENDED     NINE MONTHS
                                                              DECEMBER 31,       ENDED
                                                              ------------   SEPTEMBER 30,
                                                              1994    1995       1996
                                                              ----    ----   -------------
Statutory federal income tax rate.........................     34%     34%         34%
Subchapter S corporation earnings attributable to
  Stockholder.............................................    (21)    (28)        (30)
Surtax rate...............................................     (1)     (2)         (3)
                                                              ---     ---         ---
Effective rate............................................     12%      4%          1%
                                                              ===     ===         ===

9.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Companies to concentration of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are Texas residents and are insured under third party payor agreements. The mix of receivables

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     from patients and third-party payors at December 31, 1994 and 1995 and September 30, 1996 are as follows:

                                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                               1994           1995           1996
                                                           ------------   ------------   -------------
Medicare.................................................       30%            22%             20%
Managed care.............................................        4              6               4
Other third-party payor..................................       41             51              60
Private pay patients.....................................       25             21              16
                                                               ---            ---             ---
                                                               100%           100%            100%
                                                               ===            ===             ===

10.  SUBSEQUENT EVENTS

     On September 30, 1996, the Stockholder entered into an agreement to sell the outstanding shares of FCL to AmeriPath, Inc. ("AmeriPath") and to enter into a management agreement pursuant to which an affiliate of AmeriPath will manage certain aspects of CJC.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Fernandez and Kalemeris, P.A. d/b/a
  Gulf Coast Pathology Associates:

We have audited the accompanying balance sheets of Fernandez and Kalemeris, P.A. d/b/a/ Gulf Coast Pathology Associates (the "Company"), as of December 31, 1995 and September 30, 1996, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and September 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida
November 13, 1996

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $      178     $  915,969
  Accounts receivable (net of allowance for contractual
     adjustments and doubtful accounts of $1,602,671 and
     $1,598,489 at December 31, 1995 and September 30, 1996,
     respectively)..........................................    1,147,703      1,134,276
  Prepaid expenses and other assets.........................       53,267         83,030
                                                               ----------     ----------
          Total current assets..............................    1,201,148      2,133,275
                                                               ----------     ----------
PROPERTY AND EQUIPMENT, NET (Note 3)........................      203,530        138,370
OTHER ASSETS................................................       56,223         56,223
GOODWILL (Note 9)...........................................      365,090        345,089
                                                               ----------     ----------
          TOTAL.............................................   $1,825,991     $2,672,957
                                                               ==========     ==========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  239,924     $  187,951
  Accrued liabilities.......................................       73,268         53,781
  Accrued bonuses...........................................                     440,530
  Accrued profit sharing (Note 5)...........................       61,945        123,890
  Income taxes payable (Note 8).............................                     329,613
  Current portion of long term debt and capital lease
     obligation (Notes 7 and 9).............................      115,847        124,573
  Current portion of loans from shareholders (Note 6).......       49,990        175,439
  Deferred tax liability (Note 8)...........................      230,569        154,717
                                                               ----------     ----------
          Total current liabilities.........................      771,543      1,590,494
                                                               ----------     ----------
LONG-TERM DEBT AND CAPITAL LEASE (Notes 7 and 9)............      207,696        113,088
LOANS FROM SHAREHOLDERS (Note 6)............................      219,538
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value, 7,500 shares authorized,
     2,000 shares issued and outstanding....................        2,000          2,000
  Retained earnings.........................................      625,214        967,375
                                                               ----------     ----------
          Total shareholders' equity........................      627,214        969,375
                                                               ----------     ----------
          TOTAL.............................................   $1,825,991     $2,672,957
                                                               ==========     ==========

                       See notes to financial statements.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                           DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                               1995           1995            1996
                                                           ------------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE (Note 4).....................................   $8,786,149     $6,424,090      $6,253,588
Cost of services rendered:
  Physicians' compensation -- owners (Note 6)............    4,589,858      3,292,078       2,180,011
  Physicians' compensation -- other......................      919,938        683,824         729,354
  Other..................................................    1,673,592      1,163,031       1,702,168
                                                            ----------     ----------      ----------
          Total cost of services rendered................    7,183,388      5,138,933       4,611,533
Selling, general, and administrative expenses............      568,742        366,248         482,310
Provision for bad debt...................................      834,684        618,349         562,823
                                                            ----------     ----------      ----------
          Total expenses.................................    8,586,814      6,123,530       5,656,666
                                                            ==========     ==========      ==========
INCOME BEFORE PROVISION FOR INCOME TAXES.................      199,335        300,560         596,922
PROVISION FOR INCOME TAXES...............................       76,047        123,464         253,761
                                                            ----------     ----------      ----------
NET INCOME...............................................      123,288        177,096         343,161
DIVIDENDS................................................        2,000          1,000           1,000
RETAINED EARNINGS, BEGINNING.............................      503,926        503,926         625,214
                                                            ----------     ----------      ----------
RETAINED EARNINGS, ENDING................................   $  625,214     $  680,022      $  967,375
                                                            ==========     ==========      ==========

                       See notes to financial statements.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                            STATEMENTS OF CASH FLOWS
                FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
    NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND SEPTEMBER 30, 1996

                                                         DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30,
                                                             1995           1995             1996
                                                         ------------   -------------    -------------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................   $ 123,288      $  177,096       $  343,161
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................      90,777          67,817           84,511
     Loss on disposal of equipment.....................                                        4,065
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable......    (332,182)       (118,938)          13,427
       (Increase) in prepaid expenses and other
          assets.......................................     (12,658)         (5,928)         (29,763)
       (Decrease) in accounts payable, accrued
          liabilities, and accrued profit-sharing......     (75,434)       (289,093)          (9,515)
       Increase in accrued bonuses.....................                     655,762          440,530
       Increase (decrease) in deferred income taxes....      76,047           2,869          (75,852)
       Increase in income taxes payable................                     363,400          329,613
                                                          ---------      ----------       ----------
          Net cash provided by (used in) operating
            activities.................................    (130,162)        852,985        1,100,177
                                                          ---------      ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................     (88,243)        (76,350)          (3,415)
  Acquisition of pathology practice....................     (80,000)
                                                          ---------      ----------       ----------
          Net cash used in investing activities........    (168,243)        (76,350)          (3,415)
                                                          ---------      ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid to shareholders.......................      (2,000)         (1,000)          (1,000)
  Payments on long-term debt and capital lease.........     (12,499)         (8,971)         (85,882)
  Payments on loans from shareholders..................     (62,273)        (51,230)         (94,089)
                                                          ---------      ----------       ----------
          Net cash used in financing activities........     (76,772)        (61,201)        (180,971)
                                                          ---------      ----------       ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...    (375,177)        715,434          915,791
CASH AND CASH EQUIVALENTS, BEGINNING...................     375,355         375,355              178
                                                          ---------      ----------       ----------
CASH AND CASH EQUIVALENTS, ENDING......................   $     178      $1,090,789       $  915,969
                                                          =========      ==========       ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for
     Interest..........................................   $  32,663      $   28,936       $   21,872
                                                          =========      ==========       ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:

As disclosed in Note 9, the Company purchased a pathology practice in 1995 for $400,000, $80,000 of which was paid in cash and the remainder of which was financed.

                       See notes to financial statements.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Fernandez and Kalemeris, P.A. d/b/a Gulf Coast Pathology Associates (the "Company") is a firm of licensed physicians organized in July 1985 as a Florida Professional Association to provide hospital-based and outpatient pathology services. The Company generates approximately 60% of its net revenue from a hospital contract with Lee Memorial Health Systems ("Lee"). This contract covers three hospitals in Southwest Florida. The Company performs and bills for the professional component at the hospitals. The hospital contract expires in December 1999 and contains clauses that allow termination without cause by either party with sixty days notice. The Company has had a relationship with Lee for approximately ten years; however, the termination of this contract would have a material adverse effect on the Company's financial position and results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash and Cash Equivalents -- The Company considers all cash and any highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets which range from five to ten years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

     Income Taxes -- The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturity. The carrying amount of long-term debt approximates fair value. It is not practical to determine the fair value of loans from shareholders.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The major third-party payors are Medicare, Medicaid, Blue Cross/Blue Shield and various commercial insurance companies.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  PROPERTY AND EQUIPMENT, NET

     Property and equipment at December 31, 1995 and September 30, 1996 was as follows:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Transportation equipment....................................   $ 141,729       $ 141,729
Laboratory equipment........................................     487,786         491,201
Leasehold improvements......................................      71,228          65,450
Furniture, fixtures and other equipment.....................      22,983          22,983
                                                               ---------       ---------
                                                                 723,726         721,363
Accumulated depreciation....................................    (520,196)       (582,993)
                                                               ---------       ---------
Property and equipment, net.................................   $ 203,530       $ 138,370
                                                               =========       =========

     Depreciation expense totaled $88,555 and $64,510 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

5.  EMPLOYEE PROFIT SHARING PLAN

     The Company has a profit sharing plan covering all full-time employees who meet eligibility requirements. Employer contributions are made to the plan at the discretion of the Company's Board of Directors. Contributions of $132,198 and $123,890 were made for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

6.  RELATED PARTY TRANSACTIONS

     The Company's shareholders are employed by the Company as physicians and, accordingly, receive compensation for their services to the Company. The compensation included in cost of services rendered

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     for these individuals was $4,589,858 and $2,180,011 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively.

     The Company leases part of its office facilities from a partnership whose partners are the Company's shareholders. Rent expense from this lease was $151,584 for the year ended December 31, 1995 and $113,688 for the nine months ended September 30, 1996, exclusive of any sales taxes.

     The Company has loans from shareholders at stated interest rates ranging from 8% to 12.5%. It is anticipated that these loans will be repaid within the next twelve months.

7.  COMMITMENTS AND CONTINGENCIES

     Lease Commitments -- Future minimum lease payments under a capital lease and noncancellable operating leases at September 30, 1996 were as follows:

                                                              OPERATING    CAPITAL
                                                               LEASES       LEASE
                                                              ---------    -------
1997........................................................   $19,461     $19,647
1998........................................................    19,400       7,557
1999........................................................    20,370
2000........................................................     1,704
                                                               -------     -------
                                                               $60,935      27,204
                                                               =======
Interest on capital lease...................................                (2,122)
                                                                           -------
Present value of capital lease payments.....................                25,082
Current portion.............................................               (17,718)
                                                                           -------
Long-term portion...........................................               $ 7,364
                                                                           =======

     The Company leases two office sites and an automobile under operating leases. In addition, the Company occupies four other sites but does not have signed lease agreements for those sites. Two of those sites are rent free. Rent expense was $161,733 and $117,162 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amounts, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  INCOME TAXES

     The provision for income taxes in the accompanying statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 consists of the following:

                                                               1995       1996
                                                              -------   --------
Federal and state income taxes:
  Current...................................................            $329,613
  Deferred..................................................  $76,047    (75,852)
                                                              -------   --------
                                                              $76,047   $253,761
                                                              =======   ========

     The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                              1995     1996
                                                              -----    -----
Statutory federal income tax rate...........................   34.0%    34.0%
State income taxes, net of federal tax benefits.............    3.7      5.1
Other.......................................................     .5      3.4
                                                              -----    -----
Effective tax rate..........................................   38.2%    42.5%
                                                              =====    =====

     The sources and amounts of deferred income tax assets and liabilities at December 31, 1995 and September 30, 1996 are as follows:

                                                                1995               1996
                                                           CURRENT ASSETS         CURRENT
                                                           (LIABILITIES)       (LIABILITIES)
                                                           --------------      -------------
Use of cash basis of accounting for income tax
  purposes...............................................    $(320,230)          $(154,717)
Net operating loss carryforward and tax credits..........       89,661
                                                             ---------           ---------
          Total..........................................    $(230,569)          $(154,717)
                                                             =========           =========

9.  ACQUISITION

     In November 1995, the Company purchased a pathology practice in Port Charlotte, Florida ("Port Charlotte") for $400,000. The Company assumed certain operating leases and responsibility for the laboratory licensure and staffing. The entire purchase price was attributable to goodwill, which is being amortized over 15 years. Amortization expense for the year ended December 31, 1995 and for the nine months ended September 30, 1996 was $2,222 and $20,001, respectively. The acquisition was financed with a $320,000 note, which is non-interest bearing, and $80,000 in cash. The note is being repaid in 32 monthly installments of $10,000. The note has been discounted at 8%. The current portion of the note at December 31, 1995 and September 30, 1996 was $100,653 and $106,855, respectively. Port Charlotte's operations did not have a significant impact on the Company's operations. Accordingly, the pro forma net revenue and results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 are not materially different from the Company's results of operations.

10.  SUBSEQUENT EVENT

     Effective November 1, 1996, the Company's shareholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To Unipath Ltd.:

We have audited the accompanying combined balance sheets of Unipath Ltd. and Affiliates ("Unipath") as of June 30, 1996 and 1997 and the related combined statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of Unipath's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Unipath as of June 30, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Dallas, Texas

August 22, 1997

                          UNIPATH LTD. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                             JUNE 30, 1996 AND 1997

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  493,922   $  341,158
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $3,385,038 and
     $4,247,940 at June 30, 1996 and 1997, respectively)....   3,377,897    3,531,502
  Prepaid expenses and other assets.........................      27,698       18,316
                                                              ----------   ----------
          Total current assets..............................   3,899,517    3,890,976
PROPERTY AND EQUIPMENT, Net (Note 3)........................     394,699      423,606
OTHER ASSETS................................................                  100,000
                                                              ----------   ----------
          TOTAL.............................................  $4,294,216   $4,414,582
                                                              ==========   ==========
                               LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  521,145   $  622,822
  Accrued liabilities.......................................     253,881      101,777
                                                              ----------   ----------
          Total current liabilities.........................     775,026      724,599
COMMITMENTS AND CONTINGENCIES  (Note 7)
EQUITY:
  Partners' capital.........................................   2,027,796    1,968,133
  Arlington-Mansfield Pathology Associates, P.A.:
     Common stock, no par value, 54,000 shares authorized,
     54,000 issued and outstanding..........................       1,500        1,500
  Dallas Pathology Associates, Inc.:
     Common stock, $1 par value, 10,000 shares authorized,
     1,000 issued and outstanding...........................       1,000        1,000
  Retained earnings.........................................   1,488,894    1,719,350
                                                              ----------   ----------
          Total equity......................................   3,519,190    3,689,983
                                                              ----------   ----------
          TOTAL.............................................  $4,294,216   $4,414,582
                                                              ==========   ==========

                  See notes to combined financial statements.

                          UNIPATH LTD. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
NET REVENUES -- (Note 5)....................................  $21,433,617   $22,421,918
                                                              -----------   -----------
COSTS AND EXPENSES:
  Cost of services rendered.................................    7,260,555     7,965,430
  Selling, billing and administrative expenses..............    2,092,293     1,828,532
  Provision for doubtful accounts...........................    1,679,894     1,916,677
                                                              -----------   -----------
          Total costs and expenses..........................   11,032,742    11,710,639
                                                              -----------   -----------
NET INCOME..................................................  $10,400,875   $10,711,279
                                                              ===========   ===========

                  See notes to combined financial statements.

                          UNIPATH LTD. AND AFFILIATES

                         COMBINED STATEMENTS OF EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

                                                 COMMON    RETAINED      PARTNERS'
                                                 STOCK     EARNINGS       CAPITAL        TOTAL
                                                 ------   -----------   -----------   ------------
BALANCE, JULY 1, 1995..........................  $2,500   $ 1,136,274   $ 1,830,348   $  2,969,122
  Net income...................................             1,932,928     8,467,947     10,400,875
  Distributions................................            (1,580,308)   (8,270,499)    (9,850,807)
                                                 ------   -----------   -----------   ------------
BALANCE, JUNE 30, 1996.........................   2,500     1,488,894     2,027,796      3,519,190
  Net income...................................             2,429,179     8,282,100     10,711,279
  Distributions................................            (2,198,723)   (8,341,763)   (10,540,486)
                                                 ------   -----------   -----------   ------------
BALANCE, JUNE 30, 1997.........................  $2,500   $ 1,719,350   $ 1,968,133   $  3,689,983
                                                 ======   ===========   ===========   ============

                  See notes to combined financial statements.

                          UNIPATH LTD. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 10,400,875    $10,711,279
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       143,243        247,255
     Provision for doubtful accounts........................     1,679,894      1,916,677
     Changes in assets and liabilities:
       Increase in accounts receivable, net.................    (2,322,375)    (2,070,282)
       Decrease in other current assets.....................         4,895          9,382
       Increase in other assets.............................            --       (100,000)
       Decrease in accounts payable and accrued expenses....      (278,238)       (50,427)
                                                              ------------    -----------
          Net cash flows provided by operating activities...     9,628,294     10,663,884
                                                              ------------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES --
  Acquisition of property and equipment.....................      (125,254)      (276,162)
                                                              ------------    -----------
CASH FLOWS USED IN FINANCING ACTIVITIES --
  Distributions to equity owners, net.......................    (9,850,807)   (10,540,486)
                                                              ------------    -----------
DECREASE IN CASH AND CASH EQUIVALENTS.......................      (347,767)      (152,764)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       841,689        493,922
                                                              ------------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $    493,922    $   341,158
                                                              ============    ===========

                  See notes to combined financial statements.

                          UNIPATH LTD. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

1.  ORGANIZATION AND BUSINESS

    Effective May 31, 1995, the equity holders of Arlington-Mansfield Pathology Associates, P.A. (a Texas professional association), Dallas Pathology Associates (a Texas partnership), Dallas Pathology Associates, Inc. (a Texas Corporation), Plano Pathology Associates (a Texas partnership), Metroplex Pathology Associates, P.A. (a Texas professional association), and Metroplex Pathology Associates, Ltd. (a Texas limited partnership) entered into an agreement to form Unipath Ltd. (a Texas limited partnership) and Unipath Management, P.L.L.C. (a Texas professional limited liability company), (collectively "Unipath") for the purpose of combining their individual hospital-based anatomic and clinical pathology practices and outpatient laboratories and consolidating the administrative support, histology laboratories and billing operations of the individual practices. The accompanying financial statements of Unipath and its affiliates have been prepared on a combined basis due to the common management and the existence of significant intercompany transactions. In addition, since the proposed acquisition of Unipath (see Note 8) will occur in a single transaction, it is more meaningful to present the combined financial position and results of operations of the entities to be acquired. All material intercompany transactions and balances have been eliminated in combination.

    Unipath employs 20 pathologists which staff 10 contracted hospitals and 4 surgery centers. Unipath also provides billing services to certain hospitals and doctors' offices. The contracts with the hospitals and centers vary in length from 1 to 3 years. A number of the contracts also contain cancellation clauses which allow either party to terminate the agreement without cause with a 180-day notification period. Termination of the agreements would have a material adverse effect on the results of operations of Unipath.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of significant accounting policies followed by Unipath are as follows:

    CASH AND CASH EQUIVALENTS

    Unipath considers all cash and any highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is calculated using accelerated methods, including double declining balance, over the estimated useful lives of the assets which range from five to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

    INCOME TAXES

    The entities comprising Unipath are formed as either partnerships or have elected to be taxed as S corporations for federal income tax purposes. As a partnership or an S corporation, the results of operations flow to each of the partners or shareholders in accordance with their respective ownership percentages; related income taxes or benefits are recognized by each of the partners or shareholders. Accordingly, Unipath does not record a provision for income taxes in the accompanying combined financial statements.

    REVENUE RECOGNITION

    Unipath recognizes revenue at the time services are performed. Unipath provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustments. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

                          UNIPATH LTD. AND AFFILIATES

    Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of June 30, 1996 and 1997 amounted to approximately $325,579 and $570,383, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject Unipath to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. Unipath places its cash and cash equivalents with high credit quality institutions. With respect to accounts receivable, Unipath grants credit without collateral to its patients, most of whom are Texas residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at June 30, 1996 and 1997 are as follows:

                                                              1996   1997
                                                              ----   ----
Medicare and Medicaid.......................................     2%     2%
Other third-party payors....................................    78     68
Private pay patients........................................    20     30
                                                               ---    ---
                                                               100%   100%
                                                               ===    ===

3.  PROPERTY AND EQUIPMENT

    Property and equipment at June 30, 1996 and 1997 consisted of the following:

                                                           1996         1997
                                                        ----------   ----------
Furniture and fixtures................................  $  106,058   $  110,412
Computer equipment....................................     421,741      567,440
Lab equipment.........................................     121,762      247,871
Leasehold improvements................................      97,628       97,628
                                                        ----------   ----------
Total.................................................     747,189    1,023,351
Less: Accumulated depreciation........................    (352,490)    (599,745)
                                                        ----------   ----------
Property and equipment, net...........................  $  394,699   $  423,606
                                                        ==========   ==========

    Depreciation expense totaled $143,243 and $247,255 for the years ended June 30, 1996 and 1997, respectively.

4.  EMPLOYEE PROFIT SHARING PLAN

    Unipath has a 401(k) plan covering all employees who meet eligibility requirements. Employer contributions are made to the plan at the discretion of Unipath's Board of Managers. No employer contributions were made for the years ended June 30, 1996 and 1997.

                          UNIPATH LTD. AND AFFILIATES

5.  NET REVENUES

    Net revenues consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectible amounts are generally less than the established rates. Contractual and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

    Net revenues consisted of the following for the years ended June 30, 1996 and 1997:

                                                         1996          1997
                                                      -----------   -----------
Gross charges at established rates..................  $24,334,652   $26,729,265
Less allowances for contractual and other
  adjustments.......................................   (2,901,035)   (4,307,347)
                                                      -----------   -----------
          Net revenues..............................  $21,433,617   $22,421,918
                                                      ===========   ===========

6.  RELATED PARTY TRANSACTIONS

    The physician partners who own Dallas Pathology Associates and Plano Pathology Associates do not receive salaries for their services, but receive distributions from those partnerships for their ownership interests. The shareholders of the professional corporations and associations included in the combined financial statements are employed as physicians and accordingly, receive compensation for their services. The compensation included in costs of services rendered for these individuals was $964,500 and $1,215,000 for the years ended June 30, 1996 and 1997, respectively.

    Unipath leases its lab facilities from a partnership whose partners have ownership interests in Unipath. The lease expires June 30, 2000 and requires minimum annual rental payments of $103,870. Rent expense for this lease was $103,870 for each of the years ended June 30, 1996 and 1997.

7.  COMMITMENTS AND CONTINGENCIES

    SELF INSURANCE

    Unipath is self insured with respect to a portion of health insurance risks on a claims made basis. Claims in excess of contracted amounts are covered by reinsurance. Unipath has provided and reserved for claims incurred up to the contracted maximum amounts that Unipath would incur under its insurance arrangements. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the financial position, results of operations or cash flows of Unipath.

    LIABILITY INSURANCE

    Unipath is insured with respect to medical malpractice risks on a claims made basis. Unipath has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amounts, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims will not have a material adverse effect on the financial position, results of operations or cash flows of Unipath.

                          UNIPATH LTD. AND AFFILIATES

    HEALTH CARE REGULATORY ENVIRONMENT AND RELIANCE ON GOVERNMENT PROGRAMS

    The health care industry in general, and the services that Unipath provides are subject to extensive Federal and State laws and regulations. Additionally, a portion of Unipath's revenues are from payments by government-sponsored health care programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for Unipath's services under these programs could have a material adverse effect on Unipath's financial position, results of operations and cash flows.

8.  SUBSEQUENT EVENT

    The individual equity holders of Unipath have entered into a definitive agreement dated August 21, 1997, to sell their respective interests in Unipath to entities controlled by AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of CoLab Incorporated Professional Corporation, MicroDiagnostics, P.C. and
  Anatomical Pathology Services, P.C.:

We have audited the accompanying combined balance sheets of CoLab Incorporated Professional Corporation, MicroDiagnostics, P.C. and Anatomical Pathology Services, P.C. (companies under common ownership and management, collectively the "Companies") as of December 31, 1996 and June 30, 1997, and the related combined statements of operations and retained earnings and of cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1996 and June 30, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Indianapolis, Indiana

August 15, 1997

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

                            COMBINED BALANCE SHEETS
                   AS OF DECEMBER 31, 1996 AND JUNE 30, 1997

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  477,453    $  887,365
  Accounts receivable (net of allowance for contractual
     adjustments and doubtful accounts of $1,981,411 and
     $1,931,441 at December 31, 1996 and June 30, 1997,
     respectively)..........................................    1,517,190     1,638,724
  Management income receivable..............................       91,272       166,819
  Prepaid expenses..........................................       30,847        16,671
                                                               ----------    ----------
          Total current assets..............................    2,116,762     2,709,579
PROPERTY AND EQUIPMENT, net.................................        3,814         3,504
OTHER ASSETS, net...........................................        4,073         3,652
                                                               ----------    ----------
          TOTAL.............................................   $2,124,649    $2,716,735
                                                               ==========    ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................   $  328,856    $1,031,821
  Payable to stockholders...................................      351,700
  Deferred taxes............................................      519,386       610,898
                                                               ----------    ----------
          Total current liabilities.........................    1,199,942     1,642,719
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  COLAB INCORPORATED PROFESSIONAL CORPORATION:
     Common stock, no par value, 14,000 shares authorized,
      14,000 issued and outstanding.........................       14,000        14,000
  MICRODIAGNOSTICS, P.C.:
     Common stock, no par value, 1,000 shares authorized,
      700 issued and outstanding............................        1,400         1,400
  ANATOMICAL PATHOLOGY SERVICES, P.C.:
     Common stock, $100 par value, 100 shares authorized, 80
      issued and outstanding................................        8,000         8,000
  Retained earnings.........................................      901,307     1,050,616
                                                               ----------    ----------
          Total stockholders' equity........................      924,707     1,074,016
                                                               ----------    ----------
          TOTAL.............................................   $2,124,649    $2,716,735
                                                               ==========    ==========

                  See notes to combined financial statements.

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                  FOR THE YEAR ENDED DECEMBER 31, 1966 AND THE
                         SIX MONTHS ENDED JUNE 30, 1997

                                                                             SIX MONTHS
                                                                               ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
REVENUES:
  Services revenue, net.....................................  $10,535,626    $4,924,426
  Management income.........................................    1,220,222       641,883
  Other.....................................................       33,071        19,498
                                                              -----------    ----------
          Total revenues....................................   11,788,919     5,585,807
                                                              -----------    ----------
EXPENSES:
COST OF SERVICES RENDERED:
  Physician compensation....................................    6,840,490     3,637,159
  Other compensation........................................      187,604       101,772
                                                              -----------    ----------
          Total cost of services rendered...................    7,028,094     3,738,931
SELLING, BILLING AND ADMINISTRATIVE EXPENSES:
  Provision for doubtful accounts...........................    1,426,969       528,042
  Other.....................................................    1,967,051     1,078,013
                                                              -----------    ----------
          Total selling, billing and administrative
            expenses........................................    3,394,020     1,606,055
                                                              -----------    ----------
          Total expenses....................................   10,422,114     5,344,986
                                                              -----------    ----------
INCOME BEFORE PROVISION FOR DEFERRED TAXES..................    1,366,805       240,821
PROVISION FOR DEFERRED TAXES................................      519,386        91,512
                                                              -----------    ----------
NET INCOME..................................................      847,419       149,309
DIVIDENDS...................................................      (16,500)
RETAINED EARNINGS, BEGINNING................................       70,388       901,307
                                                              -----------    ----------
RETAINED EARNINGS, ENDING...................................  $   901,307    $1,050,616
                                                              ===========    ==========

                  See notes to combined financial statements.

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

                       COMBINED STATEMENTS OF CASH FLOWS
  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997

                                                              DECEMBER 31,     JUNE 30,
                                                                  1996           1997
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  $847,419     $ 149,309
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        2,988           731
     Deferred tax expense...................................      519,386        91,512
     Provision for doubtful accounts........................    1,426,969       528,042
     Changes in assets and liabilities:
       (Increase) in accounts receivable....................   (2,856,174)     (649,576)
       (Increase) in management income receivable...........      (91,272)      (75,547)
       (Increase) decrease in prepaid expenses and other
        assets..............................................      (30,847)       14,176
       Increase (decrease) in payable to stockholders.......      351,700      (351,700)
       Increase in accounts payable and accrued
        liabilities.........................................      307,013       702,965
                                                              -----------     ---------
          Net cash provided by operating activities.........      477,182       409,912
                                                              -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................       (2,044)
  Payments for organizational costs.........................       (1,966)
                                                              -----------     ---------
          Net cash used by investing activities.............       (4,010)
                                                              -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................       14,000
  Payment of dividends......................................      (16,500)
                                                              -----------     ---------
          Net cash used by financing activities.............       (2,500)
                                                              -----------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      470,672       409,912
CASH AND CASH EQUIVALENTS, BEGINNING........................        6,781       477,453
                                                              -----------     ---------
CASH AND CASH EQUIVALENTS, ENDING...........................  $   477,453     $ 887,365
                                                              ===========     =========

                  See notes to combined financial statements.

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 1996 AND
                       THE SIX MONTHS ENDED JUNE 30, 1997

1.  BUSINESS AND BASIS OF COMBINATION

    CoLab Incorporated Professional Corporation ("CoLab"), MicroDiagnostics, P.C. ("MD") and Anatomical Pathology Services, P.C. ("APS") provide professional pathology and diagnostic services for St. Vincent's Hospitals, Community Hospitals and various other hospitals and clinics in the greater Indianapolis, Indiana area and employ 15 pathologists. CoLab began operations on January 1, 1996. MD and APS act as billing entities for non-hospital pathology services performed by CoLab.

    The accompanying combined financial statements present the combined financial position of CoLab, MD and APS (collectively the "Companies"). MD and APS are 100% owned by stockholders of CoLab. All significant intercompany accounts and transactions have been eliminated in combination.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of significant accounting policies followed by the Companies are as follows:

    CASH AND CASH EQUIVALENTS

    The Companies consider all cash and any highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment primarily consists of computer equipment and is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of five years.

    OTHER ASSETS

    Other assets consist of organizational costs and are stated at cost less accumulated amortization. Amortization is calculated using the straight line method over five years.

    REVENUE RECOGNITION

    The Companies recognize revenues at the time services are performed. The Companies provide services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustments. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

    The Companies have contracts with certain hospitals and other organizations to provide medical director services for the anatomic and clinical laboratory operations. The Companies recognize revenues pro-rata over the lives of the contracts.

    PHYSICIAN COMPENSATION

    The Companies recognize compensation expense as base wages are paid and bonuses are approved by the Board of Directors, as required by the employment contracts (Note 7).

    INCOME TAXES

    CoLab accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    MD and APS have elected to be treated as S-Corporations for federal and state income tax purposes. Accordingly, MD and APS do not pay federal or state income tax. The stockholders include the taxable income of MD and APS in their individual income tax returns.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value.

    CONCENTRATION RISKS

    Financial instruments, which potentially subject the Companies to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Companies place their cash and cash equivalents with high credit quality institutions. With respect to accounts receivable, the Companies grant credit without collateral to their patients, most of whom are local residents and are insured under third-party payor agreements. Concentrations of credit risk with respect to accounts receivable is limited due to the large number of patients, third-party payors, and clients.

    The Companies' revenues are derived from their agreements with hospitals and clinics. The contracts vary in length up to two years. A number of the contracts also contain cancellation clauses with notification periods ranging from 60 to 180 days which allow either party to terminate the agreement without cause. Termination of the agreements would have a material adverse effect on the operations of the Companies.

3.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consisted of the following at December 31, 1996 and June 30, 1997:

                                                           1996        1997
                                                         --------   ----------
Accounts payable.......................................  $ 47,737   $   88,147
Accrued collection fees................................   172,243      157,509
Accrued physician compensation.........................   108,876      786,165
                                                         --------   ----------
          Total accounts payable and accrued
            liabilities................................  $328,856   $1,031,821
                                                         ========   ==========

4.  EMPLOYEE BENEFIT PLANS

    CoLab has a defined contribution profit sharing plan and a defined contribution pension plan which cover all full-time employees who meet eligibility requirements. Employer contributions are made to the profit sharing plan at the discretion of CoLab's Board of Directors and to the pension plan in the amount of 5.7% of the participant's compensation, plus 5.7% of the participant's excess compensation, as defined. Employer contributions are limited to the maximum amount allowable by the Internal Revenue Code.

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    Contributions of $478,000 and $424,000 were made to the plans for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and are included in other selling, billing and administrative expenses.

5.  NET REVENUE

    Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectible amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided. It is the opinion of management that the ultimate resolution of any claims that may be asserted as a result of reviews by program representatives will not have a material adverse effect on the financial position or results of operations of the Companies.

    Net revenue consists of the following for the year ended December 31, 1996 and the six months ended June 30, 1997:

                                                          1996          1997
                                                       -----------   ----------
Gross charges at established rates...................  $17,566,975   $8,524,234
Less allowances for contractual, charity and other
  adjustments........................................    7,031,349    3,599,808
                                                       -----------   ----------
          Net revenue................................  $10,535,626   $4,924,426
                                                       ===========   ==========

6.  RELATED PARTY TRANSACTIONS

    The Companies' stockholders are employed by the Companies as physicians and accordingly, receive compensation for their services to the Companies. The compensation included in costs of services rendered for these individuals was $6,665,490 and $3,549,658 for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively.

    The stockholders of the Companies are also the shareholders of CoLab Investments, LLC. CoLab Investments, LLC holds a 9% interest in Mid-America Clinical Laboratories (MACL), a joint venture between Seton Health Corporation of Central Indiana, Community Hospitals of Indiana, SmithKline Beecham Clinical Laboratories, Inc., and CoLab Investments, LLC. MACL was established June 1, 1997 to operate the licensed clinical laboratory of the hospitals. CoLab provides anatomical and clinical pathology services to MACL for a monthly fee of $83,333.

    At December 31, 1996, CoLab was holding cash of $351,700 which was payable to certain stockholders. This cash was distributed to these stockholders on January 2, 1997.

7.  COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT CONTRACTS

    CoLab has employment agreements with each of its physicians. The agreements generally provide for certain annual base wages and bonuses. CoLab's policy is to award bonuses that are equal to the cash basis taxable income.

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    LIABILITY INSURANCE

    The Companies, and the individual pathologists, are insured with respect to general liability and medical malpractice risks on either a claims made or occurrence basis. Management is not aware of any claims against the Companies or the stockholders. In addition, the Companies have not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amounts, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the financial position or results of operations of the Companies.

    HEALTH CARE REGULATORY ENVIRONMENT AND RELIANCE ON GOVERNMENT PROGRAMS

    The health care industry in general, and the services that the Companies provide are subject to extensive Federal and State laws and regulations. Additionally, a portion of the Companies' revenues are from payments by government-sponsored health care programs, principally Medicare, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Companies' services under these programs could have a material adverse effect on the Companies' financial position and results of operations.

8.  INCOME TAXES

    The provision for deferred income taxes in the accompanying statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 consists of the following:

                                                         DECEMBER 31,   JUNE 30,
                                                             1996         1997
                                                         ------------   --------
Federal................................................    $464,714     $81,880
State..................................................      54,672       9,632
                                                           --------     -------
          Total........................................    $519,386     $91,512
                                                           ========     =======

    CoLab's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                          DECEMBER 31,   JUNE 30,
                                                              1996         1997
                                                          ------------   --------
Statutory federal income tax rate.......................        34%          34%
State income taxes, net of federal income tax benefit...         4%           4%
                                                              ----        -----
     Effective tax rate.................................        38%          38%
                                                              ====        =====

    The significant components of the net deferred income tax liability at December 31, 1996 and June 30, 1997 are as follows:

                                                      DECEMBER 31,    JUNE 30,
                                                          1996          1997
                                                      ------------   -----------
Deferred tax assets (liabilities):
     Allowance for contractuals and doubtful
       accounts.....................................  $   752,936    $   733,948
     Tax cash basis items...........................   (1,272,322)    (1,344,846)
                                                      -----------    -----------
                                                      $  (519,386)   $  (610,898)
                                                      ===========    ===========

    COLAB INCORPORATED PROFESSIONAL CORPORATION, MICRODIAGNOSTICS, P.C. AND
                      ANATOMICAL PATHOLOGY SERVICES, P.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9.  SUBSEQUENT EVENT

    On August 15, 1997, the Companies' stockholders entered into a definitive agreement to sell all of the Companies' issued and outstanding common stock to AmeriPath, Inc.

             ======================================================

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    9
The Company.............................   18
Dilution................................   22
Use of Proceeds.........................   23
Dividend Policy.........................   23
Capitalization..........................   24
Selected Consolidated Financial Data....   25
Unaudited Pro Forma Consolidated
  Financial Data........................   27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   36
Business................................   49
Management..............................   63
Certain Transactions....................   70
Principal Stockholders..................   72
Description of Capital Stock............   74
Shares Eligible for Future Sale.........   76
Underwriting............................   78
Legal Matters...........................   80
Experts.................................   80
Additional Information..................   81
Index to Consolidated Financial
  Statements............................  F-1


                            ------------------------

    Until            , 1997 (25 days from the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
             ======================================================

             ======================================================

                                5,000,000 SHARES

                                [AMERIPATH LOGO]

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           MORGAN STANLEY DEAN WITTER

                               SMITH BARNEY INC.

                               PIPER JAFFRAY INC.

                                            , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee.........  $26,137
NASD filing fee.............................................    9,125
Nasdaq National Market listing fee..........................   50,000
Printing expenses...........................................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Healthcare regulatory consulting fees and expenses..........     *
Fees and expenses (including legal fees) for qualifications
  under state securities laws...............................     *
Registrar and Transfer Agent's fees and expenses............     *
Miscellaneous...............................................     *
                                                              -------
     Total..................................................  $  *
                                                              =======

---------------

* to be provided by amendment

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has authority under Section 145 of the Delaware General Corporations Law to indemnify its directors and officers to the extent provided in such statute. The Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to this Registration Statement, provides that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

     The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to the 1994 Acquisition: (i) Summit and Schroder purchased 3,084,730 and 123,389 shares, respectively, of the Convertible Preferred Stock for $5,288,250 million and $211,750 million, respectively; and (ii) ALA issued 475,200 shares of common stock to each of Drs. Demaray, Poulos and Kowalczyk, the owners of PDK, for an aggregate purchase price of $1.0 million.

     In April 1996, the remaining obligations under the ALA Contingent Notes were canceled in exchange for an aggregate of 194,400 shares of Common Stock (64,800 shares to each of Drs. Demaray, Poulos and Kowalczyk).

     In connection with the Share Exchange and formation of AmPath in February 1996, each of Summit, Schroder and Dr. Demaray, Poulos and Kowalczyk exchanged their respective holdings of Convertible Preferred Stock and Common Stock of ALA for the same number and type of debt and equity securities of the Company. No additional consideration was paid in connection with these transactions. Also in February 1996, Summit and Schroder converted 115,388 and 4,616 shares, respectively, of the Convertible Preferred Stock to 207,698 and 8,309 shares, respectively, of Common Stock.

     In connection with the establishment of the Credit Facility and amendments thereto and the payment of related commitment fees, the Company issued (i) to FSC Corp., an affiliate of The First National Bank of Boston, 14,999 shares, 22,500 shares and 20,000 shares of Common Stock on June 26, 1996, August 29, 1996 and November 4, 1996, respectively, and (ii) to Atlantic Equity Corporation, an affiliate of NationsBank, 14,999 shares and 13,500 shares of Common Stock on June 26, 1996 and August 29, 1996, respectively.

     Summit and Schroder will convert their shares of Convertible Preferred Stock into an aggregate of 5,558,607 shares of Common Stock prior to consummation of this offering. The Company has reserved 5,558,607 shares of Common Stock for the conversion of the Convertible Preferred Stock.

     Effective June 30, 1996, the Company consummated the acquisition of Derrick and in connection therewith issued an aggregate of 1,080,009 shares of Common Stock to the 19 shareholders of Derrick. On October 13, 1996, the Company consummated the acquisition of Seidenstein and in connection therewith issued an aggregate of 136,501 shares of Common Stock to the three shareholders of Seidenstein. On September 30, 1996, the Company consummated the acquisition of Richfield Labs and in connection therewith issued an aggregate of 275,999 shares of Common Stock to the two shareholders of Richfield Labs. On October 15, 1996, the Company consummated the acquisition of CPI and in connection therewith issued an aggregate of 172,800 shares of Common Stock to the shareholder of CPI. On September 30, 1996, the Company consummated the acquisition of Volusia and in connection therewith issued an aggregate of 11,999 shares of Common Stock to one of the eight shareholders of Volusia. On November 4, 1996, the Company consummated the acquisition of Gulf Coast and in connection therewith issued an aggregate of 360,000 shares of Common Stock to the two shareholders of Gulf Coast. On November 19, 1996, the Company entered into 21 separate agreements with respect to the issuance of shares of Common Stock in exchange for the surrender of contingent rights to receive Common Stock in the future. In connection with such agreements, the following shares were issued: 79,999 to Leslie B. Rosen, M.D.; 40,000 to Kip Amazon, M.D.; 103,500 to each of Robert E. Jones, Jr., M.D. and James E. Elder, M.D.; 140,076 to David R. Barron, M.D.; 39,924 to Ruth S. Kleier, M.D.; 90,000 to Beno Michel, M.D.; 22,545 to each of James Arocho, M.D., Jane Chen, M.D., William Douglas, M.D., Thomas Greer, M.D., Steven Popok, M.D., James Roberts, M.D. and Lori Shehi, M.D.; 90,000 to Clay J. Cockerell, M.D.; 107,399 to James E. Dunnington, M.D.; 113,740 to each of Lawrence Seidenstein, M.D., Steven E. Levine, M.D. and David M. Reardon, M.D.; and 270,000 to each of George C. Kalemeris, M.D. and Richard Fernandez, M.D.

     In May, 1997, in connection with certain post-closing adjustments relating to the acquisition of CPI, the Company issued 91,201 shares of Common Stock to Beno Michel, M.D.

     On August 1, 1997, the Company consummated the acquisition of the practice of Steven D. Weiss, M.D. and in connection therewith issued 3,000 shares of Common Stock to Steven D. Weiss, M.D.

     On August 29, 1997, the Company consummated the acquisition of Sturgis and in connection therewith issued 60,417 shares of Common Stock to the five shareholders of Sturgis.

     On September 1, 1997, the Company consummated the acquisition of Unipath and in connection therewith issued 1,000,001 shares of Common Stock to the ten shareholders of Unipath.

     On September 3, 1997, the Company consummated the acquisition of Colab and in connection therewith issued 850,390 shares of Common Stock to the 14 shareholders of Colab.

     Each of the above issuances of shares of Common Stock was exempt from registration under the Securities Act pursuant to an exception provided by
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:


EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
  1.1   --   Form of Underwriting Agreement*
  3.1   --   AmeriPath's Amended and Restated Certificate of
             Incorporation
  3.2   --   AmeriPath's Amended and Restated Bylaws
  3.3   --   AmeriPath's Certificate of Amendment to the Amended and
             Restated Certificate of Incorporation
  5.1   --   Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen &
             Quentel, P.A. as to the validity of the Common Stock being registered*
 10.1   --   Amended and Restated 1996 Stock Option Plan
 10.2   --   Employment Agreement, dated as of October 24, 1995, between
             AmeriPath and James C. New
 10.3   --   Employment Agreement, dated as of August 2, 1993, as
             amended, between ALA and Robert P. Wynn
 10.4   --   Employment Agreement, dated as of January 1, 1994, between
             AmeriPath and Michael J. Demaray, M.D.
 10.5   --   Employment Agreement, dated June 30, 1996, between AmeriPath and Alan Levin, M.D.
 10.6   --   Employment Agreement, dated as of September 30, 1996,
             between AmeriPath Florida and Alan Levin, M.D., as amended
 10.7   --   Employment Agreement, dated as of June 30, 1996, between
             AmeriPath Florida and Timothy Kilpatrick, M.D.
 10.8   --   Employment Agreement, dated as of June 30, 1996, between
             AmeriPath Florida and Les Rosen, M.D.
 10.9   --   Credit Agreement originally dated as of May 29, 1996 and
             amended and restated as of June 27, 1997, among AmeriPath,
             Inc., the subsidiaries of AmeriPath, Inc. from time to time party thereto, the lenders from time to time party thereto and Bank of Boston, N.A.
 10.11  --   Lease dated as of April 8, 1988 by and between MLS
             Properties, Inc. and E.G. Poulos, M.D., M.J. Demaray, M.D. &
             A.P. Kowalczyk, M.D., P.A., doing business as American
             Laboratory Associates
 10.12  --   Stock Purchase Agreement, dated as of May 23, 1996, among
             AmeriPath, Inc., Derrick & Associates and the shareholders of Derrick & Associates
 10.13  --   Stock Purchase Agreement, dated as of September 30, 1996, by and among AmeriPath, Inc., David R. Barron, M.D., Inc., Ruth
             S. Kleier, M.D. and David R. Barron, M.D.
 10.14  --   Stock Purchase Agreement, dated as of October 31, 1996 among
             AmeriPath, Inc., Gulf Coast Pathology Associates, Inc.,
             Richard Fernandez, M.D., and George Kalemeris, M.D.
 10.15  --   Form of Stock Rights Surrender & Restricted Stock Grant
             Agreement
 10.16  --   1996 Director Stock Option Plan
 10.17  --   American Laboratory Associates, Inc. Series A Preferred
             Stock, Common Stock and Junior Subordinated Note Purchase
             Agreement, dated as of January 1, 1994
 10.18  --   Letter Agreement, dated September 18, 1996, between
             Acquisition Management Services, Inc. and AmeriPath, Inc.
 10.19  --   AmeriPath Management Agreement by and between AmeriPath
             Cincinnati, Inc. and AmeriPath Ohio, Inc., dated September
             30, 1996
 10.20  --   Management Agreement by and between Beno Michel, M.D., Inc.
             and AmeriPath, Inc., dated October 15, 1996
 10.21  --   Management Agreement by and between Clay J. Cockerell, M.D.,
             P.A. and AmeriPath Texas, Inc., dated September 30, 1996, as amended January 16, 1997

  EXHIBIT
  NUMBER                                                         DESCRIPTION OF EXHIBIT
-----------             --------------------------------------------------------------------------------------------------------
      10.22  --         Agreement for Professional Pathology Services between SmithKline Beecham Clinical Laboratories, Inc. and
                        Derrick and Associates Pathology, P.A., dated April 1, 1992
      10.23  --         Agreement for Medical Directorship between SmithKline Beecham Clinical Laboratories, Inc. and Derrick
                        and Associates Pathology, P.A., dated April 1, 1992
      10.24  --         Agreement for Professional Pathology Services between SmithKline Beecham Clinical Laboratories, Inc. and
                        AmeriPath Florida, Inc., dated November 1, 1996
      10.25  --         Share Exchange Agreement, dated as of February 15, 1996, by and among American Laboratory Associates,
                        Inc., AmeriPath, Inc. and the holders of common and convertible preferred stock of American Laboratory
                        Associates, Inc.
      10.26  --         Trust Agreement, dated as of October 15, 1996, between AmeriPath, Inc. and Beno Michel, as trustee
      10.27  --         Trust Agreement, dated as of September 30, 1996, between AmeriPath, Inc. and David R. Barron, M.D. as trustee
      10.28  --         Form of Nonqualified Stock Option Agreement
      10.29  --         Stock Purchase Agreement, dated as of October 15, 1996, by and among AmeriPath, Inc., Beno Michel, M.D.,
                        Inc. and Beno Michel, M.D.
      10.30  --         Stock Purchase Agreement, dated as of October 10, 1996, by and among AmeriPath, Inc., Drs. Seidenstein,
                        Levine and Associates, Inc., Seidenstein, Levine Real Estate Partnership, Lawrence Seidenstein, M.D.,
                        Steven E. Levine, M.D. and David M. Reardon, M.D.
      10.31  --         Stock Issuance Agreement, dated as of June 26, 1996, among AmeriPath, Inc., The First National Bank of
                        Boston, FSC Corp., NationsBank, N.A. (South) and Atlantic Equity Corporation
      10.32  --         Stock Issuance Agreement, dated as of August 29, 1996, among AmeriPath, Inc., The First National Bank of
                        Boston, FSC Corp., NationsBank, N.A. (South) and Atlantic Equity Corporation
      10.33  --         Stock Issuance Agreement, dated as of November 4, 1996, among AmeriPath, Inc., The First National Bank of Boston and FSC Corp.
      10.34  --         Stock Purchase Agreement, dated August 21, 1997, by and among AmeriPath, Inc., J. Sloan Leonard, M.D.,
                        Joseph A. Sonnier, M.D., Van Q. Telford, M.D., William C. Burton, M.D., James Scot Milvenan, M.D.,
                        Leslie L. Walters, M.D., Thomas M. James, M.D., Stephen W. Aldred, M.D., John E. McDonald, M.D. and
                        Barbara A. Shinn, M.D.
      10.35  --         Stock Purchase Agreement, dated August 15, 1997, by and among AmeriPath, Inc., Colab Incorporated
                        Professional Corporation, Anatomical Pathology Services, P.C., Microdiagnostics, P.C. and the sellers set forth therein
      10.36  --         Lease effective June 1, 1995 by and between Dallas Pathology Leasing and Unipath, Ltd.
      10.37  --         Trust Agreement, dated August 29, 1997, between AmeriPath, Inc. and Jeffery A. Mossler, M.D.
      10.38  --         Management Agreement, by and between Colab, Inc. and AmeriPath Indianapolis, L.L.C., effective September
                        1, 1997
      10.39  --         Management Agreement by and between AmeriPath Texas, Inc. and DFW 5.01, effective September 1, 1997
      21.1   --         Subsidiaries of AmeriPath*
      23.1   --         Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)*
      23.2   --         Consent and Report on Schedules of Deloitte & Touche LLP**
      23.3   --         Consent of Deloitte & Touche LLP (Fort Lauderdale, Florida)**
      23.4   --         Consent of Deloitte & Touche LLP (Orlando, Florida)**
      23.5   --         Consent of Deloitte & Touche LLP (Cincinnati, Ohio)**
      23.6   --         Consent of Deloitte & Touche LLP (Dallas, Texas)**
      23.7   --         Consent of Deloitte & Touche LLP (Indianapolis, Indiana)**
      23.8   --         Consent of Jenkens & Gilchrist a professional corporation
      23.9   --         Consent of Bricker & Eckler LLP
      23.10  --         Consent of Wyatt, Tarrant & Combs

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
 23.11  --   Consent of Baker & Daniels
 24.1   --   Reference is made to the Signatures section of this
             Registration Statement for the Power of Attorney contained therein


---------------
 * To be filed by amendment.
** Filed herewith.

     (b) Financial Statement Schedules:

          The following supplemental schedules can be found on the indicated pages of this Registration Statement.

                            ITEM                              PAGE
                            ----                              ----
Schedule II -- Valuation and Qualifying Accounts............  S-1

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riviera Beach, State of Florida, on October 1, 1997.


                                          AMERIPATH, INC.

                                          By:       /s/ JAMES C. NEW
                                            ------------------------------------
                                                        James C. New
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. New and Robert P. Wynn his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and any additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933 relating hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                  /s/ JAMES C. NEW                     President, Chief Executive       October 1, 1997
-----------------------------------------------------    Officer and Director
                    James C. New                         (principal executive
                                                         officer)

                          *                            Chief Operating Officer and      October 1, 1997
-----------------------------------------------------    Director
                  Alan Levin, M.D.

                 /s/ ROBERT P. WYNN                    Executive Vice President and     October 1, 1997
-----------------------------------------------------    Chief Financial Officer
                   Robert P. Wynn                        (principal financial
                                                         officer and principal
                                                         accounting officer)

                          *                            Chairman of the Board and        October 1, 1997
-----------------------------------------------------    Director
                  Thomas S. Roberts

                          *                            Director                         October 1, 1997
-----------------------------------------------------
              Timothy Kilpatrick, M.D.

                          *                            Director                         October 1, 1997
-----------------------------------------------------
              C. Arnold Renschler, M.D.

                                                       Director
-----------------------------------------------------
                  E. Roe Stamps, IV


*By:        /s/ JAMES C. NEW
     ---------------------------------
               James C. New
             Attorney-in-fact

                        AMERIPATH, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                    CHARGED TO
                                       BEGINNING     STATEMENT        OTHER        WRITE-OFFS AND     ENDING
             DESCRIPTION                BALANCE    OF OPERATIONS   INCREASES(1)   OTHER ADJUSTMENTS   BALANCE
             -----------               ---------   -------------   ------------   -----------------   -------
Year ended December 31, 1994:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts...........................   $ 1,285       $ 3,569        $     0          $ (3,355)       $ 1,499
                                        =======       =======        =======          ========        =======
Year ended December 31, 1995:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts...........................   $ 1,499       $ 4,258        $     0          $ (3,834)       $ 1,923
                                        =======       =======        =======          ========        =======
Year ended December 31, 1996:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts...........................   $ 1,923       $18,441        $13,758          $(17,972)       $16,150
                                        =======       =======        =======          ========        =======

---------------

(1) Represents the allowances for contractual, other adjustments and uncollectible accounts related to the 1996 Acquisitions as defined in the Prospectus.

                                       S-1